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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
BAUSCH & LOMB INCORPORATED
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUBJECT TO COMPLETION, AUGUST 1, 2007

One Bausch & Lomb Place
Rochester, NY 14604-2701
www.bausch.com

Merger Proposal – Your Vote Is Very Important

[                        ], 2007

Dear Bausch & Lomb Shareholder:

        You are cordially invited to attend a special meeting of the shareholders of Bausch & Lomb Incorporated, which will be held on [                        ], 2007, beginning at [        ], local time, at [                                                 ]. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 16, 2007, by and among WP Prism LLC, WP Prism Merger Sub Inc., a wholly owned subsidiary of WP Prism and Bausch & Lomb.

        The agreement and plan of merger provides for, among other things, the merger of WP Prism Merger Sub with and into Bausch & Lomb, with Bausch & Lomb as the surviving corporation in the merger and becoming a wholly owned subsidiary of WP Prism. WP Prism is a recently formed limited liability company that is controlled by private investment funds affiliated with Warburg Pincus LLC, a leading private equity investment group. If the merger is completed, you will be entitled to receive $65.00 in cash, without interest, for each share of Company common stock or Class B stock you own (unless you hold Class B stock and have properly exercised your dissenters' rights), as more fully described in the enclosed proxy statement.

        After careful consideration, the Board of Directors has determined that the agreement and plan of merger and the merger are advisable and fair to, and in the best interests of, Bausch & Lomb and its shareholders (other than the shareholders, if any, who invest in WP Prism or WP Prism Merger Sub). Our Board of Directors, acting upon the recommendation of the Special Committee composed entirely of independent directors, has unanimously approved and adopted the agreement and plan of merger and the transactions contemplated by the agreement and plan of merger, including the merger. Accordingly, the Board of Directors unanimously recommends that Bausch & Lomb's shareholders vote "FOR" the approval and adoption of the agreement and plan of merger.

        The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters, including the conditions to the completion of the merger. You may also obtain more information about Bausch & Lomb from documents we have filed with the Securities and Exchange Commission.

        Your vote is very important.    The merger cannot be completed unless the agreement and plan of merger is approved and adopted by the affirmative vote of the holders of not less than 66-2/3% of the shares of Company common stock and Class B stock outstanding as of the close of business on the record date, voting together as a single class.

        WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO VOTE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, OR YOU MAY VOTE THROUGH THE INTERNET OR BY TELEPHONE AS DIRECTED ON THE ENCLOSED PROXY CARD. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE VOTE ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS.

        If you do not vote or do not instruct your broker, bank or other nominee how to vote, or if you "ABSTAIN" from voting, it will have the same effect as voting "AGAINST" the approval and adoption of the agreement and plan of merger (except with respect to shares held in the Bausch & Lomb 401(k) Account Plan, which, if voting instructions are not timely received by the trustee, will be voted by the trustee in the same proportion to those shares for which timely instructions are received from plan participants). If you properly transmit your proxy card and do not indicate how you want to vote, your proxy will be voted "FOR" the approval and adoption of the agreement and plan of merger.

        Voting by proxy will not prevent you from voting your Company common stock or Class B stock in person if you subsequently choose to attend the special meeting.

        Thank you for your continued support.

Sincerely,

Ronald L. Zarrella
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

        This proxy statement is dated [            ], 2007, and is first being mailed to shareholders on or about [                        ], 2007.

One Bausch & Lomb Place
Rochester, NY 14604-2701
www.bausch.com

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD [            ], [            ], 2007

TO THE SHAREHOLDERS:

        The special meeting of shareholders of Bausch & Lomb Incorporated, a New York corporation, will be held on [            ], [            ], 2007, at [            ], local time, at [                                        ], for the following purpose:

1.
To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 16, 2007, among Bausch & Lomb Incorporated, a New York corporation, WP Prism LLC, a Delaware limited liability company, and WP Prism Merger Sub Inc., a New York corporation and a wholly owned subsidiary of WP Prism, as it may be amended from time to time.

        Only holders of shares of Company common stock and Class B stock at the close of business on [            ], 2007, (the "record date") are entitled to notice of the meeting and to vote at the meeting.

        After careful consideration, our Board of Directors has determined that the agreement and plan of merger and the transactions contemplated by the agreement and plan of merger, including the merger, are advisable and fair to, and in the best interests of, Bausch & Lomb and its shareholders (other than the shareholders, if any, who invest in WP Prism or WP Prism Merger Sub). Our Board of Directors, acting upon the recommendation of the Special Committee composed entirely of independent directors, has unanimously approved and adopted the agreement and plan of merger and the transactions contemplated by the agreement and plan of merger, including the merger.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER. Your vote is important, regardless of the number of Company shares you own. The merger cannot be completed unless the agreement and plan of merger is approved and adopted by the affirmative vote of the holders of not less than 66-2/3% of the shares of Company common stock and Class B stock outstanding as of the close of business on the record date, voting together as a single class.

        Whether or not you plan to attend the special meeting, we urge you to vote, sign, date and promptly return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote "FOR" the approval and adoption of the agreement and plan of merger. If you fail to return your proxy card, the effect will be that your Company shares will not be counted for the purposes of determining whether a quorum is present at the meeting. Your failure to vote will have the same effect as voting "AGAINST" the approval and adoption of the agreement and plan of merger (except with respect to shares held in the Bausch & Lomb 401(k) Account Plan, which, if voting instructions are not timely received by the trustee, will be voted by the trustee in the same proportion to those shares for which timely instructions are received from plan participants), since the merger cannot be completed without the affirmative vote of holders of not less than 66-2/3% of the shares of Company common stock and Class B stock outstanding as of the close of business on the record date, voting together as a single class. Alternatively, you may vote your Company shares over the Internet or by telephone, as indicated on the proxy card. If you are a shareholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person at the special meeting. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on each of your proxy cards.

        Holders of Class B stock who do not vote in favor of the approval and adoption of the agreement and plan of merger will have the right to demand the fair value of their Class B stock if the merger is completed, but only if they timely submit a written demand for appraisal of their Class B stock and perfect their appraisal rights by complying with the other applicable statutory procedures of the laws of the state of New York, which are summarized in the accompanying proxy statement. Under New York law, holders of Company common stock are not entitled to appraisal rights in connection with the merger.

By Order of the Board of Directors,

Jean F. Geisel Secretary
New York [ ], 2007

i

Questions and Additional Information	27
THE MERGER	28
Background of the Merger	28
Reasons for the Merger	52
Recommendation of the Company's Board of Directors	58
Opinion of Morgan Stanley & Co. Incorporated	58
Certain Effects of the Merger	65
Financing by Parent of Merger and Related Transactions	66
Limited Guarantee; Remedies	71
Interests of the Company's Directors and Executive Officers in the Merger	72
Material U.S. Federal Income Tax Consequences	78
Regulatory and Other Governmental Approvals	79
Certain Financial Forecasts	80
Litigation Related to the Merger	83
THE MERGER AGREEMENT	85
Structure of the Merger	85
Effective Date and the Marketing Period	85
Merger Consideration	88
Procedure for Receiving Merger Consideration	88
Treatment of Options to Acquire Company Shares, Restricted Company Shares, Restricted Stock Units and Other Equity-Based Awards	89
Treatment of Convertible Securities	90
Directors and Officers	90
Representations and Warranties	90
Conduct of Business Covenant	94
Solicitation of Other Offers	97
Change of Board Recommendation; Acceptance of Superior Proposal	99
Acquisition Proposals	100
Termination of the Merger Agreement	100
Termination Fees	102
Financing; Our Cooperation	102
Existing Indebtedness	104
Employee Matters	105
Reasonable Best Efforts; Antitrust Matters	106
Indemnification and Insurance	107
Restructuring	108
Other Covenants	108
Conditions to Completion of the Merger	109
Reimbursement of Expenses	110
Maximum Recovery	110
Amendment	110
MARKET PRICES OF THE COMPANY COMMON STOCK	111
RIGHTS OF DISSENTING SHAREHOLDERS	112
BENEFICIAL OWNERSHIP OF COMPANY SHARES	115
SHAREHOLDER PROPOSALS	115

ii

OTHER MATTERS	117
Delivery of this Proxy Statement	117
WHERE YOU CAN FIND ADDITIONAL INFORMATION	118
ANNEX A	Agreement and Plan of Merger, dated as of May 16, 2007, among WP Prism LLC, WP Prism Merger Sub Inc. and Bausch & Lomb Incorporated
ANNEX B	Opinion of Morgan Stanley & Co. Incorporated
ANNEX C	Section 623 and Section 910 of the New York Business Corporation Law

iii

SUMMARY

        The following summary highlights selected information from this proxy statement. We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item in this document.

        Unless we otherwise indicate or unless the context requires otherwise, all references in this document to "Company," "Bausch & Lomb," "we," "our," and "us" refer to Bausch & Lomb Incorporated and its subsidiaries, unless the context otherwise suggest; all references to "Parent" and "WP Prism" refer to WP Prism LLC; all references to "Merger Sub" and "WP Prism Merger Sub" refer to WP Prism Merger Sub Inc.; all references to "merger agreement" refer to the Agreement and Plan of Merger, dated as of May 16, 2007, among the Company, Parent and Merger Sub, as it may be amended from time to time, a copy of which is attached as Annex A to this document; and all references to the "merger" refer to the merger contemplated by the merger agreement.

Summary Term Sheet

The Parties to the Merger Agreement (Page 23).

Bausch & Lomb Incorporated.    Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life® for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. Founded in 1853, Bausch & Lomb is headquartered in Rochester, New York and employs approximately 13,000 people worldwide. Its products are available in more than 100 countries.

WP Prism LLC.    WP Prism LLC is a Delaware limited liability company formed on April 23, 2007, for the sole purpose of acquiring the Company. Parent has not engaged in any activities to date except for those incidental to its formation, in connection with the financing of the merger consideration, and as otherwise contemplated by the merger agreement. Parent is controlled by private investment funds affiliated with Warburg Pincus LLC (which we refer to collectively as Warburg Pincus). Warburg Pincus has informed us that it may re-form Parent as a Delaware corporation prior to the merger.

WP Prism Merger Sub Inc.    WP Prism Merger Sub Inc. is a New York corporation formed on April 23, 2007, for the sole purpose of completing the merger with the Company. Merger Sub has not engaged in any activities to date except for those incidental to its formation, in connection with the financing of the merger consideration, and as otherwise contemplated by the merger agreement. Merger Sub is a wholly owned subsidiary of Parent. Upon consummation of the proposed merger, Merger Sub will merge with and into the Company and will cease to exist, with the Company continuing as the surviving corporation.

The Merger (Page 85).    You are being asked to consider and vote upon the approval and adoption of a merger agreement providing for the acquisition of the Company by Parent, pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent, which is controlled by Warburg Pincus. As a result of the merger, the Company will become a privately owned company, controlled by Warburg Pincus. The Company will be the surviving corporation in the merger (which we refer to as the surviving corporation) and, following the merger, will continue to do business as "Bausch & Lomb Incorporated."

Certain Effects of the Merger (Page 65).    If the merger is completed, (1) each share of common stock of Merger Sub will be converted into one share of common stock of the Company as the surviving corporation and (2) each outstanding share of Company common stock and Class B stock will be converted into the right to receive $65.00 in cash (which we refer to as the merger consideration), without interest, less any applicable withholding taxes. However, Company common stock and Class B stock (which we refer to collectively as Company shares) held in treasury or owned by Parent or Merger Sub or any direct or indirect wholly owned subsidiary of the Company will be cancelled without payment of any consideration therefor. Holders of Class B stock will be entitled to seek appraisal rights instead of receiving the merger consideration. For a description of these appraisal rights, refer to

"RIGHTS OF DISSENTING SHAREHOLDERS" beginning on page 112. Following the merger, you will no longer own any shares of the surviving corporation and the Company will cease to be a publicly traded company. As a privately owned company, the registration of Company common stock and the Company's reporting obligations with respect to such stock under the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act), will be terminated upon application to the Securities and Exchange Commission (which we refer to as the SEC), although the Company may continue to have reporting obligations under the Exchange Act with respect to the Company's other outstanding securities. In addition, upon completion of the proposed merger, shares of Company common stock will no longer be listed on any stock exchange or quotation system, including the New York Stock Exchange (which we refer to as the NYSE).

Material U.S. Federal Income Tax Consequences (Page 78).    The receipt of cash in exchange for Company shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, your receipt of cash in exchange for your Company shares will cause you to recognize gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your Company shares. You should consult your tax advisor regarding the particular tax consequences of the merger to you, including the federal, state, local and/or non-U.S. tax consequences of the merger.

Merger Consideration (Page 88).    On the date on which the merger becomes effective (which we refer to as the effective date of the merger), your Company shares will be cancelled and converted into the right to receive $65.00 in cash, without interest, for each Company share that you own, less any applicable withholding taxes. Holders of Class B stock will be entitled to seek appraisal rights instead of receiving the merger consideration. For a description of these appraisal rights, refer to "RIGHTS OF DISSENTING SHAREHOLDERS" beginning on page 112.

Procedure for Receiving Merger Consideration (Page 88).    As soon as practicable after the effective date of the merger, a paying agent appointed by Parent and Merger Sub reasonably acceptable to the Company will mail a letter of transmittal and instructions to all Company shareholders. The letter of transmittal and instructions will tell you how to surrender your share certificates in exchange for the merger consideration, without interest. You should not return any share certificates you hold with the enclosed proxy card, and you should not forward your share certificates to the paying agent without a letter of transmittal.

Recommendation of the Company's Board of Directors (Page 58).    Our Board of Directors, acting upon the recommendation of a special committee of our Board of Directors (which we refer to as the Special Committee) composed entirely of independent directors, by unanimous vote recommends that the Company's shareholders vote "FOR" the approval and adoption of the merger agreement. Please see "THE MERGER—Reasons for the Merger" beginning on page 52 for a description of the factors that the Board of Directors considered in reaching its decision to recommend, and to continue its recommendation of, the merger.

Opinion of Morgan Stanley & Co. Incorporated (Page 58).    In connection with the merger agreement, the Special Committee and our Board of Directors received a written opinion from Morgan Stanley & Co. Incorporated as to the fairness, from a financial point of view, to holders of the Company shares of the merger consideration to be received by such holders pursuant to the merger agreement. The full text of the Morgan Stanley opinion, dated May 15, 2007, is attached to this proxy statement as Annex B. The Company and our Board of Directors encourage shareholders to read the Morgan Stanley opinion carefully and in its entirety. The Morgan Stanley opinion is directed to the Special Committee and our Board of Directors and addresses only the fairness from a financial point of view of the consideration to be received by the holders of Company shares pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger. The opinion, and the other views and analysis of Morgan Stanley referenced throughout this proxy statement, do not constitute a recommendation to any holder of Company shares as to how to vote at the special meeting.

Record Date and Voting Power (Page 24).    You are entitled to vote at the special meeting if you owned Company shares at the close of business on [                        ], 2007, the record date for the special meeting. Each outstanding share of the Company common stock and Class B stock on the record date entitles the holder to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were [            ] shares of Company common stock and [            ] shares of Class B stock outstanding and entitled to vote.

Required Vote of Shareholder to Approve and Adopt the Merger Agreement (Page 24).    For us to complete the merger, shareholders as of the close of business on the record date holding not less than 66-2/3% of the then-outstanding shares of Company common stock and Class B stock, voting together as a single class, must vote "FOR" the approval and adoption of the merger agreement.

Share Ownership of Directors and Executive Officers (Page 25).    As of [            ], 2007, the record date for the special meeting, the directors and executive officers of the Company held and are entitled to vote, in the aggregate, [                        ] shares of Company common stock and [                        ] shares of Class B stock (excluding options), representing approximately [    ]% of the voting power of the Company. Each of our directors and executive officers has informed the Company that he or she intends to vote all of their Company shares "FOR" the approval and adoption of the merger agreement.

Treatment of Options to Acquire Company Shares (Page 89).    Immediately prior to the effective date of the merger, all then-outstanding options to acquire Company shares under the Company's equity incentive plans will be cancelled, and the holder of such options will receive on the effective date of the merger from the Company, or as soon as practicable thereafter from the surviving corporation, an amount in cash, without interest, equal to the product of (1) the number of Company shares previously subject to such option and (2) the excess, if any, of the merger consideration over the purchase price per share previously subject to such option, less any required withholding taxes. A significant portion of the options have associated alternate rights as described herein.

Treatment of Restricted Company Shares (Page 89).    Except for certain specified restricted Company shares, all restricted Company shares not theretofore vested will vest and become free of restrictions upon shareholder approval and adoption of the merger agreement and, effective as of the effective date of the merger, will be cancelled and converted into the right to receive the merger consideration, without interest and less any applicable withholding taxes, in accordance with the terms of the merger agreement. On January 30, 2007, and March 14, 2007, the Company granted restricted Company shares to certain of its executive officers. These 2007 awards do not provide for accelerated vesting in connection with the merger. Each such award will be converted on the effective date of the merger into the right to receive, on the original vesting date, an amount in cash, without interest, equal to the number of restricted shares granted under such award multiplied by the merger consideration, less any required withholding taxes.

Treatment of Restricted Stock Units (Page 89).    All restricted stock units that are outstanding on the effective date of the merger will be cancelled as of the effective date of the merger, and the holder of such restricted stock units will receive on the effective date of the merger from the Company, or as soon as practicable thereafter from the surviving corporation, an amount in cash equal to the product of (1) the number of Company shares previously subject to such restricted stock unit and (2) the merger consideration, less any applicable withholding taxes. Certain restricted stock units not theretofore vested will vest upon shareholder approval and adoption of the merger agreement, which will precede the merger.

Treatment of Other Equity-Based Awards (Page 89).    Each right of any kind granted under any of the Company's equity incentive plans (including any deferred compensation plans but excluding any options, and restricted Company shares and restricted stock units of the Company and its subsidiaries), to receive Company shares or benefits based on the value of Company shares, which is outstanding immediately prior to the effective date of the merger will no longer represent a right or award with respect to Company shares, and will be converted into a cash-based right or award equal in amount to the merger consideration in respect of each share underlying such right, to be distributed in accordance with the applicable plan under which the right or award was granted.

Treatment of Convertible Securities (Page 90).    Prior to the effective date of the merger, the Company will enter into a supplemental indenture with Citibank, N.A., as trustee under the indenture and supplemental indentures under which the Company's 2004 Senior Convertible Securities due August 1, 2023, and Floating Rate Convertible Senior Notes due August 1, 2023, were issued, to provide that, from and after the effective date of the merger, the 2004 Senior Convertible Securities and Floating Rate Convertible Senior Notes will be convertible only into cash in an amount equal to the amount that the holders of the 2004 Senior Convertible Securities or the Floating Rate Convertible Senior Notes (as the case may be) would be entitled to receive in the merger if they had validly converted their 2004 Senior Convertible Securities or the Floating Rate Convertible Senior Notes (as the case may be) into shares of Company common stock immediately prior to the effective date of the merger after giving effect, in the case of the 2004 Senior Convertible Securities, to the adjustment in the number of shares of Company common stock issuable upon conversion of such securities, as provided by the terms of such securities.

Interests of the Company's Directors and Executive Officers in the Merger (Page 72).    In considering the recommendation of the Board of Directors to vote "FOR" the approval and adoption of the merger agreement, the Company's shareholders should be aware that some of the members of the Company's Board of Directors and the Company's executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company's shareholders generally. The independent members of the Board of Directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the shareholders that they vote in favor of approving and adopting the merger agreement.

These interests include:

  •
  Cash-out of all unvested Company equity and other long-term compensation awards, including those held by our directors and executive officers, which, based on holdings as of July 27, 2007, would result in an estimated aggregate cash payment to our directors and executive officers of approximately $7.7 million.

  •
  Agreements with our executive officers that provide for change of control severance benefits in the event of certain qualifying terminations of employment in connection with or following the merger. The estimated aggregate cash severance payment under these agreements, and the value of certain ancillary severance benefits and tax "gross-up" payment assuming all executive officers incurred a qualifying termination of employment following the merger on [            ], 2007, would be approximately $61.5 million.

  •
  Continued indemnification and insurance coverage for our current and former directors and executive officers for six years following the closing under the merger agreement.

  •
  If the merger is consummated, any shareholder derivative claims that are currently asserted by existing shareholders against the directors and officers of the Company would be subject to dismissal on standing grounds.

As of the date of this proxy statement, no members of our current management have entered into any agreement, arrangement or understanding with the Company or its subsidiaries or with Parent, Merger

Sub or their affiliates regarding employment with, or the right to convert into or reinvest or participate in the equity of, the surviving corporation or Parent or any of its subsidiaries. As of the date of this proxy statement, no discussions have been held between members of our current management and representatives of Parent or Warburg Pincus with respect to any such agreement, arrangement or understanding. Parent has informed us that it may offer current members of management the opportunity to convert all or a portion of their current equity interests in the Company into, or otherwise invest on terms that are no more favorable than other investors in, equity in Parent (and/or a subsidiary of Parent). Further, Parent has informed us that it may establish equity-based compensation plans for management of the surviving corporation. It is anticipated that awards granted under any such equity-based compensation plans would generally vest over a number of years of continued employment and would entitle management to share in the future appreciation of the surviving corporation. Although it is likely that certain members of our current management team will enter into arrangements with Parent or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Parent (and/or a subsidiary of Parent), as of the date of this proxy statement no discussions have occurred between members of our current management and representatives of Parent or Warburg Pincus, and there can be no assurance that any parties will reach an agreement. Any new arrangements are currently expected to be entered into at or prior to completion of the merger and would not become effective until after the merger is completed.

Financing by Parent of Merger and Related Transactions (Page 66).    It is estimated that the total amount of funds necessary to consummate the merger and the related transactions (including payment of the aggregate merger consideration and related expenses, as well as the repayment of certain existing indebtedness of the Company (including through any debt tender offers and consent solicitation or debt redemptions with respect to the Company's outstanding notes (see "THE MERGER AGREEMENT—Existing Indebtedness" beginning on page 104))) will be approximately $4,580 million, which is expected to be funded by the following: (1) borrowings under debt facilities and issuance of the notes, (2) equity financing from BAS Capital Funding Corporation, Citigroup Global Markets Inc., Credit Suisse Management LLC, J.P. Morgan Ventures Corporation and Warburg Pincus Private Equity IX, L.P., as well as other equity co-investors that Warburg Pincus may identify (which may include one or more existing holders of Company common stock or Class B Stock), and (3) to the extent available, the unrestricted cash of the Company. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided (see "THE MERGER—Financing by Parent of Merger and Related Transactions" beginning on page 66).

Debt Financing (Page 67).    In connection with the signing of the merger agreement, Parent entered into a debt commitment letter, dated May 16, 2007, with certain debt financing sources whereby, subject to the terms and conditions set forth in the debt commitment letter, the debt financing sources committed to underwrite and arrange (1) $2,225 million of senior secured credit facilities, including $1,425 million in senior secured term loans to be drawn on the effective date of the merger and $800 million of term and revolving credit facilities, (2) a $700 million senior unsecured PIK option bridge facility, and (3) a $350 million senior subordinated bridge facility.

The debt commitment letter and each of the debt facilities are subject to the satisfaction or waiver of a number of customary conditions and are subject to termination if the initial borrowing under the facilities does not occur on or before February 8, 2008, or such earlier date on which the merger agreement terminates.

Parent has agreed in the merger agreement to use its reasonable best efforts to obtain the financing on the terms and conditions described in the debt commitment letter (including by consummating the equity financing pursuant to the equity commitment letters described below). If any portion of the debt financing under the debt commitment letter becomes unavailable in the manner or form contemplated by such letter, Parent is obligated under the merger agreement to use its reasonable best efforts to arrange to obtain any such portion from alternative sources in an amount sufficient to consummate the merger and the transactions contemplated by the merger agreement on terms no less favorable to Parent and Merger Sub, as promptly as practicable following the occurrence of such event.

Equity Financing (Page 66).    Parent has received an equity commitment letter from each of BAS Capital Funding Corporation, Citigroup Global Markets Inc., Credit Suisse Management LLC, J.P. Morgan Ventures Corporation, and Warburg Pincus Private Equity IX, L.P. These equity commitments provide for the purchase of equity interests in Parent in the aggregate amount of $1,856.7 million. As of the date of this proxy statement, Warburg Pincus owns (and at the time of the merger Warburg Pincus will own) 100% of the voting equity interests in Parent. The other equity investors in Parent will own non-voting equity interests.

Limited Guarantee; Remedies (Page 71).    In connection with the merger agreement, Warburg Pincus Private Equity IX, L.P. (which we refer to in this context as the Guarantor) is providing the Company with a guarantee of payment of the full amount of the reverse breakup fee payable by Merger Sub, if any, and Parent's and Merger Sub's obligations for breach of the merger agreement, up to a maximum amount of $120 million, plus certain expenses (if any) incurred in connection with enforcing the limited guarantee.

The Company cannot seek specific performance to require Merger Sub to complete the merger, and the Company's right to terminate the merger agreement and, if applicable, to receive payment of the reverse termination fee (see "THE MERGER AGREEMENT— Termination Fees—Fees Payable to the Company" beginning on page 102) is the sole and exclusive remedy of the Company against Parent, Merger Sub or the Guarantor for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in the merger agreement and the failure of the merger to be consummated. The Company is in no event entitled to monetary damages in excess of $120 million, inclusive of the reverse termination fee (if payable), for all losses and damages arising from or in connection with breaches of the merger agreement by Parent or Merger Sub or otherwise relating to or arising out of the merger agreement plus certain expenses incurred in connection with enforcing the limited guarantee.

Conditions to Completion of the Merger (Page 109).    Before the Company can complete the merger, a number of conditions must be satisfied (or waived by Parent or the Company, as appropriate, to the extent permitted by law). These include:

  •
  the receipt of the required shareholder vote in favor of the approval and adoption of the merger agreement;

  •
  the absence of any order, injunction, decree or other legal restraint issued by any governmental entity or other law, rule or legal restraint preventing, restraining or rendering illegal the consummation of the merger or any of the transactions contemplated by the merger agreement;

  •
  the absence of any proceeding by a governmental entity seeking to enjoin, restrain or otherwise prohibit the merger or any of the transactions contemplated by the merger agreement;

  •
  the expiration or early termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules (which we refer to as the HSR Act); which was granted on July 9, 2007.

  •
  the adoption by the European Commission of a decision pursuant to the European Community Merger Regulation (which we refer to as the ECMR) declaring the merger compatible with the common market, which was adopted on July 20, 2007, and, if applicable, the receipt of approval pursuant to the merger control laws applicable in the relevant European Union member states;

  •
  the truth and correctness, as of the date of the merger agreement and as of the effective date of the merger, in all respects of certain of the Company's representations and warranties concerning the Company's capitalization (except for certain de minimis inaccuracies), the

    Company's authority to enter into the merger agreement, the absence of certain changes to the Company and the required vote of Company shareholders;

  •
  the truth and correctness of the other representations and warranties of the Company (without giving effect to any materiality qualifier on any representation or warranty) as of the date of the merger agreement and as of the effective date of the merger (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case the truth and correctness of such representation or warranty on and as of such earlier date), unless the failure of such representations and warranties to be true and correct has not had or would not have a material adverse effect on the Company;

  •
  the performance in all material respects by the Company of all obligations required to be performed by it under the merger agreement at or prior to the effective date of the merger;

  •
  the delivery to Parent by the Company of a certificate signed on behalf of the Company by our Chief Executive Officer or Chief Financial Officer certifying as to matters described in the three bullet points above;

  •
  the truth and correctness in all respects of each representation or warranty of Parent and Merger Sub as of the date of the merger agreement and as of the effective date of the merger (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case the truth and correctness in all material respects of such representation or warranty on and as of such earlier date), unless the failure of such representation and warranties to be true and correct in all respects would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by the merger agreement;

  •
  the performance in all material respects by Parent and Merger Sub of all obligations required to be performed by them under the merger agreement at or prior to the effective date of the merger; and

  •
  the delivery to the Company by Parent of a certificate signed on behalf of Parent by a duly authorized officer of Parent certifying as to matters described in the two bullet points above.

Regulatory and Other Governmental Approvals (Page 79).    Under the HSR Act, transactions that meet certain thresholds, such as the merger, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission (which we refer to as the FTC). The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants "early termination" of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. The Company and Warburg Pincus filed their respective Notification and Report Forms with the Antitrust Division and the FTC on June 22, 2007 and early termination was granted on July 9, 2007.

The European Community merger control laws require that transactions that meet certain thresholds, such as the merger, may not be implemented until certain information has been submitted to the European Commission and the merger has been subsequently approved. Warburg Pincus filed the required information with the European Commission on June 20, 2007. On July 20, 2007, the European Commission confirmed that the merger is not reportable under the ECMR and declared the merger compatible with the common market.

Completion of the merger is conditioned upon the receipt of approval, or the expiration of the relevant waiting periods, under the HSR Act (for which early termination was granted on July 9, 2007) and the European Community merger control laws (for which the compatibility of the merger with the common market was declared on July 20, 2007).

In addition, the Company and Warburg Pincus are required to make filings with the competition authorities in China and Turkey with respect to the proposed merger. Warburg Pincus made the required filings with the Chinese competition authority on July 20, 2007 and with the Turkish competition authority on July 24, 2007. The parties are currently reviewing whether any other filings or approvals may be required that may be material or, if not material, may be advisable to the Company, Parent and Merger Sub and will make regulatory filings in those jurisdictions where required or advisable.

Solicitation of Other Offers (Page 97).    Until 11:59 p.m., New York City time, on July 5, 2007, we were permitted to initiate, solicit and encourage acquisition proposals (see "THE MERGER AGREEMENT—Solicitation of Other Offers" beginning on page 97) (including by way of providing access to non-public information pursuant to confidentiality agreements meeting certain criteria with appropriate parties), and to enter into and maintain or continue discussions or negotiations with respect to acquisition proposals or otherwise cooperate with, or assist or participate in, or facilitate any such discussions or negotiations.

After 11:59 p.m., New York City time, on July 5, 2007, (which we refer to as the end of the "go shop" period), we have agreed not to, except with respect to "excluded parties" that have made acquisition proposals to the Company prior to the end of the "go shop" period that meet certain criteria, (1) initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, any acquisition proposal or (2) engage in any discussions or negotiations with respect thereto or otherwise cooperate with, or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations.

On June 29, 2007, Advanced Medical Optics, Inc., which we refer to as AMO, made a proposal to acquire 100% of the outstanding Company shares in a merger in which the Company's shareholders would receive, per Company share, $45.00 in cash and $30.00 in AMO common stock, valued based on the average closing price of the AMO common stock for the five trading days prior to the date (if any) on which a definitive agreement between AMO and the Company is signed. We refer to AMO's proposal in this proxy statement as the $75 AMO Proposal. The material terms of the $75 AMO Proposal are described in the section entitled "THE MERGER—Background of the Merger" beginning on page 28.

On July 5, 2007, the Board of Directors, upon the recommendation of the Special Committee, determined that the $75 AMO Proposal was bona fide and reasonably likely to result in a superior proposal as defined in the Warburg Pincus merger agreement, and therefore AMO was designated as an "excluded party," as defined in the Warburg Pincus merger agreement. By designating AMO as an "excluded party," the Special Committee is permitted, subject to certain conditions, to continue negotiating with AMO with respect to the $75 AMO Proposal despite the end of the "go shop" period, for so long as AMO remains such an "excluded party" in accordance with the Warburg Pincus merger agreement. On July 27, 2007, the Company was informed by Warburg Pincus that Warburg Pincus does not believe AMO is an "excluded party" for purposes of the merger agreement and that Warburg Pincus reserves all rights it may have with respect to this. On such date, the Company informed Warburg Pincus that it disagreed with the Warburg Pincus position and believed that AMO remained an "excluded party."

While the stated value of the consideration offered by AMO under the $75 AMO Proposal is $10.00 more per Company share than the consideration under the Warburg Pincus merger agreement of $65.00 per Company share, there are substantial uncertainties as to the potential value of the $75 AMO Proposal and as to the ability of AMO to consummate the proposed transaction contemplated by the $75 AMO Proposal (see "THE MERGER—Background of the Merger" beginning on page 28). By letter dated August 1, 2007, the Special Committee and the Board of Directors informed AMO that absent a satisfactory response by AMO to the Company's letter dated July 29, 2007, by 12:00 p.m.

Eastern time on August 3, 2007, AMO would no longer be considered an "excluded party" under the Warburg Pincus merger agreement.

The Board of Directors, upon the recommendation of the Special Committee, continues to recommend that the Company's shareholders adopt the Warburg Pincus merger agreement and the merger, notwithstanding the pendency of the $75 AMO Proposal.

In addition, after the "go shop" period, except with respect to certain parties (if any) that made acquisition proposals to the Company prior to the end of the "go shop" period that meet certain criteria, we have also agreed to terminate any solicitation, encouragement, discussion or negotiation with any person with respect to an acquisition proposal and cause to be returned or destroyed all confidential information provided by or on behalf of the Company to such person.

Notwithstanding these restrictions, under certain circumstances, at any time prior to the approval and adoption of the merger agreement by our shareholders, we are permitted to consider and respond to unsolicited acquisition proposals, including by furnishing information with respect to the Company to any person making such an unsolicited acquisition proposal and participating in discussions or negotiations with such person.

In addition, we may terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal (see "THE MERGER AGREEMENT—Solicitation of Other Offers" beginning on page 97) under certain circumstances. See "THE MERGER AGREEMENT—Change of Board Recommendation; Acceptance of Superior Proposal" beginning on page 99.

Termination of the Merger Agreement (Page 100).    The merger agreement may be terminated and the merger may be abandoned at any time (notwithstanding the receipt of the required shareholder vote) prior to the effective date of the merger under the following circumstances (among others):

  •
  by the mutual written consent of the Company and Parent;

  •
  by either Parent or the Company, if any order permanently restraining or otherwise prohibiting the consummation of the merger has become final and non-appealable;

  •
  by either the Company or Parent, if the merger has not been consummated on or before the "outside date," which is defined in the merger agreement as December 31, 2007, or, if the "marketing period" (see "THE MERGER AGREEMENT—Effective Date and the Marketing Period" beginning on page 85) has not ended on or prior to December 31, 2007, the "outside date" will be February 8, 2008 (provided that a party whose failure to perform or comply in all material respects with the covenants and agreements in the merger agreement resulted in the failure of the closing to occur by the "outside date" cannot terminate by virtue of this reason);

  •
  by either the Company or Parent, if the special meeting is convened and a vote is taken and the required shareholder vote in favor of approving and adopting the merger agreement is not obtained at the special meeting (or at any adjournment or postponement of the special meeting);

  •
  by the Company, if Parent or Merger Sub breaches or fails to perform in any material respect any of their representations, warranties, covenants or other agreements in the merger agreement such that certain closing conditions to the merger would not be satisfied and cannot be cured by a specified time or before the "outside date;"

  •
  by Parent, if the Company breaches or fails to perform in any material respect any of its respective representations, warranties, covenants or other agreements in the merger agreement such that certain closing conditions to the merger would not be satisfied and cannot be cured by a specified time or before the "outside date;"

  •
  by Parent, if:

  •
  a change in our Board's recommendation with respect to the merger has occurred (see "THE MERGER AGREEMENT—Change Board Recommendation; Acceptance of Superior Proposal" beginning on page 99);

  •
  the Company or our Board of Directors approves, adopts or recommends any acquisition proposal or approves or recommends, or enters into, a letter of intent, agreement in principle or definitive agreement with respect to, an acquisition proposal;

  •
  if, within five business days after the date any acquisition proposal or any material modification to the acquisition proposal is first published or sent or given to our shareholders, we fail to issue a press release that reaffirms the Board's recommendation that our shareholders vote "FOR" the approval and adoption of the merger agreement;

  •
  we or our Board of Directors authorize or publicly propose any of the above; or

  •
  if we breach any of our obligations relating to solicitation and shareholder approval.

  •
  by the Company, at any time prior to receipt of the required shareholder vote in favor of approving and adopting the merger agreement, after complying with certain procedures set forth in the merger agreement, if our Board of Directors has concluded in good faith, after consultation with our financial and legal advisors, that (1) a bona fide written acquisition proposal received by the Company constitutes a superior proposal and (2) failing to terminate the merger agreement would be inconsistent with the fiduciary duties of our Board of Directors under the New York Business Corporation Law (which we refer to as the NYBCL) and, simultaneously with the termination of the merger agreement, we enter into an acquisition agreement, merger agreement or similar definitive agreement with respect to such superior proposal; or

  •
  by the Company, if Parent fails to consummate the merger by 5:00 p.m. on the third business day after the final day of the "marketing period" and all of the conditions to the merger obligating Parent and Merger Sub to consummate the merger (other than the delivery of the officers' certificate) will have been satisfied if the closing were to have occurred on such date.

Termination Fees (Page 102).    If the merger agreement is terminated under certain circumstances, either:

  •
  the Company will be obligated to pay a fee to Parent equal to $120 million in cash (reduced by certain amounts paid as described in "THE MERGER AGREEMENT—Reimbursement of Expenses" beginning on page 110), if:

  •
  after an acquisition proposal for 50% of the assets of, equity interest in, or businesses of, the Company has been made to the shareholders of the Company or otherwise become publicly known or any person has publicly announced or made known an intention to make such an acquisition proposal, the merger agreement is terminated by Parent or the Company because the merger has not been consummated by the "outside date" or if the required shareholder vote was not obtained at the special meeting or the merger agreement is terminated by Parent because the Company has breached its representations and warranties or covenants under certain circumstances and, in each case, within 12 months after the merger agreement was terminated, the Company enters into a definitive agreement in respect of any acquisition proposal or consummates any acquisition proposal (which need not be the same acquisition proposal as the acquisition proposal first mentioned in this paragraph);

  •
  the merger agreement is terminated by Parent because of a change in our Board's recommendation with respect to the merger or the Board of Directors' failure to affirm its recommendation with respect to the merger; or

    •
    the merger agreement is terminated by the Company to enter into a superior proposal under certain circumstances (unless the termination is based on an acquisition proposal by a party that has submitted an acquisition proposal meeting certain criteria prior to the end of the "go shop" period, in which case, the fee payable by the Company will be reduced to $40 million in cash).

  •
  Parent will be obligated to pay a fee to the Company equal to $120 million in cash, if:

  •
  the merger agreement is terminated by the Company because Parent failed to consummate the merger by 5:00 p.m. on the third business day after the final day of the "marketing period" and certain other conditions are met; or

  •
  all of the following apply: (a) the merger agreement is terminated by either Parent or the Company because the merger has not been consummated by the "outside date," and (b) either the final day of the "marketing period" occurred on or prior to the "outside date" or the merger agreement is otherwise terminable by the Company because Parent and Merger Sub have breached their representations and warranties or covenants under certain circumstances, and (c) on the "outside date" all of the conditions to the merger obligating Parent and Merger Sub to consummate the merger (other than the delivery of the officers' certificates of Parent and the Company) would have been satisfied if the closing were to have occurred on such date.

Reimbursement of Expenses (Page 110).    If the merger agreement is terminated by either Parent or the Company because the required shareholder vote was not obtained (or, at any time the merger agreement is terminable for the reason described, the merger agreement is terminated by either Parent or the Company because there is an injunction or order prohibiting the merger or if the merger has not been consummated by the "outside date"), then the Company is obligated to pay to Parent the sum of Parent's and Merger Sub's reasonably documented expenses not to exceed $35 million.

Rights of Dissenting Shareholders (Page 112).    Under New York law, holders of Class B stock who timely submit a written demand for appraisal of their Class B stock and who perfect their appraisal rights by complying with the other applicable statutory procedures will be entitled to be paid the fair value of their shares of Class B stock in connection with the merger in accordance with New York law.

Under New York law, holders of Company common stock are not entitled to appraisal rights in connection with the merger.

A copy of Section 623 and Section 910 of the NYBCL is attached as Annex C.

Litigation Relating to the Merger (Page 83).    As of the date of this proxy statement, the Company, its directors, and Warburg Pincus have been named as defendants in a consolidated purported class action, pending in the Supreme Court of the State of New York, Monroe County, on behalf of the public shareholders of the Company challenging the proposed merger. A similar claim has been made in a consolidated derivative action pending in Federal District Court for the Western District of New York, Rochester Division. Among other things, the lawsuits seek preliminary and permanent injunctive relief against the proposed transaction and unspecified damages.

While these cases are in their early stages, the Company, the director defendants and Warburg Pincus believe that they are without merit. The parties intend to contest the lawsuits vigorously.

Market Price of Shares of Company Common Stock (Page 111).    The shares of Company common stock are listed on the NYSE under the trading symbol "BOL." On May 15, 2007, which was the last trading day before the announcement of the execution of the merger agreement, the closing sale price of Company common stock was $61.50 per share. The volume weighted average closing sale price of the Company common stock for the 30 trading days prior to April 23, 2007, the date on which there were press reports of rumors regarding a potential acquisition of the Company, was $51.47 per share. The average closing sale price of the Company common stock over the three year period prior to April 23, 2007, was approximately $63.58. On [            ], 2007, which was the last trading day before the date of this proxy statement, the closing sale price of Company common stock was $[            ] per share.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:    Why am I receiving these materials?

A:
The Company and affiliates of Warburg Pincus have agreed to the acquisition of the Company under the terms of a merger agreement that is described in this proxy statement. For the merger to occur, holders of not less than 66-2/3% of the shares of Company common stock and Class B stock outstanding as of the close of business on the record date, voting together as a single class, must vote to approve and adopt the merger agreement. This proxy statement contains important information about the merger and the special meeting of Company shareholders. The Company is sending you these materials to provide you with important information about the special meeting and to help you decide whether to approve the merger.

Q:    What will I receive in the merger?

A:
Upon the consummation of the merger, you will be entitled to receive $65.00 in cash, without interest, for each Company share that you own immediately prior to the effective date of the merger, less any applicable withholding taxes. Holders of Class B stock will be entitled to seek dissenters' rights instead of receiving the merger consideration. For a description of these dissenters' rights, refer to "RIGHTS OF DISSENTING SHAREHOLDERS" beginning on page 112.

Q:
Am I entitled to exercise rights of dissent and appraisal instead of receiving the merger consideration for my shares of Company common stock or Class B stock?

A:
Under New York law, holders of Company common stock are not entitled to dissenters' rights in connection with the merger.

  Holders of Class B stock who do not vote in favor of the approval and adoption of the agreement and plan of merger will have the right to demand the fair value of their Class B stock if the merger is completed, but only if they timely submit a written demand for appraisal of their Class B stock and perfect their dissenters' rights by complying with the other applicable statutory procedures of the laws of the state of New York, which are summarized in the accompanying proxy statement. See "RIGHTS OF DISSENTING SHAREHOLDERS" beginning on page 112.

Q:    Will I continue to receive dividends?

A:
Until the merger occurs, the Company is permitted to continue to declare and pay its regular quarterly dividend of $0.13 per Company share and, subject to the approval of the Board of Directors, presently intends to do so.

Q:    What will happen to Bausch & Lomb as a result of the merger?

A:
The Company will become a wholly owned subsidiary of Parent, which is in turn controlled by Warburg Pincus. As a result of the merger, the Company will become privately owned and Company shares will no longer be traded on the NYSE.

Q:    When and where is the special meeting?

A:
The special meeting of the Company shareholders will be held at [            ], local time, on [                        ], [            ], 2007, at [                        ].

Q:    What matters will I vote on at the special meeting?

A:
You may vote "FOR" or "AGAINST" the approval and adoption of the merger agreement or "ABSTAIN" from voting. Shareholders as of the close of business on the record date holding not less than 66-2/3% of the outstanding shares of Company common stock and Class B stock, voting together as a single class, must vote "FOR" the approval and adoption of the merger agreement for us to complete the merger. As a result, if you "ABSTAIN" from voting, it will have the same effect as a vote "AGAINST" the approval and adoption of the merger agreement.

Q:    How does the Company's Board of Directors recommend I vote?

A:
Our Board of Directors recommends that you vote "FOR" the proposal to approve and adopt the merger agreement.

Q:
Why is the Company's Board of Directors recommending that I vote "FOR" the proposal to approve and adopt the merger agreement?

A:
After careful consideration, our Board of Directors has determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, the Company and its shareholders (other than the shareholders, if any, who invest in Parent or Merger Sub). Acting upon the recommendation of the Special Committee composed entirely of independent directors, our Board of Directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby. In the course of reaching its decision to approve and adopt the merger agreement and the merger, the Company's Board of Directors consulted with the Company's financial and legal advisors and considered a number of factors. You should read "THE MERGER—Reasons for the Merger" beginning on page 52 for a discussion of the factors that the Board of Directors considered in deciding to recommend, and deciding to continue such recommendation of, the approval and adoption of the merger agreement.

Q:    What is the $75 AMO Proposal? Why is the Company's Board of Directors continuing to recommend that I vote "FOR" the proposal to approve and adopt the merger agreement notwithstanding the pendency of the $75 AMO Proposal?

A:
As previously announced, the Company has received from AMO an acquisition proposal to acquire 100% of the outstanding Company shares for $75.00 per share, consisting of $45.00 in cash and $30.00 in AMO common stock, valued based on the average closing price of AMO common stock for the five trading days prior to the date (if any) on which a definitive agreement is signed. We refer to this proposal from AMO as the $75 AMO Proposal. The material terms of the $75 AMO Proposal are described in the section entitled "THE MERGER—Background of the Merger" beginning on page 28.

  On July 5, 2007, the Board of Directors, upon the recommendation of the Special Committee, determined that the $75 AMO Proposal was bona fide and reasonably likely to result in a superior proposal as defined in the Warburg Pincus merger agreement, and therefore AMO was designated as an "excluded party" under the merger agreement. By designating AMO as an "excluded party," the Special Committee is permitted, subject to certain conditions, to continue negotiating with AMO with respect to the $75 AMO Proposal despite the end of the "go shop" period, for so long as AMO remains such an "excluded party" in accordance with the Warburg Pincus merger agreement. On July 27, 2007, the Company was informed by Warburg Pincus that Warburg Pincus does not believe AMO is an "excluded party" for purposes of the merger agreement and that Warburg Pincus reserves all rights it may have with respect to this. On such date, the Company informed Warburg Pincus that it disagreed with the Warburg Pincus position and believed that AMO remained an "excluded party".

  While the stated value of the consideration offered by AMO under the $75 AMO Proposal is $10.00 more per Company share than the consideration under the Warburg Pincus merger agreement of $65.00 per Company share, there are substantial uncertainties as to the potential value of the $75 AMO Proposal and as to the ability of AMO to consummate the proposed transaction contemplated by the $75 AMO Proposal (see "THE MERGER—Background of the Merger" beginning on page 28. By letter dated August 1, 2007, the Special Committee and the

  Board of Directors informed AMO that absent a satisfactory response by AMO to the Company's letter dated July 29, 2007, by 12:00 p.m. Eastern time on August 3, 2007, AMO would no longer be considered an "excluded party" under the Warburg Pincus merger agreement.

  The Board of Directors, upon the recommendation of the Special Committee, continues to recommend that the Company's shareholders adopt the Warburg Pincus merger agreement and the merger, notwithstanding the pendency of the $75 AMO Proposal. You should read "THE MERGER—Reasons for the Merger" beginning on page 52 for a discussion of the factors that the Board of Directors considered in deciding to recommend, and to continue its recommendation of, the approval and adoption of the merger agreement notwithstanding the pendency of the $75 AMO Proposal.

Q:    How will the Company keep me informed of the developments regarding the $75 AMO Proposal and any other competing acquisition proposals should any other proposals be submitted to the Company?

A:
The Company intends to keep its shareholders informed of the developments regarding the $75 AMO Proposal and other acquisition proposals submitted to the Company, if any, by making disclosure as appropriate in press releases or other written materials describing such developments. The Company also intends to file such press releases, and other written materials, as appropriate, with the SEC. See "WHERE YOU CAN FIND ADDITIONAL INFORMATION" beginning on page 118 for instructions for access to such filings. The Company may, as appropriate under the circumstances, also issue, file and mail to shareholders, supplementary proxy material describing material developments, if any.

  The Company urges its shareholders to continue to check the Company's website at http://www.bausch.com for press releases describing any events that occur after the date of this proxy statement.

Q:    What would happen in the event the Company's Board of Directors decides to accept the $75 AMO Proposal or any other competing acquisition proposal should any other proposals be submitted to the Company?

A:
As more fully described in the section entitled "THE MERGER AGREEMENT—Termination of the Merger Agreement" beginning on page 100, the merger agreement may be terminated for specified reasons including, among others, (1) by Parent, if the Company or the Company's Board of Directors approves, adopts or recommends any acquisition proposal or approves or recommends, or enters into, a letter of intent, agreement in principle or definitive agreement with respect to, an acquisition proposal, or (2) by the Company, at any time prior to receipt of the required shareholder vote in favor of approving and adopting the merger agreement, after complying with certain procedures set forth in the merger agreement, if the Company's Board of Directors has concluded in good faith, after consultation with our financial and legal advisors, that (a) a bona fide written acquisition proposal received by the Company constitutes a superior proposal and (b) failing to terminate the merger agreement would be inconsistent with the fiduciary duties of the Company's Board of Directors under the New York Business Corporation Law and, simultaneously with the termination of the merger agreement, the Company enters into an acquisition agreement, merger agreement or similar definitive agreement with respect to such superior proposal.

  Therefore, in the event that the Company's Board of Directors decides to accept an acquisition proposal from AMO or a third party, the Company or Parent may terminate the merger agreement. If such an event does occur, the Company would be obligated to pay a fee to Parent equal to $120 million in cash, except if the termination is based on an acquisition proposal by an "excluded party" that remained such an "excluded party" at the time of the event or circumstance giving rise to the right of termination by Parent or the time of termination by the Company (see

  "THE MERGER AGREEMENT—Solicitation of Other Offers" beginning on page 97, in which case, the payable fee payable by the Company will be reduced to $40 million in cash.

  On July 5, 2007, the Board of Directors designated AMO an "excluded party." An "excluded party" will cease to be an "excluded party," however, if at any time after the end of the "go shop" period the acquisition proposal submitted by such party ceases to meet the criteria described in the merger agreement. See "THE MERGER AGREEMENT—Solicitation of Other Offers" beginning on page 97. On July 27, 2007, the Company was informed by Warburg Pincus that Warburg Pincus does not believe AMO is an "excluded party" for purposes of the merger agreement and that Warburg Pincus reserves all rights it may have with respect to this. On such date, the Company informed Warburg Pincus that it disagreed with the Warburg Pincus position and believed that AMO remained an "excluded party." By letter dated August 1, 2007, the Special Committee and the Board informed AMO that absent a satisfactory response by AMO to the Company's letter dated July 29, 2007, by 12:00 p.m. Eastern time on August 3, 2007, AMO would no longer be considered an "excluded party" under the Warburg Pincus merger agreement.

  If the Company decides to accept an acquisition proposal from AMO or a third party and the merger agreement is terminated, Parent and Merger Sub will no longer be obligated to consummate the merger. Furthermore, if the transaction contemplated by the $75 AMO Proposal or such alternative acquisition proposal is not consummated for any reason, there can be no assurance that the Company will enter into any other transaction or that Warburg Pincus would be willing to acquire the Company at $65.00 per Company share or at any other price.

Q:
What vote of shareholders is required to approve and adopt the merger agreement?

A:
Shareholders as of the close of business on [            ], 2007, the record date, holding not less than 66-2/3% of the outstanding shares of Company common stock and Class B stock, voting together as a single class, must vote "FOR" the approval and adoption of the merger agreement for us to complete the merger.

Q:    Who is entitled to vote?

A:
Shareholders as of the close of business on [                        ], 2007, the record date, are entitled to receive notice of, attend and vote at the special meeting. On the record date, approximately [                        ] shares of the Company common stock and [                        ] shares of Class B stock, held by approximately [            ] shareholders of record, were outstanding and entitled to vote. You may vote all Company shares you owned as of the record date. You are entitled to one vote per share of Company common stock and Class B stock.

Q:    What does it mean if I get more than one proxy card?

A:
If you have shares of the Company that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your Company shares are voted.

Q:    How do I vote without attending the special meeting?

A:
If you are a registered shareholder (that is, if you hold Company shares in certificated form), you may submit your proxy and vote your Company shares by returning the enclosed proxy card, properly marked, signed and dated, in the postage-paid envelope provided, or by telephone or through the Internet by following the instructions included with the enclosed proxy card.

  If you hold your Company shares through a broker, bank or other nominee (that is, in "street name"), you should follow the separate voting instructions, if any, provided to you by the broker, bank or other nominee along with the proxy statement. Your broker, bank or other nominee may provide proxy submission through the Internet or by telephone. Please contact your broker, bank or other nominee to determine how to vote.

  If you do not vote or do not instruct your broker, bank or other nominee how to vote, or if you "ABSTAIN" from voting, it will have the same effect as voting "AGAINST" the approval and adoption of the merger agreement (except with respect to shares held in the Bausch & Lomb 401(k) Account Plan, which, if voting instructions are not timely received by the trustee, will be voted by the trustee in the same proportion to those shares for which timely instructions are received from plan participants).

Q:    How do I vote in person at the special meeting?

A:
If you are a registered shareholder, you may attend the special meeting and vote your Company shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your Company shares in advance as described above, so your vote will be counted even if you later decide not to attend.

  If you hold your Company shares through a broker, bank or other nominee, you may vote those Company shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the Company shares. To do this, you should contact your nominee.

Q:    What is a quorum?

A:
A quorum of the holders of the outstanding shares of Company common stock and Class B stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the shares of Company common stock and Class B stock entitled to vote at the special meeting is present at the meeting, either in person or represented by proxy. Abstentions are counted as present for the purpose of determining whether a quorum is present. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

Q:
If my Company shares are held in "street name" by my broker, bank or other nominee, will my nominee vote my Company shares for me?

A:
Yes, but only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your Company shares. Without those instructions, your Company shares will not be voted.

Q:
What do I do if I have shares held in the Bausch & Lomb 401(k) Account Plan?

A:
If you have shares registered in your name held in the Bausch & Lomb 401(k) Account Plan, you will be provided with a proxy/voting instruction card to vote those shares.

  Only Fidelity Management Trust Company (which we refer to as Fidelity), as trustee of the Bausch & Lomb 401(k) Account Plan, can vote the shares of Company common stock held by the plan. In accordance with the Bausch & Lomb 401(k) Account Plan, each participant will have the right to instruct Fidelity how to vote (or not vote) the shares of Company common stock allocated to such participant's account. You may exercise these voting rights either by completing and returning the proxy/voting instruction card for participants of the Bausch & Lomb 401(k) Account Plan you received with this proxy statement or by following the instructions for submitting your voting instructions by telephone or the Internet described in the proxy/voting instruction card. If you vote by mail, your proxy/voting instruction card must be received no later than 5:00 p.m. Eastern Time on [            ], 2007. If you vote by telephone or Internet, your voting instructions must be received by 11:59 p.m., Eastern Time, on [            ], 2007. Fidelity will submit a proxy that reflects your instructions. Your voting instructions will be kept confidential as required by the terms of the Bausch & Lomb 401(k) Account Plan. You may not vote in person at the special meeting with respect to your interest in the Bausch & Lomb 401(k) Account Plan.

  Fidelity will vote those shares for which it does not receive timely voting instructions from plan participants. Subject to the requirements of law, shares for which Fidelity does not receive timely voting instructions will be voted in the same proportion to those shares for which timely instructions are received from plan participants.

Q:    How are votes counted?

A:
For the proposal relating to the approval and adoption of the merger agreement, you may vote "FOR," "AGAINST" or "ABSTAIN." Abstentions will not count as votes cast on the proposal relating to approval and adoption of the merger agreement, but will count for the purpose of determining whether a quorum is present. Shareholders as of the close of business on the record date holding not less than 66-2/3% of the outstanding shares of Company common stock and Class B stock, voting together as a single class, must vote "FOR" the approval and adoption of the merger agreement for us to complete the merger. If you do not vote or do not instruct your broker, bank or other nominee how to vote, or if you "ABSTAIN" from voting, it will have the same effect as voting "AGAINST" the approval and adoption of the merger agreement (except with respect to shares held in the Bausch & Lomb 401(k) Account Plan, which, if voting instructions are not timely received by the trustee, will be voted by the trustee in the same proportion to those shares for which timely instructions are received from plan participants).

  If you sign your proxy card without indicating your vote, your Company shares will be voted "FOR" the approval and adoption of the merger agreement.

  A broker non-vote generally occurs when a broker, bank or other nominee holding Company shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the Company shares. Broker non-votes will not count as votes cast on a proposal or for the purpose of determining whether a quorum is present. As a result, broker non-votes will have the same effect as a vote "AGAINST" the approval and adoption of the merger agreement.

Q:    Can I change my vote?

A:
You can revoke or change your proxy at any time before it is voted, except as otherwise described below. If you are the registered shareholder (that is, you hold your Company shares in certificated form), you can revoke or change your proxy before it is voted by:

•
filing a notice of revocation, that is dated a later date than your proxy, with the Company's Secretary;

•
submitting a duly executed proxy card bearing a later date;

•
submitting a new proxy by telephone or through the Internet at a later time, but not later than 11:59 p.m., New York City time, on [            ], 2007, or the day before the meeting date, if the special meeting is adjourned or postponed; or

•
voting in person at a special meeting (simply attending the special meeting will not constitute revocation of a proxy).

  If your Company shares are held in "street name," you should follow the instructions of your broker, bank or other nominee in order to revoke or change your proxy. If your broker, bank or other nominee allows you to submit a proxy by telephone or the Internet, you may be able to change your vote by submitting a proxy again by telephone or the Internet.

  If you decide to change your voting instructions for shares held in the Bausch & Lomb 401(k) Account Plan after you have submitted your proxy/voting instruction card, you must obtain a new card by no later than [            ] by contacting our proxy solicitor, MacKenzie Partners, Inc., at 1-800-322-2885. By properly completing and timely returning a new proxy/voting instruction card, your previously submitted voting instructions to Fidelity will be automatically revoked. If you submitted your voting instructions electronically by telephone or Internet, submitting voting instructions again will automatically revoke your previous electronic or telephonic voting instructions.

Q:    Is it important for me to vote?

A:
Yes, we cannot complete the merger without the affirmative vote of holders of not less than 66-2/3% of the shares of Company common stock and Class B stock outstanding as of the close of business on the record date, voting together as a single class. Your failure to vote will have the same effect as votes "AGAINST" the approval and adoption of the merger agreement (except with respect to shares held in the Bausch & Lomb 401(k) Account Plan, which, if voting instructions are not timely received by the trustee, will be voted by the trustee in the same proportion to those shares for which timely instructions are received from plan participants), since the merger agreement requires the affirmative vote of holders of not less than 66-2/3% of the outstanding shares of Company common stock and Class B stock.

Q:    Who will bear the cost of this solicitation?

A:
The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation therefor. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of Company shares held of record by others.

Q:    Will a proxy solicitor be used?

A:
Yes. The Company has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting, and the Company estimates that it will pay them a fee of approximately $[    ], and will reimburse them for reasonable administrative and out-of-pocket expenses incurred in connection with the solicitation.

Q:    Should I send in my share certificates now?

A:
No. Assuming the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your share certificates to the paying agent, shortly thereafter, in order to receive the merger consideration, without interest. You should use the letter of transmittal to exchange the Company share certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY SHARE CERTIFICATES WITH YOUR PROXY CARD.

Q:
Do any of the Company's directors or officers have interests in the merger that may differ from or be in addition to my interests as a shareholder?

A:
Yes. In considering the recommendation of the Board of Directors with respect to the merger agreement, you should be aware that some of the Company's directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. See "THE MERGER—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 69.

Q:    Is the merger contingent upon Parent and Merger Sub obtaining financing?

A:
No. The consummation of the merger is not contingent upon Parent and Merger Sub obtaining financing. It is estimated that the total amount of funds necessary to consummate the merger and related transactions will be approximately $4,580 million. Parent's and Merger Sub's funding will come from debt and equity financing for which Parent has obtained commitment letters and, to the extent available, the unrestricted cash of the Company. Funding of the debt and equity financing is subject to the satisfaction of the conditions set forth in these commitment letters. See "THE MERGER—Financing by Parent of Merger and Related Transactions" beginning on page 66.

Q:    When is the merger expected to be completed? What is the "marketing period"?

A:
We are working to complete the merger as quickly as possible. We cannot, however, predict the exact timing of the merger. In order to complete the merger, we must obtain shareholder approval and the other closing conditions under the merger agreement must be satisfied or waived.

  In addition, Parent is not obligated to complete the merger until the expiration of a 20 consecutive business day "marketing period" that Parent may use to complete its financing for the merger. The "marketing period" begins to run after our shareholders have approved and adopted the merger agreement and we have satisfied other conditions under the merger agreement, including the delivery of certain financial information required by Parent to complete its contemplated financing of the merger. The "marketing period" may be required to re-commence under certain circumstances. See "THE MERGER AGREEMENT—Effective Date and the Marketing Period" beginning on page 85.

Q:    Who can help answer my other questions?

A:
If you have more questions about the special meeting or the merger, you should contact our proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, or by telephone at 1-800-322-2885, or by email at proxy@mackenziepartners.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. There are forward-looking statements throughout this proxy statement, including, among others, under the headings "SUMMARY," "THE MERGER," "THE MERGER—Opinion of Morgan Stanley & Co. Incorporated," "THE MERGER—Certain Financial Forecasts" and in statements containing the words "believes," "plans," "expects," "anticipates," "intends," "estimates" or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized or, even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made, and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. The forward-looking statements contained in this proxy statement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve predictions of future Company performance, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect. Specific factors that may impact performance or other predictions of future actions and in many cases those with a material impact, have, in many but not all cases, been identified in connection with specific forward-looking statements. Forward-looking statements are subject to risks and uncertainties including, without limitation the factors and matters contained in this proxy statement and the following:

  •
  the inability of the Company to achieve the various marketing and selling objectives or to achieve the stabilization of expenses;

  •
  the inability to successfully return the Company's lens care products to certain markets;

  •
  changes in the competitive landscape;

  •
  the inability to recoup lost market share;

  •
  general global and local economic, political and sociological conditions including, without limitation, periods of localized disease outbreak and the effect on economic, commercial, social and political systems caused by natural disasters (such as, without limitation, earthquakes, hurricanes/typhoons, tornadoes and tsunamis) and changes in such conditions;

  •
  the impact of competition, seasonality and general economic conditions in the global lens and lens care, ophthalmic cataract and refractive and pharmaceutical markets where the Company's businesses compete;

  •
  effects of war or terrorism;

  •
  changing currency exchange rates;

  •
  the general political climate existing between and within countries throughout the world;

  •
  events affecting the ability of the Company to timely deliver its products to customers, including those which affect the Company's carriers' ability to perform delivery services;

  •
  changing trends in practitioner and consumer preferences and tastes;

  •
  changes in technology and medical developments relating to the use of the Company's products;

  •
  competitive conditions, including entries into lines of business of the Company by new or existing competitors, some of whom may possess resources equal to or greater than those of the Company;

  •
  the impact of product performance or failure on other products and business lines of the Company;

  •
  success of the Company's compliance initiatives to detect and prevent violations of law or regulations;

  •
  the results of pending or future investigations by the Company of alleged failure of the Company to comply with applicable laws or regulations;

  •
  legal proceedings initiated by or against the Company, including those related to securities and corporate governance matters, products and product liability, commercial transactions, patents and other intellectual property, whether in the United States or elsewhere throughout the world;

  •
  the impact of Company performance on its financing costs;

  •
  enactment of new legislation or regulations or changes in application or interpretation of existing legislation or regulations that affect the Company;

  •
  changes in government regulation of the Company's products and operations;

  •
  changes in governmental laws and regulations relating to the import and export of products;

  •
  government pricing changes and initiatives with respect to healthcare products in the United States and throughout the world;

  •
  changes in private and regulatory schemes providing for the reimbursement of patient medical expenses;

  •
  changes in the Company's credit ratings or the cost of access to sources of liquidity;

  •
  the Company's ability to maintain positive relationships with third-party financing resources;

  •
  the financial well-being and commercial success of key customers, development partners and suppliers;

  •
  changes in the availability of and other aspects surrounding the supply of raw materials used in the manufacture of the Company's products;

  •
  changes in tax rates or policies or in rates of inflation;

  •
  the uncertainty surrounding the future realization of deferred tax assets;

  •
  changes in accounting principles and the application of such principles to the Company;

  •
  the performance by third parties upon whom the Company relies for the provision of goods or services;

  •
  the ability of the Company to successfully execute marketing strategies;

  •
  the ability of the Company to secure and maintain intellectual property protections, including patent rights, with respect to key technologies in the United States and throughout the world;

  •
  the ability of the Company to secure and maintain copyright protections relative to its customer-valued names, trademarks, trade names and other designations in the United States and throughout the world;

  •
  investment in research and development;

  •
  difficulties or delays in the development, laboratory and clinical testing, regulatory approval, manufacturing, release or marketing of products;

  •
  the successful completion and integration of acquisitions by the Company;

  •
  the successful relocation of certain manufacturing processes;

  •
  the Company's implementation of changes in internal controls;

  •
  the Company's success in the process of management testing, including the evaluation of results, and auditor attestation of internal controls, as required under the Sarbanes-Oxley Act of 2002;

  •
  the occurrence of a material weakness in the Company's internal controls over financial reporting, which could result in a material misstatement of the Company's financial statements;

  •
  the Company's ability to correct any such weakness;

  •
  the Company's success in introducing and implementing its enterprise-wide information technology initiatives, including the corresponding impact on internal controls and reporting;

  •
  the effect of changes within the Company's organization, including the selection and development of the Company's management team;

  •
  the satisfaction of the conditions to consummate the merger, including the receipt of the required shareholder vote for the approval and adoption of the merger agreement and regulatory approvals;

  •
  the businesses of the Company may suffer as a result of uncertainty surrounding the merger, including the Company's ability to retain employees;

  •
  the availability and terms of Parent's debt financing that is required to complete the merger;

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

  •
  the outcome of legal proceedings instituted against us and others that have been or may be instituted following announcement of the merger agreement;

  •
  the failure of the merger to close for any other reason;

  •
  the amount of the costs, fees, expenses and charges related to the merger;

  •
  the decision of the Special Committee and the Board of Directors as to whether or not to approve an acquisition proposal submitted by AMO;

  •
  actions by the Company, Warburg Pincus, Parent, Merger Sub, AMO or any other potential acquiror of the Company; and

  •
  such other factors as are described in greater detail in the Company's filings with the SEC, including, without limitation, the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2006, filed April 25, 2007 and the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, filed May 30, 2007.

THE PARTIES TO THE MERGER AGREEMENT

Bausch & Lomb Incorporated

        We are a corporation incorporated under the laws of the state of New York with our principal executive offices at One Bausch & Lomb Place, Rochester, NY 14604-2701. Our telephone number is 585-338-6000. We are the eye health company, dedicated to perfecting vision and enhancing life® for consumers around the world. Our core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, the Company is headquartered in Rochester, New York, and employs approximately 13,000 people worldwide. Our products are available in more than 100 countries.

WP Prism LLC

        WP Prism LLC is a Delaware limited liability company formed on April 23, 2007, for the sole purpose of acquiring the Company. Parent has not engaged in any activities to date except for those incidental to its formation, in connection with the financing of the merger consideration, and as otherwise contemplated by the merger agreement. Parent is controlled by private investment funds affiliated with Warburg Pincus LLC, a leading private equity investment group (which we refer to collectively as Warburg Pincus). As of the date of this proxy statement, Warburg Pincus owns (and at the time of the merger Warburg Pincus will own) 100% of the voting equity interests of Parent. Other equity investors in Parent (which may include one or more existing holders of Company common stock or Class B Stock), if any, will hold only non-voting equity interests. The business address of Parent is c/o Warburg Pincus LLC, 466 Lexington Avenue, New York, NY 10017 and its telephone number is 212-878-0600. Warburg Pincus has informed us that it may re-form Parent as a Delaware corporation prior to the merger.

WP Prism Merger Sub Inc.

        WP Prism Merger Sub Inc. is a New York corporation formed on April 23, 2007, for the sole purpose of completing the merger with the Company. Merger Sub is a wholly owned subsidiary of Parent. Merger Sub has not engaged in any activities to date except for those incidental to its formation, in connection with the financing of the merger consideration, and as otherwise contemplated by the merger agreement. Upon consummation of the proposed merger, Merger Sub will merge with and into the Company and will cease to exist, with the Company continuing as the surviving corporation. The business address of Merger Sub is c/o Warburg Pincus LLC, 466 Lexington Avenue, New York, NY 10017 and its telephone number is 212-878-0600.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

        This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our Board of Directors for use at the special meeting to be held on [            ], [                        ], 2007, starting at [            ], local time, at [                        ]. The purpose of the special meeting is for our shareholders to consider and vote upon a proposal to approve and adopt the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy card are first being mailed to our shareholders on or about [            ], 2007.

Record Date, Quorum and Voting Power

        The holders of record of shares of Company common stock and Class B stock at the close of business on [            ], 2007, the record date for the special meeting, are entitled to receive notice of, and vote at, the special meeting. On the record date, there were [            ] shares of Company common stock and [            ] shares of Class B stock outstanding and entitled to vote.

        Each share of the Company common stock and Class B stock outstanding on the record date entitles the holder to one vote on each matter submitted to shareholders at the special meeting.

        A quorum of the holders of the outstanding shares of Company common stock and Class B stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the shares of Company common stock and Class B stock entitled to vote at the special meeting is present at the meeting, either in person or represented by proxy. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. Therefore, shares of Company common stock and Class B stock for which proxies from shareholders have been received, but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence of absence of a quorum. In the event that a quorum is not present at the special meeting, the meeting may be adjourned or postponed to solicit additional proxies.

Required Vote; Voting Procedures

        You may vote "FOR" or "AGAINST," or you may "ABSTAIN" from voting on, the proposal to approve and adopt the merger agreement. For us to complete the merger, shareholders as of the close of business on the record date holding not less than 66-2/3% of the then outstanding shares of Company common stock and Class B stock, voting together as a single class, must vote "FOR" the approval and adoption of the merger agreement.

        In order for your Company shares to be included in the vote, if you are a registered shareholder (that is, if you hold your Company shares in certificate form), you must submit your proxy and vote your Company shares by returning the enclosed proxy card, which is marked, signed and dated, in the postage prepaid envelope provided, or by telephone or through the Internet, as indicated on the proxy card, or you may vote in person at the special meeting.

        If your Company shares are held in "street name" by your broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your Company shares using the instructions provided by your nominee. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee, and it can give you directions on how to vote your Company shares. Your broker, bank or other nominee may provide proxy submission through the Internet or by telephone.

        If you participate in the Bausch & Lomb 401(k) Account Plan, you should provide Fidelity with instructions on how to vote those shares of Company common stock subject to the Bausch & Lomb 401(k) Account Plan. You may provide Fidelity with your voting instructions by completing and returning the proxy/voting instruction card in accordance with the procedures included therewith, or by following the instructions for submitting your voting instructions by telephone or the Internet described in the proxy/voting instruction card, before the deadline noted on the proxy/voting instruction card.

        A broker non-vote generally occurs when a broker, bank or other nominee holding Company shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the Company shares on non-routine matters (such as the approval and adoption of the merger agreement). Broker non-votes and abstentions will have the same effect as votes "AGAINST" approval and adoption of the merger agreement since that requires the affirmative vote of holder of not less than 66-2/3% of the outstanding shares of Company common stock and Class B stock. Abstentions are counted as present for the purpose of determining whether a quorum is present.

Share Ownership of Directors and Executive Officers

        As of [            ], 2007, the record date for the special meeting, the directors and executive officers of the Company held and are entitled to vote, in the aggregate, [                        ] shares of the Company common stock and [                        ] shares of Class B stock (excluding options), representing approximately [    ]% of the voting power of the Company. Each of our directors and executive officers have informed the Company that they intend to vote all of their Company shares of the Company "FOR" the approval and adoption of the merger agreement.

Proxies; Revocation

        If you vote your Company shares of the Company by returning a signed and dated proxy card, or by voting over the Internet or by telephone as indicated on the proxy card, your Company shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your Company shares will be voted "FOR" the approval and adoption of the merger agreement.

        You can revoke or change your proxy at any time before it is voted, except as otherwise described below. If you have not voted through your broker, bank or other nominee because you are the registered shareholder, you can revoke or change your proxy before it is voted by:

  •
  filing a notice of revocation, that is dated a later date than your proxy, with the Company's Secretary;

  •
  submitting a duly executed proxy card bearing a later date;

  •
  submitting a new proxy by telephone or through the Internet at a later time, but not later than 11:59 p.m., New York City time, on [            ], 2007, or the day before the meeting date, if the special meeting is adjourned or postponed; or

  •
  voting in person at the special meeting (simply attending the special meeting will not, by itself, constitute revocation of a proxy).

        If your Company shares are held in "street name," you should follow the instructions of your broker, bank or other nominee in order to revoke or change your proxy. If your broker, bank or other nominee allows you to submit a proxy by telephone or the Internet, you may be able to change your vote by submitting a proxy again by telephone or the Internet.

        If you participate in the Bausch & Lomb 401(k) Account Plan, you will be provided with a proxy/voting instruction card with respect to those shares of Company common stock subject to the Bausch &

Lomb 401(k) Account Plan that will provide Fidelity, the trustee of the plans, with instructions on how to vote those shares. Only Fidelity, as trustee of the Bausch & Lomb 401(k) Account Plan, can vote the shares of Company common stock held by the plan. In accordance with the Bausch & Lomb 401(k) Account Plan, each participant will have the right to instruct Fidelity how to vote (or not vote) the shares of Company common stock allocated to such participant's account. You may exercise these voting rights either by completing and returning the proxy/voting instruction card for participants of the Bausch & Lomb 401(k) Account Plan you received with this proxy statement or by following the instructions for submitting your voting instructions by telephone or the Internet described in the proxy/voting instruction card. If you vote by mail, your proxy/voting instruction card must be received no later than 5:00 p.m. Eastern Time on [            ], 2007. If you vote by telephone or Internet, your voting instructions must be received by 11:59 p.m., Eastern Time, on [            ], 2007. Fidelity will submit a proxy that reflects your instructions. Your voting instructions will be kept confidential as required by the terms of the Bausch & Lomb 401(k) Account Plan. You may not vote in person at the special meeting with respect to your interest in the Bausch & Lomb 401(k) Account Plan.

        Fidelity will vote those shares for which it does not receive timely voting instructions from plan participants. Subject to the requirements of law, shares for which Fidelity does not receive timely voting instructions will be voted in the same proportion to those shares for which timely instructions are received from plan participants.

        If you decide to change your vote for shares held in the Bausch & Lomb 401(k) Account Plan after you have submitted your proxy/voting instruction card, you must obtain a new card no later than [                ] by contacting our proxy solicitor, MacKenzie Partners, Inc., at 1-800-322-2885. By properly completing and timely returning a new proxy/voting instruction card, your previously submitted voting instructions will be automatically revoked. If you submitted your voting instructions electronically by telephone or the Internet, submitting your voting instructions again will automatically revoke your previous electronic or telephonic voting instructions. Please note however that Bausch & Lomb 401(k) Account Plan participants may not vote plan shares in person at the meeting.

        If you are a participant and you also hold shares of Company common stock outside of the Bausch & Lomb 401(k) Plan, you will receive a proxy/voting instruction card which will allow you to vote your shares of common stock outside of the Bausch & Lomb 401(k) Plan as well as submit your voting instructions to Fidelity.

        Shareholders should NOT send Company share certificates with their proxy cards.    If the merger is completed, shareholders will be mailed a transmittal form following the completion of the merger with instructions for use in effecting the surrender of certificates in exchange for the merger consideration.

Expenses of Proxy Solicitation

        This proxy solicitation is being made by the Company on behalf of its board of directors. The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation their efforts. Upon request, the Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of Company shares held of record by others.

        The Company has also engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the meeting, and the Company estimates it will pay them a fee of approximately $[            ], and will reimburse them for reasonable administrative and out-of-pocket expenses incurred in connection with such solicitation.

Adjournments and Postponements

        Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Despite the absence of a quorum, the Chairman of the special meeting or a majority of the shares held by shareholders present in person or by proxy at such meeting may adjourn the special meeting to another time and place, and it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the special meeting is adjourned are announced at the meeting at which the adjournment is taken. At the adjourned special meeting, any business may be transacted that might have been transacted on the original date of the meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company shareholders who have already sent in their proxies to revoke them prior to their use at the special meeting, reconvened following such adjournment or postponement, in the manner described above.

Questions and Additional Information

        If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact MacKenzie Partners, Inc., our proxy solicitor, by telephone at 1-800-322-2885 or by email at proxy@mackenziepartners.com.

THE MERGER

Background of the Merger

        Over the years, our senior management and Board of Directors have periodically reviewed our business strategy and prospects in light of changing business and market conditions with the goal of enhancing shareholder value.

        On October 26, 2005, the Company announced that its Quarterly Report on Form 10-Q for the quarter ended September 24, 2005 would be delayed pending the results of an independent investigation by the Audit Committee into allegations of misconduct by the management of the Company's Brazilian subsidiary, which had been reported to the Company's senior management by an employee pursuant to the Company's established compliance program.

        On December 22, 2005, our Board of Directors, on the recommendation of the Audit Committee and management, concluded that the Company should restate its financial results for the fiscal years ended 2001, 2002, 2003 and 2004, as well as the first and second quarters of 2005, in order to account properly for the impact of the Brazilian matters identified in connection with the investigation.

        In addition, in late November 2005, following employee reports regarding possibly improper sales practices in the Company's Korean subsidiary, the Audit Committee commenced an independent investigation into revenue recognition practices in the Korean subsidiary.

        In light of the investigations of the Company's Brazilian and Korean subsidiaries, the Company undertook expanded year-end procedures focused on, among other things, revenue recognition practices at certain other foreign subsidiaries as well as deferred income tax balance sheet accounts. The Company also had not completed its required assessment of the Company's internal controls over financial reporting and control deficiencies. As a result of the foregoing, the Company was required to delay the filing of its Annual Report on Form 10-K for the year ended December 31, 2005 (which we refer to as the 2005 10-K).

        Subsequently, due in part to the delay in filing the 2005 10-K, among other things, the Company was required to delay the filing of its Quarterly Report on Form 10-Q for the first quarter of 2006.

        On May 15, 2006, the Company announced a worldwide voluntary recall of its MoistureLoc contact lens solution. The Company's recall decision was made following an investigation into increased fungal infections among contact lens wearers in the United States and certain Asian markets.

        The Company was subsequently required to delay the filing of its Quarterly Report on Form 10-Q for the second quarter of 2006.

        As part of their periodic review of our business strategy and prospects, in July 2006, senior management and the Board of Directors again discussed various alternatives for enhancing shareholder value in light of changing business and market conditions, particularly the negative impact of the MoistureLoc recall on the Company's results of operations and the continued delay in the filing of the Company's financial statements. During this meeting, Mr. Ronald Zarrella, Chairman and CEO of the Company, reported that following the MoistureLoc recall, he had received several calls from private equity firms concerning the possibility of a private equity investment in the Company, but he did not engage in discussions with these firms. Mr. Zarrella also reported that shortly before the July board meeting, a senior executive of Warburg Pincus LLC (a private equity investment group with numerous investments in the health care and life sciences industries), who serves on a public company board of directors with Mr. Zarrella, had approached him and offered to have Warburg Pincus conduct a review of the Company to determine the feasibility of an acquisition by a private equity investment firm such as Warburg Pincus. Mr. Zarrella reported to the Board of Directors in July 2006 that he told the Warburg Pincus representative that, before engaging in any such review or discussions, he would have to inform the Company's Board of Directors and discuss it with them.

        The Board of Directors concluded that, due to the uncertainties arising out of the Company's various contingent liabilities, and in particular the MoistureLoc related litigation, and the unavailability of current financial information concerning the Company due to the continued delay in the filing of the Company's financial statements, it would be difficult for any potential acquiror—whether financial or strategic—to evaluate the Company with respect to a potential acquisition. Moreover, the Board of Directors believed that a publicly announced auction of the Company that did not result in a transaction at an attractive price could be very damaging to the Company. However, in order to preserve its flexibility, and to understand whether a sale of the Company was at all possible under the circumstances, the Board of Directors determined to ask Warburg Pincus to evaluate the feasibility of a private equity investment firm such as Warburg Pincus developing a fully committed acquisition proposal at a price that the Board of Directors and shareholders might find attractive. On August 25, 2006, the Company and Warburg Pincus LLC entered into a confidentiality agreement.

        Warburg Pincus commenced its evaluation of the feasibility of a private equity investment firm such as Warburg Pincus developing a fully committed acquisition proposal in September 2006. Due to the desire of the Board of Directors to maintain confidentiality, and in order not to distract management from focusing on operations and completing the 2005 10-K, as well as the other delayed filings, the Company limited Warburg Pincus's access to management to a small group of individuals and limited the scope of Warburg Pincus's due diligence to the key issues facing the Company, including potential contingent liabilities arising out of product liability, shareholder, tax and other litigation involving the Company.

        In mid-October 2006, the Company received a written proposal from Advanced Medical Optics, Inc. (which we refer to as AMO) expressing an interest in possibly acquiring the Company at a purchase price "in excess of $60.00 per share," consisting of cash and stock. At a meeting on October 20, 2006, the Board of Directors reviewed the AMO letter. Given the conditionality of the proposal, in particular with respect to regulatory approval due to potential issues under the antitrust and competition laws, as well as the sensitivity of allowing a competitor to conduct due diligence when it was not clear that any acquisition would be feasible under the Company's circumstances, the Board of Directors concluded that before considering other alternatives, the Company should wait for Warburg Pincus to complete its review. If it appeared that a transaction might be feasible, the Board could then determine whether it would be in the best interests of the Company and its shareholders to explore a sale of the Company at that time and, if so, how best to proceed with the sale process. At the request of the Board of Directors, Mr. Zarrella informed AMO that, in light of the Company's pending restatement and delayed financial filings, it was not an appropriate time to engage in discussions with respect to a potential transaction.

        On November 9, 2006, the Company announced that the filing of its Quarterly Report on Form 10-Q for the third quarter of 2006 would be delayed.

        Warburg Pincus subsequently informed the Company that it was interested in proceeding with further due diligence with a view toward formulating a formal acquisition proposal, but that it would not be possible to approach potential financing sources in order to develop committed financing for a potential transaction until the Company had filed its delayed 2005 10-K.

        On January 30, 2007, at a regularly scheduled meeting of the Board of Directors, the Board of Directors discussed the status of the Warburg Pincus review. The Board of Directors concluded that it wished to allow Warburg Pincus to conduct further due diligence with a view toward developing a fully committed, formal acquisition proposal that the Board of Directors could then evaluate without having committed to a sale of the Company. The Board of Directors reaffirmed its view that a publicly announced auction of the Company that did not result in an attractive proposal could be very damaging to the Company. At the January meeting, the Board of Directors determined that a special committee of independent directors should be formed to review, analyze and make recommendations to the entire Board of Directors with respect to proposals from Warburg Pincus or others that might be received by the Company with respect to an acquisition, merger or other similar transaction. The Board of Directors instructed management that any discussions with Warburg Pincus with respect to a potential transaction—other than providing information in due diligence—should be conducted under the direction of the Special Committee and that there should be no discussions between management and Warburg Pincus with respect to potential management arrangements in connection with an acquisition by Warburg Pincus. The Board of Directors then appointed Messrs. William H. Waltrip (Chair), Jonathan S. Linen and Domenico De Sole to the Special Committee and authorized the Special Committee to retain such financial, legal and other advisors as it deemed necessary and appropriate.

        On January 30, 2007, the Special Committee met and approved the engagement of Morgan Stanley as financial advisors and Wachtell, Lipton, Rosen & Katz as legal advisor. Morgan Stanley was subsequently instructed to begin its review of, and due diligence with respect to, the Company, including its potential contingent liabilities, so that Morgan Stanley would be in a position to advise the Special Committee if, as and when an acquisition proposal were made.

        The 2005 10-K was filed on February 7, 2007. Thereafter, through early May 2007, Warburg Pincus and its advisors conducted further detailed legal, accounting, tax and other due diligence with respect to the Company.

        The Special Committee met in February and March of 2007, in order to review with Morgan Stanley the status of Morgan Stanley's review of, and due diligence with respect to, the Company. Due to the MoistureLoc recall, management had not conducted its normal strategic planning process in 2006, which would typically have resulted in a three-year strategic plan in the fall of 2006. Instead, management developed a five year financial forecast as described in the section entitled "THE MERGER—Certain Financial Forecasts" beginning on page 80. Prior to the development of the five year financial forecast, the only internal forecast that existed was for the 2007 fiscal year, which had been provided to Warburg Pincus as part of its due diligence process. Management presented the five year financial forecast to the Special Committee at a Special Committee meeting on April 23, 2007. The Special Committee agreed that the forecast should be presented to, and discussed with, the entire Board of Directors at its regularly scheduled meeting the following week.

        In April 2007, Warburg Pincus contacted potential financing sources and commenced sharing with them diligence materials with respect to the Company, subject to confidentiality agreements entered into with such financing sources. In late April, these financing sources met with management of the Company to conduct financial due diligence.

        On April 23, 2007, there was unusual trading activity in the Company's stock as a result of press reports of rumors regarding a potential acquisition of the Company. The Board of Directors was informed that Warburg Pincus believed it would be in a position to submit a formal acquisition proposal later that week.

        The Company filed its Annual Report on Form 10-K for the year ended December 30, 2006 on April 25, 2007.

        On April 27, 2007, Warburg Pincus submitted a formal proposal to acquire 100% of the outstanding shares of the Company for $60.00 in cash per share (which we refer to as the Initial Warburg Pincus Proposal). The Initial Warburg Pincus Proposal was accompanied by executed commitment letters for the debt and equity financing necessary for the acquisition, as well as a proposed merger agreement. Under the proposed merger agreement, the closing of the transaction was not subject to a financing condition. The proposal contemplated that the Board of Directors would be free to seek alternative acquisition proposals during a so-called "go shop" period of 30 days following execution of a definitive merger agreement with Warburg Pincus, and provided that if the Company were to terminate the merger agreement with Warburg Pincus in favor of a superior proposal, the Company would pay to Warburg Pincus a termination fee of 3% of the transaction value, unless the agreement were terminated in favor of a superior proposal from a party identified during the "go shop" period, in which case the termination fee would be 1.5% of the transaction value. The proposal also provided for the payment by an investment fund controlled by Warburg Pincus of a reverse termination fee of 3% of the transaction value in certain circumstances if the transaction were not completed due to Warburg Pincus's failure to finance the transaction. The Initial Warburg Pincus Proposal was not conditioned on management agreeing to remain with the Company.

        On April 30, 2007, the Special Committee met with its advisors to review the Initial Warburg Pincus Proposal. The Special Committee's legal advisors reviewed the documentation accompanying the Initial Warburg Pincus Proposal, including the proposed merger agreement and the financing commitment letters. Morgan Stanley presented its analysis of the merger consideration in the Initial Warburg Pincus Proposal. The Special Committee concluded, after extensive discussion, that it would recommend to the full Board of Directors that Morgan Stanley be instructed to advise Warburg Pincus that $60.00 per share was not acceptable, that Morgan Stanley wanted to understand and report back as to how Warburg Pincus arrived at the $60.00 figure, but was not authorized to negotiate at that level, and that there would have to be substantial improvement in price before the proposal would be something the Board of Directors could consider.

        On Tuesday, May 1, 2007, at a regularly scheduled meeting of the Board of Directors, the full Board of Directors met to consider the Initial Warburg Pincus Proposal and the Special Committee's recommendation. The Board of Directors first reviewed and discussed the five year financial forecast prepared by management that had been reviewed by the Special Committee the prior week. The Board of Directors then received presentations from the Special Committee's legal advisors with respect to the specific terms of the Initial Warburg Pincus Proposal and concluded that if the Board of Directors were to seek to reach an agreement on price with Warburg Pincus, those terms should be negotiated so as to maximize certainty of closing while at the same time giving the Board of Directors flexibility to seek and accept a higher proposal and that the latter would require a longer "go shop" period and a lower termination fee relating to the "go shop" period. Morgan Stanley then presented its analysis of the merger consideration in the Initial Warburg Pincus Proposal. The Board of Directors met in executive session to hear the Special Committee's recommendation, which it endorsed.

        Morgan Stanley conveyed to Warburg Pincus the position of the Special Committee and the Board of Directors. Later that week, two members of management and representatives of Morgan Stanley met with representatives of Warburg Pincus, and representatives of one of Warburg Pincus's financial advisors, to discuss differences in assumptions and methodologies affecting Warburg Pincus's valuations of the Company. At this meeting, the portion of the five year financial forecast prepared by management relating to the 2008 fiscal year was shared with Warburg Pincus.

        On Friday, May 4, 2007, Warburg Pincus submitted a revised proposal to acquire 100% of the outstanding shares of the Company for $63.00 in cash per share (which we refer to as the $63 Warburg Pincus Proposal). The other material terms of the proposal remained the same as the Initial Warburg Pincus Proposal, except that the incremental cash needed for the proposed increased purchase price was proposed to be funded with additional equity. The $63 Warburg Pincus Proposal was set to expire at 5:00 p.m. on Wednesday, May 9, 2007.

        On Saturday, May 5, 2007, the Special Committee held a telephonic meeting to discuss the $63 Warburg Pincus Proposal. The Special Committee's financial and legal advisors made presentations concerning the revised proposal. After discussion, the Special Committee concluded that $63.00 was still not adequate and that, unless the Board of Directors were to determine that it was willing to approve a sale at a stated higher price, the Company was not in a position to make a specific counter-proposal but, instead, should inform Warburg Pincus that the offered price was still inadequate.

        A telephonic meeting of the Board of Directors was held immediately following the Special Committee meeting. The Special Committee's financial and legal advisors made presentations concerning the revised proposal. After discussion, the Board of Directors requested that during the time available prior to the expiration of the $63 Warburg Pincus Proposal, Morgan Stanley, with the assistance of management as necessary, should refine the analysis of the theoretical valuation of the Company if it were to remain independent under various assumptions.

        On Tuesday, May 8, 2007, the Special Committee held a telephonic meeting to further consider the $63 Warburg Pincus Proposal. Morgan Stanley presented the additional analysis that had been requested at the May 5 Board of Directors meeting. At the May 8 meeting, the Special Committee was informed that a strategic bidder was possibly considering an unsolicited bid for the Company. After further discussion, the Special Committee determined to recommend to the Board of Directors that Morgan Stanley be requested to communicate to Warburg Pincus that $63.00 was inadequate, that the Board of Directors was not prepared to put a price on the Company, that the Company was aware that a strategic bidder was possibly considering an unsolicited bid for the Company and that Warburg Pincus should submit its best and final offer.

        A telephonic meeting of the Board of Directors was held immediately following the Special Committee meeting to further consider the $63 Warburg Pincus Proposal. Morgan Stanley presented the additional analysis that had been requested at the prior meeting of the Board of Directors. The Board of Directors was also informed that a strategic bidder was possibly considering an unsolicited bid for the Company. After discussion, the Board of Directors endorsed the Special Committee's recommendation. The Board of Directors instructed Morgan Stanley to communicate the Company's response to Warburg Pincus and to report back to the Special Committee.

        Morgan Stanley communicated the Board's response to Warburg Pincus. Subsequently, on Thursday, May 10, 2007, Warburg Pincus submitted a further revised proposal to acquire 100% of the outstanding shares of the Company for $65.00 in cash per share (which we refer to as the $65 Warburg Pincus Proposal). The $65 Warburg Pincus Proposal was conditioned on certain features of the Initial Warburg Proposal that were said by Warburg Pincus to be "key": the 3.0% and 1.5% termination fees (in the event the Company were to terminate the Warburg Pincus agreement in favor of a superior proposal from a bidder identified after, or during, the "go shop" period, respectively), expense reimbursement in the event the Company's shareholders did not approve the transaction, a 30-day "go shop" period, and a right on the part of Warburg Pincus to match any competing proposal. The increased purchase price was, again, to be funded solely with additional equity. The $65 Warburg Pincus Proposal was set to expire at 9:30 a.m. on Monday, May 14, 2007.

        On Friday, May 11, 2007, the Special Committee held a telephonic meeting to discuss the $65 Warburg Pincus Proposal. Representatives from Morgan Stanley presented an analysis of the revised proposal. The Morgan Stanley representatives confirmed that, if requested, Morgan Stanley would be in a position to deliver an opinion that the $65 Warburg Pincus Proposal was fair to the Company's shareholders from a financial point of view. The Special Committee's legal advisors discussed the items identified by Warburg Pincus as "key" contract terms and suggested that in order to enhance the Board's ability to seek, and, if it determines advisable, to accept, a superior proposal, a termination fee lower than 1.5% in respect of superior proposals received from bidders identified during the "go shop" period and a "go shop" period of 50 days might be preferable, given that the Company's due diligence profile was still relatively difficult in light of its potential contingent liabilities and that a longer period might be necessary to enable other prospective bidders sufficient time to conduct due diligence. Representatives of Morgan Stanley presented information concerning other potential acquirors of the Company, particularly strategic bidders—companies involved in the eye health business. At the Special Committee's request, Mr. Zarrella gave management's perspective on the $65 Warburg Pincus Proposal and then, together with the Morgan Stanley representatives, was excused from the meeting. After discussion, the Special Committee determined to recommend that the Board of Directors accept the

$65 Warburg Pincus Proposal, but only if Warburg Pincus agreed to a minimum of 50 days for the "go shop" period, to termination fees of $120 million (approximately 2.6% of enterprise value) and $40 million (approximately 0.8% of enterprise value), respectively, in the event of termination in favor of a superior proposal made by a party identified after, or during, the "go shop" period, respectively, and to representations, warranties and closing conditions qualified as to materiality so that any intervening event, or breach of a representation, would be required to have a material adverse effect in order to give Warburg Pincus a right not to close the transaction. The Committee members felt that the so-called "match right" sought by Warburg Pincus could be agreed to.

        On Saturday, May 12, 2007, the Board of Directors held an in-person Board of Directors meeting, with several directors participating by telephone, to consider the $65 Warburg Pincus Proposal. Representatives from Morgan Stanley presented an analysis of the revised proposal. The Morgan Stanley representatives confirmed that, if requested, Morgan Stanley would be in a position to deliver an opinion that the $65 Warburg Pincus Proposal was fair to the Company's shareholders from a financial point of view. There was a discussion of the items identified by Warburg Pincus as "key" contract terms and a presentation concerning other potential acquirors of the Company, particularly strategic bidders. At the request of Mr. Waltrip, the Chairman of the Special Committee, Mr. Zarrella gave management's perspective on the $65 Warburg Pincus Proposal and then excused himself from the meeting. Mr. Waltrip then conveyed the Special Committee's recommendation. There ensued a discussion of the benefits and drawbacks of the Company's remaining independent or being sold. After further discussion, the Board of Directors requested Morgan Stanley to seek a price increase to $66.00 in cash per share, with contract terms as discussed by the Special Committee.

        Warburg Pincus declined to increase the proposed price in response to the Company's request, but agreed to attempt to negotiate a definitive written agreement at the $65.00 price.

        At a telephonic meeting of the Board of Directors on Sunday, May 13, 2007, there was a further discussion of the benefits and drawbacks of a sale of the Company versus the Company's remaining independent. It was the consensus of the Board of Directors that the Board of Directors would be in favor of a transaction at the $65.00 price if the agreement contained the right degree of certainty as to closing and flexibility for the Board of Directors to seek, and if it deemed advisable to accept, a higher bid if one was available. The Special Committee's financial and legal advisors were instructed to attempt to negotiate a definitive agreement along the lines discussed by the Board of Directors, working with the Chairman of the Special Committee, and to report back to the Board of Directors.

        During the period from May 13 through May 15, the Company's advisors, together with the Chairman of the Special Committee, engaged in negotiations with Warburg Pincus's advisors and representatives regarding the terms of the definitive merger agreement.

        At a telephonic meeting of the Board of Directors on Tuesday, May 15, 2007, Mr. Waltrip, the Chairman of the Special Committee, together with the Special Committee's financial and legal advisors, described the status of negotiations with Warburg Pincus with respect to the $65 Warburg Pincus Proposal. Mr. Waltrip reported that all of the issues with respect to the merger agreement had been resolved. Although Warburg Pincus had not initially accepted the Board's proposal on the provisions relating to the "go shop" period and the termination fees, Mr. Waltrip had communicated that the Board's position on those provisions was not negotiable. Mr. Waltrip reported that, ultimately, Warburg Pincus agreed to the 50-day "go shop" period and the termination fees in accordance with the Board's counter-proposal, with an expense reimbursement provision of up to $35 million if shareholders did not approve the Warburg Pincus transaction but there was not a competing transaction (and hence no other termination fees).

        Morgan Stanley rendered an oral opinion, subsequently confirmed in writing, that, as of May 15, 2007, and based upon and subject to the assumptions, qualifications and limitations to be set forth in its written opinion, the proposed merger consideration of $65.00 in cash per share to be received by the

Company's shareholders pursuant to the merger agreement was fair to such shareholders from a financial point of view.

        Following discussions among and questions by the members of our Board of Directors to the Special Committee's financial and legal advisors, and upon the recommendation of the Special Committee, our Board of Directors unanimously approved and adopted, and declared advisable and fair to, and in the best interests of, the Company and its shareholders (other than the shareholders, if any, who invest in Parent or Merger Sub), the merger agreement substantially in the form presented to the Special Committee and the Board of Directors and the transactions contemplated by the merger agreement and resolved to recommend that the Company's shareholders adopt the merger agreement.

        After the meeting of the Board of Directors adjourned on May 15, 2007, the definitive documentation for the transaction was finalized and the merger agreement was executed in the early morning of May 16, 2007. The transaction was publicly announced in a press release on May 16, 2007, before the market opened.

        Subsequent to the announcement of the proposed transaction with Warburg Pincus, at the direction of the Special Committee of the Company's Board of Directors, Morgan Stanley contacted 29 parties that were identified as potentially having an interest in acquiring the Company in order to solicit their interest in making an acquisition proposal. Of the 29 parties contacted, 15 parties are financial investment companies, and the other 14 conduct businesses in the healthcare sector. Eleven parties entered into confidentiality agreements with the Company to permit them to receive non-public information concerning the Company. Each of those parties received certain information concerning the Company including the five year financial forecast described in the section entitled "THE MERGER—Certain Financial Forecasts" beginning on page 80. Of those 11 parties, six parties requested and received access to a data room containing additional information concerning the Company and four parties participated in sessions held by the Company during which potential acquirors received an in-person presentation concerning the Company from management, with the assistance of the Company's financial advisors, and were provided the opportunity to ask questions.

        On May 25, 2007, shortly prior to entering into a confidentiality agreement with the Company, AMO publicly announced its interest in exploring the possibility of making an offer for the Company.

        On June 11, 2007, at the direction of the Special Committee of the Board of Directors, Morgan Stanley distributed a bid procedures letter setting forth a proposed time frame for bid submission to the four potential acquirors (including AMO) that had received access to the data room and continued to express interest in a transaction involving the Company.

        On June 20, 2007, AMO submitted a formal proposal to acquire 100% of the outstanding shares of the Company for $72.00 per share, consisting of approximately $40.00 in cash and a number of shares of AMO common stock having a value of approximately $32.00 on or about the date that a definitive agreement (if any) between the Company and AMO would be signed (which we refer to as the Initial AMO Proposal). Under the Initial AMO Proposal, the number of shares of AMO common stock offered for each Company share would be subject to a 5% "collar" so that the value of the shares of AMO common stock to be received by Company shareholders would remain constant from signing of a definitive agreement (if any) through closing within a 5% band above and below the initial value; but if the market price of the AMO common stock fell or rose by more than 5%, the value of the AMO common stock to be received by Company shareholders would also fall or rise. The Initial AMO Proposal was accompanied by a "highly confident" letter for the debt financing necessary for AMO to complete the proposed acquisition. Under the Initial AMO Proposal, the closing of the proposed transaction would not have been subject to a financing condition. The Initial AMO Proposal terms also included that AMO would have an "outside date" of 12 months from the signing of a definitive agreement during which to close the proposed transaction and that the consideration to be received by Company shareholders at the closing of the proposed transaction would bear cash interest at an unspecified rate, beginning 180 days after entry into a definitive agreement (if any). In addition, as set forth in the Initial AMO Proposal, AMO would commit to resolve any antitrust issues associated with the proposed transaction and would pay a proposed reverse termination fee of $120 million if the proposed transaction with AMO failed to close due to AMO's failure to obtain the financing necessary to complete the transaction or necessary antitrust clearances. AMO indicated that it was prepared to enter into a definitive merger agreement that would be substantially similar to the Warburg Pincus merger agreement, other than with respect to additional terms relating to the issuance of AMO common stock as part of the proposed merger consideration, as well as terms relating to the requirement for approval of the proposed transaction by AMO's stockholders in order to complete the transaction, and the absence of any further "go shop" period. The Initial AMO Proposal was subject to completion of AMO's due diligence review of the Company. In addition, AMO offered to enter into a confidentiality agreement with the Company to permit the Company to receive non-public information with respect to AMO in order to permit the Special Committee to evaluate the stock component of the proposed merger consideration.

        On June 21, 2007, the Special Committee met with its financial and legal advisors to review the Initial AMO Proposal. The Special Committee's advisors reviewed the terms of the Initial AMO Proposal. The Special Committee discussed issues associated with the Initial AMO Proposal, including, without limitation, the 5% collar, the conditions relating to antitrust clearances and approval by AMO's stockholders, the 12-month "outside date" and the proposal for the payment of interest, the proposed termination fees payable by AMO in the event it failed to obtain financing or antitrust clearance, the absence of such a fee in the event AMO failed to obtain the approval of its shareholders, the lack of an executed commitment letter, the need for due diligence with respect to AMO in light of the stock component of the proposed consideration and AMO's request for further due diligence concerning the Company including appropriate access to competitively sensitive information.

        At the request of the Special Committee, the Special Committee's advisors discussed these and other issues with AMO's advisors. On June 26, 2007, the Company entered into a confidentiality agreement with AMO permitting the Company to receive non-public information with respect to AMO. On June 27, 2007, certain members of the Company's management, together with Morgan Stanley, the Special Committee's financial advisors, received a presentation concerning AMO from AMO's management. Further due diligence was conducted by both parties during that week.

        On Friday, June 29, 2007, AMO submitted a revised proposal to acquire 100% of the outstanding shares of the Company for $75.00 per share, consisting of $45.00 in cash and $30.00 in AMO common stock, valued based on the average closing price of AMO common stock for the five trading days prior to the date (if any) on which a definitive agreement would be signed (which we refer to as the $75 AMO Proposal). The $75 AMO Proposal was accompanied by an executed commitment letter for the debt financing necessary for the acquisition, as well as a proposed merger agreement. Under the proposed merger agreement, the closing of the transaction would not be subject to a financing condition and AMO would have up to a 12 months "outside date" from the signing of a definitive agreement (if any) during which to close the transaction. The consideration to be received by Company shareholders at the closing of the proposed transaction would bear cash interest at the rate of 7.2% per annum beginning on the 181st day after a definitive merger agreement (if any) is executed. The $75 AMO Proposal was conditioned upon, among other things, (1) approval by AMO's shareholders and the Company's shareholders, (2) regulatory approvals and (3) certain additional due diligence by AMO. The $75 AMO Proposal included (1) a proposed $130 million reverse termination fee payable by AMO to the Company in the event the transaction does not close due to the failure to obtain requisite financing or antitrust clearance and (2) proposed reimbursement by AMO of the Company's expenses up to $35 million if AMO fails to obtain the approval of its shareholders. The $75 AMO Proposal provided for (1) a proposed $130 million termination fee payable under certain circumstances by the Company to AMO in the event of termination of an agreement with AMO in connection with the exercise by the Board of Directors of the Company of its fiduciary duties and (2) a proposed reimbursement of AMO's expenses up to $35 million under the same circumstances in which such expenses are reimbursable under the Warburg Pincus merger agreement.

        On Tuesday, July 3, 2007, the Special Committee held a telephonic meeting to discuss the $75 AMO Proposal. The Special Committee's financial and legal advisors made presentations concerning the $75 AMO Proposal. After discussion, the Special Committee sent a letter to AMO requesting that AMO address certain issues being considered by the Special Committee with respect to the proposal. These issues included: (1) the lack of price protection with respect to the stock component of the $75 AMO Proposal, (2) the necessity for the proposed merger agreement to contain a firm commitment by AMO to obtain the requisite antitrust approvals, the timing associated with such approvals and the amount of the proposed reverse termination fee payable by AMO to the Company in the event of a termination as a failure to obtain such approvals, (3) the ability of AMO to obtain approval by AMO's shareholders, in light of the concentrated ownership of the AMO stock and the amount proposed to be paid by AMO to the Company if such approval were not obtained, and (4) AMO's assumptions with respect to available cash of the Company as of closing of the proposed transaction in connection with the financing required for the proposed transaction.

        On the evening of July 3, 2007, AMO agreed to include in a definitive merger agreement (if any) language committing to take the actions necessary to obtain the requisite antitrust approvals.

        AMO's advisors subsequently communicated with the Special Committee's financial and legal advisors to provide additional information concerning, among other things, the Special Committee's questions relating to AMO's assumptions as to available cash at closing and relating to approval by AMO's shareholders.

        On Thursday, July 5, 2007, at an in-person meeting of the Board of Directors, with several directors participating by telephone, Mr. Waltrip, the Chairman of the Special Committee, together with the Special Committee's financial and legal advisors and certain members of management, reviewed the status of the "go shop" process and the $75 AMO Proposal received from AMO, and reported on the Company's due diligence review of AMO. After an extensive discussion, the Board of Directors, upon the recommendation of the Special Committee, determined that the $75 AMO Proposal was bona fide and reasonably likely to result in a superior proposal as defined in the Warburg Pincus merger agreement. AMO was therefore designated an "excluded party" (as defined in the Warburg Pincus merger agreement). By designating AMO as an "excluded party," the Special Committee is permitted, subject to certain conditions, to continue negotiating with AMO with respect to the $75 AMO Proposal despite the end of the "go shop" period, for so long as AMO remains such an "excluded party" in accordance with the Warburg Pincus merger agreement.

        On July 5, 2007, the Company announced the designation of AMO as an "excluded party." In that announcement, the Company stated that the Special Committee and its advisors intend to engage in further discussions with AMO regarding the $75 AMO Proposal and cautioned that (1) the $75 AMO Proposal is subject to a number of contingencies that the Special Committee was continuing to evaluate, including the requirement of approval by AMO's shareholders as well as antitrust clearances, and that there could be no assurance that the Special Committee would ultimately find the $75 AMO Proposal to be a superior proposal under the Warburg Pincus merger agreement and (2) the discussions with AMO may be terminated at any time and that there could be no assurances as to whether the $75 AMO Proposal would ultimately result in a transaction with the Company. On the same day, the Company provided Warburg Pincus with written notice of AMO's designation as an "excluded party," as required by the Warburg Pincus merger agreement.

        Pending further discussions with AMO, the Board of Directors, upon the recommendation of the Special Committee, did not change, and reaffirmed, its recommendation of the Warburg Pincus merger agreement and the merger.

        During the weeks following the July 5, 2007 meeting of the Board of Directors, each of AMO and the Company conducted further due diligence with respect to the other party.

        On July 10, 2007, ValueAct Capital sent a letter (which we refer to as the ValueAct letter) to Mr. James V. Mazzo, Chairman of the Board of Directors, President and Chief Executive Officer of AMO, with copies to the Company's and AMO's Boards of Directors. In the ValueAct letter, ValueAct stated that it owns 8.8 million shares of AMO common stock, representing 14.7% of the outstanding AMO shares, and expressed ValueAct's objections to AMO's proposed acquisition of the Company. The ValueAct letter states that ValueAct intends to vote its shares against the proposed acquisition, and that ValueAct believes, among other things, that the proposed acquisition would reduce the returns of AMO's stockholders and presents substantial business and execution risks for the reasons set forth therein. A copy of the ValueAct letter was filed by ValueAct with the SEC under cover of an amendment to Schedule 13D on July 11, 2007. On July 11, 2007, AMO responded to the ValueAct letter by letter to ValueAct disputing certain of ValueAct's statements in the ValueAct letter. A copy of the AMO letter was filed by AMO with the SEC under cover of a Form 8-K on July 11, 2007.

        Later in the same week, at the direction of the Special Committee, the Special Committee's advisors requested that AMO arrange for them to have access to AMO's largest stockholders in order to permit such advisors to evaluate the likelihood of such stockholders voting in favor of the transaction contemplated by the $75 AMO Proposal. The Special Committee's advisors stated that they were prepared to have representatives of the Special Committee meet with AMO's stockholders together with AMO's representatives, and that AMO could provide projected standalone and pro forma financial information to such stockholders to assist them in evaluating the transaction contemplated by the $75 AMO Proposal, assuming such information was simultaneously filed with the SEC. AMO did not respond to such request.

        On July 17, 2007, Morgan Stanley reiterated to AMO's financial advisors its request for certain information from AMO regarding AMO's projected standalone and pro forma financial information, including potential synergies from the combination of the Company with AMO in the proposed merger, as well as the impact of potential divestitures required for regulatory approval, all of which were necessary to permit an assessment by the Special Committee of the achievability of AMO's projected post-acquisition performance and the impact of that on the potential price of the AMO common stock that would be received by the Company's shareholders in the transaction proposed by AMO.

        On Wednesday, July 18, 2007, the Chairman of the Special Committee received an update from the Special Committee's financial and legal advisors on the progress of the Company's due diligence review with respect to AMO. After the update, Mr. Waltrip, Chairman of the Special Committee, sent the following letter to AMO expressing concern that AMO had failed to provide the Special Committee and its financial and legal advisors with the information necessary for the Special Committee to evaluate the value, and likelihood of consummation, of the $75 AMO Proposal and requesting, among other things, certain information relating to AMO:

July 18, 2007
Mr. James V. Mazzo
Chairman, President and Chief Executive Officer
Advanced Medical Optics
1700 E. St. Andrew Place
Santa Ana, California 92705

Dear Mr. Mazzo:

        As you know, on July 5, 2007, in connection with the proposal by Advanced Medical Optics ("AMO") set forth in your letter dated June 29, 2007 (the "AMO Proposal"), AM0 was designated as an "excluded party" as defined in the merger agreement between Bausch & Lomb and Warburg Pincus. Since that time, advisors to the Special Committee of the Board of Directors of Bausch & Lomb have endeavored to conduct due diligence with respect to AMO with a view toward enabling the Special Committee to make a final determination as to whether the AMO Proposal (1) is more favorable from a financial point of view than the merger proposed by Warburg Pincus and (2) is reasonably capable of being consummated.

        I am writing to express our concern that AMO has failed to provide the Special Committee and its advisors with the information necessary for the Special Committee to evaluate the value, and likelihood of consummation, of the AMO Proposal.

Value of Stock Component of AMO Proposal

        In order to assess the value of the stock component of the AMO Proposal, the Special Committee needs to understand, among other things, AMO's projected standalone and pro forma earnings, balance sheet and cash flows. The assumptions underlying the projected standalone and pro forma information, including the impact of divestitures and potential synergies, must be explained in sufficient detail to permit an assessment as to the achievability of the projected post-acquisition performance.

        As Morgan Stanley conveyed to Goldman Sachs on July 17, 2007, information requested by Morgan Stanley that is critical to that analysis has not been provided. Even the simplest of items—such as financial information that underlies AMO's public statement that the transaction would be "marginally dilutive on a cash basis in year one and significantly accretive on a cash basis in year two"—has not been produced. Without the information requested by Morgan Stanley, the Special Committee will simply be unable to make a determination as to the value of the AMO Proposal.

Likelihood of Consummation

        In my letter dated July 3, 2007, I conveyed the Special Committee's concerns regarding the likelihood of consummation of the AMO Proposal, particularly as it relates to obtaining regulatory approval and the approval of the AMO shareholders.

        Although AMO did agree to certain language concerning the efforts necessary to obtain regulatory approval, AMO did not respond to the request for a higher reverse termination fee in the event regulatory approval is not obtained. The language alone is not sufficient. There must be a meaningful penalty for failure to obtain regulatory approval.

        Furthermore, AMO has done nothing to address the request for further assurance regarding your ability to obtain the approval of AMO's shareholders. The Special Committee's concern with respect to AMO's ability to obtain shareholder approval has increased substantially since ValueAct Capital, which we understand is a 14.7% holder of AMO, publicly stated its intention to vote against the transaction.

        Following ValueAct's announcement, we requested that AMO arrange for the Special Committee's advisors to have access to AMO's ten largest shareholders (who we understand collectively own more than 50% of the AMO shares), in order to be able to attempt to understand, through direct communication with them, the likelihood of their voting in favor of the transaction. AMO has not responded to that request, although I understand that Goldman Sachs has indicated that you are unlikely to arrange that access. Without that access, and a positive indication from a meaningful number of the largest holders, the Special Committee will find it extremely difficult, if not impossible, to conclude that the AMO proposal is reasonably capable of being consummated.

Timetable

        As your advisors have been informed, we have a Board meeting scheduled for Tuesday, July 24, 2007, with a Special Committee meeting preceding it at 3:00 p.m. on Monday. Based on, among other things, the foregoing issues with respect to value and certainty of consummation, and absent further information and assurances satisfactory to the Special Committee and the Board, the Special Committee could very well reach the conclusion that AMO no longer meets the standard to be an excluded party under the Warburg Pincus merger agreement.

        Please note that, in addition to the foregoing, the questions raised in my July 3, 2007 letter remain outstanding, in particular as they relate to price protection on the AMO stock and the amount of reverse break-up or termination fees payable by AMO in the circumstances set forth therein. AMO should also respond to those questions before the Special Committee meeting on Monday afternoon.

On behalf of the Special Committee of the
Board of Directors of Bausch & Lomb,

William H. Waltrip
Chairman

        Following the July 18, 2007 letter, in the absence of a response from AMO to the Special Committee's earlier requests that AMO arrange access to certain of its largest stockholders so that the Special Committee could evaluate the likelihood of AMO securing the necessary approval of AMO's stockholders, representatives of the Special Committee spoke with representatives of certain of AMO's largest stockholders (based on their latest SEC filings reporting ownership) in an effort to understand whether those holders were likely to vote in favor of the transaction contemplated by the $75 AMO Proposal. No votes were solicited, nor was any non-public information provided or discussed. Based on those discussions, the Special Committee believed there was substantial uncertainty with respect to AMO's ability to secure AMO stockholder approval.

        On July 23, 2007, immediately prior to the meeting of the Special Committee, AMO sent a letter to the Special Committee reaffirming its commitment to acquire the Company on the terms specified in the $75 AMO Proposal and responding to the Special Committee's July 18, 2007 letter. In the letter, AMO responded to the Special Committee's request for access to AMO's largest stockholders by stating that it does not believe that such access "will provide the Special Committee with meaningful information that would be dispositive." In response to the Special Committee's other concerns and questions, AMO stated that it stood ready to engage in negotiations with respect to the $75 AMO Proposal but did not otherwise revise its proposal. The AMO July 23, 2007 letter reads:

July 23, 2007

Special Committee of the Board of Directors
Bausch & Lomb Incorporated
c/o Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York. New York 10019

Dear Sirs and Madams:

        Thank you for your letter dated July 18, 2007, expressing your concern and suggestions on ways we can help facilitate your decision regarding our proposal. We must admit that we were surprised and perplexed by the timing of your letter as numerous conference calls that had previously been scheduled with your advisors were intended to address all of your concerns.

        But before I get into specifics, please let me assure you that Advanced Medical Optics, Inc. ("AMO") remains fully committed to acquire Bausch & Lomb Incorporated ("B&L"). We believe that our proposal of $75 per share in cash and common stock provides your shareholders with superior value to B&L's current proposal with Warburg Pincus. In addition to the substantially higher premium, our proposal allows your shareholders to participate in the upside of the combined companies. We are uniquely situated to integrate these two businesses to create a stronger, more competitive combined company with a platform for sustained, profitable growth.

Value of Stock Component of Our Proposal

        Since our designation as an "excluded party" by the Special Committee, we have provided your advisors with significant access to business, legal and accounting diligence and have had in-depth discussions with your advisors on the achievability of the projected post-acquisition performance of the combined companies. Our internal and external teams have worked tirelessly to respond to voluminous information requests from your advisors. In fact, just since the date of your letter. we have held at least ten separate conference calls with your advisors covering a wide range of topics such as tax, litigation, intellectual property, environmental, regulatory and insurance matters. We have provided your advisors with all diligence items that are available with the exception of those items that would compromise our position in a competitive auction.

        The recent diligence included detailed presentations on July 16th and July 19th to Morgan Stanley and your other sales and marketing and manufacturing consultants relating to, among other things, the $180 million of synergies we intend to achieve, based on the information provided to us by B&L to date, that are readily obtainable in the combination of the two companies. We also provided your advisors with a detailed review of the proposed divestitures and their impact on the combined company.

Likelihood of Consummation

        As to your concerns regarding the likelihood of consummating our proposal, we are very confident about our ability to obtain regulatory approval. We have indicated that we will agree to a very strong "hell or high water" provision relating to obtaining regulatory approval and have proposed a meaningful penalty ($130 million) for failure to obtain such approval. We believe this reverse termination fee is consistent with similar fees in other transactions. We acknowledge that you have asked for more. Similarly, you have requested a higher reverse termination fee than we offered in our proposal in the event that our stockholders fail to approve the transaction.

        We would be prepared to discuss your concerns and to negotiate these points in the context of the overall negotiation of the proposed merger agreement we provided you on June 29th. Despite our willingness to discuss the proposed merger agreement, we have been told by your advisors that B&L is not prepared to provide us with their response to the merger agreement or to negotiate the terms of the agreement as a whole until the Special Committee has completed its diligence of AMO. Again, we stand ready to negotiate the terms of the definitive merger agreement as a whole at any time that you wish.

        With respect to assurances concerning our ability to obtain our stockholder approval, we too were surprised by ValueAct Capital's announcement. However, as expressed in our public filings, we believe that their motivations are unrelated to the B&L proposal and are not indicative of our long term stockholder base.

        You have requested that B&L be released from the prohibitions contained in our confidentiality agreement with you so that the Special Committee or its advisors might talk directly to our stockholders to see if they support the proposed transaction. As acknowledged by your advisors, this advisory vote from our ten largest stockholders would be on uncharted waters. You would be asking these stockholders to express their views on a transaction that has not been fully negotiated, about which they did not have sufficient information to make an informed decision and, to the extent information would be permitted by you to be provided to them (a significant detail that had not been fully addressed in your request), would at a minimum require public disclosure in a filing with the Securities and Exchange Commission of the financial projections B&L and AMO provided to each other, as well as the synergy realization estimates and divesture impacts that AMO has made based on the information B&L provided to us. As might be expected in a proposed transaction that has not reached the definitive agreement stage and about which only limited information is available, many of our stockholders are taking a "wait and see" attitude. Accordingly, we do not believe that this pre-signing referendum request will provide the Special Committee with meaningful information that would be dispositive.

Timetable

        You have recently informed us that you have a regularly scheduled board meeting on Tuesday, July 24th at which there will be discussion about the state of our proposal. We would like to inform you that we have a board meeting scheduled on Thursday, July 26th to review the status of our proposal. As indicated above, we stand ready to engage in active and ongoing negotiations with respect to our proposal, including the matters raised in your letters of July 3rd and July 18th, and accordingly believe that we can reach a mutually satisfactory merger agreement in short course.

        Again, please let me reiterate our belief that our proposal presents a unique opportunity to create the premier provider of ophthalmic products, combining world-leading products, knowledgeable and experienced employees and world-class research capabilities. We believe our proposal is superior, both financially and strategically, to the offer contemplated by Warburg Pincus and provides your shareholders the continued opportunity to participate in Bausch & Lomb's success.

Very truly yours,
/s/ James V. Mazzo
James V. Mazzo Chairman, President and Chief Executive Officer

        After the receipt of AMO's July 23, 2007 letter, the Special Committee held an in-person meeting (with one member not in attendance) to discuss the developments relating to the $75 AMO Proposal since the last meeting of the Board of Directors held on July 5, 2007 and AMO's response to the Special Committee's concerns and questions as described in the letters to AMO dated July 3, 2007 and July 18, 2007 from Mr. Waltrip, Chairman of the Special Committee. Morgan Stanley presented certain information concerning the potential value of the $75 AMO Proposal, based on the due diligence conducted to that time.

        Morgan Stanley analyzed the $75 AMO Proposal in order to provide the Special Committee and the Board of Directors with a framework for considering the potential value of the $75 AMO Proposal. First, Morgan Stanley reviewed the historical and recent market price performance of AMO's common stock as well as the projected financial performance of AMO. Morgan Stanley then analyzed the potential value of the stock component of the $75 AMO Proposal, compared to its stated value of $30 per Company share, taking into account the potential future financial performance of the Company and AMO, the pro forma impact of potential synergies resulting from a combination of the two companies, the pro forma impact of potential divestitures required to secure regulatory approval and, finally, the possible price-earnings multiple that might be assigned to AMO's common stock following a combination of the Company and AMO.

        The analysis performed by Morgan Stanley showed that the $75 AMO Proposal represents a potential value of $69.15 per Company share, if consummated. To arrive at this value, Morgan Stanley calculated the potential pro forma 2009 cash earnings of an AMO-Bausch & Lomb combined company based on the Company's "Base Case" Five Year Financial Forecast, on projected financial performance for AMO based on published Wall Street analyst research, and on estimated synergies resulting from the combination of AMO and the Company. The pro forma cash earnings were adjusted for potential divestitures based upon businesses AMO indicated it was assuming would be divested, and for the so-called "stranded" costs (which were estimated to be approximately $47 million), which are allocated overhead costs attributable to the divested businesses that would remain within the combined company notwithstanding the divestitures. The assessment of potential synergies provided by AMO to the Company was $184 million per year once fully achieved by 2011 (which we refer to as run-rate synergies). AMO's synergy estimate was viewed as aggressive by consultants retained by the Company, particularly in the manufacturing, research and development and selling categories. The Company's consultants estimated higher synergies than AMO in the general and administrative expenses category; however, these were not sufficient to offset the shortfall in the categories described above, resulting in an adjusted run-rate synergy estimate of $116 million per year once fully achieved by 2011. This $116 million estimate was used in the Morgan Stanley analysis. Based upon the foregoing analysis, the potential pro forma 2009 cash earnings of the combined company were calculated as $1.80 per share of AMO common stock.

        The cash earnings per share were then multiplied by a multiple of 16.5x, representing a next twelve months price-earnings ratio for 2009, to arrive at a potential price of $29.74 per share of AMO common stock. In arriving at the 16.5x next twelve months price-earnings ratio, Morgan Stanley first analyzed the next twelve months price-earnings ratios for the Company, AMO and The Cooper Companies, Inc. over the last five years, which multiples were in the range of 18.0x to 20.0x. To calculate the price-earnings multiple for 2009, this range of numbers was then discounted by one year, resulting in a multiple range for 2009 of 16.0x to 17.0x; Morgan Stanley used the mid-point of this range in its analysis.

        Morgan Stanley then calculated an illustrative exchange ratio of 0.864 (representing the number of shares of AMO common stock necessary to deliver $30.00 in stated value of AMO common stock per Company share based upon the closing sale price per share of AMO common stock of $34.71 on July 20, 2007). The actual exchange ratio under the $75 AMO Proposal would be fixed as of the date (if any) of the signing of a merger agreement between AMO and the Company, based on the average closing price of the AMO common stock for the five trading days prior to such signing date (if any). By applying the illustrative 0.864 exchange ratio to the potential price of $29.74 per share of AMO common stock, the potential value of the stock component of the $75 AMO Proposal was calculated to be $25.71. Adding such amount to the $45.00 per Company share cash component of the $75 AMO Proposal resulted in a potential value of $70.71 per Company share.

        From this amount, Morgan Stanley subtracted $1.56 to arrive at $69.15, which represents the potential value per Company share under the $75 AMO Proposal, if consummated. The $1.56 amount subtracted represents a time value of money adjustment for the four-month period between the expected closing date of the Warburg Pincus merger and the date on which AMO has proposed to begin accruing interest on the consideration AMO would pay to the Company's shareholders (which would be on the 181st day after a definitive merger agreement (if any) is executed between AMO and the Company), during which period such consideration to be paid by AMO would not accrue any interest. The interest rate used to calculate the adjustment was 7.2% per annum, based on the rate of interest contemplated by the $75 AMO Proposal, which, when applied to the $65.00 per Company share consideration under the Warburg Pincus merger over the four-month period described in the preceding sentence, results in $1.56.

        Morgan Stanley informed the Board of Directors that its analysis did not take into account other uncertainties and risks associated with the $75 AMO Proposal including, among other things, the risks associated with the lack of price protection with respect to the stock component of the $75 AMO Proposal, and the risk of non-consummation as a result of AMO's failure to obtain regulatory approval or the approval of the AMO's stockholders, among other things. Morgan Stanley advised the Special Committee and the Board of Directors that it was not possible to arrive at a precise "discount" rate applicable to the theoretical financial value of the $75 AMO Proposal to further adjust the potential $69.15 value of the $75 AMO Proposal to reflect these risks, but rather that such adjustments required a judgment as to the likelihood of such events occurring, some of which could prevent consummation of the transaction altogether.

        Neither the Special Committee nor the Board of Directors of the Company requested Morgan Stanley to render a fairness opinion with respect to the $75 AMO Proposal, and the analysis by Morgan Stanley of the $75 AMO Proposal described in the foregoing did not constitute any view by Morgan Stanley as to fairness or any other opinion regarding the $75 AMO Proposal.

        Following the Morgan Stanley presentation at the July 23, 2007 meeting of the Special Committee, the Special Committee discussed the uncertainty as to the potential value of the $75 AMO Proposal, taking into account the achievability of the projected pro forma performance of AMO following an acquisition of the Company, in light of AMO's projected standalone results, the Company's projected standalone results, the potential synergies associated with the proposed transaction, the impact of potential divestitures required to secure regulatory approvals; and the exposure to movements in the price of the AMO common stock during the period necessary to secure regulatory approvals, both as a result of AMO-specific issues as well as potential changes in the stock market generally. The Special Committee also discussed the uncertainty as to the ability of AMO to consummate the proposed transaction, in light of the publicly stated intention of ValueAct, which reported owning 14.7% of the outstanding shares of AMO common stock, to vote against the transaction, as well as communications by representatives of the Special Committee with certain other AMO stockholders. The Special Committee recognized that if the Board of Directors were to determine that AMO no longer constituted an "excluded party" under the Warburg Pincus merger agreement, if AMO were subsequently to make a revised acquisition proposal which constituted a superior proposal as defined in the Warburg Pincus merger agreement, and if the Board of Directors were to accept such a revised acquisition proposal, a termination fee of $120 million, instead of $40 million, would be payable by the Company to Parent. The Special Committee determined, however, that despite its attempt to negotiate with AMO regarding key concerns with respect to the $75 AMO Proposal, it was not clear that further negotiations would be productive. The Special Committee determined to recommend to the Board of Directors that the Board of Directors determine that, in light of the foregoing factors, along with other financial, legal, regulatory and other issues presented by the $75 AMO Proposal, it was unable to conclude (1) that the $75 AMO Proposal is more favorable from a financial point of view to the Company's shareholders or (2) that the $75 AMO Proposal is reasonably capable of being consummated and, as a result, that AMO should no longer be designated as an "excluded party" under the Warburg Pincus merger agreement.

        On July 24, 2007, at an in-person meeting of the Board of Directors (with one director participating by telephone, and one director not participating), Mr. Waltrip, the Chairman of the Special Committee, together with the Special Committee's financial and legal advisors, reviewed the on-going developments relating to the $75 AMO Proposal, reported on the Company's due diligence review of AMO and provided the Special Committee's view of AMO's response to the Special Committee's concerns and questions. Morgan Stanley presented the same information concerning the potential value of the $75 AMO Proposal as had been presented to the Special Committee. After extensive discussions, the Board of Directors determined that, notwithstanding the Special Committee's recommendation, the Board of Directors would give AMO another opportunity to address the concerns that had been raised as to the value, and certainty of consummation, of the $75 AMO Proposal. Accordingly, after the meeting of the Board of Directors adjourned on July 24, 2007, the Board of Directors and the Special Committee jointly sent the following letter to AMO, which was subsequently filed by the Company with the SEC under cover of a Form 8-K on July 24, 2007, to express their views in response to AMO's July 23, 2007 letter:

July 24, 2007

Mr. James V. Mazzo
Chairman, President and Chief Executive Officer
Advanced Medical Optics
1700 E. St. Andrew Place
Santa Ana, California 92705

Dear Mr. Mazzo:

        I am writing to express the views of the Special Committee and the Board of Directors of Bausch & Lomb Incorporated in response to your letter dated July 23, 2007 regarding the proposal by Advanced Medical Optics ("AMO") set forth in your letter dated June 29, 2007 (the "AMO Proposal").

        Based upon the current terms and conditions of the AMO Proposal and the information available to the Special Committee and the Board of Directors, as of the date hereof, we are of the view that, unless revised to address the concerns specified below, the AMO Proposal would not be likely to result in a Superior Proposal, and that AMO would therefore no longer meet the standard to be an Excluded Party, in each case as defined in the Warburg Pincus merger agreement. Our concerns remain those expressed in my letters on behalf of the Special Committee dated July 3, 2007 and July 18, 2007.

        We understand that you have a Board meeting scheduled on Thursday, July 26, 2007, to review the status of the AMO Proposal. Please provide us with any additional information you may have concerning the terms and conditions of the AMO Proposal no later than 12:00 p.m., Eastern time, on Friday, July 27, 2007. Without further assurances as to value and certainty of consummation and, in particular, without concrete, credible evidence that holders of a significant percentage of the outstanding AMO shares would affirmatively support the proposed acquisition of Bausch & Lomb by AMO, the Special Committee and the Board intend to revoke AMO's designation as an Excluded Party under the Warburg Pincus merger agreement. Please note that any proposed increase in the fee that would be payable by AMO in the event the transaction did not close due to failure to obtain AMO shareholder approval should be accompanied by an opinion of counsel that such fee is legally payable in light of the known opposition of at least one significant shareholder to the proposed transaction.

        On behalf of the Special Committee of the Board of Directors, and the Board of Directors, of Bausch & Lomb Incorporated,

/s/ William H. Waltrip
William H. Waltrip
Chairman, Special Committee

        On July 26, 2007, the Board of Directors received a letter from each of Sandell Asset Management Corp. and HealthCor Management, L.P., holders of Company shares. Sandell Asset Management expressed its view that the $75 AMO Proposal was superior to the Warburg Pincus merger agreement. HealthCor Management expressed its intention to vote against the adoption of the Warburg Pincus merger agreement.

        On July 27, 2007, prior to the time by which AMO had been requested to respond to the Special Committee's and the Board's July 24, 2007 letter, AMO sent the following letter to the Special Committee:

July 27, 2007

Special Committee of the Board of Directors
Bausch & Lomb Incorporated
c/o Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Dear Sirs and Madams:

        We are in receipt of your letter dated July 24, 2007. We continue to believe that our $75 per share offer, as previously made, is clearly superior to your current $65 per share agreement with Warburg Pincus. Nevertheless, we are prepared to address your specific requests for a higher reverse termination fee and "concrete, credible evidence" that holders of a significant percentage of the outstanding shares of common stock of Advanced Medical Optics, Inc. ("AMO") would affirmatively support our proposed acquisition of Bausch & Lomb Incorporated ("B&L").

        We reiterate our offer to acquire B&L at a price of $75 per share in cash and stock on the terms previously presented. In demonstration of our confidence that our shareholders will support the transaction, our board, in addition to reconfirming its support for the transaction as a whole, has authorized replacing the up to $35 million expense reimbursement provision in our proposed merger agreement with a $50 million reverse termination fee payable by AMO if our shareholders vote the deal down. This term would be a feature of our merger agreement as originally proposed and of the alternative merger agreement described below. In response to your concern about the enforceability of this provision, the proposed $50 million fee is within the range of customary reverse termination fees and we believe, after discussing with our counsel, that the fee obligation would be honored.

        We offer two alternatives to satisfy your request for proof that our shareholders will approve the transaction. As your own advisors have acknowledged, obtaining an "advisory vote" from a significant percentage of our outstanding shareholders is navigating through uncharted waters. Customarily, shareholders reserve their judgment on a proposed transaction until they have had an opportunity to review and analyze the detailed information contained in a proxy statement, which, among other things, includes summaries of the terms and conditions of the acquisition proposal, the proposed benefits and risks of the transaction and pro forma financials of the combined companies. Notwithstanding the unprecedented nature of your request, we are prepared to offer either of the alternatives below to satisfy it.

Alternative #1: Discussions with Shareholders

        We are enthusiastic about the opportunity to discuss this transaction in detail with our shareholders. After presenting the proposed transaction to our principal shareholders, we would seek to provide you with the evidence of support you desire by the time you mail your proxy statement relating to the Warburg merger. However, our existing confidentiality agreement with you prohibits us from doing so. To gauge their support, we would need a limited waiver from this agreement to provide our shareholders with the information necessary for them to make an informed decision about our proposed transaction. We will need to provide the following information:

  •
  the proposed terms and conditions of our proposal;

  •
  strategic rationale around the operations of the combined businesses;

  •
  the $180 million of annualized cost synergies created through reduced overhead and greater efficiencies that we believe are readily obtainable in the combination of the two companies, based on information you have provided to us to date;

  •
  our proposed divestiture strategy and anticipated benefit of such divestitures on the combined company; and

  •
  the basis for our belief that the combination will have a significantly positive impact on our future earnings and earnings growth.

        We have been advised that information provided to our shareholders will need to be publicly disclosed to comply with securities laws.

Alternative #2: Alternative Merger Agreement

        Instead of the discussions with our shareholders, we would propose a different structure to provide concrete evidence of our shareholders' approval of the transaction and give your shareholders a choice between two transactions.

        Under this structure, B&L and AMO would enter into a merger agreement and would hold a vote of AMO's shareholders. B&L would postpone the shareholder vote on the Warburg merger until the earlier of the AMO shareholder vote or 120 days after the date of the AMO merger agreement.

        If our shareholders approve the transaction, you will have a definitive answer. B&L would then hold a shareholder meeting (which could be later the same day) to approve the AMO merger. If B&L's shareholders approve, then the B&L board would terminate the Warburg merger agreement and Warburg would receive the break-up fee.

        This alternative would require that B&L obtain an amendment to the Warburg merger agreement to permit this process and in a manner that does not adversely affect the ability to consummate the AMO alternative merger agreement. We are sure you will agree that providing your shareholders with the opportunity to avail themselves of a choice in this context is in their best interests. As part of entering into the AMO merger agreement, we would agree to reimburse B&L's expenses up to $10 million.

        In closing, we believe our proposal is superior, both financially and strategically, to the offer contemplated by Warburg and provides your shareholders the opportunity to participate in the success of the combined companies. We've addressed your stated concerns by modifying the reverse termination fee and have provided you now with two alternatives for proof that our shareholders will approve the transaction. I look forward to hearing from you shortly and moving forward with you on this transaction.

Very truly yours,
/s/ James V. Mazzo
James V. Mazzo Chairman, President and Chief Executive Officer

        A copy of AMO's July 27, 2007 letter was filed by AMO with the SEC under cover of a Form 8-K on July 27, 2007.

        After the receipt of AMO's July 27, 2007 letter, the Board of Directors held a telephonic meeting to discuss AMO's latest response to the Special Committee's and the Board's concerns set forth in their letter dated July 24, 2007 to AMO. Mr. Waltrip, together with the Special Committee's financial and legal advisors, reviewed with the Board of Directors AMO's revised proposal, including AMO's two proposed alternatives for providing concrete, credible evidence to the Board of Directors that AMO stockholder approval could be obtained. The Board of Directors was informed that "Alternative #2" set forth in AMO's July 27, 2007 letter was not an alternative available to the Company as Warburg Pincus had advised the Company that Warburg Pincus would not agree to amend the Warburg Pincus merger agreement as contemplated by such "Alternative #2." Morgan Stanley gave an updated analysis concerning the potential value of the $75 AMO Proposal, taking into account the volatility in the financial markets generally, and AMO's common stock in particular, in the days following the July 24, 2007 Board of Directors meeting, as well as the price-earnings multiples being assigned by the market to companies with relatively high levels of debt, such as AMO and an AMO-Bausch & Lomb combined company, in the then-current environment. Using the then-current closing sale price per share of AMO common stock to arrive at a revised illustrative exchange ratio, Morgan Stanley updated its analysis of the potential value of the $75 AMO Proposal presented to the Board of Directors at the July 24, 2007 meeting of the Board of Directors. The updated Morgan Stanley analysis showed that the $75 AMO Proposal, if consummated, represents a potential value modestly lower than the $69.15 per share calculated as of July 24, 2007, due principally to a decline in the price-earnings multiple that might be assigned to the AMO common stock in the then-current environment. The Board of Directors further discussed the uncertainty as to the ability of AMO to obtain AMO stockholder approval to consummate the proposed transaction, including as a result of the increased dilution to AMO stockholders due to the recent decline in AMO's stock price (which stock price was, as of July 27, 2007, approximately 9.4% less than its value on July 24, 2007), in the event a transaction as proposed by the $75 AMO Proposal were entered into.

        After extensive discussions, the Board of Directors determined that, notwithstanding the increased substantial uncertainties as to the potential value of the $75 AMO Proposal and as to the ability of AMO to consummate the proposed transaction, the Board of Directors would give AMO one more opportunity to present the assurances as to value and certainty of consummation of the $75 AMO Proposal necessary in order for the Board of Directors to continue engaging in active and ongoing negotiations with AMO and to continue designating AMO an "excluded party" under the Warburg Pincus merger agreement. It was also the consensus of the Board of Directors that AMO be permitted to pursue "Alternative #1" set forth in AMO's July 27, 2007 letter, subject to the limitation described below in the Board's letter dated July 29, 2007.

        Accordingly, on July 29, 2007, the Board of Directors and the Special Committee jointly sent the following letter to AMO, which was subsequently filed by the Company with the SEC under cover of a Form 8-K on July 30, 2007:

July 29, 2007

Mr. James V. Mazzo
Chairman, President and Chief Executive Officer
Advanced Medical Optics
1700 E. St. Andrew Place
Santa Ana, California 92705

Dear Mr. Mazzo:

        I am writing to express the views of the Special Committee of the Board of Directors, and the Board of Directors, of Bausch & Lomb Incorporated in response to your letter dated July 27, 2007 regarding the proposal by Advanced Medical Optics ("AMO") set forth in your letter dated June 29, 2007 (the "AMO Proposal").

        As you know, during the week of July 9, 2007, after receipt of the letter from ValueAct Capital stating that it owns 8.8 million shares of AMO common stock, representing 14.7% of the outstanding AMO shares, and expressing ValueAct's intention to vote against the AMO Proposal, the Special Committee's advisors requested that AMO arrange for them to have access to AMO's largest stockholders in order to permit such advisors to evaluate the likelihood of such holders voting in favor of the AMO Proposal. The Special Committee's advisors stated that they were prepared to have representatives of the Special Committee meet with AMO's stockholders together with AMO's representatives and that AMO could provide projected standalone and pro forma financial information to such stockholders to assist them in evaluating the transaction contemplated by the AMO Proposal, assuming such information was simultaneously filed with the SEC. AMO did not respond to that request.

        It is Bausch & Lomb's view that AMO did not then and does not now need a waiver under the Confidentiality Agreement between AMO and Bausch & Lomb dated May 28, 2007 (the "Confidentiality Agreement") to discuss with AMO's stockholders the terms and conditions of the AMO Proposal that have been publicly available since July 5, 2007, and publicly available in greater detail since the Bausch & Lomb preliminary proxy statement was filed on July 10, 2007.

        In the absence of a response from AMO to the Special Committee's request that AMO arrange access to certain of its stockholders referred to above, representatives of the Special Committee spoke with representatives of certain of AMO's largest stockholders (based on their latest SEC filings reporting ownership) in an effort to understand whether those holders were likely to vote in favor of the transaction contemplated by the AMO Proposal. No votes were solicited nor was any nonpublic information provided or discussed. Based upon those discussions, we believe there is substantial uncertainty with respect to AMO's ability to secure AMO stockholder approval.

        However, in order to permit AMO to attempt to provide concrete credible evidence that AMO stockholder approval can be secured, Bausch & Lomb hereby grants a limited waiver solely under paragraph numbered "3" of the Confidentiality Agreement, to the extent such a waiver is necessary, as we were prepared to do more than two weeks ago, for AMO to provide the information set forth in your letter dated July 27, 2007 to certain of AMO's stockholders, so long as AMO files all of such information simultaneously with the SEC and no other non-public information is provided, orally or otherwise. The limited waiver does not permit AMO to provide any non-public information concerning Bausch & Lomb. We note that Bausch & Lomb's five year forecast is summarized in the preliminary proxy statement and therefore is public, to the extent set forth therein. We note further that to the extent Bausch & Lomb is required to summarize information concerning projected pro forma information provided to Bausch & Lomb by AMO in the proxy statement relating to the merger with Warburg Pincus, such information will also be public, to the extent set forth therein. For the avoidance of doubt, the waiver granted is limited to paragraph numbered "3" of the Confidentiality Agreement as set forth above, and does not apply to any other provision thereof including, without limitation, paragraph numbered "4" thereof.

        I am informed that the preliminary proxy statement relating to the Warburg Pincus merger will be refiled early this week, with an anticipated mailing shortly thereafter. We therefore request that you provide concrete, credible evidence of AMO's ability to secure AMO stockholder approval no later than 12:00 p.m., on Friday, August 3, 2007. In our view, concrete, credible evidence means, at a minimum, direct confirmation to representatives of the Special Committee by AMO's stockholders holding sufficient AMO shares to approve the transaction contemplated by the AMO Proposal. We reserve the right to evaluate such evidence according to such criteria as we deem appropriate.

        With respect to the other points in your letter:

  •
  Given what we believe to be substantial uncertainty with respect to AMO's ability to obtain approval from its stockholders, the proposed $50 million reverse termination fee is inadequate.

  •
  We have been advised by Warburg Pincus that it will not agree to amend its merger agreement with Bausch & Lomb as contemplated by your "Alternative #2".

        Please note that your July 27, 2007 letter does not respond to our request in our July 24, 2007 letter that you address the other concerns regarding value and certainty of consummation we have identified in my letters on behalf of the Special Committee dated July 3, 2007 and July 18, 2007. Without the requisite assurances as to value and certainty, including as to your ability to secure AMO stockholder approval, the Special Committee and the Board of Directors intend to revoke AMO's designation as an Excluded Party under the Warburg Pincus merger agreement, and reserve the right to do so at any time.

        The Board of Directors of Bausch & Lomb Incorporated continues to recommend the pending merger of Bausch & Lomb with affiliates of Warburg Pincus pursuant to the Warburg Pincus merger agreement.

        On behalf of the Special Committee of the Board of Directors, and the Board of Directors, of Bausch & Lomb Incorporated,

/s/ William H. Waltrip
William H. Waltrip
Chairman, Special Committee

        On July 30, 2007, AMO responded to the Board's and the Special Committee's letter dated July 29, 2007. The letter, which was subsequently filed by AMO with the SEC under cover of a Form 8-K on July 31, 2007, reads:

July 30, 2007

Special Committee of the Board of Directors
Bausch & Lomb Incorporated
c/o Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Dear Sirs and Madams:

        We are in receipt of your letter dated July 29, 2007.

        As we have pointed out in the past, the "non-binding uninformed referendum" that you have been requesting is extremely unusual. We are prepared to present our investors with information that is sufficiently detailed and thorough, and consistent with the materials we have provided as part of our past acquisitions. Presenting this detailed information to stockholders and, more importantly, allowing stockholders ample time to review and consider the matter, cannot be realistically accomplished within the time frame or disclosure limitation you propose. At a minimum, this process would take several weeks, not the mere four days between now and 12:00 p.m. on Friday, August 3, 2007 and would require disclosure of certain non-public information regarding the combined entities. In contrast, we note that your shareholders are being afforded months to assess the Warburg Pincus merger agreement.

        Further, we note that you have changed the standard as to what level of affirmative AMO stockholder support you are seeking. Initially, your letter dated July 24, 2007 requested affirmative support from the holders of "a significant percentage of outstanding shares." This was substantially increased in your most recent letter dated July 29, 2007, to "at a minimum, direct confirmation to representatives of the Special Committee by AMO stockholders holding sufficient AMO shares to approve the transaction contemplated by the AMO Proposal." You have also reserved the right to apply whatever criteria you deem appropriate to your review. We are concerned that as we proceed further with your process, the rules will continue to change. We seek confirmation from the Special Committee that "concrete, credible evidence" means that, subsequent to providing our stockholders with sufficiently detailed, thorough information and time to consider this information, AMO will provide to the Special Committee assurances that a significant percentage of our stockholders offer support for moving forward with this transaction.

        As it relates to the other matters in your letter, we are concerned that you continue to try to address individual issues with our proposal rather than respond to our expressed willingness to meet to discuss each of your issues in the context of a negotiation of the transaction documents in their entirety. We continue to believe that our proposal makes sense for both your shareholders as well as ours, and that our $75 per share proposal is superior to the $65 per share proposal by Warburg Pincus. Therefore, we request that you commit to engage in negotiations on a definitive merger agreement with AMO concurrent with our outreach to investors on the matter. We remain prepared to seek to resolve satisfactorily the issues raised in your letters in the context of a negotiation of all of the issues relating to a definitive merger agreement, and not just on a piecemeal basis as you have suggested.

        So as not to lose more time in this process, we seek confirmation on the following matters, by no later than 9:00 a.m. (Pacific Daylight Time), Wednesday, August 1, 2007:

  •
  We have several weeks to provide you with our assurances that a significant percentage of AMO stockholders support moving forward with this transaction,

  •
  the waiver includes the right to disclose non-public information regarding the combined entities, such as our basis for realizing expected synergies; and

  •
  B&L is committed to engage in concurrent negotiations towards a definitive merger agreement.

Very truly yours,
/s/ James V. Mazzo James V. Mazzo Chairman, President and Chief Executive Officer

        On July 31, 2007, at a telephonic meeting of the Board of Directors, the Board of Directors discussed AMO's requests and response in its letter dated July 30, 2007. The Special Committee and the Board of Directors determined not to grant the extension requested by AMO in its July 30, 2007 letter. Accordingly, Mr. Waltrip, on behalf of the Special Committee and the Board of Directors, sent the following letter to AMO expressing the Special Committee's and the Board's views of AMO's letter dated July 30, 2007:

August 1, 2007

Mr. James V. Mazzo

Chairman, President and Chief Executive Officer
Advanced Medical Optics
1700 St. Andrew Place
Santa Ana, California 92705

Dear Mr. Mazzo:

I am writing to express the views of the Special Committee of the Board of Directors, and the Board of Directors, of Bausch & Lomb Incorporated in response to your letter dated July 30, 2007 regarding the proposal by Advanced Medical Optics ("AMO") set forth in your letter dated June 29, 2007 (the "AMO Proposal").

The Board of Directors has concluded that it will not grant the "several week" extension requested in your July 30 letter. Thus, if you wish to comply with the requests set forth in my letter dated July 29, 2007, please do so no later than 12:00 p.m., Eastern time, on August 3, 2007.

As you know, almost three weeks ago we suggested through our advisors that AMO arrange access to its stockholders, and meet with such stockholders together with the Special Committee's representatives, in order to provide the requested assurance that AMO could secure AMO stockholder approval. The fact that you chose not to act on that request, and to allow the time since such request to elapse, does not now warrant an extension to accommodate what you should have done some time ago.

Moreover, we do not believe that it is particularly time consuming for AMO to contact its stockholders and provide such assurances if, in fact, the AMO stockholders do support the proposed transaction. It is our belief that fewer than ten stockholders, indeed perhaps as few as five, hold more than a majority of the outstanding AMO common stock.

As I indicated in my letter dated July 29, 2007, representatives of the Special Committee spoke with representatives of certain of AMO's largest stockholders. My understanding is that six such calls were arranged and held over a period of three business days. We continue to believe that there is substantial uncertainty that AMO could obtain the approval of its stockholders. Absent that approval, the proposed AMO transaction could not be consummated. Moreover, the Bausch & Lomb stockholders would be deprived of the opportunity to approve the proposed merger with affiliates of Warburg Pincus.

As to the other points in your letter:

  •
  We believe there was no ambiguity as to the terms of the limited waiver in my letter dated

  July 29, 2007. It permits AMO to disclose non-public information regarding the combined entity. The only limitation is on disclosure of non-public information specific to Bausch & Lomb. Pro forma information concerning the combined company would not fall into that category.

  •
  As is customary in merger negotiations, parties typically attempt to identify key issues and negotiate those before proceeding to negotiating full transaction documents. We have identified those issues to you repeatedly since AMO's initial proposal on June 21, including in my letters dated July 3, 2007 and July 18, 2007. We have had no response by AMO to our very specific requests on those key issues, other than an agreement to modify certain language regarding AMO's commitment to secure antitrust approval and, in your letter dated July 27, 2007, an agreement to increase slightly the fee payable by AMO to Bausch & Lomb in the event AMO stockholder approval could not be obtained. We believe we have been in negotiations continuously since June 21, 2007 towards a definitive agreement, but frankly have seen extremely little progress in such negotiations.

The Board of Directors has determined that absent a satisfactory response by AMO to my letter dated July 29, 2007, by the time specified therein, AMO will no longer be an Excluded Party under the Warburg Pincus merger agreement.

The Board of Directors of Bausch & Lomb Incorporated continues to recommend the pending merger of Bausch & Lomb with affiliates of Warburg Pincus pursuant to the Warburg Pincus merger agreement.

On behalf of the Special Committee of the Board of Directors, and the Board of Directors, of Bausch & Lomb Incorporated,

William H. Waltrip

Chairman, Special Committee

        The Board of Directors, upon the recommendation of the Special Committee, continues to recommend that the Company's shareholders adopt the Warburg Pincus merger agreement and the merger, notwithstanding the pendency of the $75 AMO Proposal.

Reasons for the Merger

        After careful consideration, the Company's Board of Directors, acting upon the recommendation of the Special Committee composed entirely of independent directors, unanimously approved and adopted the merger agreement and the transactions contemplated thereby and determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, the Company and its shareholders (other than shareholders, if any, who invest in Parent or Merger Sub). In the course of reaching its decision to approve and adopt the merger agreement and the merger, the Company's Board of Directors consulted with the Company's financial and legal advisors and considered a number of factors that the Board of Directors believed supported its decision, including the following:

  •
  the understanding of the Board of Directors of, and presentations by the Company's management regarding, the business, operations, properties and assets, financial condition, business strategy and prospects of the Company, as well as the risks involved in achieving those prospects, the nature of the industry in which the Company competes, industry trends and economic and market conditions, both on an historical and on a prospective basis;

  •
  an estimated trading range of the Company shares in the absence of market speculation regarding the possibility of a significant transaction such as the merger, which was viewed as likely to be below the market price of the Company common stock on May 15, 2007;

  •
  the risk that the Company might not perform at the level contemplated by the Company's internal five-year financial forecast prepared by management, that could adversely impact such estimated trading range;

  •
  the risk that insufficient insurance to cover our liability in litigation due to coverage limits or as a result of insurance carriers seeking to deny coverage, or that differences in timing between our being obligated to make payment and our receipt of reimbursement from the carriers, could adversely impact our results of operations and such estimated trading range;

  •
  the relative strength and liquidity of the current stock market and the risk that such conditions could change and adversely impact the price of Company shares in the future;

  •
  the potential shareholder value that could be expected to be generated from the various strategic alternatives available to the Company, including the alternative of remaining independent;

  •
  the belief of the Board of Directors that the sale of the Company at $65.00 per share was more favorable to shareholders than the other strategic alternatives available to the Company and its shareholders;

  •
  the belief of the Board of Directors that, in exploring the sale of the Company, it was preferable to negotiate on a confidential basis with a single potential acquiror rather than to conduct a public "auction" of the Company prior to signing a definitive transaction agreement because, in light of the Company's recent operational issues and delayed financial filings, and contingent liabilities, including those relating to the recall of the MoistureLoc product, there was a risk that a public auction would not result in a transaction at an attractive price and that a "failed" auction would be highly detrimental to the Company;

  •
  the belief of the Board of Directors that an acquisition by any of the companies most likely to have a strategic interest in acquiring the Company would also likely present potential issues under applicable antitrust laws which could introduce uncertainty with respect to the closing of any such transaction;

  •
  the then current strength and liquidity of the private equity and debt financing markets and the risk that conditions in such markets could be less conducive to an acquisition of the Company in the future;

  •
  current and historical trading prices of Company common stock, including the fact that the $65.00 price to be paid for each Company share in the merger represents a premium of approximately 26% over the volume weighted average closing sale price of the Company common stock for the 30 trading days prior to April 23, 2007, the date on which there were press reports of rumors regarding a potential acquisition of the Company;

  •
  the financial analyses and information reviewed with the Board of Directors by the Company's financial advisor, Morgan Stanley, in connection with the proposed merger (see "THE MERGER—Background of the Merger" beginning on page 28 and "THE MERGER—Opinion of Morgan Stanley & Co. Incorporated" beginning on page 56);

  •
  the opinion dated May 15, 2007, of Morgan Stanley delivered to the Special Committee and the Board of Directors to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration to be received by holders of shares of the Company common stock and Class B stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the Morgan Stanley opinion dated May 15, 2007, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement as Annex B. The Company and its Board of Directors encourage shareholders to read the Morgan Stanley opinion carefully and in its entirety, as well as the section below entitled "THE MERGER—Opinion of Morgan Stanley & Co. Incorporated" beginning on page 58;

  •
  the other terms and conditions of the merger agreement as reviewed by our Board of Directors (see "THE MERGER AGREEMENT" beginning on page 85) and the fact that they were the product of extensive arm's-length negotiations between the parties;

  •
  the fact that the merger consideration is all cash, so that the transaction allows the Company's shareholders to realize fair value, in cash, for their investment, provides such shareholders certainty of value for their shares and removes the shareholders' exposure to the risks inherent in continuing to operate as a public company;

  •
  the belief of the Board of Directors that the merger likely would be completed by Parent if approved by the Company's shareholders based on, among other things, Warburg Pincus's proven ability to complete large acquisitions on agreed terms, Warburg Pincus's experience in the healthcare industry, the belief of the Board of Directors that an acquisition by Warburg Pincus is unlikely to present significant issues under applicable antitrust laws, and the limited number and nature of the conditions to Parent and Merger Sub's obligation to consummate the merger including, in particular, the absence of a financing condition;

  •
  the fact that the terms of the merger agreement provide for a "go shop" period from May 16, 2007 through July 5, 2007, during which the Company may solicit alternative acquisition proposals, and that, after such period, the Company may continue discussions with certain potential acquirors identified during such period, subject to the terms of the merger agreement;

  •
  the fact that the terms of the merger agreement also permit the Company, under certain circumstances after the "go shop" period, to consider and respond to unsolicited acquisition proposals, including by furnishing information to, and conducting negotiations with, third parties with respect to certain unsolicited proposals;

  •
  the right of the Company to terminate the merger agreement in order to accept a superior proposal, subject to paying a termination fee of (1) $40 million with respect to transactions with certain parties that, during the "go shop" period, submitted acquisition proposals meeting certain criteria or (2) $120 million with respect to transactions with other parties (equal to approximately 0.8% and 2.6% of the enterprise value of the Company in the proposed merger, respectively);

  •
  the understanding of the Board of Directors, after consultation with its advisors, that the termination fees payable in order for the Company to accept a superior proposal, and the requirement for the Company to reimburse Parent and Merger Sub for certain reasonable out-of-pocket expenses, up to a limit of $35 million, in the event that the merger agreement is terminated under certain circumstances, and the circumstances under which such fees and expense reimbursement are payable, are reasonable and customary in light of the benefits of the merger, commercial practice and transactions of this size and nature;

  •
  the fact that completion of the merger is subject to approval by our shareholders and the right of our Board of Directors, under certain circumstances specified in the merger agreement, to change its recommendation that our shareholders vote in favor of the approval and adoption of the merger agreement, subject to Parent's right to terminate the merger agreement and receive a termination fee;

  •
  the limited number and nature of the conditions to funding set forth in the debt and equity financing commitment letters obtained by Parent and the obligation of Parent under the merger agreement to use its reasonable best efforts to arrange and obtain the debt financing, and if it fails to effect the closing under certain circumstances, the obligation of Merger Sub to pay the Company a $120 million reverse termination fee, which payment is guaranteed by Warburg Pincus Private Equity IX, L.P.; and

  •
  the commitment made by Parent and Merger Sub, except as required by law, to maintain certain compensation and benefits arrangements for our employees until December 31, 2008 or, if later, the first anniversary of the effective date of the merger (see "THE MERGER AGREEMENT—Employee Matters" beginning on page 105), which will assist the Company in retaining key management and other personnel for purposes of ensuring a smooth transition and preserving the Company's assets until the completion of the merger.

        In addition, the Company's Board of Directors believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the Board of Directors to represent effectively the interests of the Company's shareholders. These procedural safeguards include the following:

  •
  the fact that, other than the acceleration of the vesting of options or other equity-based awards to acquire Company shares held by directors (in connection with the acceleration of vesting of options and equity-based awards held by all officers and employees of the Company), and the indemnification of, and provision of directors' and officers' liability insurance for, each director for six years from and after the effective date of the merger, the directors will not receive any consideration in connection with the merger that is different from that received by any other shareholder of the Company;

  •
  the fact that negotiations with respect to, and the evaluation of, the merger were conducted by, and under the supervision of, a Special Committee of the Board consisting solely of independent directors;

  •
  the fact that management did not participate in negotiations between the Company and Warburg Pincus of the terms of the merger agreement and that, as of the date of this proxy statement, no discussions between management and representatives of Parent or Warburg Pincus with respect to post-merger employment or compensation arrangements have occurred;

  •
  the fact that the terms of the merger agreement provide for a "go shop" period from May 16, 2007, through July 5, 2007, during which the Company may solicit alternative acquisition proposals, and that, after such period, the Company may continue discussions with certain potential acquirors identified during such period, subject to the terms of the merger agreement;

  •
  the fact that the terms of the merger agreement also permit the Company, under certain circumstances after the "go shop" period, to consider and respond to unsolicited proposals, including by furnishing information to, and conducting negotiations with, third parties with respect to certain unsolicited proposals;

  •
  the fact that the Special Committee supervised the "go shop" process and will supervise any discussions with third parties after the end of the "go shop" period;

  •
  the fact that completion of the merger is subject to approval by our shareholders and the right of our Board of Directors, under certain circumstances specified in the merger agreement, to change its recommendation that our shareholders vote in favor of the approval and adoption of the merger agreement, subject to Parent's right to terminate the merger agreement and receive a termination fee; and

  •
  the fact that the Company is permitted under certain circumstances to terminate the merger agreement in order to accept a superior proposal, subject to payment of a termination fee.

        The Company's Board of Directors also considered, and balanced against the potential benefits, a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

  •
  the risk that the merger might not be completed in a timely manner or at all, including the risk that the merger will not occur if the financing contemplated by the commitment letters entered into by Parent is not obtained;

  •
  the fact that the price being paid for each Company share in the merger is approximately 26% below the historical high sale price of the Company common stock of $87.50 on July 5, 2005;

  •
  the fact that receipt of the merger consideration generally will be taxable to the Company's shareholders who are U.S. persons for U.S. federal income tax purposes;

  •
  the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships, which might affect or delay the achievement of certain of the Company's strategic goals;

  •
  the fact that the Company's shareholders will lose the opportunity to participate in any future earnings or growth of the Company and will not benefit from any future appreciation in value of the Company;

  •
  the fact that holders of shares of Company common stock do not have the right under New York law to seek appraisal of their shares;

  •
  the customary restrictions on the conduct of the Company's business prior to the completion of the merger, which among other things require the Company to conduct its business in all material respects only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

  •
  the fact that Parent and Merger Sub are newly-formed entities with essentially no assets and that any remedy in the event of a breach of the merger agreement by Parent or Merger Sub is limited to a maximum of $120 million (inclusive of the $120 million reverse termination fee, if payable), which is guaranteed by Warburg Pincus Private Equity IX, L.P. (see "THE MERGER—Limited Guarantee; Remedies" beginning on page 71 and "THE MERGER AGREEMENT—Maximum Recovery" beginning on page 110);

  •
  the fact that the merger agreement was entered into without any pre-signing market check, although the merger agreement permits a post-signing market check through the "go shop" process with a termination fee;

  •
  the possibility that we will be required to reimburse Parent and Merger Sub for up to $35 million of out-of-pocket expenses incurred in connection with the proposed merger if our shareholders do not approve and adopt the merger agreement; and

  •
  the possibility that the $120 million or $40 million termination fees payable by the Company under specified circumstances and the right of Parent to match the terms of any competing proposal may discourage a competing proposal to acquire the Company from emerging.

        In addition, the Board of Directors was aware of and considered the interests that certain of our directors and executive officers have with respect to the merger that differ from, or are in addition to, their interests as shareholders of the Company, as described in "—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 72.

        At special meetings held on July 27, 2007 and July 31, 2007, after careful consideration, the Company's Board of Directors, acting upon the recommendation of the Special Committee composed entirely of independent directors, determined to continue to recommend that shareholders adopt the Warburg Pincus merger agreement notwithstanding the pendency of the $75 AMO Proposal. In the course of reaching its decision to continue such recommendation, the Company's Board of Directors consulted with the Company's financial and legal advisors and considered a number of factors that the

Board of Directors believed supported its decision, including the factors described above and the following:

  •
  the fact that, after taking into account the likelihood that a transaction with AMO will take significantly longer to close than the Warburg Pincus merger due, among other things, to required regulatory approval, and that even though the potential value of AMO's proposed merger consideration could be approximately $69.15 per share (including the proposed interest payments under the $75 AMO Proposal) and therefore could represent approximately 6.4% higher potential value than the $65.00 per share proposed to be paid in the Warburg Pincus merger, there remained substantial uncertainties as to the value of the AMO common stock being offered as part of the $75 AMO Proposal, as well as uncertainties and increased risks, including with respect to consummation, associated with a transaction with AMO as compared to the Warburg Pincus merger, as set forth below;

  •
  the fact that the $75 AMO Proposal lacks price protection with respect to the stock component of the $75 AMO Proposal; and therefore fluctuations in the stock price of the AMO common stock, whether due to circumstances specific to AMO or general market conditions occurring during the period necessary to secure regulatory approvals, may decrease the value of the $75 AMO Proposal and that between the July 24, 2007 Board meeting and the July 31, 2007 Board meeting, there had been an approximately 10.5% decline in the price of the AMO common stock;

  •
  the fact that AMO has not agreed to the Company's request for price protection or its request for a right on the part of the Company to terminate the proposed merger agreement relating to the $75 AMO Proposal (which we refer to as the proposed AMO merger agreement) (if executed) if AMO's stock price were to fall to a point where the total value of the consideration being offered by AMO was below $65.00 per Company share (the value of the Warburg Pincus merger consideration);

  •
  the belief of the Board of Directors that there are substantial uncertainties as to the value of the AMO common stock being offered as part of the $75 AMO Proposal in light of AMO's projected standalone and pro forma financial performance, including uncertainties relating to the achievability of AMO projected results, and of potential synergies associated with the proposed transaction, the impact of potential divestitures required to secure regulatory approvals and the exposure to movements in the price of the AMO common stock during the period necessary to secure regulatory approvals;

  •
  the fact that the $75 AMO Proposal requires a vote of AMO's shareholders and that AMO has not provided adequate assurances to the Company's Board of Directors regarding AMO's ability to obtain the approval of its shareholders, in light, among other things, of the publicly stated intention of ValueAct, which reported owning 14.7% of AMO's shares, to vote against a transaction between AMO and the Company, as well as communications by representatives of the Special Committee with other AMO shareholders;

  •
  the fact that under the proposed AMO merger agreement, the AMO board of directors would have a "fiduciary out" from its covenant to recommend to AMO's shareholders that they vote in favor of the issuance of shares in connection with a transaction;

  •
  the belief of the Board of Directors that efforts AMO might make to address the Board's other concerns, such as by providing price protection or increasing reverse termination fees payable by AMO to the Company for failure by AMO to consummate the transaction as a result of a failure to obtain AMO stockholder approval or regulatory approval, would only increase the opposition of certain AMO stockholders to the merger proposed by AMO, making it more difficult for AMO to obtain such AMO stockholder approval;

  •
  the fact that under the proposed AMO merger agreement, if AMO's shareholders do not approve the issuance of shares of AMO common stock in connection with the proposed AMO merger transaction, either AMO or the Company may terminate the merger agreement generally without requiring any payment by AMO under such circumstances except for, as originally proposed, reimbursement by AMO of the Company's expenses up to $35 million, or as currently proposed, payment by AMO to the Company of a reverse termination fee of $50 million, and the fact that AMO has not agreed to the Company's request for a higher payment to the Company under those circumstances;

  •
  the belief of the Board of Directors that the currently proposed reverse termination fee of $130 million payable by AMO to the Company in the event of a termination of the proposed AMO merger agreement (if executed) due to a failure to obtain antitrust approvals may be inadequate to act as a meaningful penalty to ensure AMO's commitment to obtaining such antitrust approvals, and to compensate the Company and its shareholders in the event that the transaction is not consummated as a result of the failure to obtain antitrust approvals, in light of the regulatory issues underlying the $75 AMO Proposal as opposed to the proposed Warburg Pincus merger, and the fact that AMO has not agreed to the Company's request for a higher payment to the Company under those circumstances;

  •
  the fact that under the $75 AMO Proposal, AMO has not agreed to the Company's request that AMO be required to reimburse the Company for the termination fee payable by the Company to Parent in connection with the termination of the Warburg Pincus merger agreement under any circumstances, including if AMO failed to consummate the transaction contemplated by the $75 AMO Proposal; and

  •
  the belief of the Board of Directors that the additional delay in consummating a transaction would (1) create additional risks and uncertainties with respect to both AMO and the Company, including market and event risks, which could increase the risk that a condition to closing would not be satisfied or that AMO would be unable to secure the financing for the transaction notwithstanding the absence of a financing condition, and (2) increase diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships, which might adversely affect the Company.

        The foregoing discussion summarizes the material factors considered by the Company's Board of Directors in its consideration of the Warburg Pincus merger and in its continued recommendation of the Warburg Pincus merger agreement and the merger. In view of the wide variety of factors it considered, the Company's Board of Directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our Board of Directors may have assigned different weights to various factors. The Company's Board of Directors unanimously approved and adopted, and recommends, the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Recommendation of the Company's Board of Directors

        After careful consideration, the Company's Board of Directors, by unanimous vote, acting upon the recommendation of the Special Committee composed entirely of independent directors:

  •
  has determined that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable and fair to, and in the best interests of, the Company and its shareholders (other than shareholders, if any, who invest in the Parent or Merger Sub);

  •
  has approved and adopted the merger agreement; and

  •
  recommends that the Company's shareholders vote "FOR" the approval and adoption of the merger agreement.

Opinion of Morgan Stanley & Co. Incorporated

        The Special Committee retained Morgan Stanley to provide it with financial advisory services in connection with proposals from Warburg Pincus or others that might be received by the Company with respect to an acquisition, merger or other similar transaction. The Special Committee selected Morgan

Stanley to act as its financial advisor based on Morgan Stanley's knowledge of the Company and the industries in which the Company operates as well as Morgan Stanley's qualifications, expertise and reputation as an advisor to special committees in such transactions. At the meeting of the Board of Directors on May 15, 2007, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of May 15, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by the holders of Company shares pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Morgan Stanley, dated as of May 15, 2007, is attached to this proxy statement as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. You are encouraged to read the entire opinion carefully. The Morgan Stanley opinion is directed to the Special Committee and the Company's Board of Directors and addresses only the fairness from a financial point of view of the consideration to be received by the holders of Company shares pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger. The opinion, and the other views and analysis of Morgan Stanley referenced throughout this proxy statement, do not constitute a recommendation to any holder of Company shares as to how to vote at the special meeting. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

        In connection with rendering its opinion, Morgan Stanley, among other things:

  •
  reviewed certain publicly available financial statements and other business and financial information of the Company;

  •
  reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by management;

  •
  reviewed certain financial forecasts prepared by management;

  •
  discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

  •
  reviewed pending litigation and certain contingent liabilities of the Company with its counsel;

  •
  reviewed the reported prices and trading activity for the Company common stock;

  •
  compared the financial performance of the Company and the prices and trading activity of the Company common stock with that of certain other publicly traded companies comparable with the Company and its securities;

  •
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  •
  participated in discussions and negotiations among representatives of the Company, Warburg Pincus and their financial and legal advisors;

  •
  reviewed a draft commitment letter, to be dated May 16, 2007, to be received by Warburg Pincus from Credit Suisse Securities (USA) LLC, JP Morgan Securities Inc., Banc of America LLC and Citigroup Global Markets Inc. with respect to the debt financing for the merger;

  •
  reviewed draft commitment letters, to be dated May 16, 2007, to be received by Parent from Warburg Pincus Private Equity IX, L.P., Credit Suisse Management LLC, JP Morgan Ventures Corporation, BAS Capital Funding Corporation and Citigroup Global Markets Inc. with respect to the equity financing for the merger;

  •
  reviewed drafts of the merger agreement and certain related documents; and

  •
  considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to

Morgan Stanley by the Company for the purposes of the Morgan Stanley opinion. With respect to the financial forecasts supplied to Morgan Stanley or discussed with Morgan Stanley, Morgan Stanley assumed such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the draft merger agreement with no waiver, delay or amendment of any terms or conditions and that the financing of the merger will be consummated in all material respects with the terms set forth in the draft debt commitment letter and the equity commitment letters. Morgan Stanley is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and veracity of assessments by such advisors to the Company with respect to such issues. Morgan Stanley has also assumed that in connection with the receipt of all the necessary governmental, regulatory and other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the merger. Morgan Stanley has also relied upon, without independent verification, the assessment by the management of the Company of (1) the timing and risks associated with the merger and (2) the validity of, and risks associated with, the Company's existing and future technologies, intellectual property, products, services and business models. Morgan Stanley expresses no opinion as to the relative fairness of the merger consideration to holders of the different classes of common stock of the Company. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of the Company, nor has Morgan Stanley been furnished with any such appraisals. The Morgan Stanley opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, May 15, 2007. Events occurring after such date may affect Morgan Stanley's opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

        In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving the Company or any of its assets, nor did Morgan Stanley negotiate with any parties, other than Warburg Pincus, with respect to the possible acquisition of the Company or certain of its constituent businesses.

        Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or for the account of customers in the equity and other securities of the Company, its affiliates, affiliates of Warburg Pincus or any other parties, commodities or currencies involved in the merger. In addition to the services it has provided to the Special Committee and the Board of Directors in connection with the merger, in the past two years Morgan Stanley and its affiliates have provided other services to the Company and its affiliates in connection with advisory services and Morgan Stanley has received fees from the Company for rendering such services. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by Warburg Pincus LLC. In the past, Morgan Stanley and its affiliates have provided financial advisory services for Warburg Pincus, and Morgan Stanley has received fees for the rendering of these services. Based on information provided by Warburg Pincus, as of the date of this proxy statement, the aggregate amount of such fees estimated to have been paid by Warburg Pincus to Morgan Stanley since the beginning of 2006 was in excess of $65 million. Morgan Stanley may also seek to provide such services to the investors in Parent in the future and will receive fees for the rendering of these services.

        Under the terms of its engagement letter, Morgan Stanley provided the Special Committee of the Board of Directors with financial advisory services and a financial opinion in connection with the merger, and the Company has agreed to pay Morgan Stanley for such financial advisory services an aggregate fee of approximately 0.525% of the aggregate value of the transaction (where aggregate value is defined as equity value of the transaction, plus the value of any debt, capital lease, and preferred stock obligations of the Company directly or indirectly assumed, retired, or defeased in connection with the transaction), $1.0 million of which became payable by the Company on April 15, 2007, $3.0 million of which became payable upon delivery of Morgan Stanley's opinion and the remainder of which will become payable contingent upon the closing of the merger. The Company has also agreed to reimburse Morgan Stanley for certain of its expenses, including attorneys' fees, incurred in connection with its engagement. In addition, the Company has agreed to indemnify Morgan Stanley and any of its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of its engagement and any related transactions.

Financial Analysis of Morgan Stanley

        The following is a summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated May 15, 2007. In connection with arriving at its opinion, Morgan Stanley did not attribute any particular weight to any analysis described below relative to any other analysis. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

        Historical Share Price Analysis.    Morgan Stanley reviewed the historical price performance and average closing prices of the Company common stock and noted that the 52-week trading range for the Company common stock was between $41 and $62 per share and that the unaffected price of the Company common stock, as represented by the volume weighted average closing sale price of the Company common stock for the 30 trading days prior to April 23, 2007, the date on which there were press reports of rumors regarding a potential acquisition of the Company, was $51.47. Morgan Stanley noted that the consideration per share to be received in the merger by holders of Company shares was $65.00.

        Analyst Share Price Targets.    Morgan Stanley reviewed various publicly available equity research analyst share price targets for various future dates published over the period ranging from March 1, 2007, through May 4, 2007, for the Company common stock. The share price targets ranged from $46 to $57 per share. Morgan Stanley noted that the consideration per share to be received in the merger by holders of Company shares was $65.00.

        The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for the Company common stock and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

        Comparable Company Analysis.    Morgan Stanley performed a comparable company analysis, which provides an implied public market value for the Company by comparing it to similar publicly traded companies. For purposes of this analysis, Morgan Stanley reviewed certain public trading multiples for the following five companies:

	Enterprise Value to:				Share Price to:
	2007E EBITDA(1)		2008E EBITDA		2007E EPS(2)		2008E EPS
Alcon Inc.	19.0	x	17.0	x	25.6	x	22.3	x
Allergan Inc.	18.8	x	16.6	x	28.6	x	24.2	x
Advanced Medical Optics Inc.	11.6	x	8.5	x	28.5	x	18.5	x
Cooper Companies Inc.	11.9	x	10.5	x	19.2	x	16.0	x
QLT Inc.	14.5	x	13.0	x	28.0	x	29.5	x

(1)
Earnings Before Interest, Taxes, Depreciation and Amortization.

(2)
Earnings (otherwise known as net income) per share.

Forecasted 2007 and 2008 financial information for the comparable companies was based on publicly available equity research analyst estimates.

        Based on an analysis of the enterprise value to 2007E and 2008E EBITDA for the comparable companies, Morgan Stanley derived a representative range of 10x to 12x 2007E EBITDA. Applying this range of 10x to 12x to 2007E EBITDA to the Company's forecasted 2007 EBITDA ($404 million pursuant to the Company's "Base Case" Five Year Financial Forecast) resulted in a hypothetical valuation range for the Company of $66 to $80 per share, or $62 to $76 per share after adjustment for an illustrative $3.72 per share of potential contingent liability exposure. Neither the Company nor Morgan Stanley placed a dollar value on potential contingent liabilities of the Company beyond existing reserves, because the Company advised Morgan Stanley that it believed an amount in excess of existing reserves was neither probable nor estimable. However, in order to illustrate the impact of such potential liabilities on the Company's valuation, Morgan Stanley included an illustrative downward adjustment of $3.72 per share for potential contingent liabilities based primarily upon certain amounts theretofore accrued by the Company relating to potential contingent tax liabilities.

        Due to the various one-time costs associated with the MoistureLoc recall and the effects of such costs on the Company's fiscal 2007 net income estimate, Morgan Stanley used 2008E earnings per share (rather than 2007E earnings per share) in its comparable companies analysis. Based on an analysis of the share price to 2008E earnings per share for the comparable companies, Morgan Stanley derived a representative range of 17x to 21x 2008E net income. Applying this range of 17x to 21x 2008E net income to the Company's forecasted 2008 net income ($193 million pursuant to the Company's "Base Case" Five Year Financial Forecast) resulted in a hypothetical valuation range for the Company of $59 to $72 per share, or $55 to $68 per share after adjustment for an illustrative $3.72 per share of potential contingent liability exposure. Morgan Stanley noted that the consideration per share to be received in the merger by holders of Company shares was $65.00.

        Morgan Stanley selected the comparable companies used in the comparable company analysis because their businesses and operating profiles are reasonably similar to those of the Company. However, because of the inherent differences among the businesses, operations and prospects of the Company and the businesses, operations and prospects of the selected comparable companies, no comparable company is exactly the same as the Company. Therefore, Morgan Stanley believed that it was inappropriate to, and did not rely solely on the quantitative results of the comparable companies analysis. Accordingly, in arriving at the representative ranges of multiples used in the analysis, Morgan Stanley took into account the quantitative results of the comparable companies analysis, but made adjustments to such results based on Morgan Stanley's qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Company and the companies included in the comparable company analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, geographic location of assets, profitability levels and business segments between the Company and the companies included in the comparable company analysis and other matters, many of which are beyond the Company's control, such as the impact of competition on its businesses and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

        Discounted Equity Value Analysis.    Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the future value of a company's common equity as a function of such company's future earnings and its forward price-earnings multiples. The resulting value is subsequently discounted to arrive at a present value for such company's share price. In connection with this analysis, Morgan Stanley calculated a range of current equity values per share for the Company common stock on a standalone basis.

        To calculate the discounted equity value, Morgan Stanley utilized forecasted financial information for the 2008 fiscal year from management of the Company, which are described in greater detail under the heading "—Certain Financial Forecasts" beginning on page 80. Morgan Stanley multiplied forecasted 2008 fiscal year earnings per share by a range of price-earnings ratios from 18x to 20x to derive a range of hypothetical future values per share. The price-earnings multiples ranging from 18x to 20x were selected based on a review of the average of the Company's next twelve months price-earnings ratio for the last five years, which resulted in a mean price-earnings multiple of 19.2x. Morgan Stanley then discounted this range of future values per share by an equity discount rate of 15% to derive a range of hypothetical present values per share. Morgan Stanley selected the equity discount rate of 15% based on its belief that such rate reflects the return rate that would be required by a non-controlling public shareholder of the Company. Applied to the Company's "Base Case" Five Year Financial Forecast, this analysis yielded a valuation range for the Company of $58 to $65 per share. Applied to the Company's "Upside Case" Five Year Financial Forecast, this analysis yielded a valuation range for the Company of $63 to $70 per share. Morgan Stanley noted that the consideration per share to be received in the merger by holders of Company shares was $65.00.

        Premium Paid Analysis.    Morgan Stanley performed an analysis of the premium proposed to be paid in the merger based upon the premiums paid in precedent going-private transactions with consideration of greater than $500 million, with special committees and signed merger agreements or launched tender offers that were announced since January 2006. Morgan Stanley analyzed 37 such transactions to determine the premium paid for the target over the share price on the date that was 30 days prior to the earliest of the deal announcement, announcement of a competing bid, or market rumors. This analysis indicated a mean premium of 23.8% and a median premium of 24.4%.

        Based on the outcome of this analysis, Morgan Stanley applied a representative premium range of 20% to 30% to the Company's unaffected share price, represented by the volume weighted average closing sale price of the Company common stock of $51.47 for the 30 trading days previous to April 23, 2007, the date on which there were press reports of rumors regarding a potential acquisition of the Company. This resulted in a hypothetical valuation range of $62 to $67 per share. Morgan Stanley noted that the consideration per share to be received in the merger by holders of Company shares was $65.00.

        Discounted Cash Flow Analysis.    Using the Company's "Base Case" and "Upside Case" Five Year Financial Forecasts for 2007 to 2011, which are described in greater detail under the heading "—Certain Financial Forecasts" beginning on page 80, Morgan Stanley performed an analysis to determine the hypothetical present value of the free cash flows that the Company could generate from 2007 and beyond.

        Morgan Stanley's analysis of the Company's weighted average cost of capital resulted in a discount rate of approximately 8%. Morgan Stanley therefore assumed a range of discount rates from 8% to 10%. The discount rate ranging from 8% to 10% was selected based on a weighted average cost of capital calculation for similar companies identified in the section entitled "—Comparable Company Analysis" as well as for the Company. Morgan Stanley then calculated the discounted cash flow of the

Company for ten years by applying "Base Case" and "Upside Case" cash flow forecasts from the Company for the first five years, and for the next five years, Morgan Stanley applied a decreasing annual revenue growth rate to equal 2% by the tenth year while keeping margins constant through this period and, in calculating the cash flow forecasts for such period, Morgan Stanley made certain assumptions (which were based on the historical levels of, and management's best estimate as of the date of the analysis of, such items) as to the Company's depreciation and amortization expenses, capital expenditures and change in net working capital. This resulted in depreciation and amortization expenses averaging 4.7% of sales for the "Base Case" and 4.3% of sales for the "Upside Case", capital expenditures averaging 3.4% of sales for the "Base Case" and 3.2% of sales for the "Upside Case", and change in net working capital averaging 1.4% of sales for the "Base Case" and 1.7% of sales in the "Upside Case", in each case, for the ten-year forecast period. Morgan Stanley applied a perpetual growth rate of 1% to 3% going forward, which reflects management's best estimate, as of the date of the analysis, of the perpetual growth rate of the Company. As applied to the Company's "Base Case" Five Year Financial Forecast, the analysis resulted in a hypothetical valuation range for the Company of $63 to $75 per share, or $59 to $71 per share after adjustment for an illustrative $3.72 per share of potential contingent liability exposure. As applied to the Company's "Upside Case" Five Year Financial Forecast, the analysis resulted in a valuation range for the Company of $72 to $86 per share, or $68 to $82 per share after adjustment for an illustrative $3.72 per share of potential contingent liability exposure. Morgan Stanley noted that the consideration per share to be received in the merger by holders of Company shares was $65.00.

        Leveraged Buyout Analysis.    Morgan Stanley also analyzed the Company from the perspective of a potential purchaser that would effect a leveraged buyout of the Company using a debt capital structure consistent with the debt structure that the Company would have following the merger.

        Based on its experience, Morgan Stanley assumed that a financial sponsor would seek an internal rate of return ranging from 15% to 25% over a five-year time period, and that such a buyer would assume that it would be able to sell its investment in the Company in 2011 at an enterprise value that represented a multiple of 11x forecasted 2011 EBITDA. Based on these assumptions, Morgan Stanley derived a current valuation range of $63 to $75 per share, or $61 to $73 per share after adjustment for an illustrative $3.72 per share of potential contingent liability exposure, on the Company's "Base Case" Five Year Financial Forecast, and a current valuation range of $68 to $82 per share, or $66 to $80 per share after adjustment for an illustrative $3.72 per share of potential contingent liability exposure, on the Company's "Upside Case" Five Year Financial Forecast, representing implied values per share that a financial sponsor might be willing to pay to acquire the Company. Morgan Stanley noted that the consideration per share to be received in the merger by holders of Company shares was $65.00.

        In connection with the review of the merger by the Special Committee of the Board of Directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of the Company. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of the Company. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration pursuant to the merger agreement from a financial point of view to holders of Company shares and in connection with the delivery of its opinion dated May 15, 2007, to the Special Committee of the Board of Directors and the Board of Directors of the Company. These analyses do not purport to be appraisals or to reflect the prices at which shares of Company common stock might actually trade.

        The merger consideration was determined through negotiations between the Special Committee of the Board of Directors of the Company and Warburg Pincus and was recommended by the Special Committee for approval by the Board of Directors and approved by the Board of Directors. Morgan Stanley provided advice to the Special Committee of the Board of Directors during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to the Company, the Special Committee of its Board of Directors or its Board of Directors or that any specific merger consideration constituted the only appropriate consideration for the merger.

        In addition, the Morgan Stanley opinion and Morgan Stanley's presentation to the Special Committee of the Board of Directors were some of many factors taken into consideration by the Special Committee of the Board of Directors in deciding to approve the merger. Consequently, the analyses as described above, and the other views and analyses of Morgan Stanley referenced throughout this proxy statement, should not be viewed as determinative of the opinion of the Special Committee of the Board of Directors or of the Board of Directors with respect to the merger consideration or of whether the Special Committee of the Board of Directors or the Board of Directors would have been willing to agree to different merger consideration. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

Certain Effects of the Merger

        If the merger agreement is approved and adopted by the Company's shareholders, and certain other conditions to the closing of the merger are satisfied, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation. As such, as provided under NYBCL, (1) all the property, real and personal, including subscriptions to shares, causes of action and every other asset of each of the Company and Merger Sub will vest in the Company, as the surviving corporation; (2) the surviving corporation will possess all the rights, privileges, immunities, powers and purposes of each of the Company and Merger Sub; and (3) the surviving corporation will assume and be liable for all the liabilities, obligations and penalties of each of the Company and Merger Sub.

        On the effective date of the merger, Parent (together with any other person who is or may become a direct or indirect equity investor in Parent, which may include members of our management as described more fully in the section entitled "THE MERGER—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 72, and other current holders of Company common stock or Class B stock) will become the sole owners of the Company and its business. Therefore, current shareholders of the Company (other than any such direct or indirect equity investors in Parent) will cease to have direct or indirect ownership interests in the Company or rights as the Company shareholders, will not participate in any future earnings or growth of the Company, will not benefit from any appreciation in value of the Company, and will not bear the future risks of the Company's operations.

        Following completion of the merger, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act. As a result, the Company will be a privately held corporation, and there will be no public market for Company shares. This will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders' meetings, no longer applicable to the Company. After the effective date of the merger, the Company will also no longer be required to file periodic reports with the SEC on account of Company shares, although the Company may continue to have reporting obligations under the Exchange Act with respect to the Company's other outstanding securities.

        On the effective date of the merger, the directors of the Company immediately prior to the effective date of the merger will submit their resignations, to be effective as of the effective date of the merger. Immediately after the effective date of the merger, Parent will cause the directors of Merger Sub immediately prior to the effective date of the merger to be the directors of the surviving corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation. The officers of the Company immediately prior to the effective date of the merger will be the initial officers of the surviving corporation, each to hold office in accordance with and subject to the certificate of incorporation and bylaws of the surviving corporation.

Financing by Parent of Merger and Related Transactions

        The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $4,580 million, consisting of:

          (1)   approximately $3,820 million to pay the Company's shareholders and holders of options, restricted shares, restricted stock units and convertible securities (as defined in the merger agreement) the amounts due to them under the merger agreement, assuming:

    •
    merger consideration of $65.00 per share;

    •
    conversion of all the issued and outstanding $4,098,000 principal amount of Floating Rate Convertible Senior Notes due 2023 and $155,902,000 principal amount of 2004 Senior Convertible Securities due 2023 into the merger consideration, after giving effect, in the case of the 2004 Senior Convertible Securities, to the adjustment in the number of shares of Company common stock issuable upon conversion of such securities, as provided by the terms of such securities; and

    •
    no Company shareholder validly exercises and perfects its appraisal rights;

          (2)   approximately $683 million to refinance certain existing debt of the Company and its subsidiaries; and

          (3)   approximately $77 million to pay related fees and expenses in connection with the merger.

        These payments are expected to be funded by debt financing, equity financing provided by Warburg Pincus (which owns 100% of the voting equity interests of Parent) and other equity investors in Parent (which will own only non-voting equity interests of Parent), and to the extent available, the unrestricted cash of the Company. Parent has obtained debt and equity financing commitments described below in connection with the transactions contemplated by the merger agreement. In accordance with the merger agreement, Parent is obligated to use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to arrange the debt financing described below as promptly as practicable on the terms of the debt financing commitments.

Equity Financing

        Warburg Pincus Private Equity IX, L.P., J.P. Morgan Ventures Corporation, BAS Capital Funding Corporation, Citigroup Global Markets Inc. and Credit Suisse Management LLC have collectively agreed to cause up to $1,856.7 million of cash to be contributed to Parent, which will constitute the equity portion of the merger financing. The amount of the commitment may be reduced in a manner agreed by the investors, but only to the extent that it will be possible for Parent to consummate the transactions contemplated by the merger agreement with the investors contributing less than the full amount of equity they committed to contribute to Parent. Subject to certain conditions, each such investor may assign its equity commitment obligation to one or more of its affiliates or to one or more private investment funds sponsored or managed by its affiliates, provided that it remains obligated to perform its obligations under the commitment unless the assignee affiliates or private investment funds have represented to Parent that they are capable of performing all of their equity commitment obligations.

        Each of the equity commitments (other than that of Warburg Pincus Private Equity IX, L.P.) will terminate upon the earlier to occur of: (a) the "outside date," (b) the effective date of the merger, (c) the termination of the merger agreement in accordance with its terms, (d) the Company or any of its affiliates asserting a claim (1) against the Guarantor under the limited guarantee delivered to the Company or (2) otherwise against the party under the equity commitment or any other parties with equity commitments or any of their affiliates in connection with the merger agreement or any of the transactions contemplated by the equity commitments or the merger agreement, (e) the termination of the Guarantor's equity commitment and (f) the termination of the debt commitment letter. The equity commitment of Warburg Pincus Private Equity IX, L.P. will terminate upon the earlier to occur of: (a) the "outside date," (b) the effective date of the merger, (c) the termination of the merger agreement in accordance with its terms and (d) the Company or any of its affiliates asserting a claim (1) against the Guarantor under the limited guarantee delivered to the Company or (2) otherwise against a party under any of the equity commitments or any of their affiliates in connection with the merger agreement or any of the transactions contemplated by the equity commitments or the merger agreement.

Debt Financing

        Parent has received a debt commitment letter, dated as of May 16, 2007, from Banc of America Securities LLC (which we refer to as BAS), Bank of America, N.A., Banc of America Bridge LLC, Citigroup Global Markets Inc. (which we refer to as CGMI), certain Citigroup entities referenced therein, Credit Suisse Securities (USA) LLC (which we refer to as CSS), Credit Suisse, J.P. Morgan Securities Inc. (which we refer to as JPMS) and JPMorgan Chase Bank, N.A. (which we refer to collectively as the debt financing sources) to provide the following, subject to the conditions set forth in the debt commitment letter:

  •
  to the surviving corporation of the merger (which we refer to in this context as the Borrower), up to $2.225 billion of senior secured credit facilities (not all of which is expected to be drawn at closing) for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of the Company and its subsidiaries, paying fees and expenses incurred in connection with the merger, for providing ongoing working capital and for other general corporate purposes of the surviving corporation and its subsidiaries;

  •
  to the Borrower, up to $700 million of senior unsecured PIK option bridge loans for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of the Company and its subsidiaries and paying fees and expenses incurred in connection with the merger; and

  •
  to the Borrower, up to $350 million of senior subordinated bridge loans for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of the Company and its subsidiaries and paying fees and expenses incurred in connection with the merger.

        In the event that the initial borrowing under the facilities does not occur on or before February 8, 2008, or such earlier date on which the merger agreement terminates, then the debt commitments will automatically terminate unless the debt financing sources agree to an extension.

        The documentation governing the debt financing has not been finalized and, accordingly, the actual terms may differ from those described in this proxy statement. Parent has agreed in the merger agreement to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt commitment letter. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Parent must use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the merger and other transactions contemplated by the merger agreement on terms that are not materially less favorable to Parent and Merger Sub than as contemplated by the debt commitment letter as promptly as practicable following the occurrence of such event.

        Parent's and Merger Sub's obligation to complete the merger is not conditioned on obtaining the financing. If the merger agreement is terminated by the Company because Parent fails to obtain the proceeds of the debt financing and to consummate the merger by 5:00 p.m. on the third business day after the final day of the "marketing period" under certain circumstances described in the section entitled "THE MERGER AGREEMENT—Termination Fees—Fees Payable to the Company" beginning on page 102, Parent will be obligated to pay the Company a reverse termination fee of $120 million.

        Although the debt financing described in this proxy statement is not subject to a due diligence or "market out," such financing may not be considered assured. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

Conditions Precedent to the Debt Commitments

        The availability of the facilities contemplated by the debt commitment letter is subject, among other things, to consummation of the merger in accordance with the merger agreement (without giving effect to any amendments or waivers by Parent that are material and adverse to the lenders under such facilities without the consent of BAS, CGMI, CSS and JPMS), payment of required fees and expenses, the funding of the equity financing, the refinancing or calling for redemption of certain of the Company's existing debt and the absence of certain types of other debt, delivery of certain historical and pro forma financial information, the accuracy of specified representations and warranties, cooperation from Parent and its affiliates in marketing the notes, the execution of certain guarantees and, subject to certain exceptions, the creation of security interests, the negotiation, execution and delivery of definitive documentation and delivery of customary opinions, documents and certificates.

Senior Secured Credit Facilities

        General.    The Borrower will be the borrower under the senior secured credit facilities. At Parent's option, a portion of the term loan facilities may be borrowed by a non-U.S. subsidiary of the Borrower, subject to provision of certain guarantees (which subsidiary acting in such capacity we refer to as an Additional Borrower). Also, at Parent's option, Bausch & Lomb BV may borrow up to $375 million under a separate term loan facility (which we refer to as the Dutch Facility) that is not guaranteed and secured only by substantially all of the assets of Bausch & Lomb BV.

        The senior secured credit facilities will comprise of (1) one or more term loan facilities (which must be drawn in full concurrently with the consummation of the merger) with a term of seven and a half years and in an aggregate principal amount equal to $1.425 billion minus the amount of the Borrower's outstanding debt securities due 2028 and convertible debt securities, if any, that remain outstanding on the effective date of the merger and (2) $800 million of term and revolving credit facilities (up to $20 million of the revolving credit facility may be drawn as of the effective date of the merger to finance the merger). Draws on the revolving credit facility may be made in U.S. dollars and, subject to sublimits to be agreed, Canadian dollars, Euros, British pounds sterling, Japanese yen and such other currencies as the parties may agree. The revolving credit facility will include sublimits for the issuance of letters of credit and swingline loans.

        BAS, CGMI, CSS and JPMS have been appointed as joint bookrunners for the senior secured credit facilities and up to two of the joint bookrunners will be appointed by Parent as joint lead arrangers for the senior secured credit facilities. One of the joint bookrunners to be appointed by Parent will act as the sole administrative agent and sole collateral agent for a syndicate of financial institutions acceptable to the Borrower.

        Interest Rate.    Loans under the senior secured credit facilities are expected to bear interest, at the Borrower's option, at a rate equal to (1) if the loans are made in U.S. dollars and/or British pounds sterling, the adjusted London interbank offer rate or (2) if loans are made in Euros or an alternate base rate, the adjusted Euro interbank offer rate or an alternate base rate, in each case plus a spread. After the Borrower's delivery of financial statements with respect to at least one full fiscal quarter ending after the effective date of the merger, interest rates under the senior secured credit facilities will be subject to decreases based on a senior secured leverage ratio (which means the ratio of the Borrower's total net senior secured debt to adjusted EBITDA) and shall be as agreed upon between the Borrower and the debt financing sources.

        Guarantors.    All obligations under the senior secured credit facilities (except the Dutch Facility) and under any cash management obligations or interest rate protection or other hedging arrangements entered into with the administrative agent, a joint bookrunner, a lender or any affiliate of any of the foregoing will be unconditionally guaranteed jointly and severally by Parent and each of the existing and future direct and indirect, wholly owned U.S. restricted subsidiaries of the Borrower (other than any U.S. subsidiary that is not wholly owned by the Borrower and/or one or more of the wholly owned subsidiaries of such subsidiary and certain immaterial subsidiaries to be mutually agreed upon). All such obligations of any Additional Borrower will be unconditionally guaranteed by the Borrower and each guarantor described above, and the material restricted subsidiaries of such Additional Borrower (subject to certain exceptions). In addition, the parent company of Bausch & Lomb BV will provide a guarantee of all obligations of the Borrower and any Additional Borrower described in this paragraph, which guarantee will be limited to the collateral securing such guarantee.

        Security.    The obligations of the Borrower and the guarantors under the senior secured credit facilities and the guarantees, and under any cash management obligations or any interest rate protection or other hedging arrangements entered into with the administrative agent, a joint bookrunner, a lender or any affiliate of any of the foregoing and, to the extent required under the indenture governing such debt securities, any outstanding debt securities due 2028 and convertible debt securities remaining outstanding as of the effective date of the merger, will be secured, subject to permitted liens and other agreed upon exceptions, by substantially all owned assets of the Borrower and each of the U.S. guarantors, including (1) all the equity interests of the Borrower and its subsidiaries (limited, in the case of foreign subsidiaries, to 100% of the non-voting capital stock and 65% of the voting capital stock of such subsidiaries) held by the Borrower or any U.S. guarantor, and (2) substantially all tangible and intangible personal property and material fee-owned real property and assets of the present and future assets of the Borrower and any U.S. guarantor (including accounts receivable, inventory, equipment, investment property, intellectual property, material owned real property, intercompany notes and proceeds of the foregoing but excluding leaseholds, letter of credit rights, certain commercial tort claims, exceptions related to insurance and other regulatory matters to be agreed and other exceptions to be mutually agreed upon). Obligations of any Additional Borrower under the senior secured credit facilities (other than the Dutch Facility) and the guarantees of such obligations by the applicable foreign subsidiary guarantors (other than the guarantee provided by Bausch & Lomb BV's parent) will, subject to certain exceptions, be secured by substantially all owned assets of such Additional Borrower and such applicable foreign subsidiary guarantors (but excluding leaseholds, letter of credit rights, certain commercial tort claims, exceptions related to insurance and other regulatory matters to be agreed and other exceptions to be mutually agreed upon). Neither Bausch & Lomb International Inc. nor its wholly owned U.S. subsidiary to be formed in connection with a restructuring preceding the merger shall be required to pledge any equity interest in Bausch & Lomb BV's parent; however, the guarantee provided by Bausch & Lomb BV's parent will be secured by 100% of the non-voting capital stock and 65% of the voting capital stock of Bausch & Lomb BV held by Bausch & Lomb BV's parent.

        If and for so long as any of the Company's outstanding debt securities due 2028 and convertible debt securities remaining outstanding after the effective date of the merger, the collateral securing the senior secured credit facilities will exclude any equity interests to the extent that and for so long as a pledge of such equity interests or other securities would give rise to additional subsidiary reporting requirements under Rule 3-16 of Regulation S-X promulgated under the Exchange Act.

        If certain security is not provided at closing despite the use of commercially reasonable efforts to do so, the delivery of such security will not be a condition precedent to the availability of the senior secured credit facilities on the effective date of the merger, but instead will be required to be delivered following the effective date of the merger pursuant to arrangements to be agreed upon.

        Other Terms.    The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The senior secured credit facilities will also include customary events of defaults including a change of control to be defined.

Bridge Facilities

        General.    The Borrower is expected to issue up to $1.05 billion aggregate principal amount of senior unsecured notes and/or senior subordinated unsecured notes. The notes will not be registered under the Securities Act of 1933, as amended (which we refer to as the Securities Act) and may not be offered in the United States absent registration or an applicable exemption from registration requirements and nothing herein is or shall be deemed to be an offer or sale of debt securities, which may only be made pursuant to appropriate offering documentation. Such notes, if issued, may be entitled to registration rights.

        If the offering of notes by the Borrower is not completed on or prior to the closing of the merger, the debt financing sources have committed to provide up to $1.05 billion in loans comprised of (1) a senior unsecured PIK option bridge facility of up to $700 million and (2) a senior subordinated bridge facility of up to $350 million. The Borrower would be the borrower under each bridge facility. If the bridge facilities are funded, the Borrower is expected to attempt to issue debt securities to finance the bridge facilities, in whole or in part, as soon as practicable following the effective date of the merger, subject to the restrictions of offering and sale described above.

        BAS, CGMI, CSS and JPMS have been appointed as joint bookrunners for each of the bridge facilities and up to two of the joint bookrunners will be appointed by Parent as joint lead arrangers for each of the bridge facilities. One of the joint bookrunners to be appointed by Parent will act as the sole administrative agent for a syndicate of financial institutions acceptable to the Borrower.

        Interest Rate.    Initially, loans under each bridge facility are expected to bear interest at a rate equal to the adjusted three-month London interbank offer rate, reset quarterly, plus a spread applicable to such bridge facility that will increase over time up to a maximum rate applicable to such bridge facility before the first anniversary of the effective date of the merger. Interest is payable quarterly in cash, except that, at the option of the Borrower made each quarter, interest on a portion of the principal amount of the senior unsecured PIK option bridge loans may be paid in cash, in kind or half in cash and half in kind. Any interest rate with respect to any amount of the senior unsecured PIK option bridge loans elected to be paid in kind will be the rate otherwise applicable to such loans plus an additional premium. After the fourth anniversary of the closing of the merger, interest on the senior unsecured PIK option bridge loans will be payable in cash only. The bridge loans and exchange notes described below are subject to a maximum rate of interest.

        Maturity/Exchange.    At the first year anniversary of the closing of the merger, the maturity of the bridge loans will, to the extent not repaid, be automatically extended to (1) the eighth anniversary of the closing of the merger in the case of the senior unsecured PIK option bridge facility and (2) the tenth anniversary of the closing of the merger in the case of the senior subordinated bridge facility. After the first year anniversary of the closing of the merger, the applicable lender under the bridge loans may choose to exchange such loans for exchange notes, which will be entitled to registration rights.

        Guarantors.    The bridge facilities will be guaranteed (on a senior subordinated basis, in the case of the senior subordinated bridge facility) by the Borrower's U.S. guarantors that guarantee the Senior Secured Credit Facilities.

        Other Terms.    The bridge facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The bridge facilities will also include customary events of default.

Existing Publicly Traded Debt Securities

        As of March 31, 2007, we had outstanding the following publicly traded debt securities (a) $421,000 of our 6.56% notes due 2026, (b) $66.4 million of our 7.125% debentures due 2028, (c) $133.2 million of our 6.95% senior notes due 2007, (d) $50 million of our 5.9% senior notes due 2008, (e) $4.1 million of our Floating Rate Convertible Senior Notes due 2023 and (f) $155.9 million of our 2004 Senior Convertible Securities. We have agreed to take certain actions with regard to our outstanding publicly traded debt securities, including effecting a tender offer and consent solicitation, or an optional redemption or satisfaction and discharge of the notes at the effective time of the merger, if requested by Parent. Our obligations to consummate the tender offer and consent solicitation are conditioned on the closing of the merger. To the extent that we do not repurchase, redeem, satisfy or discharge any of our existing debt securities as of the effective date of the merger, such debt securities will remain outstanding after completion of the merger and will be equally and ratably secured by certain assets constituting the collateral securing obligations under our new senior secured credit facilities described above, to the extent required pursuant to the terms of the indenture governing such debt securities. Parent is not obligated under its debt financing commitments to tender for or redeem the 7.125% debentures due 2028. See "THE MERGER AGREEMENT—Existing Indebtedness" beginning on page 104.

Limited Guarantee; Remedies

        In connection with the merger agreement, Warburg Pincus Private Equity IX, L.P. (which we refer to in this context as the Guarantor) is providing the Company with a guarantee of payment of the full amount of the reverse breakup fee payable by Merger Sub, if any, and Parent's and Merger Sub's obligations for breach of the merger agreement, up to a maximum amount equal to $120 million, plus certain expenses (if any) incurred in connection with enforcing the limited guarantee. The limited guarantee will remain in full force and effect until the earliest of (1) the effective date of the merger, (2) the termination of the merger agreement by mutual consent of Parent and the Company under circumstances set forth in the merger agreement in which Merger Sub is not obligated to pay the $120 million reverse breakup fee or otherwise make payments pursuant to the merger agreement, (3) May 16, 2009, provided that the limited guarantee will not terminate as to any claim of which the Company has given notice to the Guarantor prior to May 16, 2009, and (4) 180 days after the termination of the merger agreement under circumstances in which Merger Sub is obligated to make payment of the $120 million reverse breakup fee, provided that the limited guarantee will not terminate as to any claim of which the Company has given notice to the Guarantor prior to that date. However, if the Company asserts in any litigation or other proceeding relating to the limited guarantee that (a) the provisions limiting the maximum liability of the Guarantor to $120 million under the limited guarantee or other provisions of the limited guarantee are illegal, invalid or unenforceable, (b) the Guarantor is liable in excess of or to a greater extent than Merger Sub's payment obligations under the merger agreement for termination fees or for breach of the merger agreement up to $120 million, plus certain expenses (if any) incurred in connection with enforcing the limited guarantee or (c) the Guarantor or any non-recourse parties (as defined in the limited guarantee) is liable under any theory of liability with respect the merger agreement, the equity financing commitments or the transactions contemplated by the merger agreement other than the Guarantor's liability under the limited guarantee, then (i) the Guarantor's obligations under the limited guarantee will terminate, (ii) the Guarantor will be entitled to recover certain payments made to the Company under the limited guarantee and (iii) neither the Guarantor nor any non-recourse parties will be liable to the Company under the merger agreement, the equity financing commitments, the transactions contemplated by the merger agreement or the limited guarantee. The limited guarantee is the Company's sole recourse against the Guarantor.

        The Company cannot seek specific performance to require Merger Sub to complete the merger, and the Company's right to terminate the merger agreement and, if applicable, receive payment of the reverse termination fee is the sole and exclusive remedy of the Company against Parent, Merger Sub or the Guarantor for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in the merger agreement and the failure of the merger to be consummated. The Company is in no event entitled to monetary damages in excess of $120 million in the aggregate, inclusive of the reverse termination fee, if applicable, for all losses and damages arising from or in connection with breaches of the merger agreement by Parent or Merger Sub or otherwise relating to or arising out of the merger agreement plus certain expenses incurred in connection with enforcing the limited guarantee.

Interests of the Company's Directors and Executive Officers in the Merger

        In considering the recommendation of the Board of Directors to vote "FOR" the approval and adoption of the merger agreement, the Company's shareholders should be aware that some of the members of the Company's Board of Directors and the Company's executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company's shareholders generally. The independent members of the Board of Directors were aware of these differing interests and potential conflicts and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the shareholders that the merger agreement be approved and adopted. References in this section to the Company's executive officers refer to the following individuals who are currently classified by the Company as executive officers: Ronald L. Zarrella, Gerhard Bauer, Alan H. Farnsworth, Dwain L. Hahs, Robert J. Moore, David R. Nachbar, Efrain Rivera, Robert B. Stiles, Praveen Tyle, Evon L. Jones, Barbara M. Kelley, Jurij Z. Kushner, Brian Levy, Angela J. Panzarella, Gary M. Phillips and Henry C. Tung. References to the Company's named executive officers refer to the following Company executive officers for whom information was disclosed in the compensation table of the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2006, filed on April 25, 2007 (excluding John Loughlin and Stephen C. McCluski, who are no longer executive officers of the Company): Messrs. Zarrella and Hahs, and Dr. Tyle.

Interests of Stephen McCluski in the Merger

        Mr. McCluski, who retired from the Company on June 30, 2007, is no longer party to a change of control agreement. Mr. McCluski has agreed to continue to serve as a consultant to the Company through January 4, 2008. Pursuant to the separation agreement between Mr. McCluski and the Company, and subject to Company performance, Mr. McCluski is eligible to receive a bonus for the 2007 fiscal year under the Company's Annual Incentive Compensation Plan pro-rated for the period he worked from January 1, 2007 through June 30, 2007 and is also eligible to receive his target bonus (75% of his pre-retirement base salary) under the Annual Incentive Compensation Plan for 2008. If a change of control occurs prior to the payment of the 2008 target bonus, the amount will be paid regardless of Company performance. Until June 30, 2007, Mr. McCluski was eligible to vest in stock options granted under the Company's 2003 Long-Term Incentive Plan, subject to other conditions of vesting. One-third of the stock options granted to him on January 31, 2005 were accelerated to vest upon his retirement. Mr. McCluski is fully vested in the Company's Steady Growth Plan, Benefits Restoration Plan and Supplemental Executive Retirement Plan III.

Stock Options and Other Equity-Based Awards

        Pursuant to the Company's equity incentive plans, the vesting of all theretofore unvested Company stock options will be accelerated upon shareholder approval and adoption of the merger agreement. As described in "THE MERGER AGREEMENT—Treatment of Options to Acquire Company Shares, Restricted Company Shares, Restricted Stock Units and Other Equity-Based Awards" beginning on page 89, the merger agreement provides that, immediately prior to the effective date of the merger, all outstanding options to acquire Company shares under the Company's equity incentive plans will be cancelled, and the holder of each such option will receive from the Company on the effective date of the merger, or as soon as practicable thereafter from the surviving corporation, an amount in cash, without interest, equal to the product of (1) the number of Company shares previously subject to such option and (2) the excess, if any, of the merger consideration over the purchase price per share previously subject to such option, less any required withholding taxes. The amounts that will be payable to each of our named executive officers in settlement of unvested options, all of which are underwater at the cash merger consideration of $65.00 per share, is anticipated to be as follows: Mr. Zarrella, $0; Dr. Tyle, $0; Mr. Hahs, $0. The estimated aggregate amount payable to all executive officers and directors in settlement of such unvested options is anticipated to be $0. With respect to certain outstanding options, the award holder may have the right pursuant to the applicable award agreement to exchange the option, during the period between shareholder approval and adoption of the merger agreement and the effective date of the merger, for a cash payment equal to the product of the number of Company shares previously subject to such option and the excess, if any, of the highest trading price of Company common stock during the 60-day period concluding on the date of shareholder approval and adoption over the purchase price per share previously subject to such option, less any required withholding taxes.

        Except for certain specified restricted Company shares discussed below, all theretofore unvested restricted Company shares will vest and become free of restrictions upon shareholder approval and adoption of the merger agreement. Based on holdings as of July 27, 2007, the value of the shares held by our named executive officers that will so vest is anticipated, based upon the merger consideration, to be as follows: Mr. Zarrella, $0; Dr. Tyle, $1,646,710; Mr. Hahs, $650,000. The estimated aggregate value for all executive officers and directors of such restricted Company shares is anticipated to be $5,860,920.

        On January 30, 2007, and March 14, 2007, the Company granted restricted Company shares to the following executive officers in the following amounts (which we refer to as the 2007 restricted stock grants): Mr. Farnsworth, 7,500 shares; Mr. Jones, 15,000 shares; Mr. Nachbar, 7,500 shares; Mr. Rivera, 20,000 shares; Mr. Stiles, 7,500 shares and Dr. Tung, 7,500 shares. The 2007 restricted stock grants do not provide for accelerated vesting in connection with the merger. Each such award will be converted on the effective date of the merger into the right to receive on the original vesting date an amount in cash, without interest, equal to the number of restricted shares granted under such award multiplied by the merger consideration less any required withholding taxes. However, vesting of the 2007 restricted stock grants will be accelerated in the event of a termination of employment by the Company without cause or a termination of employment by the executive for good reason (each as defined in the change of control employment agreements described in the section entitled "—Change of Control Agreements" beginning on page 74).

        All restricted stock units, including units granted under the Company's Long-Term Equity Equivalent Accumulation Plan (which we refer to as LEAP) and all restricted stock units granted under the Company's equity incentive plans (including the Director Stock Unit Plan and the Annual Retainer Stock Plan for Non-Employee Directors), that are outstanding as of the effective date of the merger will be cancelled as of the effective date of the merger and the holder of such restricted stock units will receive on the effective date of the merger from the Company, or as soon as practicable thereafter from the surviving corporation, an amount in cash equal to the product of the number of Company shares previously subject to such restricted stock unit and the merger consideration, less any applicable withholding taxes. Based on holdings as of July 27, 2007, the amounts that will be payable to each of our named executive officers in settlement of such unvested restricted stock units is anticipated to be as follows: Mr. Zarrella, $0; Dr. Tyle, $182,472; Mr. Hahs, $80,092. The estimated aggregate amount payable to all executive officers and directors in settlement of such unvested restricted stock units is anticipated to be $1,844,887. In addition, certain outstanding restricted stock units not theretofore vested will vest upon shareholder approval and adoption of the merger agreement, which will precede the merger.

        The following table summarizes the number of outstanding unvested stock options, shares of unvested restricted stock (excluding the 2007 restricted stock grants) and unvested restricted stock units held by our named executive officers and directors as of July 27, 2007, with total cash consideration to be paid in settlement thereof based on the merger consideration of $65.00 per share:

Name	Shares of Common Stock Underlying Unvested Options	Shares of Unvested Restricted Stock	Unvested Restricted Stock Units	Total Cash Consideration
Ronald L. Zarrella	41,667	0	0	$0
Dwain L. Hahs	6,667	10,000	1,232	$730,092
Praveen Tyle	8,333	25,334	2,807	$1,829,182
All current Directors and Executive Officers as a group	103,631	90,168	28,383	$7,705,807

Change of Control Agreements

        All of our executive officers are party to separate change of control agreements with the Company, which will become effective upon the occurrence of a change of control, for a term of three (in the case of Messrs. Bauer, Farnsworth, Hahs, Kushner, Nachbar, Rivera, Stiles, and Zarrella, Dr. Tyle and Ms. Kelley) or two (in the cases of Ms. Panzarella and Messrs. Jones and Moore, Dr. Levy, Dr. Phillips and Dr. Tung) years after the occurrence of the change of control. Shareholder approval and adoption of the merger agreement will constitute a change of control for purposes of these agreements. As described below, occurrence of a change of control results in certain terms of employment and severance protections taking effect, although no severance benefits are actually due unless there is a subsequent qualifying termination of employment.

        Each change of control agreement provides generally that the applicable executive officer's terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the term of the agreements and provides for certain guaranteed compensation levels during such term. Each agreement provides that, if the applicable executive officer's employment is terminated during the term of the agreement, either by the Company or its successor without cause, by the executive officer for good reason (as those terms are defined in the applicable agreement), or, with the exception of Mr. Moore, if the executive officer terminates employment for any reason during the 30-day period immediately following the first anniversary of shareholder approval and adoption of the merger agreement (any such termination described in this sentence, we refer to as a qualifying termination), then the applicable executive officer will generally be entitled to receive severance benefits as follows:

  •
  A lump sum cash severance payment of two (in the cases of Ms. Panzarella and Messrs. Jones and Moore, Dr. Levy, Dr. Phillips and Dr. Tung) or three (in the case of Messrs. Bauer, Farnsworth, Hahs, Kushner, Nachbar, Rivera, Stiles, and Zarrella, Dr. Tyle and Ms. Kelley) times the sum of the applicable executive's base salary and the greater of the most recently completed fiscal year's bonus following the effective date of the change of control (determined as of the year in which termination occurs) or the highest annual bonus paid over the three years preceding the change of control;

  •
  A prorated annual bonus for the year of termination based on the greater of the most recently completed fiscal year's bonus following the effective date of the change of control (determined as of the year in which termination occurs) or the average bonus paid during the three years preceding the change of control (for purposes of the table below, the prorated bonus is based on target bonus because of the assumed 2007 termination date and the merger agreement provisions described in "THE MERGER AGREEMENT—Employee Matters");

  •
  A supplemental payment in lieu of the value of benefits that would have accrued under the Company's retirement plans if the applicable executive officer had continued to work for two (in the cases of Ms. Panzarella and Messrs. Jones and Moore, Dr. Levy, Dr. Phillips and Dr. Tung) or three (in the case of Messrs. Bauer, Farnsworth, Hahs, Kushner, Nachbar, Rivera, Stiles, and Zarrella, Dr. Tyle and Ms. Kelley) additional years;

  •
  A lump sum payout of any unpaid benefits under the Company's supplemental retirement plans;

  •
  Two (in the cases of Ms. Panzarella and Messrs. Jones and Moore, Dr. Levy, Dr. Phillips and Dr. Tung) or three (in the case of Messrs. Bauer, Farnsworth, Hahs, Kushner, Nachbar, Rivera, Stiles, and Zarrella, Dr. Tyle and Ms. Kelley) years' continued coverage under the Company's welfare benefit plans;

  •
  Two (in the cases of Ms. Panzarella and Messrs. Jones and Moore, Dr. Levy, Dr. Phillips, and Dr. Tung) or three (in the case of Messrs. Bauer, Farnsworth, Hahs, Kushner, Nachbar, Rivera, Stiles, and Zarrella, Dr. Tyle and Ms. Kelley) additional years of service credit towards eligibility for retiree medical benefits; and

  •
  A supplemental payment in lieu of the value of perquisites and LEAP contributions that would have continued if the applicable executive officer had continued to work for two (in the cases of Ms. Panzarella and Messrs. Jones and Moore, Dr. Levy, Dr. Phillips and Dr. Tung) or three (in the case of Messrs. Bauer, Farnsworth, Hahs, Kushner, Nachbar, Rivera, Stiles, and Zarrella, Dr. Tyle and Ms. Kelley) additional years.

        Each agreement also provides that the applicable executive officer is entitled to a "gross-up" payment to make the executive whole for any federal excise tax imposed on change of control or severance payments or benefits received by the executive officer that are treated as "excess parachute payments" under 280G of the Internal Revenue Code of 1986, as amended.

        The following table summarizes the estimated cost of the change of control and severance benefits for the named executive officers in the event that, following the merger, each executive officer's employment were terminated on [            ], 2007, by the Company without cause or voluntarily terminated by the executive officer for good reason:

Name	R.L. Zarrella	D.L. Hahs	P. Tyle
Severance	$8,250,000	$2,970,435	$2,892,803
Prorated Bonus	1,145,205	280,197	282,170
Supplemental Retirement Amount	277,570	55,747	46,465
LEAP, Perquisites & Benefits	472,688	276,778	510,614
Excise Tax "Gross-Up"	0	1,811,925	2,339,320
Total	$10,145,463	$5,395,082	$6,071,372

The estimated aggregate cost of such cash severance benefits that would be payable with respect to all executive officers upon such a scenario would be $61,495,135.

Zarrella Employment Agreement

        In addition to the change of control agreement, Mr. Zarrella is party to an employment agreement with the Company. Shareholder approval and adoption of the merger agreement constitutes a change of control of the Company for purposes of Mr. Zarrella's employment and change of control agreements. Following a change of control of the Company, Mr. Zarrella's change of control agreement will supersede his employment agreement. Accordingly, any benefits Mr. Zarrella will be entitled to receive upon a change of control or a termination in connection with a change of control will be governed by the change of control agreement.

        However, upon a qualifying termination under the change of control agreement (as described above), Mr. Zarrella is entitled to receive the greater of (1) the severance benefits specified in his employment agreement and (2) the severance benefits specified in his change of control agreement, described above. In addition, if the agreements provide for different payment schedules for the same benefit, Mr. Zarrella is entitled to receive such benefit at the earlier of the two dates specified in the agreements. Certain of Mr. Zarrella's severance benefits under his employment agreement may exceed those specified in his change of control agreement. For example, Mr. Zarrella's employment agreement may entitle him to receive a higher pro rata annual bonus for the year of termination than he would under the change of control agreement. The employment agreement provides for payment of a prorated portion of Mr. Zarrella's target bonus for the year in which the termination of employment occurs. By contrast, the change of control agreement provides for payment of a prorated portion of the greater of the most recently completed fiscal year's bonus following the effective date of a change of control (determined as of the year in which termination occurs) and the average bonus paid over the three years preceding the change of control.

Annual Incentive Plans

        As described in "THE MERGER AGREEMENT—Employee Matters" beginning on page 105, the merger agreement provides that each Company employee (including the Company's executive officers) who remain employed through December 31, 2007, will receive a bonus for the 2007 fiscal year that is no lower than 100% of his or her target bonus and that each employee whose employment is terminated without cause following the effective date of the merger but prior to December 31, 2007, will receive a bonus for the 2007 fiscal year that is no lower than 100% of his or her target bonus prorated to reflect the portion of fiscal year 2007 during which the employee remained employed by the Company.

Deferred Compensation Plan

        All of our executive officers and directors are eligible to participate in our non-qualified deferred compensation plans, pursuant to which each participant may elect to defer, in the case of an executive officer, salary and other payments that he or she would otherwise have received under the annual bonus and cash long-term incentive plans, and in the case of directors, all or a portion of his or her cash and certain non-cash compensation for serving on the Company's Board of Directors or its committees. Our non-qualified deferred compensation plans provide for the lump sum payment of participants' accounts within 15 days following a change of control (such as the merger). All of our executive officers and directors are fully vested in their accounts in our non-qualified deferred compensation plans, with the exception of Mr. Jones and Dr. Tung.

Supplemental Retirement Income Plans

        The Company maintains two Supplemental Executive Retirement Plans and a Retirement Benefits Restoration Plan (which we collectively refer to as the SERPs) for the benefit of certain of its executive officers. Each of the SERPs provides that upon shareholder approval of a merger of the Company, all participants become fully vested in their SERP benefits and receive a lump sum distribution of their accounts within 15 days of such shareholder approval. With the exception of Dr. Tyle, all SERP participants are fully vested in their SERP benefits.

Indemnification of Directors and Officers; Directors' and Officers' Insurance

        In the merger agreement, Parent and Merger Sub have agreed that all rights to indemnification existing in favor of the current or former directors, officers and employees of the Company or any of our subsidiaries as provided in our or our subsidiaries' certificates of incorporation, bylaws or similar governing documents as in effect as of the date of the merger agreement with respect to matters occurring at or prior to the effective date of the merger will survive the merger and will continue in full force and effect for a period of not less than six years after the effective date of the merger unless otherwise required by law.

        The merger agreement further provides that, from and after the effective date of the merger, the surviving corporation will (and Parent will cause the surviving corporation to) indemnify and hold harmless, and provide advancement of expenses to, each present and former director and officer of the Company and our subsidiaries, to the fullest extent the Company would have been permitted under applicable law to do so prior to the effective date of the merger, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any proceeding arising out of or related to such person's service as a director or officer of the Company or our subsidiaries or services performed by such persons at the request of the Company or our subsidiaries, in each case at or prior to the effective date of the merger, including the transactions contemplated by the merger agreement.

        The Company will purchase by the effective date of the merger, and the surviving corporation will maintain, "tail" policies to the current directors' and officers' liability insurance policies maintained on the date of the merger agreement by the Company and our subsidiaries, except that the "tail" policies will not have aggregate premiums in excess of 300% of the aggregate annual amounts currently paid by the Company to maintain existing policies. The "tail" policies will be effective for six years after the effective date of the merger with respect to claims arising from facts or events that existed or occurred prior to or on the effective date of the merger and will contain coverage that is at least as protective to our and our subsidiaries' directors and officers as the coverage provided by existing policies. If equivalent coverage cannot be obtained or can be obtained only by paying aggregate premiums in excess of 300% of the aggregate annual amounts currently paid by the Company, the Company will only be required to obtain as much coverage as can be obtained by paying aggregate premiums equal to 300% of such amount.

Arrangements with the Surviving Corporation

        As of the date of this proxy statement, no members of our current management have entered into any agreement, arrangement or understanding with the Company or its subsidiaries or with Parent, Merger Sub or their affiliates regarding employment with, or the right to convert into or reinvest or participate in the equity of, the surviving corporation or Parent or any of its subsidiaries. Moreover, as of the date of this proxy statement, no discussions have been held between members of our current management and representatives of Parent or Warburg Pincus with respect to any such agreement, arrangement or understanding. Parent has informed us that it may offer current members of management the opportunity to convert all or a portion of their current equity interests in the Company into, or otherwise invest (on terms that are no more favorable than those applicable to other investors) in, equity in Parent (and/or a subsidiary of Parent). Further, Parent has informed us that it may establish equity-based compensation plans for management of the surviving corporation. It is anticipated that awards granted under any such equity-based compensation plans would generally vest over a number of years of continued employment and would entitle management to share in the future appreciation of the surviving corporation. Although it is likely that certain members of our current management team will enter into arrangements with Parent or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Parent (and/or a subsidiary of Parent), as of the date of this proxy statement no discussions have occurred between members of our current management and representatives of Parent or Warburg Pincus, and there can be no assurance that any parties will reach an agreement. Any new arrangements are currently expected to be entered into at or prior to completion of the merger and would not become effective until after the merger is completed.

Shareholder Derivative Claims

        If the merger is consummated, any shareholder derivative claims that are currently asserted by existing shareholders against the directors and officers of the Company would be subject to dismissal on standing grounds.

Material U.S. Federal Income Tax Consequences

        The following is a general discussion of the material U.S. federal income tax consequences of the merger to "U.S. holders" (as defined below) of our shares whose shares are converted into the right to receive cash in the merger. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), applicable current and proposed U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

        For purposes of this discussion, we use the term "U.S. holder" to mean a beneficial owner of Company shares that is, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source.

        Holders of Company shares who are not U.S. holders may have different tax consequences than those described below and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws.

        The U.S. federal income tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds our shares will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Company shares should consult their own tax advisors.

        This discussion assumes that a U.S. holder holds shares of the Company as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, shareholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, non-U.S. persons, shareholders who hold shares of the Company as part of a hedge, straddle, constructive sale or conversion transaction, shareholders who acquired their Company shares through the exercise of employee stock options or other compensation arrangements or shareholders who hold (actually or constructively) an equity interest in the surviving corporation after the merger). This discussion does not address the tax consequences of the merger to holders of Company shares who validly exercise dissenters' rights with respect to their shares. In addition, the discussion does not address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to U.S. holders. Holders of Company shares are urged to consult their own tax advisor to determine the particular tax consequences to them, including the application and effect of any state, local or non-U.S. income and other tax laws, of the receipt of cash in exchange for Company shares pursuant to the merger.

        The receipt of cash in the merger by U.S. holders of our shares will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of Company shares will recognize gain or loss equal to the difference, if any, between:

  •
  the amount of cash received in exchange for such Company shares and

  •
  the U.S. holder's adjusted tax basis in such Company shares.

        If a U.S. holder acquired different blocks of Company shares at different times or different prices, the U.S. holder must calculate its gain or loss and determine its adjusted tax basis and holding period separately with respect to each block of our shares. If the holding period in our shares surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Capital losses are subject to limitations on deductibility for both corporate and non-corporate U.S. holders.

Information Reporting and Backup Withholding

        Under the Code, a U.S. holder of Company shares may be subject, under certain circumstances, to information reporting on the cash received in the merger unless such U.S. holder is a corporation or other exempt recipient. Backup withholding (currently at a rate of 28%) may also apply with respect to the amount of cash received in the merger, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder's U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory and Other Governmental Approvals

        Under the HSR Act, transactions that meet certain thresholds, such as the merger, cannot be completed until notifications have been filed with the Federal Trade Commission (which we refer to as the FTC) and the Antitrust Division of the U.S. Department of Justice (which we refer to as the Antitrust Division) and the applicable waiting periods have expired or been terminated. The Company and Warburg Pincus filed their respective Notification and Report Forms with the FTC and Antitrust Division on June 22, 2007 and early termination was granted on July 9, 2007.

        At any time before or after completion of the merger, the FTC or the Antitrust Division or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets of the parties. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. A challenge to the transaction on antitrust grounds may be made and, if such a challenge is made, it is possible that the Company, Parent or Merger Sub will not prevail.

        The European Community merger control laws require that transactions that meet certain thresholds, such as the merger, must not be implemented until certain information has been submitted to the European Commission and the merger has been subsequently approved. Warburg Pincus filed the required information with the European Commission on June 20, 2007.

        The European Commission will review the merger to determine whether or not it is compatible with the common market and, accordingly, whether or not to give its approval for the transaction to proceed. A merger or acquisition that does not significantly impede effective competition in the common market, or in a substantial part of it, in particular as a result of the creation or strengthening of a dominant position, shall be declared compatible with the common market and allowed to proceed. On July 20, 2007, the European Commission confirmed that the merger is not reportable under the ECMR and declared the merger compatible with the common market.

        Completion of the merger is conditioned upon the receipt of approval, or the expiration of the relevant waiting periods, under the HSR Act (for which early termination was granted on July 9, 2007) and the ECMR (for which the compatibility of the merger with the common market was declared on July 20, 2007).

        The Company, Parent and Merger Sub conduct operations in a number of jurisdictions where other regulatory filing or approvals may be required. The parties have determined that filings are required with the competition authorities in China and Turkey with respect to the transaction. Warburg Pincus made the required filings with the Chinese competition authority on July 20, 2007 and with the Turkish authorities on July 24, 2007. The parties are currently reviewing whether any other filings or approvals may be required that may be material or, if not material, may be advisable to the Company, Parent and Merger Sub and will make regulatory filings in those jurisdictions where required or advisable.

        Except as noted above with respect to the required filings under the HSR Act and the ECMR, required filings with the competition authorities in China and Turkey and other potential foreign regulatory filings, the filing of the certificate of merger with the Secretary of State of the State of New York on the effective date of the merger, we are unaware of any material federal or state regulatory requirements or approvals required in connection with the merger.

Certain Financial Forecasts

        Although the Company periodically may issue limited guidance to investors concerning its financial performance, the Company does not as a matter of course publicly disclose detailed projections as to future revenues, earnings or other results. However, the Company provided to Warburg Pincus and other potentially interested parties in connection with the due diligence for the merger and the "go shop" process, as well as to Morgan Stanley in connection with its evaluation of the fairness of the merger consideration, certain non-public financial projections that were prepared by management for internal planning purposes and not for public disclosure and that are subjective in many respects. The inclusion of this information should not be regarded as an indication that Parent, Merger Sub, our Board of Directors, Warburg Pincus or any other recipient of this information considers, or does not consider, it to be a reliable prediction of future results. Readers of this proxy statement are cautioned not to rely on this information.

        In connection with Warburg Pincus' review of the Company, the Company provided Warburg Pincus with the portion of its internal five-year financial forecast prepared by management (which we refer to as the Five Year Financial Forecast) relating to the 2008 fiscal year. In addition, prior to Warburg Pincus's initial proposal, as described in "THE MERGER—Background of the Merger" beginning on page 28, the Company provided Warburg Pincus with a non-public financial forecast only for the 2007 fiscal year. This forecast differed from the portion of the Five Year Financial Forecast relating to the 2007 fiscal year in immaterial respects. The entire Five Year Financial Forecast was provided to Morgan Stanley in connection with its evaluation of the fairness of the merger consideration. After the execution and announcement of the merger agreement, parties interested in conducting due diligence concerning the Company who signed an appropriate confidentiality agreement were provided with the Five Year Financial Forecast as part of the "go shop" process. Under the merger agreement, upon providing such information to other parties, the Company became obligated to, and did, provide such information to Warburg Pincus to the extent it had not previously been provided. The Five Year Financial Forecast is set forth below.

        The Five Year Financial Forecast does not give effect to the merger. The Five Year Financial Forecast was not prepared with a view toward public disclosure or with a view toward complying with the rules and regulations established by the SEC, generally accepted accounting principles or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. The forecast is included solely for the purpose of giving the Company's shareholders access to the same non-public information that was provided to our Board of Directors, Parent, Merger Sub, Warburg Pincus, Morgan Stanley and other potentially interested parties participating in the "go shop" process.

        Neither the Company's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Five Year Financial Forecast contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Five Year Financial Forecast.

        In preparing the Five Year Financial Forecast, our management made certain assumptions as to the overall market for each category of products, as well as Company-specific assumptions as to marketing strategy, competitive positioning, future products, margins, research and development expenditures, selling, general and administrative expenditures and capital expenditures as set forth below. Using two different sets of assumptions as noted below, which were based on input by and discussion with the strategic category leaders of the Company's businesses, management developed a five year sales model consisting of a "Base Case" and an "Upside Case," as set forth below.

Assumptions Underlying Revenues:

Product Category	Assumption as to Overall Market	Base Case Company Specific Assumptions	Upside Case Company Specific Assumptions
Lens	Overall market growth in the mid-single-digits	Company maintains current market share	Slight gains in market share with earlier introduction of next generation silicone hydrogel lens than in Base Case
Lens Care	Overall market remains flat	Company maintains but does not improve market share from the end of 2007	Earlier introduction of next generation product than in Base Case results in moderate gains in market share
Cataract	Overall market growth in mid-single-digits	Sales grow at market rate	New products introduced in 2007 lead to growth above market rates, and a gain in market share
Refractive	Overall market remains flat	Sales decline consistent with prior years	Newer technologies introduced result in modest market share gain
Pharmaceuticals	Overall market growth in high single-digits to low double-digits	New product launches result in no significant differences in Base Case and Upside Case	New product launches result in no significant differences in Base Case and Upside Case

Assumptions Underlying Margins and Expenditures:

Assumptions
Gross Profit	Slight improvement in margins in both Base Case and Upside Case resulting from manufacturing efficiencies and product mix
Research and Development Expenditures	Investment increases at faster rate than sales, primarily in pharmaceuticals category
Selling, General and Administrative Expenditures	Selling, general and administrative expenditures grow moderately, at a slower rate than sales; existing infrastructure adequate to support higher sales base
Operating Margin	Increased sales with controlled expenditures result in margin expansion
Capital Expenditures	Upside Case assumes slightly higher capital expenditures due to addition of manufacturing capacity to support growth
Contingent Liabilities	Both cases exclude impact on income or cash flows from any adverse determination in any pending litigation

        Although the Five Year Financial Forecast is presented with numerical specificity, the information set forth below reflects numerous assumptions and estimates as to future events made by our management that, while the Company's management believed such assumptions and estimates were reasonable at the time the projections were prepared, are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties that are difficult to predict and beyond our control and that may cause actual results to vary materially from the projections or the assumptions underlying the projections. These include, among others, risks and uncertainties relating to industry performance, material litigation and general business, economic, regulatory, market and financial conditions and other factors described in the section entitled "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION" in this proxy statement and "Information Concerning Forward-Looking Statements" contained in Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" contained in Item 1-A, in each case as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2006, filed with the SEC. Accordingly, there can be no assurance that the Five Year Financial Forecast will be realized, and actual results may be materially greater or less than those contained in the Five Year Financial Forecast. The inclusion of this information should not be regarded as an indication that the Five Year Financial Forecast will be predictive of actual future results.

        The following table presents selected forecasted financial data for the fiscal years indicated. The forecast was prepared in April 2007 based upon assumptions management believed to be reasonable at that time. The forecast does not take into account any circumstances, events or accounting pronouncements occurring after the date they were prepared. Except to the extent required by applicable federal securities laws, the Company does not intend, and expressly disclaims any responsibility to, update or otherwise revise the information set forth below to reflect circumstances existing after the date when made or to reflect the occurrence of subsequent events even in the event that any or all of the assumptions underlying the information set forth below are shown to be in error.

The Company cautions readers that all forecasts are necessarily speculative and should not be relied upon, including for the reasons noted in this section.

FIVE YEAR FINANCIAL FORECAST

FOR THE FISCAL YEARS
(Amounts in millions, except where noted)

	FY 2007	FY 2008	FY 2009	FY 2010	FY 2011
"Base Case"
Net Customer Sales	$2,500.0	$2,629.8	$2,786.4	$2,930.4	$3,073.0
Gross Profit	1,482.9	1,586.2	1,709.4	1,826.9	1,935.7
Operating Earnings	264.4	297.4	350.2	400.7	444.1
"Upside Case"
Net Customer Sales	$2,500.0	$2,726.2	$2,977.3	$3,212.5	$3,442.2
Gross Profit	1,482.9	1,643.4	1,823.0	1,996.8	2,161.4
Operating Earnings	264.4	318.7	391.2	461.7	522.5

Litigation Related to the Merger

        The Company and its directors have been named as defendants in a consolidated purported class action on behalf of the public shareholders of the Company challenging the proposed transaction pursuant to which affiliates of Warburg Pincus will acquire all of the outstanding Company shares for $65.00 per share in cash. Warburg Pincus has also been named as a defendant. Between May and July of 2007, five separate actions were filed in the Supreme Court of the State of New York, Monroe County and in the Supreme Court of the State of New York, New York County. After one of the Monroe County plaintiffs voluntarily dismissed his complaint, and the New York County plaintiff voluntarily dismissed his complaint and re-filed in Monroe County, the four remaining actions were consolidated into In Re Bausch & Lomb Inc. Buyout Litigation, Index No. 07/6384, which is pending in the Supreme Court of the State of New York, Monroe County and supersedes the previously filed actions. On July 23, 2007, plaintiffs in this consolidated action filed a consolidated amended complaint. Among other things, plaintiffs allege that the director defendants have breached their fiduciary duties to the Company's shareholders in pursuing the proposed transaction, including by accepting an unfair and inadequate acquisition price and failing to take appropriate steps to maximize shareholder value in connection with the sale of the Company; plaintiffs also assert a claim against Warburg Pincus for aiding and abetting the directors' alleged breach of fiduciary duties. Plaintiffs seek, among other things, preliminary and permanent injunctive relief against the proposed transaction and unspecified damages. Pursuant to a stipulated schedule ordered by the Court, defendants have until 30 days from service to answer or otherwise respond to the consolidated amended complaint.

        In addition, there is a consolidated derivative action, entitled In re Bausch & Lomb Incorporated Derivative Litigation, Case Nos. 06-cv-6298 (master file) and 06-cv-6299, pending in Federal District Court for the Western District of New York, Rochester Division, naming as defendants certain present and former officers and directors of the Company, and also naming the Company as nominal defendant. On May 16, 2007, plaintiffs filed a First Amended Verified Shareholder Derivative and Class Action Complaint (which we refer to as the First Amended Complaint), naming as defendants the current members of the Board of Directors, certain current and former officers, certain former members of the Board of Directors and Warburg Pincus, and naming the Company as nominal defendant. In addition to realleging the prior derivative claims, the First Amended Complaint purports to set forth direct claims on behalf of a putative class of the Company's shareholders alleging that the current director defendants have breached their fiduciary duties to shareholders in connection with entering into the merger agreement with Warburg Pincus and that Warburg Pincus aided and abetted this alleged breach. Plaintiffs included in the First Amended Complaint that Mr. Linen, one of the Company's independent directors, serves on the board of directors of a public company with an individual who is a senior advisor of Warburg Pincus, that Mr. Zarrella serves on the board of directors of a public company with an individual who is a senior executive of Warburg Pincus, and that a Warburg Pincus managing director and Mr. Zarrella are each a member of the board of trustees of a non-profit public policy group. Plaintiffs also allege that Morgan Stanley has served as an advisor to Warburg Pincus in other transactions, and that this relationship compromises Morgan Stanley's independence as an advisor to the Special Committee. With respect to the direct class claims, the First Amended Complaint contains allegations that are substantially similar to the allegations in the state-court action. On July 24, 2007, plaintiffs filed an unopposed motion for leave to file a Second Amended Complaint. The proposed Second Amended Complaint contains substantially similar allegations as the First Amended Complaint, except that it adds allegations that the current director defendants have breached their fiduciary duties to the Company's shareholders by filing a preliminary proxy statement on July 10, 2007 that omitted material information and/or provided materially misleading information about the proposed transaction. According to the schedule agreed to by the parties and pending before the Court in connection with plaintiffs' application for leave to file a Second Amended Complaint, defendants will have thirty days from its filing to answer or otherwise respond to it.

        While these cases are in their early stages, the Company, the director defendants and Warburg Pincus believe that they are without merit. The parties intend to contest the lawsuits vigorously.

THE MERGER AGREEMENT

        The summary of the terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. We encourage you to read carefully the merger agreement in its entirety.

        The merger agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective subsidiaries and affiliates. The merger agreement contains representations and warranties by the Company, on the one hand, and by Parent and Merger Sub, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in a confidential disclosure letter delivered in connection with the signing of the merger agreement. The disclosure letter contains information that has been included in the Company's general prior public disclosures, as well as potential additional non-public information. While the Company does not believe that the disclosure letter contains information required to be publicly disclosed under the securities laws other than information that has already been so disclosed, the disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the Company, on the one hand, and Parent and Merger Sub, on the other hand. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about the Company, Parent or Merger Sub at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company's public disclosures.

Structure of the Merger

        On the effective date of the merger and in accordance with the merger agreement and the NYBCL, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into the Company. As a result of the merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation and as a wholly owned subsidiary of Parent. On the effective date of the merger, the certificate of incorporation of the Company will, by virtue of the merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the effective date of the merger, except as otherwise provided in the merger agreement. The bylaws of Merger Sub, as in effect immediately prior to the effective date of the merger, will be the bylaws of the surviving corporation.

Effective Date and the Marketing Period

        The merger will become effective on the date of the filing of the certificate of merger by the Secretary of State of the State of New York (or such later date as is agreed to by Parent, Merger Sub and the Company and specified in the certificate of merger). The parties will execute and file a certificate of merger with the Secretary of State of the State of New York (and take all other actions required under the NYBCL to make the merger effective) on the effective date of the merger.

        So long as the "marketing period" has expired, the closing will occur on a date to be specified by Parent and the Company, but no later than the third business day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at the closing) or on such other date as Parent and the Company may mutually agree. In the event that all conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at the closing) but the "marketing period" has not expired, then Parent and Merger Sub are not required to effect the closing until the earlier of:

  •
  a date during the "marketing period" specified by Parent on no less than three business days' notice to the Company; and

  •
  the final day of the "marketing period."

        The "marketing period" is defined in the merger agreement as the first period of 20 consecutive business days after the "initiation date" (defined below) throughout and at the end of which:

  •
  Parent and its financing sources have the financial and other information regarding the Company and its subsidiaries as Parent may reasonably request in order to consummate the debt financing, including all information, financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and the other accounting rules and regulations of the SEC, and of the type and form customarily included in similar private placements under Rule 144A under the Securities Act (all of which information we refer to as the required financial information);

  •
  nothing has occurred and no condition exists that would cause (1) a breach of the Company's representations and warranties concerning its capitalization, its authority to enter into the merger agreement, its ability to consummate the transactions contemplated by the merger agreement, the enforceability of the merger agreement against the Company, the absence of certain changes, and the required vote of Company shareholders or (2) a breach of the Company's other representations and warranties that would result in a material adverse effect on the Company;

  •
  nothing has occurred and no condition exists that would cause the Company to fail to perform in all material respects all obligations required to be performed by it under the merger agreement;

  •
  the Company has received shareholder approval and adoption of the merger agreement;

  •
  no law or order of any governmental entity exists which prohibits or restrains consummation of any transactions contemplated by the merger agreement;

  •
  no governmental entity has commenced and not withdrawn any proceeding seeking to enjoin, restrain or otherwise prohibit any of the transactions contemplated by the merger agreement; and

  •
  the applicable waiting period under the HSR Act has terminated or has expired and the European Commission has adopted a decision declaring the merger compatible with the common market and, if applicable, approval has been granted pursuant to the merger control laws applicable in the relevant European Union member state.

        The "marketing period" restarts (and a new period of 20 consecutive business days is required), however, if:

  •
  the Company's independent registered accounting firm withdraws its audit opinion with respect to any financial statements contained in the required financial information (in which case, the "marketing period" will restart at such time as a new unqualified audit opinion is issued with respect to the consolidated financial statements for the applicable periods);

  •
  the Company publicly announces any intention to restate any of its financial information other than as publicly announced prior to May 16, 2007, (in which case the "marketing period" will restart at such time as the restatement has been completed and the Company's SEC reports have been amended to reflect such restatement or at such time as the Company announces that it has concluded that no restatement is required in accordance with GAAP);

  •
  the Company fails to file any report with the SEC by the date required under the Exchange Act (other than the Company's Quarterly Reports on Form 10-Q for the quarters ended on September 24, 2005, April 1, 2006, July 1, 2006, and September 30, 2006, all of which have been filed), in which case the "marketing period" will restart at such time as all such reports have been filed;

  •
  the Company receives any comments from the staff of the SEC on its public reports or filings under the Exchange Act (in which case the "marketing period" will restart at such time as all received comments that could reasonably be expected to affect the ability of the Company to have a registration statement declared effective by the SEC have been satisfactorily resolved and any required amended reports and/or filings have been made with the SEC); or

  •
  the financial statements included in the required financial information that is available to Parent on the first day of the "marketing period" would not be sufficiently current during the 20 consecutive business days to permit (1) a registration statement using such financial statements to be declared effective by the SEC on the last day of the 20-consecutive-business-day period and (2) the Company's independent registered accounting firm to issue a customary comfort letter to purchasers on the last day of the 20-consecutive-business-day period (in which case the "marketing period" will restart at such time as Parent receives updated required financial information that would be sufficiently current to permit the actions described in clauses (1) and (2) above on the last day of such 20-consecutive-business-day "marketing period").

        Furthermore, the "marketing period" must occur either entirely before or entirely after the following periods: (1) from and including August 17, 2007, through and including September 3, 2007, (2) from and including November 21, 2007, through and including November 25, 2007, and (3) from and including December 14, 2007, through and including January 1, 2008.

        The "initiation date" means the latest to occur of (1) the date Parent and its financing sources have received the required financial information, (2) the business day after the date the Company files with the SEC the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, (which occurred on May 30, 2007), and (3) July 6, 2007.

        Notwithstanding any of the above, the "marketing period" will end on any earlier date that is the date on which the debt financing for the merger is consummated.

        The purpose of the "marketing period" is to provide Parent and Merger Sub a reasonable and appropriate period of time during which they can market and place the permanent debt financing contemplated by the debt financing commitments for the purposes of financing the merger. Parent has agreed:

  •
  to use reasonable best efforts to arrange the debt financing on the terms and conditions described in or comparable to the debt financing commitments as promptly as practicable, on the terms and conditions described in the debt financing letter (including by consummating the equity financing pursuant to the equity commitments);

  •
  to use reasonable best efforts to maintain in effect the current financing commitments;

  •
  to satisfy on a timely basis the conditions applicable to Parent and Merger Sub to obtaining the financing set forth in such commitments (subject to Parent's right to replace or amend the commitments under specified circumstances);

  •
  to negotiate and enter into definitive agreements with respect to the debt financing on the terms and conditions contained in the debt financing commitments or on other terms not materially less beneficial to the ability of Parent and Merger Sub to consummate the transactions contemplated by the merger agreement;

  •
  to consummate the financing at or prior to closing; and

  •
  in the event that any portion of the debt financing becomes unavailable on the terms and conditions contemplated in such commitments, to use its reasonable best efforts to arrange as promptly as practicable alternative financing sources in an amount sufficient to consummate the transactions contemplated by the merger agreement on terms no less favorable to Parent and Merger Sub.

        In addition, in the event that any portion of the debt financing structured as high yield financing has not been consummated, and all conditions to completion of the merger have been satisfied or waived (other than the delivery of the officers' certificates of Parent and the Company) and bridge facilities contemplated by the debt financing commitments (or alternative bridge financing obtained in accordance with the obligations described in the preceding paragraph) are available on the terms and conditions described in the debt financing commitments (or alternative bridge financing commitments obtained as described above), Merger Sub must use the proceeds of the bridge financing to replace the high yield financing no later than the last day of the "marketing period." See "—Financing; Our Cooperation" beginning on page 102 for a further discussion of Parent's and Merger Sub's covenants relating to the financing commitments.

        As a result of the date on which this proxy statement is first being mailed to the Company's shareholders, the "marketing period" will not begin until [                        ]. For example, assuming that the Company holds the special meeting on [                        ] and receives shareholder approval and adoption of the merger agreement, and the required financial information has been provided to Merger Sub, the "marketing period" would commence on [                        ]. Then, so long as the conditions described above with respect to required financial information and the other conditions to Parent's and Merger Sub's obligations to effect the merger remain satisfied for 20 consecutive business days following [                        ], the "marketing period" would end on [                        ]. Parent and Merger Sub are not required to consummate the merger until after the expiration of the "marketing period."

Merger Consideration

        The merger agreement provides that each share of Company common stock and Class B stock outstanding immediately prior to the effective date of the merger (other than Company shares owned by Parent, Merger Sub or the Company and treasury shares) will be cancelled and converted on the effective date of the merger into the right to receive $65.00 in cash, without interest (which we refer to as the merger consideration), less any applicable withholding taxes. All Company shares owned by Parent, Merger Sub or the Company and all treasury shares will be cancelled and will cease to exist as of the effective date of the merger and no consideration will be delivered or deliverable in exchange for those shares. Holders of Class B stock will be entitled to seek appraisal rights instead of receiving the merger consideration. If appraisal rights for any shares of Class B stock are perfected by any holders, then those shares of Class B stock will be treated as described in the section entitled "RIGHTS OF DISSENTING SHAREHOLDERS" beginning on page 112.

Procedure for Receiving Merger Consideration

        Parent will appoint a paying agent reasonably acceptable to the Company that will make payment of the merger consideration in exchange for certificates representing shares of the Company common stock and Class B stock. On the effective date of the merger, Parent will make available to the paying agent cash necessary to pay the merger consideration. As soon as reasonably practicable after the effective date of the merger, the paying agent will mail to the record holders of shares as of the effective date of the merger a letter of transmittal and instructions explaining how to surrender their share certificates (or, in the case of book entry shares, how to surrender such shares) to the paying agent in exchange for the merger consideration. Upon surrender of a certificate (or book entry share) for cancellation to the paying agent or to such other agent or agents appointed by Parent, together with a duly completed and validly executed letter of transmittal and any other documents customarily required by the paying agent, the holder of such certificate (or book entry share) will be entitled to receive the merger consideration in cash, without interest, minus any withholding taxes required by law, in respect of each share represented by such certificate or each book entry share.

        Shareholders should not return their share certificates with the enclosed proxy card, and they should not forward their share certificates to the paying agent without a letter of transmittal.

Treatment of Options to Acquire Company Shares, Restricted Company Shares, Restricted Stock Units and Other Equity-Based Awards

        Options.    Immediately prior to the effective date of the merger, all then outstanding options to acquire Company shares under the Company's 2003 Long-Term Incentive Plan, 2001 Stock Incentive Plan for Non-Officers and 1990 Stock Incentive Plan and any other equity incentive plan of the Company, whether vested or unvested, will be cancelled and the holder of each such option will receive, on the effective date of the merger from the Company, or as soon as practicable thereafter from the surviving corporation, an amount in cash, without interest, equal to the product of (1) the number of Company shares previously subject to such option and (2) the excess, if any, of the merger consideration over the purchase price per share previously subject to such option, less any required withholding taxes.

        Restricted Company Shares.    Except for certain specified restricted Company shares, all theretofore unvested restricted Company shares will vest and become free of restrictions as of the effective date of the merger. All restricted Company shares outstanding immediately prior to the effective date of the merger will be cancelled and converted on the effective date of the merger into the right to receive the merger consideration, without interest and less any applicable withholding taxes, in accordance with the terms of the merger agreement.

        Restricted Stock Units.    All restricted stock units that are outstanding as of the effective date of the merger will be cancelled as of the effective date of the merger, and the holder of such restricted stock units will receive on the effective date of the merger from the Company, or as soon as practicable thereafter from the surviving corporation, an amount in cash equal to the product of (1) the number of Company shares previously subject to such restricted stock unit and (2) the merger consideration, less any applicable withholding taxes.

        Other Equity-Based Rights.    Each right of any kind granted under any of the Company's 2003 Long-Term Incentive Plan, 2001 Stock Incentive Plan for Non-Officers and 1990 Stock Incentive Plan and any other equity incentive plan of the Company (including any deferred compensation plans, but excluding any options, and restricted Company shares and restricted stock units of the Company and its subsidiaries) to receive Company shares or benefits measured in whole or in part by the value of a number of Company shares, which is outstanding immediately prior to the effective date of the merger, will cease to represent a right or award with respect to Company shares, and will be converted into a cash-based right or award equal in amount to the merger consideration in respect of each share underlying such right and will be distributed in accordance with the applicable plan under which the right was granted.

        Alternate Rights.    Options, restricted stock and restricted stock units awarded under the Company's 2001 Stock Incentive Plan for Non-Officers and 2003 Long-Term Incentive Plan not theretofore vested will vest upon shareholder approval and adoption of the merger agreement, which will occur prior to the merger. A significant portion of the options awarded under the Company's 1990 Stock Incentive Plan and 2003 Long-Term Incentive Plan have "alternative rights" associated with them which would entitle electing holders to surrender such options for a cash payment in an amount equal to (1) the difference between (a) the higher of $65.00 and the highest reported sales price of a share of Company common stock on the composite tape for NYSE listed stocks during the 60-day period prior to and ending upon the date on which shareholder approval and adoption is obtained (or, in the case of options awards under the Company's 1990 Stock Incentive Plan, during the 60-day period prior to and ending on the effective date of the merger) and (b) the exercise price per share of such option multiplied by (2) the number of shares underlying such option.

        Employee Stock Purchase Plan.    As of the effective date of the merger, the Company's employee stock purchase plan will terminate, except that all administrative and other rights and authorities granted under the plan to the Company, the Board of Directors of the Company or any committee or designee of the Company will remain in effect and reside with the surviving corporation following the effective date of the merger.

Treatment of Convertible Securities

        Prior to the effective date of the merger, the Company will enter into a supplemental indenture with Citibank, N.A., as trustee under the indenture and supplemental indentures under which the Company's 2004 Senior Convertible Securities due August 1, 2023 and Floating Rate Convertible Senior Notes due August 1, 2023 were issued, to provide that, from and after the effective date of the merger, the 2004 Senior Convertible Securities and Floating Rate Convertible Senior Notes will be convertible only into cash in an amount equal to the amount that the holders of the 2004 Senior Convertible Securities or the Floating Rate Convertible Senior Notes (as the case may be) would be entitled to receive in the merger if they had validly converted their 2004 Senior Convertible Securities or their Floating Rate Convertible Senior Notes (as the case may be) into shares of Company common stock immediately prior to the effective date of the merger (after giving effect, in the case of the 2004 Senior Convertible Securities, to the adjustment in the number of shares of Company common stock issuable upon conversion of such securities, as provided by the terms of such securities).

Directors and Officers

        The members of the Company's Board of Directors will resign as directors, effective as of the effective date of the merger. Immediately after the effective date of the merger, Parent will cause the directors of Merger Sub immediately prior to the effective date of the merger to be the directors of the surviving corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation. The officers of the Company immediately prior to the effective date of the merger will be the initial officers of the surviving corporation, each to hold office in accordance with and subject to the certificate of incorporation and bylaws of the surviving corporation.

Representations and Warranties

        The merger agreement contains representations and warranties made by Merger Sub and Parent to the Company and representations and warranties made by the Company to Merger Sub and Parent. These representations and warranties (and the assertions embodied therein) have been made for purposes of allocating risk to one of the parties if those statements prove to be inaccurate, rather than for the purpose of establishing matters as facts, and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, the representations and warranties have been qualified by certain disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement. In general, standards of materiality or material adverse effect (defined below) may apply under the merger agreement in a way that is different from what may be viewed as material to you or other investors. The representations and warranties were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Furthermore, the representations and warranties contained in the merger agreement will not survive the consummation of the merger and cannot be the basis for any claims under the merger agreement by the other parties after termination of the merger agreement. The representations and warranties in the merger agreement and the description of them in this document should be read in conjunction with the other information contained in the reports, statements and filings the Company publicly files with the SEC. The representations and warranties contained in the merger agreement may or may not have been accurate as of the date they were made and we make no assertion in this proxy statement that they are accurate as of the date of this proxy statement. However, we are not currently aware of any specific undisclosed facts that would constitute a breach of such representations and warranties.

        The representations and warranties made by Parent and Merger Sub, each of which is subject, in some cases, to specified exceptions and qualifications, relate to, among other things:

  •
  their organization, good standing and corporate power to operate their properties and conduct their businesses;

  •
  their organizational documents;

  •
  their capitalization and equity interests;

  •
  their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

  •
  the absence of any violation of or conflict with their organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

  •
  consents and approvals of governmental entities as a result of the merger;

  •
  the information supplied by Parent and Merger Sub for inclusion in this proxy statement;

  •
  the absence of certain investigations and litigations;

  •
  debt and equity financing commitments;

  •
  the absence of undisclosed broker's fees;

  •
  their operations and prior activities;

  •
  subject to certain assumptions, the solvency of Parent and the surviving corporation as of the effective date of the merger;

  •
  the delivery of the limited guarantee; and

  •
  the lack of ownership by Parent, Merger Sub and their respective controlled affiliates of Company shares.

        We also make customary representations and warranties in the merger agreement, which are subject, in some cases, to specified exceptions and qualifications, including exceptions and qualifications that would not have a material adverse effect on the Company. Our representations and warranties relate to, among other things:

  •
  our and our subsidiaries' organization, good standing and corporate power to operate our businesses;

  •
  our capitalization and ownership of certain subsidiaries;

  •
  our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

  •
  the absence of any violation of or conflict with our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

  •
  consents and approvals of governmental entities in order to consummate the merger;

  •
  certain of our SEC filings and the consolidated financial statements included in the SEC documents;

  •
  our compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002;

  •
  our lack of knowledge of any fact, event or circumstance which would cause our shares of common stock to be delisted from the NYSE;

  •
  our disclosure controls and procedures and internal controls over financial reporting;

  •
  the absence of undisclosed liabilities;

  •
  since December 30, 2006, our having conducted our businesses only in the ordinary course consistent with past practice in all material respects;

  •
  the absence of any change, condition, event or development since December 30, 2006 that would have, individually or in the aggregate, a material adverse effect on the Company;

  •
  this proxy statement;

  •
  the absence of undisclosed broker's fees;

  •
  our employee benefit plans;

  •
  labor matters;

  •
  the absence of certain investigations and litigations;

  •
  taxes;

  •
  our and our subsidiaries' compliance with laws;

  •
  our and our subsidiaries' possession of all necessary licenses, permits, consents, certificates, approvals and orders of any governmental entity necessary to conduct our respective businesses;

  •
  environmental matters;

  •
  our intellectual property;

  •
  our real properties and leases;

  •
  our material contracts;

  •
  our insurance policies;

  •
  our related party transactions;

  •
  receipt by our Board of Directors of a fairness opinion from Morgan Stanley;

  •
  the required shareholder vote to approve and adopt the merger agreement and the transactions contemplated therein; and

  •
  takeover statutes and laws.

        For the purposes of the merger agreement, "material adverse effect" means any event, change, effect, development, condition or occurrence that has, or would or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on:

  •
  the ability of the Company timely to perform its obligations under and consummate the transactions contemplated by the merger agreement; or

  •
  the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole.

        Unless it would, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company timely to perform its obligations under and consummate the transactions contemplated by the merger agreement, any event, change, effect, development, condition or occurrence to the extent resulting from the following would not be deemed to have a material adverse effect on the Company:

  •
  changes in general economic conditions, changes affecting the securities or financial markets in general, or changes or developments in the industries in which the Company and its subsidiaries operate, unless such changes or developments have a disproportionate effect on the Company and its subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which the Company or its subsidiaries operate;

  •
  public disclosure of the transactions contemplated by the merger agreement;

  •
  other than as a result of breach by the Company of the representations and warranties relating to the Company's SEC filings and financial statements, the Company's restatement of its historical consolidated financial statements for the fiscal years ended December 29, 2001, December 28, 2002, December 27, 2003, December 25, 2004 and December 31, 2005, and the matters referred to in certain of the Company's reports on Form 12b-25 filed with the SEC;

  •
  the Company's failure to file in a timely manner its Annual Reports on Form 10-K for the fiscal years ended December 31, 2005 and December 30, 2006 or, except to the extent required under the merger agreement, the Company's Quarterly Reports on Form 10-Q for the quarters ended on September 24, 2005, April 1, July 1, and September 30, 2006, and March 31, 2007;

  •
  the matters contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2006 relating to legal proceedings, litigation, commitments and contingencies, and certain other recent developments of the Company (excluding certain specified general statements contained in such report);

  •
  the recall of the Company's MoistureLoc product;

  •
  an act of terrorism within or affecting the United States or any jurisdiction where a material amount of the Company's and its subsidiaries' business or assets are located or any outbreak or material worsening of any war or similar hostilities involving the United States or such jurisdiction, in each case, occurring after the date of the merger agreement or any natural disaster or similar calamity affecting the United States or such jurisdiction, except to the extent any of the foregoing causes any damage or destruction to or renders unusable any facility or property of the Company or any of its subsidiaries;

  •
  any action of the Company or any of its subsidiaries expressly required by the merger agreement or taken at the express request or with the express consent of Parent or Merger Sub;

  •
  any change in the market price or trading volume of securities of the Company in and of itself (except that an event, change, effect, development, condition or occurrence causing or contributing to such change may be a material adverse effect, subject to the other exceptions described above and below in this paragraph);

  •
  any failure by the Company to meet any internal projections or forecasts (except that an event, change, effect, development, condition or occurrence causing or contributing to such failure may be a material adverse effect, subject to the other exceptions described above and below in this paragraph); and

  •
  changes in any generally accepted accounting principles, tax laws or regulations or applicable accounting regulations or principles.

        The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Conduct of Business Covenant

        We have agreed in the merger agreement that, from and after the date of the merger agreement to the effective date of the merger, except (1) as expressly provided in the merger agreement, (2) as required by law, or (3) as previously disclosed to Parent:

  •
  the Company and its subsidiaries will conduct their operations according to their ordinary and usual course of business consistent with past practice; and

  •
  we will use our reasonable best efforts, and will cause our subsidiaries to use their reasonable best efforts, to preserve intact our business organization, to keep available the services of our current officers and employees, to preserve the goodwill of and maintain satisfactory relationships with those persons having business relationships with the Company or any of its subsidiaries and keep in force our insurance policies (or obtain replacement or revised policies).

        We have also agreed in the merger agreement that, from and after the date of the merger agreement to the effective date of the merger, except as previously disclosed to Parent, without the prior written consent of Parent, which will not be unreasonably withheld, conditioned or delayed, we will not, and will cause our subsidiaries not to, among other things (subject to specified exceptions):

  •
  issue, sell, grant options or rights to acquire, pledge, or authorize or propose the issuance, sale, grant of options or rights to acquire or pledge of, any company securities or securities of any subsidiary, other than the issuance of Company shares pursuant to the exercise of options, upon conversion of the 2004 Senior Convertible Securities and Floating Rate Convertible Senior Notes, intercompany issuance of shares or other equity interests or rights or the exchange of Class B stock for Company common stock;

  •
  grant any awards or bonuses that may be settled in, or the value of which is linked directly or indirectly to the price or value of, any company securities or securities of any of our subsidiaries, except to the extent required under any benefit plan;

  •
  effect any merger or other business combination between us or any of our subsidiaries and any other person, except for any mergers or combinations between a wholly owned subsidiary of the Company and another wholly owned subsidiary;

  •
  propose or adopt any amendments to our certificate of incorporation or bylaws or the articles of incorporation, bylaws or other governing documents of our subsidiaries;

  •
  split, combine or reclassify our or our subsidiaries' capital stock or other equity interests;

  •
  declare, set aside, make or pay any dividend or distribution in respect of our or our subsidiaries' capital stock or other equity interests (other than regular quarterly cash dividends on our capital stock in an amount per quarter not in excess of $0.13 per share, and other than cash dividends paid to us or one of our wholly owned subsidiaries by another wholly owned subsidiary);

  •
  acquire, redeem or amend the rights or terms of any of our securities or the securities of our subsidiaries other than the acceptance of the 2004 Senior Convertible Securities and the Floating Rate Convertible Senior Notes surrendered for conversion and the acquisition of Company shares tendered by employees or former employees in connection with a cashless exercise of options, or in order to pay taxes in connection with the exercise of options or the lapse of restrictions in respect of restricted stock, in each case, pursuant to the terms of the applicable benefit plan;

  •
  adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of our subsidiaries (other than the merger);

  •
  make or offer to make any acquisition of any business, assets or securities involving payments of consideration in excess of $20 million for all such acquisitions in the aggregate, except for purchases of inventory and other assets in the ordinary course of business consistent with past practice or as required by existing contracts;

  •
  make or offer to make any sale, lease, encumbrance or other disposition of any business, assets or securities involving receipt of consideration in excess of $20 million for all such sales, leases, encumbrances and other dispositions in the aggregate, except for sales or dispositions of inventory and other assets in the ordinary course of business consistent with past practice or as required by existing contracts;

  •
  make any loans, advances or capital contributions to, or investments in, any other person in excess of $20 million in the aggregate, other than (1) loans, advances, capital contributions or investments that are, in the aggregate, immaterial to the Company and our subsidiaries, taken as a whole, and are made in the ordinary course of business consistent with past practice or (2) any intercompany transactions between us and a wholly owned subsidiary of the Company or between our wholly owned subsidiaries;

  •
  enter into, materially amend (other than in the ordinary course of business consistent with past practice), renew, terminate, or grant any release or relinquishment of rights under any material contract, except, with respect to any collective bargaining or labor agreements, as required by law;

  •
  incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, or amend, modify or refinance any existing indebtedness for borrowed money, except for (1) the incurrence of outstanding indebtedness not to exceed $20 million that is incurred in the ordinary course of business under certain agreements or instruments and that is repayable within 30 days without premium or penalty, letters of credit entered into in the ordinary course of business consistent with past practice for an amount less than $50 million individually or in the aggregate, or intercompany transactions between us and a wholly owned subsidiary of the Company or between wholly owned subsidiaries, or (2) the obtaining of any necessary waivers or consents relating to our delayed filings to the extent obtainable by paying consent or waiver fees in amounts consistent with past practice;

  •
  assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person except our wholly owned subsidiaries, other than (1) in the ordinary course of business consistent with past practice or (2) any intercompany transactions between us and a wholly owned subsidiary of the Company or between our wholly owned subsidiaries;

  •
  mortgage, pledge or otherwise encumber any of our material assets, or create, assume or suffer to exist any liens on such material assets other than certain permitted liens;

  •
  materially change any of the financial accounting methods, principles or practices used by the Company or our subsidiaries, except as may be appropriate to conform to changes in statutory or regulatory accounting rules, GAAP or regulatory requirements;

  •
  make or change any material tax election, except in the ordinary course consistent with past practice;

  •
  settle or compromise any material federal, state, local or foreign income tax liability for an amount that materially exceeds the amount reserved for such liability in our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006;

  •
  except as contemplated by the merger agreement or to the extent required under any benefit plan or applicable law or as deemed advisable to prevent an inclusion of income or imposition of penalties under Section 409A of the Internal Revenue Code or as deemed advisable to amend benefit plans in order to facilitate compliance with Section 409A of the Internal Revenue Code, (1) enter into any new, or amend, terminate or renew any existing, employment, severance, change of control, indemnification, termination, severance, consulting or salary continuation agreements or arrangements with or for the benefit of any present or former executive officers, directors or employees, except in the ordinary course of business consistent with past practice; (2) grant any increases in the compensation, perquisites or benefits to officers, directors, employees or consultants, except in the ordinary course of business consistent with past practice to individuals who are not directors or executive officers; (3) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of our or our subsidiaries' current or former directors, officers or employees, or otherwise pay any amounts not due to any such individual under applicable law or the terms of any benefit plan, including with respect to severance; (4) fund or make any contribution to any benefit plan or trust not required to be funded or contributed to, except in the ordinary course of business consistent with past practice; (5) forgive any loans to employees, officers or directors or any of their respective affiliates or associates; and (6) establish, adopt, enter into, amend in any material respect to increase costs, or terminate any benefit plan, or adopt or enter into any employee benefit plan or arrangement, except in the ordinary course of business consistent with past practice;

  •
  make or agree to make any capital expenditure or expenditures, or enter into any agreements or arrangements providing for capital expenditures, that are, in the aggregate, in excess of 110% of the capital expenditure budget previously disclosed to Parent or enter into any new line of business outside of our and our subsidiaries' existing business segments;

  •
  compromise, settle or agree to settle any legal proceeding (excluding any tax proceeding) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $5 million individually or $50 million in the aggregate, in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, us or any of our subsidiaries which would prohibit or materially restrict us and our subsidiaries from operating our business as they have historically (and for certain proceedings, we agreed to consult with Parent and keep Parent reasonably apprised of the status of such proceedings and to give written notice to Parent of any proposed final settlement or other final resolution of such matters); or

  •
  convene any regular or special meeting of the shareholders other than the special meeting contemplated by this proxy statement or enter into any contract or understanding or arrangement with respect to the voting or registration of our securities or the securities of our subsidiaries, except as required by applicable law, court order, the rules of the NYSE or our certificate of incorporation or bylaws.

Solicitation of Other Offers

        Until 11:59 p.m., New York City time, on July 5, 2007, we had the right (acting under direction of the Board of Directors or, if then in existence, the Special Committee) to initiate, solicit and encourage (including by way of providing access to non-public information pursuant to confidentiality agreements meeting certain criteria with appropriate parties) acquisition proposals, and enter into and maintain or continue discussions or negotiations with respect to acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations, on the condition that the Company is required to promptly provide to Parent with any material non-public information concerning us or our subsidiaries provided to any person given such access which was not previously provided or made available to Parent.

        After 11:59 p.m., New York City time, on July 5, 2007, we have agreed not to, and to cause our subsidiaries and representatives not to, directly or indirectly, (1) initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any acquisition proposal; or (2) engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations.

        On June 29, 2007, AMO made a proposal to acquire 100% of the outstanding Company shares in a merger in which the Company's shareholders would receive, per Company share, $45.00 in cash and $30.00 in AMO common stock, valued based on the average closing price of the AMO common stock for the five trading days prior to the date (if any) on which a definitive agreement between AMO and the Company is signed. We refer to AMO's proposal in this proxy statement as the $75 AMO Proposal. The material terms of the $75 AMO Proposal are described in the section entitled "THE MERGER—Background of the Merger" beginning on page 28.

        On July 5, 2007, the Board of Directors, upon the recommendation of the Special Committee, determined that the $75 AMO Proposal was bona fide and reasonably likely to result in a superior proposal as defined in the Warburg Pincus merger agreement and therefore AMO was designated as an "excluded party," as defined in the Warburg Pincus merger agreement. By designating AMO as an "excluded party," the Special Committee is permitted, subject to certain conditions, to continue negotiating with AMO with respect to the $75 AMO Proposal despite the end of the "go shop" period, for so long as AMO remains such an "excluded party" in accordance with the Warburg Pincus merger agreement. On July 27, 2007, the Company was informed by Warburg Pincus that Warburg Pincus does not believe AMO is an "excluded party" for purposes of the merger agreement and that Warburg Pincus reserves all rights it may have with respect to this. On such date, the Company informed Warburg Pincus that it disagreed with the Warburg Pincus position and believed that AMO remained an "excluded party."

        While the stated value of the consideration offered by AMO under the $75 AMO Proposal is $10.00 more per Company share than the consideration under the Warburg Pincus merger agreement of $65.00 per Company share, there are substantial uncertainties as to the potential value of the $75 AMO Proposal and as to the ability of AMO to consummate the proposed transaction contemplated by the $75 AMO Proposal (see "THE MERGER—Background of the Merger" beginning on page 28. By letter dated August 1, 2007, the Special Committee and the Board informed AMO that absent a satisfactory response by AMO to the Company's letter dated July 29, 2007, by 12:00 p.m. Eastern time on August 3, 2007, AMO would no longer be considered an "excluded party" under the Warburg Pincus merger agreement.

        The Board of Directors, upon the recommendation of the Special Committee, continues to recommend that the Company's shareholders adopt the Warburg Pincus merger agreement and the merger, notwithstanding the pendency of the $75 AMO Proposal.

        In addition, except with respect to an "excluded party" (as defined below), the Company also agreed to terminate any solicitation, encouragement, discussion or negotiation with any person with respect to an acquisition proposal and cause to be returned or destroyed all confidential information provided by or on behalf of the Company or any of its subsidiaries to such person.

        Notwithstanding these restrictions, we are permitted to conduct the activities set forth above in the first sentence of the preceding paragraph from and after the "go shop" period with respect to any "excluded party," which is defined as a party or group (as defined in the merger agreement) that has made a bona fide written acquisition proposal prior to 11:59 p.m., New York City time, July 5, 2007, which the Board of Directors of the Company (acting through the Special Committee, if in existence) determines in good faith, after consultation with its financial advisors and outside counsel, that such acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal. An "excluded party" will cease to be an "excluded party," however, if at any time after the end of the "go shop" period the acquisition proposal submitted by such party ceases to meet the criteria described in the preceding sentence; such loss of "excluded party" status, however, may be temporary if negotiations with respect to an acquisition proposal submitted by such "excluded party" are active and ongoing and if the acquisition proposal submitted by the "excluded party" subsequently meets the criteria described in the preceding sentence.

        In addition, if at any time prior to obtaining shareholder approval and adoption of the merger agreement,

  •
  the Company receives a bona fide written acquisition proposal from a third party and the Board of Directors of the Company (acting through the Special Committee, if in existence) determines in good faith, after consultation with its financial advisors and outside counsel, that such acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal;

  •
  the Company has not breached the provisions in the merger agreement relating to solicitation of other offers; and

  •
  after consultation with its outside counsel, the Board of Directors of the Company (acting through the Special Committee, if in existence) determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable laws, then the Company may (1) furnish information with respect to the Company and its subsidiaries to the person making such acquisition proposal and (2) engage in discussions or negotiations with such person as long as the Company and its subsidiaries and representatives does not disclose any non-public information to such persons without first entering into a confidentiality agreement meeting certain criteria with such persons and promptly provides to Parent any material non-public information provided to such other person which was not previously provided to Parent. We have also agreed to notify Parent if we provide information or engage in discussions or negotiations concerning an acquisition proposal with any such person other than an "excluded party."

        Under the merger agreement, we have agreed that we will provide to Parent a description of the material terms and conditions of each acquisition proposal received from an "excluded party" within 24 hours after the "go shop" period has ended and will keep Parent reasonably informed of the status of any such acquisition proposal. We are not, however, required to inform Parent of the identity of any "excluded party."

        We have also agreed that after the "go shop" period, we will notify Parent if we receive from any party (except an "excluded party"):

  •
  any acquisition proposal or indication by any person that it is considering making an acquisition proposal;

  •
  any request for non-public information relating to the Company or any of its subsidiaries other than requests for information in the ordinary course of business and unrelated to an acquisition proposal; or

  •
  any inquiry or request for discussions or negotiations regarding any acquisition proposal.

        We have agreed that we will notify Parent of the identity of the party making the proposal, indication, request or inquiry and provide to Parent the material terms of, and keep Parent reasonably informed of the status of, such acquisition proposal, indication, request or inquiry.

        An "acquisition proposal" is defined in the merger agreement as any offer or proposal, or any indication of interest in making an offer or proposal, made by a person or group at any time which is structured to permit such person or group to acquire beneficial ownership of at least 25% of the assets of, equity interest in, or businesses of, the Company and its subsidiaries (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the merger.

        A "superior proposal" is defined in the merger agreement as any bona fide acquisition proposal (which is as defined above except the references to "25%" in such definition are replaced by "50%") made in writing that (1) is on terms that our Board of Directors (acting through the Special Committee, if in existence) has determined in its good faith judgment (after consultation with its financial advisor and outside counsel) is more favorable from a financial point of view to the holders of Company shares than the merger, taking into account all the terms and conditions of such acquisition proposal and the merger agreement and (2) which our Board of Directors (acting through the Special Committee, if in existence) has determined in good faith (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof) is reasonably capable of being consummated.

Change of Board Recommendation; Acceptance of Superior Proposal

        Under the merger agreement, we have agreed that we will not, and will cause our subsidiaries and representatives not to, directly or indirectly, from the date of the merger agreement until the effective date of the merger, approve or recommend, or publicly propose to approve or recommend, an acquisition proposal, or effect a change in the Board's recommendation of the merger.

        Notwithstanding the restriction described above, if prior to the receipt of the required shareholder vote, our Board of Directors (acting through the Special Committee, if in existence) concludes in good faith, after consultation with outside counsel and financial advisors (and after giving effect to all proposed adjustments to the merger agreement offered by Parent) that (1) a bona fide written acquisition proposal received constitutes a superior proposal and that failing to take such action would be inconsistent with its fiduciary duties under the NYBCL, or (2) in the absence of an acquisition proposal that failing to take such action would be inconsistent with its fiduciary duties under the NYBCL, our Board of Directors (acting through the Special Committee, if still in existence) may (A) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the board recommendation and (B) in the case of clause (1) above terminate the merger agreement to enter into an agreement with respect to the superior proposal; provided that, in the case of (A) or (B), the Company has provided five calendar days' prior written notice to Parent specifying the reasons for the change of board recommendation (which notice includes, if applicable, the material terms and conditions of the superior proposal and the identity of the person that submitted such superior proposal) and during the five calendar days' notice period, the Company has negotiated with Parent in good faith to make adjustments in the terms and conditions of the merger agreement so that a change of board recommendation is no longer required or so that the acquisition proposal no longer constitutes a superior proposal. If there are material changes to the facts and circumstances necessitating such a change of board recommendation or to the terms of the superior proposal after the start of the notice period, we agree to deliver a new written notice to Parent and the notice period will recommence on the date of the new notice.

Acquisition Proposals

        Under the merger agreement, we have agreed that we will not, and will cause our subsidiaries and representatives not to, directly or indirectly, from the date of the merger agreement until the effective date of the merger:

  •
  enter into any agreement requiring the Company to abandon, terminate or fail to consummate the merger and the transactions contemplated by the merger agreement or to breach our obligations under the merger agreement; or

  •
  enter into any merger agreement or other similar agreement relating to an acquisition proposal.

Termination of the Merger Agreement

        Notwithstanding the above, the merger agreement may be terminated and the merger may be abandoned at any time (notwithstanding the receipt of the required shareholder vote) prior to the effective date of the merger:

  (1)
  by mutual written consent of the Company and Parent;

  (2)
  by either the Company or Parent, if any court of competent jurisdiction or other governmental entity has issued an order, decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement and such order, decree, ruling or other action shall have become final and non-appealable (provided that the party seeking to terminate has complied with its obligations to use reasonable best efforts to obtain consents and governmental approvals);

  (3)
  by either the Company or Parent, if the merger has not been consummated on or before the "outside date" (provided that a party whose failure to perform or comply in all material respects with the covenants and agreements in the merger agreement resulted in the failure of the closing to occur by the "outside date" cannot terminate by virtue of this reason);

  (4)
  by either the Company or Parent, if a special meeting shall have been convened and a vote taken with respect to the approval and adoption of the merger agreement, and the required shareholder vote in favor of approving and adopting the merger agreement was not obtained at the special meeting (or at any adjournment or postponement of the special meeting);

  (5)
  by the Company, if there shall have been a breach of the covenants, representations or warranties set forth in the merger agreement on the part of Parent or Merger Sub which breach would result, if occurring or continuing on the effective date of the merger, in the failure of certain conditions to the merger, subject to a cure period of 30 days or until the "outside date," unless by its nature the breach cannot be cured within such time period (provided that the Company will not have the right to terminate for this reason if it is in material breach of any of its covenants or agreements contained in the merger agreement);

  (6)
  by Parent, if there shall have been a breach of the covenants, representations or warranties set forth in the merger agreement on the part of the Company (except for certain covenants relating to solicitation and shareholder approval) which breach would result, if occurring or continuing on the effective date of the merger, in the failure of certain conditions to the merger, subject to a cure period of 30 days or until the "outside date" unless by its nature the breach cannot be cured within such time period (provided that Parent shall not have the right to terminate for this reason if Parent or Merger Sub is in material breach of any of its covenants or agreements contained in the merger agreement);

  (7)
  by Parent,

  •
  if (1) a change of our Board's recommendation with respect to the merger has occurred, (2) the Company or our Board of Directors approves, adopts or recommends any acquisition proposal or approves or recommends, or enters into a letter of intent, agreement in principle or definitive agreement with respect to an acquisition proposal, (3) within five business days after the date any acquisition proposal or any material modification to an acquisition proposal is first published or sent or given to our shareholders, we fail to issue a press release that reaffirms the board recommendation that our shareholders vote "FOR" the approval and adoption of the merger agreement, (4) the Company fails to include in this proxy statement the recommendation of our Board of Directors that our shareholders vote "FOR" the approval and adoption of the merger agreement, or (5) the Company or our Board of Directors authorizes or publicly proposes any of the foregoing; or

  •
  if the Company breaches any of its obligations relating to solicitation of acquisition proposals and shareholder approval;

  (8)
  by the Company at any time prior to receipt of the required shareholder vote in favor of approving and adopting the merger agreement, if (a) our Board of Directors (acting through the Special Committee, if in existence) concludes in good faith, after consultation with outside counsel and its financial advisors (and after giving effect to all proposed adjustments to the merger agreement offered by Parent), that (1) a bona fide written acquisition proposal received by the Company constitutes a superior proposal and (2) failing to terminate the merger agreement would be inconsistent with the fiduciary duties of our Board of Directors under the NYBCL and (b) simultaneously with the termination of the merger agreement, the Company enters into an acquisition agreement, merger agreement or similar definitive agreement (provided that the Company has provided five calendar days' prior written notice to Parent specifying the material terms and conditions of any superior proposal and the identity of the person that submitted such superior proposal, and has negotiated with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that the acquisition proposal ceases to constitute a superior proposal, and provided that if there are material changes to the terms of the superior proposal after the start of the notice period, the Company delivered a new written notice to Parent and provided Parent with a five calendar days' notice period beginning on the date of the new notice); or

  (9)
  by the Company, if Parent fails to consummate the merger by 5:00 p.m. on the third business day after the final day of the "marketing period" and all of the conditions to the merger obligating Parent and Merger Sub to consummate the merger (other than the delivery of the officers' certificates) would have been satisfied if the closing were to have occurred on such date.

        If the merger agreement is terminated and the merger is abandoned, except for the provisions relating to confidentiality, the reimbursement and indemnity obligations of Parent in connection with financing, the provisions described in "—Termination Fees" below, the provisions relating to amendment, extension, waivers and remedies and certain other miscellaneous provisions in the merger agreement, the merger agreement will become void and will have no effect. Notwithstanding the foregoing, except for certain specified circumstances as described in the section entitled "—Maximum Recovery" beginning on page 110 and "THE MERGER—Limited Guarantee; Remedies" beginning on page 71, no party will be relieved or released from any liabilities or damages for any willful and material breach.

Termination Fees

Fees Payable to Parent

        The merger agreement obligates the Company to pay a fee to Parent equal to $120 million in cash (reduced by certain amounts paid as described in the section entitled "THE MERGER AGREEMENT—Reimbursement of Expenses" beginning on page 110), which we refer to as the termination fee, if:

  •
  after an acquisition proposal for 50% of the assets of, equity interest in, or businesses of, the Company has been made directly to the shareholders of the Company or otherwise become publicly known or any person has publicly announced or made known an intention to make such an acquisition proposal, the merger agreement is terminated by Parent or the Company for the reason described in clause (3) or (4) of the section entitled "THE MERGER AGREEMENT—Termination of the Merger Agreement" beginning on page 100 or by Parent for the reason described in clause (6) of the section entitled "THE MERGER AGREEMENT—Termination of the Merger Agreement" beginning on page 100 and on or before the date that is 12 months after the date the merger agreement is terminated, the Company enters into a definitive agreement in respect of any acquisition proposal or consummates any acquisition proposal (which need not be the same acquisition proposal as the acquisition proposal first mentioned in this paragraph); or

  •
  the merger agreement is terminated by Parent for any of the reasons described in clause (7) of the section entitled "THE MERGER AGREEMENT—Termination of the Merger Agreement" beginning on page 100 or the merger agreement is terminated by the Company for the reason described in clause (8) of the section entitled "THE MERGER AGREEMENT—Termination of the Merger Agreement" beginning on page 100 (unless the termination is based on an acquisition proposal by an "excluded party" that remained an "excluded party" at the time of such termination, then the fee payable will be reduced to $40 million in cash).

Fees Payable to the Company

        The merger agreement obligates Merger Sub to pay a fee to the Company equal to $120 million in cash, which we refer to as the reverse termination fee, if:

  •
  the merger agreement is terminated by the Company for the reason described in clause (9) of the section entitled "THE MERGER AGREEMENT—Termination of the Merger Agreement" beginning on page 100; or

  •
  all of the following apply: (a) the merger agreement is terminated by either Parent or the Company for the reason described in clause (3) of the section entitled "THE MERGER AGREEMENT—Termination of the Merger Agreement" beginning on page 100, (b) either (1) the final day of the "marketing period" occurred on or prior to the "outside date" or (2) the merger agreement is otherwise terminable by the Company for the reason described in clause (5) of the section entitled "THE MERGER AGREEMENT—Termination of the Merger Agreement" beginning on page 100 and (c) on the "outside date" all of the conditions to the merger obligating Parent and Merger Sub to consummate the merger (other than the delivery of the officers' certificate) would have been satisfied if the closing were to have occurred on such date.

Financing; Our Cooperation

        Parent has agreed to use its reasonable best efforts to arrange as promptly as practicable the debt financing on the terms and conditions described in or comparable to the debt financing commitments (subject to Parent's and Merger Sub's rights to make certain replacements of, or amendments to, such arrangements). Parent has agreed to use its reasonable best efforts to:

  •
  maintain in effect the financing commitments;

  •
  satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the debt financing (including by consummation of the equity financing pursuant to the equity commitment and subject to Parent's right to replace or amend the commitments under specified circumstances);

  •
  negotiate and enter into definitive agreements with respect to the debt financing on the terms and conditions contained in the debt financing commitments (including the flex provisions) or on other terms not materially less beneficial to the ability of Parent and Merger Sub to consummate the transactions contemplated by the merger agreement (including the merger on the effective date of the merger); and

  •
  consummate the financing at or prior to closing.

        Parent has also agreed that in the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt financing commitments, Parent will use its reasonable best efforts to arrange as promptly as practicable financing from alternative sources in an amount sufficient to consummate the merger and the transactions contemplated by the merger agreement on terms no less favorable to Parent and Merger Sub. In the event that (1) all or any portion of the debt financing structured as high yield financing has not been consummated, (2) all closing conditions to the merger have been satisfied or waived (other than the delivery of the officers' certificates of Parent and the Company), and (3) the bridge facilities contemplated by the debt financing commitments or alternative bridge financing are available, then Merger Sub will use the proceeds of such bridge financing to replace such high yield financing no later than the last day of the "marketing period." Parent has agreed to give the Company prompt notice of any material breach by any party or the termination of the debt financing commitments. Parent has also agreed to keep the Company informed of the status of its efforts to arrange the debt financing and provide to the Company copies of all documents related to the debt financing.

        In connection with the financing, the Company has agreed to provide to Parent and Merger Sub all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the debt financing and the transactions contemplated by the merger agreement as long as such cooperation does not unreasonably interfere with the operations of the Company and our subsidiaries or require the Company to pay any fees, reimburse any expenses or give any indemnities for which we are not reimbursed or indemnified pursuant to the merger agreement. In particular, we have agreed to (among other things):

  •
  furnish Parent and its debt financing sources with certain financial information regarding us and our subsidiaries as Parent shall reasonably request in order to consummate the debt financing;

  •
  no later than the date of mailing of this proxy statement, satisfy certain conditions set forth in the debt financing commitments relating to the provision of information;

  •
  upon reasonable advance notice by Parent, participate in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies;

  •
  assist with the preparation of certain materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and similar documents;

  •
  issue customary representation letters to auditors and use reasonable best efforts to obtain accountants' comfort letters and consents to the use of accountants' audit reports relating to the Company, legal opinions, appraisals, surveys, engineering reports, title insurance and other documentation and items relating to the debt financing as reasonably requested by Parent;

  •
  use our reasonable best efforts to provide monthly financial statements (excluding footnotes) in the form and within the time period following the end of a month in which the Company customarily prepares such financial statements;

  •
  execute and deliver, as of the effective date of the merger, pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent;

  •
  take all corporate actions necessary to permit the consummation of the debt financing and permit the proceeds thereof, together with the cash of the Company and our subsidiaries, to be made available to the Company on the effective date of the merger to consummate the merger; and

  •
  periodically update certain information to be included in an offering document to be used in connection with the debt financing.

        Parent has agreed to promptly reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of our subsidiaries in connection with the cooperation described in this section and will indemnify and hold harmless the Company, our subsidiaries and representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred prior to the effective date of the merger in connection with the arrangement of the financing and any information used in connection with the financing, except with respect to losses, damages, claims, costs or expenses arising from any information provided or statements made by the Company or any of our subsidiaries.

Existing Indebtedness

2004 Senior Convertible Securities and Floating Rate Convertible Senior Notes

        We have agreed to take all necessary action pursuant to the terms of the indenture and supplemental indentures under which the 2004 Senior Convertible Securities and Floating Rate Convertible Senior Notes were issued to provide that on and after the effective date of the merger the 2004 Senior Convertible Securities and the Floating Rate Convertible Senior Notes will be convertible only into cash in an amount equal to the amount that the holders of such securities and notes would be entitled to receive in the merger if they had validly converted their securities or notes into Company common stock immediately prior to the effective date of the merger after giving effect, in the case of the 2004 Senior Convertible Securities, to the adjustment in the number of shares of Company common stock issuable upon conversion of such securities, as provided by the terms of such securities.

Debt Offers and Redemptions

        If requested by Parent, we have also agreed to use our reasonable best efforts to commence one or more offers to purchase, and related consent solicitations with respect to, all of the outstanding aggregate principal amount of the notes previously identified to us by Parent on the terms and conditions specified by Parent. We are not required to take any such action, however, until the "go shop" period has ended and Parent has provided us with the necessary offer to purchase, related letter of transmittal, and other related documents. The closing of any debt offers or consent solicitations will be expressly conditioned on the completion of the merger and conducted in compliance with applicable laws. We are not required to purchase any notes prior to the effective date of the merger. If reasonably requested by Parent, we have agreed that we will waive certain of the conditions to the debt offers and will not, without the written consent of Parent, waive any other conditions or make any changes to the debt offers except if agreed between Parent and the Company. Neither the Company nor any of our subsidiaries will be required to make any changes that decrease the price per note payable in the debt offers or related consent solicitation or impose conditions that are adverse to the holders of the notes, however, unless previously approved by the Company.

        In lieu of or in addition to a debt offer, if requested by Parent and if permitted by the indenture and applicable supplemental indentures, we have agreed to redeem, satisfy, discharge or defease, as applicable, certain series of notes on the effective date of the merger. To the extent that any action described above can be conditioned on the occurrence of the effective date of the merger, it will be so conditioned. If any action described above cannot be conditioned on the occurrence of the effective date of the merger, prior to the Company being required to take any of such actions, as of the closing of the merger, Parent will set aside sufficient funds to deliver to the Company to effect such redemption or satisfaction or discharge. Parent and the Company each have agreed to use their reasonable best efforts to provide cooperation and assistance reasonably requested by the other party in connection with the debt redemption, including the preparation of offer documents and redemption notices.

Other Indebtedness

        We have agreed to use commercially reasonable efforts to deliver to Parent at least two business days prior to the effective date of the merger payoff letters from third-party lenders and trustees with respect to certain indebtedness previously identified to us by Parent and any other indebtedness specified by Parent no later than 10 days prior to the closing or entered into after the date of the merger agreement. On the effective date of the merger, subject to Parent making available necessary funds to do so, we and our subsidiaries will permanently terminate the credit facilities and all related contracts requested by Parent to be so terminated, and to the extent the related facility is terminated, release any liens on our or our subsidiaries' assets relating to those facilities.

Employee Matters

        Parent has agreed to honor all existing employment and severance agreements between the Company and our subsidiaries and any of our or our subsidiaries' officers, directors or employees and all other benefit plans of the Company from and after the effective date of the merger, provided that, subject to the first bullet point below, Parent may amend or terminate any plan to the extent permitted by the terms of the plan. In addition, the surviving corporation and each of its subsidiaries have agreed to maintain, until the later of one year after the effective date of the merger and December 31, 2008, for our employees as of the effective date of the merger (other than individuals covered by a collective bargaining agreement):

  •
  base salary, incentive compensation (including target cash bonus opportunities and long-term incentives and commissions but excluding equity incentive compensation), and aggregate employee benefits that are no less favorable than provided to current employees immediately prior to the effective date of the merger; and

  •
  the Company's severance pay plan and policy.

        In addition, Parent will, and will cause the surviving corporation to, cause service rendered by current employees prior to the effective date of the merger to be taken into account for all purposes (to the same extent as such service was taken into account under the corresponding plans of the Company and its subsidiaries) under the employee benefit plans of Parent, the surviving corporation and its subsidiaries (other than for purposes of benefit accrual under final average pay defined benefit plans) and each current employee will not be subject to any pre-existing condition limitation under any health plan of Parent, the surviving corporation or its subsidiaries for any condition for which he or she would have been entitled to coverage under the corresponding health plan of the Company or our subsidiaries in which such employee participated prior to the effective date of the merger. Parent will, and will cause the surviving corporation and its subsidiaries, to give effect, for the fiscal year in which the effective date of the merger occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, current employees prior to the effective date of the merger.

        Parent shall ensure that the bonus for the 2007 fiscal year of (1) each employee who remains employed through December 31, 2007, is no lower than 100% of such employee's target bonus and (2) each employee whose employment is terminated without cause following the effective date of the merger but prior to December 31, 2007, is no lower than a prorated amount of 100% of such employee's target bonus. Any such amounts paid under this paragraph will be offset, if applicable, by amounts paid pursuant to certain of the Company's existing incentive compensation plans.

        None of the foregoing undertakings limits the right of Parent, the surviving corporation or their respective subsidiaries to terminate any employee or the right of the surviving corporation to make changes as necessary to conform with applicable law and to amend or terminate any benefit plan.

Reasonable Best Efforts; Antitrust Matters

        Subject to the terms and conditions of the merger agreement, each of the Company, Parent and Merger Sub has agreed to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the merger agreement. Each of the Company, Parent and Merger Sub has agreed to use its reasonable best efforts to:

  •
  obtain all waivers, consents and approvals from works councils, if applicable, and other parties to material contracts necessary for the consummation of the transactions contemplated by the merger agreement;

  •
  obtain all consents, approvals, permits and authorizations that are required to be obtained under any federal, state, local or foreign law in connection with the transactions contemplated by the merger agreement;

  •
  prevent the entry, enactment or promulgation of any threatened or pending injunction or order that could materially and adversely affect the ability of the parties to the merger agreement to consummate the transactions under the merger agreement;

  •
  lift or rescind any injunction or order that could materially and adversely affect the ability of the parties to the merger agreement to consummate the transactions under the merger agreement; and

  •
  in the event that any proceeding relating to the merger agreement or to the transactions contemplated by the merger agreement is commenced, cooperate to defend against it and respond to it.

        Each of the Company, Parent and Merger Sub has also agreed to:

  •
  file promptly any and all Notification and Report Forms required under the HSR Act with respect to the transactions contemplated by the merger agreement;

  •
  make as promptly as reasonably practicable any required submissions under applicable foreign antitrust laws;

  •
  supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or foreign antitrust laws; and

  •
  use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or foreign antitrust laws as soon as practicable, including by requesting early termination thereof.

        Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, has agreed that it will use all reasonable best efforts to:

  •
  cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party;

  •
  keep the other party reasonably informed of any communication received by such party from, or given by such party to, any U.S. or foreign governmental entity and of any communication received or given in connection with any proceeding by a private party; and

  •
  permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any governmental entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by such applicable governmental entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

        If any objections are asserted with respect to the transactions contemplated by the merger agreement under any antitrust law or if any suit is instituted (or threatened to be instituted) by any governmental entity or any private party challenging any of the transactions contemplated by the merger agreement as violating any antitrust law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement, each of Parent, Merger Sub and the Company has agreed to use all reasonable best efforts to resolve the objections or suits, including by selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its subsidiaries or the conducting of its business in a manner which would resolve such objections or suits, and each of Parent, Merger Sub and the Company has agreed to cooperate with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the merger agreement.

Indemnification and Insurance

        In the merger agreement, Parent and Merger Sub have agreed that all rights to indemnification existing in favor of the current or former directors, officers and employees of the Company or any of our subsidiaries as provided in our or our subsidiaries' certificates of incorporation, bylaws or similar governing documents as in effect as of the date of the merger agreement with respect to matters occurring at or prior to the effective date of the merger will survive the merger and will continue in full force and effect for a period of not less than six years after the effective date of the merger unless otherwise required by law.

        The merger agreement further provides that, from and after the effective date of the merger, the surviving corporation will (and Parent will cause the surviving corporation to) indemnify and hold harmless, and provide advancement of expenses to, each present and former director and officer of the Company and our subsidiaries, to the fullest extent the Company would have been permitted under applicable law to do so prior to the effective date of the merger, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any proceeding arising out of or related to such person's service as a director or officer of the Company or our subsidiaries or services performed by such persons at the request of the Company or our subsidiaries, in each case at or prior to the effective date of the merger, including the transactions contemplated by the merger agreement.

        The Company will purchase by the effective date of the merger, and the surviving corporation will maintain, "tail" policies to the current directors' and officers' liability insurance policies maintained on the date of the merger agreement by the Company and our subsidiaries, except that the "tail" policies will not have aggregate premiums in excess of 300% of the aggregate annual amounts currently paid by the Company to maintain existing policies. The "tail" policies will be effective for six years after the effective date of the merger with respect to claims arising from facts or events that existed or occurred prior to or on the effective date of the merger and will contain coverage that is at least as protective to our and our subsidiaries' directors and officers as the coverage provided by existing policies. If equivalent coverage cannot be obtained or can be obtained only by paying aggregate premiums in excess of 300% of the aggregate annual amounts currently paid by the Company, the Company will only be required to obtain as much coverage as can be obtained by paying aggregate premiums equal to 300% of such amount.

Restructuring

        We have agreed, and have agreed to cause our subsidiaries, to use commercially reasonable efforts to effect transfers of our or our subsidiaries' cash or cash equivalents to a United States bank account in a tax- and cost-efficient manner in amounts specified and as directed by Parent such that the cash or cash equivalents are available not less than two business days prior to the closing to fund a portion of the merger consideration. We are not obligated to effect such transfers unless doing so will not unreasonably interfere with our or our subsidiaries' ability to operate our businesses. We have agreed to keep Parent reasonably informed as to the status of the proposed legal entity restructuring of our European operations.

Other Covenants

        Under the merger agreement, we agree:

  •
  to use our reasonable efforts to file with the SEC our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, no later than the fifth business day prior to the special meeting (which report was filed with the SEC on May 30, 2007), and that such Quarterly Report when filed would comply as to form with the rules and regulations of the SEC applicable to Quarterly Reports on Form 10-Q;

  •
  subject to certain restrictions and limitations, to (1) give Parent and Merger Sub and certain of their representatives reasonable access to our employees, plants, offices, warehouses and other facilities and to our books, contracts, commitments and records, work papers and such other information as Parent or Merger Sub may reasonably request, (2) permit Parent and Merger Sub to make inspections as they may require, (3) furnish Parent and Merger Sub with such financial and operating data and other information with respect to our and our subsidiaries' business, properties and personnel as Parent or Merger Sub may from time to time request, and (4) furnish promptly to Parent and Merger Sub a copy of each report, schedule and other document filed by the Company or any of our subsidiaries pursuant to the requirements of the federal or state securities laws;

  •
  upon the request of Parent or Merger Sub, to take all necessary steps to exclude the merger and any other transaction contemplated by the merger agreement from the applicability of any takeover laws, and to assist in any challenge by Parent or Merger Sub to the validity, or the applicability to the merger or any other transaction contemplated by the merger agreement, of any takeover laws;

  •
  to give prompt notice to Parent of the occurrence or non-occurrence of any event that, individually or in the aggregate, would make the timely satisfaction of any of the conditions to the merger impossible or unlikely;

  •
  to use reasonable best efforts to keep Parent informed, on a current basis, of any events, discussions, notices or changes with respect to any material proceeding involving the Company or any of our subsidiaries;

  •
  to use reasonable best efforts to timely file or furnish with or to the SEC each form, report and other document required to be filed or furnished under the Exchange Act (other than certain delayed filings, which we agreed to use reasonable best efforts to file as promptly as reasonably practicable after the date of the merger agreement and which have been filed);

  •
  not to issue any press release or announcement concerning the transactions contemplated by the merger agreement that is not consistent with prior public releases or announcements without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed), except as may be required by law;

  •
  to use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on our part to ensure that the Company common stock remain listed on the NYSE and to enable the delisting by the surviving corporation of the Company common stock from the NYSE and other exchanges and the deregistration of the Company shares under the Exchange Act; and

  •
  to give Parent the opportunity to participate in, but not control, the defense or settlement of any shareholder litigation against the Company or its directors or officers relating to the merger or any other transactions contemplated by the merger agreement so long as we do not enter into any settlements without Parent's consent, which will not be unreasonably withheld or delayed.

        Parent and Merger Sub have also agreed to give prompt notice to us of the occurrence or non-occurrence of any event that, individually or in the aggregate, would make the timely satisfaction of any of the conditions to the merger impossible or unlikely.

Conditions to Completion of the Merger

        The obligations of the parties to complete the merger are subject to the following conditions:

  •
  the receipt of the required shareholder vote for the approval and adoption of the merger agreement;

  •
  the absence of any order, injunction, decree or other legal restraint issued by any governmental entity or other law, rule or legal restraint preventing, restraining or rendering illegal the consummation of the merger or any of the transactions contemplated by the merger agreement;

  •
  the absence of any proceeding by a governmental entity seeking to enjoin, restrain or otherwise prohibit the merger or any of the transactions contemplated by the merger agreement;

  •
  the expiration or early termination of any waiting period under the HSR Act which was granted on July 9, 2007; and

  •
  the adoption by the European Commission of a decision pursuant to the ECMR declaring the merger compatible with the common market, which was adopted on July 20, 2007, and, if applicable, the receipt of approval pursuant to the merger control laws applicable in the relevant European Union member state.

        The obligations of Parent and Merger Sub to complete the merger are subject to the following additional conditions:

  •
  the truth and correctness, as of the date of the merger agreement and as of the effective date of the merger, in all respects of certain of the Company's representations and warranties concerning the Company's capitalization (except for certain de minimis inaccuracies), the Company's authority to enter into the merger agreement, the absence of certain changes to the Company and the required vote of Company shareholders;

  •
  the truth and correctness of the other representations and warranties of the Company (without giving effect to any limitation on any representation or warranty indicated by the words "material adverse effect," "in all material respects," "material" or similar terms) as of the date of the merger agreement and as of the effective date of the merger, except to the extent any such representation or warranty is expressly made as of an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date), except where the failure to be so true and correct has not had or would not have a material adverse effect on the Company;

  •
  the performance in all material respects by the Company of all obligations required to be performed by it under the merger agreement at or prior to the effective date of the merger; and

  •
  the delivery to Parent by the Company of a certificate signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer certifying as to the matters described in the three preceding bullet points.

        The obligations of the Company to complete the merger are subject to the following additional conditions:

  •
  the truth and correctness in all respects of each representation or warranty of Parent and Merger Sub as of the date of the merger agreement and as of the effective date of the merger, except to the extent any such representation or warranty is expressly made as of an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date), except where the failure to be so true and correct would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by the merger agreement;

  •
  the performance in all material respects by Parent and Merger Sub of all obligations required to be performed by them under the merger agreement at or prior to the effective date of the merger; and

  •
  the delivery to the Company by Parent of a certificate signed on behalf of Parent by a duly authorized officer of Parent certifying as to the matters described in the two preceding bullet points.

Reimbursement of Expenses

        If the merger agreement is terminated by either Parent or the Company for the reason described in clause (4) of the section entitled "THE MERGER AGREEMENT—Termination of the Merger Agreement" above (or by either Parent or the Company for the reason described in clauses (2) or (3) of the section entitled "THE MERGER AGREEMENT—Termination of the Merger Agreement" above at any time when the merger agreement is terminable for the reason described in clause (4) of the section entitled "THE MERGER AGREEMENT—Termination of the Merger Agreement" above), then the Company is obligated to pay to Parent the sum of Parent's and Merger Sub's reasonably documented expenses not to exceed $35 million.

Maximum Recovery

        Our right to receive the reverse termination fee is our sole and exclusive remedy against Parent, Merger Sub or the Guarantor for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in the merger agreement by Parent or Merger Sub and the failure of the merger to be consummated. The Company will only be entitled to monetary damages of up to $120 million in the aggregate, inclusive of the reverse termination fee, if applicable, for all losses and damages arising from or in connection with breaches of the merger agreement by Parent or Merger Sub plus certain expenses (if any) incurred in connection with enforcing the limited guarantee.

Amendment

        To the extent permitted by applicable law, the merger agreement may be amended by the Company, Parent and Merger Sub, at any time before or after the approval and adoption of the merger agreement. After the approval and adoption of the merger agreement by shareholders, no amendment will be made which decreases the merger consideration or which adversely affects the rights of the Company's shareholders under the merger agreement without the approval of the shareholders.

MARKET PRICES OF THE COMPANY COMMON STOCK

        The shares of Company common stock are listed and traded on the NYSE under the symbol "BOL." The following table sets forth the closing high and low sales prices per share of Company common stock on the NYSE for the periods indicated as reported on the NYSE Composite Tape.

	Common Stock
	High	Low
Fiscal Year Ended December 31, 2005:
1st Quarter (ended March 26, 2005)	$75.27	$62.00
2nd Quarter (ended June 25, 2005)	$78.96	$71.33
3rd Quarter (ended September 24, 2005)	$87.50	$75.74
4th Quarter (ended December 31, 2005)	$83.40	$67.20
Fiscal Year Ended December 30, 2006:
1st Quarter (ended April 1, 2006)	$72.97	$63.70
2nd Quarter (ended July 1, 2006)	$61.25	$41.19
3rd Quarter (ended September 30, 2006)	$52.20	$45.01
4th Quarter (ended December 30, 2006)	$54.25	$47.67
Fiscal Year Ending December 29, 2007:
1st Quarter (ended March 31, 2007)	$55.68	$48.79
2nd Quarter (ended June 30, 2007)	$70.49	$51.24
3rd Quarter (as of July 31, 2007)	$72.00	$63.93

        The closing sale price of a share of Company common stock on the NYSE on May 15, 2007, the last trading day before the Company announced the execution of the merger agreement (but following public reports regarding a possible sale of the Company), was $61.50 per share. The volume weighted average price per share of the Company common stock for the 30 days prior to April 23, 2007, the date on which there were press reports of rumors regarding a potential acquisition of the Company, was $51.47 per share. The average trading price of the Company common stock over the three year period prior to April 23, 2007 was approximately $63.58 per share. On [                        ], 2007, the last trading day before this proxy statement was printed, the closing price for shares of Company common stock on the NYSE was $[            ] per share. You are encouraged to obtain current market quotations for the Company common stock in connection with voting your Company shares.

        The Company has paid dividends on its common stock totaling $0.52 per share for the fiscal years ended 2006, 2005 and 2004. During the fiscal year ended December 30, 2006, the Company repurchased approximately 26,996 Company shares under its publicly announced repurchase programs.

RIGHTS OF DISSENTING SHAREHOLDERS

        Holders of Class B stock entitled to vote on the approval and adoption of the merger agreement have rights to dissent from the merger and obtain the fair value of their shares of Class B stock in cash in accordance with the procedures established by New York law.

        Sections 623 and 910 of the NYBCL provide that if the merger is consummated, holders of shares of Class B stock entitled to vote on the approval and adoption of the merger agreement who object to the merger in writing prior to the special meeting or at the special meeting, but before the vote and who follow the procedures specified in Section 623 (summarized below) will have the right to receive cash payment of the fair value of their shares of Class B stock. The express procedures of Section 623 must be followed precisely; if they are not, holders of shares of Class B stock will lose their right to dissent. As described more fully below, such "fair value" would potentially be determined in judicial proceedings, the result of which cannot be predicted. We cannot assure you that holders of shares of Class B stock exercising dissenters' rights will receive consideration equal to or greater than the merger consideration.

        The statutory procedures outlined below are complex. What follows is a summary and is qualified in its entirety by reference to the full text of Section 623 and Section 910 of the NYBCL, which is attached hereto as Annex C. Holders of shares of Class B stock wishing to exercise their dissenters' rights should consult their own legal advisors to ensure that they fully and properly comply with the requirements of New York law.

        Any holder of shares of Class B stock who is entitled to vote on the approval and adoption of the merger agreement will have the right to receive cash payment of the fair value of his or her shares of Class B stock and the other rights and benefits provided in Section 623 if such shareholder:

  •
  files with the Company a written objection to the merger prior to the vote by the Company shareholders on the approval and adoption of the merger agreement. The written objection must include: (1) notice of the shareholder's election to dissent; (2) the shareholder's name and residence address; (3) the number of shares of Class B stock as to which the shareholder dissents; and (4) a demand for payment of the fair value of such shares of Class B stock if the merger is consummated; and

  •
  does not vote in favor of the approval and adoption of the merger agreement.

        A vote against approval and adoption of the merger agreement will not satisfy the requirement of filing a written objection. Failure to vote against approval and adoption of the merger agreement will not waive the right of a holder of shares of Class B stock to receive payment if such holder has filed a written objection in accordance with Section 623 and has not voted in favor of approval and adoption of the merger agreement. If a holder of shares of Class B stock abstains from voting on approval and adoption of the merger agreement, this will not waive his or her dissenters' rights so long as the appropriate written objection to the merger is properly and timely filed. Since a proxy left blank will be voted for approval and adoption of the merger agreement, any holder of shares of Class B stock who wishes to exercise his or her dissenters' rights must either vote against approval and adoption of the merger agreement or abstain. Written objection prior to the vote by the Company shareholders on the approval and adoption of the merger agreement may not be required from any holder of shares of Class B stock to whom the Company did not give proper notice of the special meeting of shareholders contemplated by this proxy statement.

        A holder of shares of Class B stock may not dissent as to less than all shares of Class B stock held of record by him or her that he or she owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner of shares of Class B stock as to less than all Class B stock of such owner held of record by the nominee or fiduciary.

        All written objections to the merger and notices of election to dissent should be addressed to:

    Bausch & Lomb Incorporated
    One Bausch & Lomb Place
    Rochester, New York 14604
    Attention: General Counsel

        If the merger agreement is approved and adopted by the Company's shareholders, within 10 days after such action the Company will give written notice of the approval and adoption by registered mail to each holder of shares of Class B stock who filed a timely written objection, except for any holder of shares of Class B stock who voted in favor of approval and adoption of the merger agreement. Any holder of shares of Class B stock from whom objection was not required and who elects to dissent must file with the Company, within 20 days after the giving of notice to him or her, a written notice of election to dissent, stating his or her name and residence address, the number of shares of Class B stock as to which he or she dissents and a demand for payment of the fair value for his or her Class B stock.

        Either at the time of filing of the notice of election to dissent or within one month after the filing of the notice of election to dissent, a dissenting holder of Class B stock must submit the certificates representing his or her dissenting Class B stock to the Company, or to its transfer agent, which shall note conspicuously on the certificates that a notice of election has been filed and will then return such certificates to such holder. Any holder of Class B stock who fails to submit his or her certificates for notation within one month after the filing of the notice of election to dissent shall, at the option of the Company upon written notice to such holder of Class B stock within 45 days from the date of filing such notice of election to dissent, lose his or her dissenters' rights unless a court, for good cause shown, otherwise directs.

        Within 15 days after the expiration of the period within which holders of Class B stock may file their notices of election to dissent, or within 15 days after the completion of the merger, whichever is later (but in no case later than 90 days after the Company shareholders approve and adopt the merger agreement), the surviving corporation will make a written offer by registered mail to each holder of Class B stock who has filed a notice of election to pay for his or her dissenting shares at a specified price which the Company considers to be their fair value. If the merger has occurred, the Company must accompany the offer by an advance payment to each holder of Class B stock who has submitted his or her share certificates to the Company of an amount equal to 80% of the amount of the offer or, if such holder has not submitted his or her share certificates, a statement that an advance payment equal to 80% of the offer will be made by the Company promptly upon submission of his or her certificates. Acceptance of such payment does not constitute a waiver of any dissenters' rights. The offer must be made at the same price per share to all the dissenting holders of Class B stock. If, within 30 days after the making of an offer, the Company and any dissenting holder of Class B stock agree on the price to be paid for dissenting shares, the balance of payment for such shares must be made within 60 days after the making of the offer or the completion of the merger, whichever is later, and upon surrender of the certificates representing such Class B stock.

        If the Company fails to make an offer to dissenting holders of Class B stock within the 15-day period described above, or if it makes the offer and any dissenting holder of shares of Class B stock fails to agree with the Company within 30 days thereafter upon the price to be paid for his or her shares, the Company is required, within 20 days after the expiration of whichever is the applicable of the two periods, to institute a special proceeding in the Supreme Court of the State of New York in the judicial district required by New York corporate law to determine the rights of dissenting holders of shares of Class B stock and to fix the fair value of their Company Class B stock. If the Company fails to institute a proceeding within the 20-day period, any dissenting holder of shares of Class B stock may institute a proceeding for the same purpose not later than 30 days after the expiration of the 20-day period. If a dissenting holder of shares of Class B stock does not institute a proceeding within the 30-day period, all dissenters' rights are lost unless the court, for good cause shown, otherwise directs.

        During each proceeding, the court will determine whether each dissenting holder of shares of Class B stock who has not agreed to an offer by the Company is entitled to receive payment for his or her shares and, if so, will fix the value of such shares as of the close of business on the day prior to the date the Company shareholders voted to approve and adopt the merger agreement, taking into consideration the nature of the transactions giving rise to the right of the holder of shares of Class B stock to receive payment for his or her dissenting shares and its effect on the Company and its shareholders, the concepts and methods then customary in relevant securities and financial markets for determining the fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the Class B stock without a jury and without referral to an appraiser or referee. The court will also award interest on such amount to be paid from the date of the completion of the merger to the date of payment unless the court finds that the refusal by a holder of Class B stock to accept the Company's offer of payment was arbitrary, vexatious or otherwise not in good faith. Each party to such proceeding will bear its own costs and expenses unless the court finds the refusal of payment by the holders of shares of Class B stock arbitrary, vexatious or otherwise not in good faith, in which case the Company's costs will be assessed against any or all dissenting holders of shares of Class B stock who are party to such proceeding. The court, in its discretion, may also apportion or assess any part of the costs of dissenting holders of Class B stock against the Company if it finds that the fair value of the shares as determined materially exceeds the amount which the Company offered to pay, or that no offer or advance payment was made by the Company, or that the Company failed to institute such special proceeding within the specified period, or that the actions of the Company in complying with its obligations under Section 623 were arbitrary, vexatious or otherwise not in good faith. Within 60 days following the final determination of the applicable proceeding, the Company shall pay to each dissenting holder of shares of Class B stock the amount found to be due him or her upon the surrender by such holder of all certificates representing dissenting shares.

        The enforcement by a holder of shares of Class B stock of his or her right to receive payment for shares in accordance with Section 623 excludes the enforcement by such holder of Class B stock of any other right to which he or she might otherwise be entitled by virtue of his or her ownership of shares (unless the holder of Class B stock withdraws his or her notice of election or the merger is abandoned), except that the holder of Class B stock will retain the right to bring or maintain an appropriate action to obtain relief on the grounds that the merger will be or is unlawful or fraudulent as to him or her. A notice of election by a holder of Class B stock may be withdrawn at any time prior to his or her acceptance in writing of an offer to purchase his or her dissenting shares of Class B stock by the Company, but no withdrawal may be made later than 60 days from the completion of the merger (unless the Company failed to make a timely offer) without the consent of the Company.

        Holders of Company common stock are not entitled to any appraisal rights under Sections 623 and 910 of the NYBCL.

BENEFICIAL OWNERSHIP OF COMPANY SHARES

        The following table sets forth as of July 27, 2007, the beneficial ownership of Company shares by persons known to the Company who beneficially own more than 5% of the outstanding Company shares. The number of Company shares outstanding on July 27, 2007, was 55,836,896.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Percent of Outstanding Common Stock
Lord, Abbett & Co., LLC(1) 90 Hudson Street Jersey City, NJ 07302	3,141,779	5.9%
Capital Research and Management Company(2) 333 South Hope Street Los Angeles, CA 90071	3,133,900	5.8%

(1)
Information based on Schedule 13G/A, dated February 14, 2007, filed with the SEC by Lord, Abbett & Co. LLC. According to the Schedule 13G/A, Lord, Abbett & Co. LLC had sole dispositive power over 3,141,779 shares of the Company common stock and sole voting power over 3,037,779 shares of the Company common stock.

(2)
Information based on Schedule 13G, dated February 12, 2007, filed with the SEC by Capital Research and Management Company ("CapRe"). According to the Schedule 13G, CapRe had sole dispositive power over 3,133,900 shares of the Company common stock and sole voting power over 3,133,900 shares of the Company common stock.

Security Ownership of Directors and Executive Officers

        Presented below is information concerning the amount of Company shares beneficially owned by each director and director nominee, each named executive officer, and all directors and executive officers of the Company as a group. All numbers stated are as of July 27, 2007, and include beneficial ownership of shares of Company common stock and Class B stock, which are identical with respect to dividend and liquidation rights and vote together as a single class for all purposes.

Name of Beneficial Owner	Shares Owned	Right to Acquire Beneficial Ownership Under Options Exercisable Within 60 Days	% of Class(1)		Deferred Shares/Units(2)
Alan M. Bennett	500	4,882	0	%*	2,685
Catherine M. Burzik	0	0	0	%*	0
Domenico De Sole	2,167	20,750	0	%*	7,090
Paul A. Friedman	1,510	1,956	0	%*	1,636
Dwain L. Hahs	47,671(3)	147,333	0	%*	14,712(6)
Jonathan S. Linen	18,341	20,750	0	%*	1,543
Ruth R. McMullin	11,820	20,750	0	%*	1,543
Linda Johnson Rice	7,524	16,984	0	%*	5,024
Praveen Tyle	27,719(4)	51,667	0	%*	17,573(7)
William H. Waltrip	5,367	15,890	0	%*	1,543
Barry W. Wilson	6,589	8,970	0	%*	3,359
Kenneth L. Wolfe	7,117	20,750	0	%*	1,543
Ronald L. Zarrella	28,291(5)	1,140,983	0	%*	192,798
All directors and executive officers as a group (26 persons)	437,575	2,209,141	1%		357,817

*
Less than 1 percent

(1)
Except for Class B stock, which is transferable only in accordance with the terms of the Company's stock incentive plan under which it was acquired, and except as otherwise indicated, sole voting and investment power exists with respect to all shares listed as beneficially owned. No individual named above beneficially owns more than one percent of the Company's outstanding voting stock and the shares beneficially owned by all directors and executive officers as a group constitute one percent of the Company's outstanding voting stock.

(2)
Includes common stock equivalent units held under deferred compensation plans and the Long-Term Equity Equivalent Accumulation Plan.

(3)
Includes 2,284 shares, which may be acquired under the 401(k) plan and 10,000 shares of restricted stock subject to satisfaction of certain vesting conditions.

(4)
Includes 451 shares which may be acquired under the 401(k) plan and 25,334 shares of restricted stock subject to satisfaction of certain vesting conditions.

(5)
Includes 1,762 shares which may be acquired under the 401(k) plan.

(6)
Includes 1,232 units under the Long-Term Equity Equivalent Accumulation Plan subject to satisfaction of certain vesting conditions.

(7)
Includes 2,808 units under the Long-Term Equity Equivalent Accumulation Plan subject to satisfaction of certain vesting conditions.

SHAREHOLDER PROPOSALS

        If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholders' meetings.

        If the merger is not completed, shareholder proposals intended to be included in the Company's proxy statement for the 2007 annual meeting of shareholders, if held, must be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Proposals for the 2007 annual meeting of shareholders, if held, submitted outside the period described in the preceding sentence will be considered untimely.

OTHER MATTERS

Delivery of this Proxy Statement

        The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, known as "householding," potentially means extra convenience for shareholders and cost savings for companies. This year, a number of brokers with customers who are our shareholders will be "householding" our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to our proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, or by telephone at 1-800-322-2885, or by email at proxy@mackenziepartners.com, or to Bausch & Lomb Incorporated, One Bausch & Lomb Place, Rochester NY 14604-2701, Attention: Investor Relations, or by telephone at 1-800-344-8815.

        Once a shareholder has received notice from his or her broker that the broker will be "householding" communications to the shareholder's address, "householding" will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If, at any time, a shareholder no longer wishes to participate in "householding" and would prefer to receive separate copies of the proxy statement, the shareholder should so notify his or her broker. Any shareholder who currently receives multiple copies of the proxy statement at his or her address and would like to request "householding" of communications should contact his or her broker or, if shares are registered in the shareholder's name, our Investor Relations, at the address or telephone number provided above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

  Public Reference Room
  Station Place
  100 F Street, N.W.
  Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Station Place, 100 F Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

        You may also read reports, proxy statements and other information relating to the Company at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Bausch & Lomb Incorporated, One Bausch & Lomb Place, Rochester, NY 14604-2701, Attention: Investor Relations, or by telephone at 1-800-344-8815, or, to our proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, or by telephone at 1-800-322-2885, or by email at proxy@mackenziepartners.com. If you would like to request documents, please do so by [                        ], 2007, in order to receive them before the special meeting.

        No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated, [                        ], 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AMONG

WP PRISM LLC,

WP PRISM MERGER SUB INC.

AND

BAUSCH & LOMB INCORPORATED

Dated as of May 16, 2007

A-i

A-ii

A-iii

Glossary of Defined Terms

Page
1990 Plan	A-5
2001 Plan	A-5
2003 Convertible Securities	A-6
2003 Plan	A-5
2004 Convertible Securities	A-6
2005 10-K	A-11
2006 10-K	A-11
4% Preferred Shares	A-7
Acceptable Confidentiality Agreement	A-53
Affiliate	A-53
Agreement	A-1
Alternative Acquisition Agreement	A-31
Antitrust Law	A-35
Associate	A-53
Balance Sheet Date	A-11
beneficial ownership	A-53
Book-Entry Shares	A-4
Business Day	A-53
Bylaws	A-7
Capitalization Date	A-7
Certificate of Incorporation	A-7
Certificate of Merger	A-2
Certificates	A-4
Change of Board Recommendation	A-31
Class A Preferred Shares	A-7
Class B Share	A-3
Closing	A-2
Closing Date	A-2
Code	A-3
Common Share	A-3
Company	A-1
Company Board Recommendation	A-9
Company Disclosure Letter	A-7
Company Intellectual Property	A-18
Company Owned Intellectual Property	A-22
Company SEC Reports	A-10
Company Securities	A-8
Confidentiality Agreement	A-53
Contract	A-10
Controlled Group Liability	A-53
Convertible Securities	A-6
Current Employees	A-37
Debt Financing	A-24
Debt Financing Commitments	A-24
Debt Offers	A-42
Debt Redemption	A-43
Delayed Filings	A-53

A-iv

Dissenting Share	A-53
Effective Date	A-2
EMCR	A-10
Environment	A-17
Environmental Claim	A-17
Environmental Law	A-17
Environmental Permits	A-16
Equity Financing	A-24
Equity Financing Commitments	A-24
ERISA	A-13
ERISA Affiliate	A-13
ESPP	A-6
ESPP Termination Date	A-6
Exchange Act	A-8
Excluded Party	A-29
Excluded Party Termination Fee	A-49
Excluded Shares	A-3
Expenses	A-49
FDA	A-15
Filed SEC Documents	A-7
Financing	A-24
Financing Commitments	A-24
Food and Drug Laws	A-15
Foreign Antitrust Laws	A-10
GAAP	A-11
Governmental Entity	A-10
Guarantee	A-1
Guarantor	A-1
Hazardous Materials	A-18
hereby	A-53
herein	A-53
hereinafter	A-53
HSR Act	A-10
including	A-53
Indemnified Persons	A-36
Initiation Date	A-41
Intellectual Property Rights	A-18
knowledge	A-53
Law	A-9
Lien	A-53
Marketing Period	A-39
Material Adverse Effect	A-53
Material Contract	A-20
Medical Device	A-16
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
Morgan Stanley	A-12
Notes	A-42
Notice Period	A-31

A-v

NYBCL	A-1
NYSE	A-10
Offer Documents	A-42
Option	A-5
Other Filings	A-12
Owned Real Property	A-19
Parent	A-1
Parent Disclosure Letter	A-22
Paying Agent	A-3
Payment Fund	A-4
Permits	A-15
Permitted Liens	A-54
Person	A-55
Plan	A-55
plan of merger	A-55
Preferred Shares	A-7
Proceeding	A-14
Proxy Statement	A-12
Real Property Leases	A-19
Related Party Transaction	A-21
Release	A-18
Representatives	A-55
Required Information	A-40
Requisite Shareholder Approval	A-22
Restricted Shares	A-5
Restricted Stock Units	A-55
Reverse Breakup Fee	A-49
Sarbanes-Oxley Act	A-10
SEC	A-7
Secretary of State	A-2
Securities Act	A-10
Share	A-3
Shares	A-3
Significant Subsidiary Securities	A-9
Social Security Act	A-16
Solicitation Period End-Time	A-29
Solvent	A-25
Special Committee	A-1
Special Meeting	A-33
Subsidiary	A-55
Surviving Corporation	A-1
Takeover Laws	A-22
Tax	A-15
Termination Fee	A-49
Treasury Regulations	A-55
WARN	A-14

A-vi

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 16, 2007, by and among WP PRISM LLC, a Delaware limited liability company ("Parent"), WP PRISM MERGER SUB INC., a New York corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and BAUSCH & LOMB INCORPORATED, a New York corporation (the "Company").

RECITALS

        WHEREAS, the Board of Directors of the Company, acting upon the recommendation of a special committee of non-management directors (the "Special Committee") thereof has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its shareholders (other than shareholders (if any) who invest in Parent or Merger Sub, as to whom the Special Committee has not made any such determination);

        WHEREAS, the Board of Directors of the Company, acting upon the recommendation of the Special Committee, unanimously has approved (1) the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby, and unanimously has adopted and resolved to recommend that the Company's shareholders adopt the plan of merger contained in this Agreement in accordance with the requirements of the New York Business Corporation Law (the "NYBCL") and (2) the transactions contemplated by this Agreement, including the acquisition of the Company and shares of the capital stock of the Company by Parent, for purposes of Section 912 of the NYBCL and for purposes of Sections 13 and 14 of the Certificate of Incorporation;

        WHEREAS, the Board of Directors of Parent has approved the execution of this Agreement and the consummation of the transactions contemplated hereby, and the Board of Directors of Merger Sub has approved and declared advisable the execution of this Agreement and the consummation of the transactions contemplated hereby, and has unanimously adopted the plan of merger contained in this Agreement in accordance with the requirements of the NYBCL;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition of the willingness of the Company to enter into this Agreement, Warburg Pincus Private Equity IX, L.P. (together with any entity to which the Guarantee is assigned in accordance with the terms thereof, the "Guarantor") is entering into a guarantee in favor of the Company (the "Guarantee") pursuant to which the Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

        NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

        SECTION 1.01.    The Merger; Effects of the Merger.    Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the NYBCL, on the Effective Date, Merger Sub shall be merged with and into the Company (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") under the name "Bausch & Lomb Incorporated" and shall continue its existence under the Laws of the State of New York. The Merger shall have the effects set forth herein and in Section 906 of the NYBCL. Without limiting the generality of the foregoing and subject thereto, on the Effective Date, the Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises of the Company and Merger Sub, all the assets of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        SECTION 1.02.    Consummation of the Merger.    (a) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the "Closing," and the date on which the Closing actually occurs, the "Closing Date") will take place at 10:00 a.m., local time, as promptly as practicable, but in no event later than the third Business Day, after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006 or at such other place or on such other date as Parent and the Company may mutually agree; provided, however, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article VI as of any date, Parent and Merger Sub shall not be required to effect the Closing until the earlier of (i) a date during the Marketing Period specified by Parent on no less than three Business Days' notice to the Company and (ii) the final day of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all of the conditions set forth in Article VI as of the date determined pursuant to this proviso); provided, further, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, this Agreement may be terminated pursuant to and in accordance with Section 7.01 hereof such that the parties shall not be required to effect the Closing, regardless of whether the final day of the Marketing Period shall have occurred before such termination.

        (b) On the Closing Date and subject to the terms and conditions hereof, Merger Sub and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of New York (the "Secretary of State") a duly executed certificate of merger (the "Certificate of Merger"), as required by the NYBCL, and shall take all such further actions as may be required by Law to make the Merger effective. The date of the filing of the Certificate of Merger by the Secretary of State (or such later date as shall be agreed to by the parties hereto and is specified in the Certificate of Merger) is referred to as the "Effective Date."

        SECTION 1.03.    Certificate of Incorporation and Bylaws.    On the Effective Date, the certificate of incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Date, except that Article I thereof shall read as follows: "The name of the Corporation is Bausch & Lomb Incorporated" and subject to the inclusion of the provisions required by Section 5.07 hereof, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as permitted by Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Date, shall be the bylaws of the Surviving Corporation until thereafter amended as permitted by Law and the certificate of incorporation of the Surviving Corporation.

        SECTION 1.04.    Directors and Officers.    The directors of the Company immediately prior to the Effective Date shall submit their resignations to be effective as of the Effective Date. Immediately after the Effective Date, Parent shall take the necessary action to cause the directors of Merger Sub immediately prior to the Effective Date to be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Date shall be the initial officers of the Surviving Corporation, and such officers shall hold office in accordance with and subject to the certificate of incorporation and bylaws of the Surviving Corporation.

        SECTION 1.05.    Conversion of Shares.    Each (a) share of common stock of the Company, $0.40 par value (each, a "Common Share") and (b) share of Class B stock of the Company, $0.08 par value (each, a "Class B Share" and each Common Share or Class B Share being referred to herein individually as a "Share" and collectively as the "Shares"), issued and outstanding immediately prior to the Effective Date (other than Dissenting Shares, if any, Shares owned by Parent, Merger Sub or any Subsidiary of Parent or the Company or held in the treasury of the Company (collectively, "Excluded Shares"), all of which shall be canceled without any consideration being exchanged therefor) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted on the Effective Date into the right to receive in cash an amount per Share equal to $65.00, without interest (the "Merger Consideration"), subject to any applicable withholding Tax pursuant to Section 1.07, upon the surrender of the certificate representing such Shares as provided in Section 2.01. On the Effective Date all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.

        SECTION 1.06.    Conversion of Common Stock of Merger Sub.    Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

        SECTION 1.07.    Withholding Taxes.    Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares, Options, or Restricted Stock Units pursuant to the Merger or this Agreement any such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Options, or Restricted Stock Units in respect of which such deduction and withholding was made. Parent shall pay, or shall cause to be paid, all amounts so withheld to the appropriate Governmental Entity for the account of the former holder within the period required under applicable Law.

        SECTION 1.08.    Subsequent Actions.    If at any time after the Effective Date the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation's right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE II

PAYMENT FOR SHARES; EQUITY AWARDS

        SECTION 2.01.    Payment for Shares.    (a) Prior to the Effective Date, Parent and Merger Sub shall enter into an agreement with the Company's transfer agent (or another entity that is engaged in the paying agency or similar business and that is reasonably acceptable to the Company) to act as agent for the shareholders of the Company in connection with the Merger (the "Paying Agent") and to receive the Merger Consideration to which the shareholders of the Company shall become entitled pursuant to this Agreement. On the Effective Date, Parent will make available to the Paying Agent cash in amounts necessary to make the payments due pursuant to Section 1.05 to holders of Shares that are issued and outstanding immediately prior to the Effective Date (such amounts being hereinafter referred to as the "Payment Fund"). The Payment Fund shall be invested in such manner as Parent shall direct; provided that (1) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares and, following any losses, to the extent necessary to pay the Merger Consideration, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the shareholders of the Company and (2) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively. The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 1.05, except as expressly provided in this Agreement.

        (b) As soon as reasonably practicable after the Effective Date, the Surviving Corporation shall cause the Paying Agent to mail to each record holder, as of the Effective Date, of (i) a certificate or certificates which immediately prior to the Effective Date represented outstanding Shares (the "Certificates") or (ii) Shares represented by book-entry ("Book-Entry Shares"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates, or in the case of Book-Entry Shares the surrender of such Shares, and receiving payment of the Merger Consideration therefor. Following surrender to the Paying Agent of a Certificate or Book-Entry Share, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax pursuant to Section 1.07) equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate or book-entry shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates or Book-Entry Shares. If payment is to be made to a Person other than the Person in whose name the Certificate or Book-Entry Share surrendered is registered, it shall be a condition of payment that the Certificate or Book-Entry Share so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. From and after the Effective Date and until surrendered in accordance with the provisions of this Section 2.01, each Certificate and each Book-Entry Share shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate or book-entry, without any interest thereon and subject to any applicable withholding Tax pursuant to Section 1.07.

        (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (without any interest thereon and subject to any applicable withholding Tax pursuant to Section 1.07) with respect to the Shares formerly represented thereby.

        (d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company for one year after the Effective Date shall be repaid to the Surviving Corporation. Any former shareholder of the Company that has not complied with this Section 2.01 prior to the end of such one-year period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as a general creditor thereof for payment of its claim for the Merger Consideration, without any interest thereon. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Certificates and Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

        SECTION 2.02.    Closing of the Company's Transfer Books.    On the Effective Date, the stock transfer books of the Company shall be closed and no transfer of Shares that were outstanding prior to the Effective Date shall thereafter be made. If, after the Effective Date, Certificates or Book-Entry Shares that were outstanding prior to the Effective Date are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.

        SECTION 2.03.    Treatment of Equity-Based Awards & Deferred Compensation.    (a) The Company shall take such actions as are necessary such that, immediately prior to the Effective Date, each option to purchase Shares (an "Option") granted under the Company's 2003 Long-Term Incentive Plan (the "2003 Plan"), the 2001 Stock Incentive Plan for Non-Officers (the "2001 Plan") and the 1990 Stock Incentive Plan (the "1990 Plan") or any other equity incentive plan of the Company that is outstanding and unexercised immediately prior to the Effective Date, whether vested or unvested, shall be canceled as of the Effective Date, and the holder thereof shall receive on the Effective Date from the Company, or as soon as practicable thereafter from the Surviving Corporation, in consideration for such cancellation, an amount in cash, without interest, equal to the product of (A) the number of Shares previously subject to such Option and (B) the excess, if any, of the Merger Consideration over the purchase price per Share previously subject to such Option, less any required withholding Taxes (with the aggregate amount of such payment rounded up to the nearest whole cent). Except as set forth in Section 2.03 of the Company Disclosure Letter, each Share granted subject to vesting or other lapse restrictions pursuant to any Plan (collectively, "Restricted Shares") which is outstanding immediately prior to the Effective Date shall vest and become free of such restrictions as of the Effective Date, and on the Effective Date the holder thereof shall, subject to this Article II, be entitled to receive the Merger Consideration in cash pursuant to Section 1.05.

        (b) All Restricted Stock Units that are outstanding as of the Effective Date, whether vested or unvested, shall be canceled as of the Effective Date and the holder thereof shall receive on the Effective Date from the Company, or as soon as practicable thereafter from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of Shares previously subject to such Restricted Stock Unit and (B) the Merger Consideration, subject to any applicable withholding Taxes pursuant to Section 1.07.

        (c) On the Effective Date, each right of any kind, contingent or accrued, granted under any Plan including any deferred compensation plan (other than Options, and Restricted Shares and Restricted Stock Units) of the Company and its Subsidiaries, to receive Shares or benefits measured in whole or in part by the value of a number of Shares, which is outstanding immediately prior to the Effective

Date shall cease to represent a right or award with respect to Shares, and shall be converted into a cash-based right or award equal in amount to the Merger Consideration in respect of each Share underlying such right and shall be distributed in accordance with the applicable Plan.

        (d) The Company shall take such actions with respect to the Company's Employee Stock Purchase Plan (the "ESPP") as are necessary to provide that the ESPP will terminate, effective immediately as of the Effective Date (the "ESPP Termination Date"), except that all administrative and other rights and authorities granted under the ESPP to the Company, the Board of Directors of the Company or any committee or designee thereof shall remain in effect and reside with the Surviving Corporation following the Effective Date.

        (e) Subject to Section 2.03 of the Company Disclosure Letter, the Company shall take any actions reasonably necessary to effectuate the foregoing provisions of this Section 2.03; it being understood that the intention of the parties is that following the Effective Date no holder of an Option, Restricted Share or Restricted Stock Unit or any participant in the ESPP or any other Plan or other employee benefit arrangement of the Company shall have any right thereunder to acquire any Shares or other capital stock (including any "phantom" stock or stock appreciation rights) of the Company, or the Surviving Corporation or any of their Subsidiaries.

        SECTION 2.04.    Convertible Securities.    The terms of the supplemental indenture entered into by the Company as provided in Section 5.15 hereof shall be effective, such that the holders of the Company's outstanding 2004 Senior Convertible Securities due August 1, 2023 (the "2004 Convertible Securities") and the Company's outstanding Floating Rate Convertible Senior Notes due August 1, 2023 (the "2003 Convertible Securities" and, together with the 2004 Convertible Securities, the "Convertible Securities") shall thereafter have the right to convert such Convertible Securities only into an amount in cash equal to the amount that such holders of Convertible Securities would be entitled to receive in the Merger if such holders had validly converted their Convertible Securities into Shares (and, in the case of the 2004 Convertible Securities, cash) in accordance with their terms immediately prior to the Effective Date.

        SECTION 2.05.    Adjustments.    If at any time during the period between the date of this Agreement and the Effective Date, any change in the outstanding shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period merger or other similar transaction, the Merger Consideration (and any amounts payable hereunder to the holders of Options and Restricted Stock Units that are determined based on the Merger Consideration) shall be equitably adjusted, without duplication, to reflect such change; provided that nothing in this Section 2.05 shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

        SECTION 2.06.    Dissenting Shares.    Dissenting Shares (if any) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until the holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal (if any) under the NYBCL. The Company shall give Parent and Merger Sub (a) prompt written notice of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the NYBCL and received by the Company relating to rights to be paid the "fair value" of Dissenting Shares, as provided in Section 910 of the NYBCL, and (b) the opportunity to participate in negotiations and proceedings with respect to demands for appraisal under the NYBCL. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any material payment with respect to any demands for appraisals of capital stock of the Company, or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (a) as disclosed in the correspondingly numbered section of the disclosure letter dated the date of this Agreement and delivered by the Company to Parent with respect to this Agreement immediately prior to the execution of this Agreement (the "Company Disclosure Letter") (provided, however, that a matter disclosed with respect to one representation or warranty shall also be deemed to disclosed with respect to each other representation or warranty to which the matter disclosed reasonably relates, to the extent such relationship is reasonably apparent on the face of the disclosure contained in the Company Disclosure Letter with respect to such matter) or (b) as disclosed in, and reasonably apparent on the face of the disclosure contained in, any report, schedule, form or other document filed with, or furnished to, the Securities and Exchange Commission (the "SEC") and publicly available after December 27, 2003 and prior to the date of this Agreement (collectively, the "Filed SEC Documents") and only as and to the extent disclosed therein (excluding any disclosures included therein to the extent they do not relate to historical or existing facts, events, changes, effects, developments, conditions or occurrences and are cautionary and forward-looking in nature) and, for the avoidance of doubt, without giving effect to any event occurring subsequent to the date any such Filed SEC Document was filed (provided that in no event shall any disclosure in any Filed SEC Documents qualify or limit the representations and warranties of the Company set forth in Section 3.02, Section 3.03, Section 3.05(a), Section 3.05(c) or Section 3.06(b) of this Agreement), the Company represents and warrants to each of Parent and Merger Sub as follows:

        SECTION 3.01.    Organization and Qualification.    (a) The Company is a duly organized and validly existing entity in good standing under the Laws of its jurisdiction of organization, with all requisite entity power and authority to own its properties and conduct its business as currently conducted. Each Subsidiary of the Company is a duly organized and validly existing entity in good standing (where applicable) under the Laws of its jurisdiction of organization, with all requisite entity power and authority to own its properties and conduct its business as currently conducted, except as would not have, individually or in the aggregate, a Material Adverse Effect. The Company and each Subsidiary is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as would not have, individually or in the aggregate, a Material Adverse Effect.

        (b) The Company has heretofore made available to Parent true, correct and complete copies of the restated certificate of incorporation and bylaws of the Company as currently in effect, including all amendments thereto (respectively, the "Certificate of Incorporation" and "Bylaws").

        SECTION 3.02.    Capitalization.    (a) The authorized capital stock of the Company consists of (A) 200,000,000 Common Shares, (B) 15,000,000 Class B Shares, (C) 10,000 shares of 4% cumulative preferred stock, par value $100.00 per share (the "4% Preferred Shares"), and (D) 25,000,000 shares of Class A preferred stock, par value $1.00 per share (the "Class A Preferred Shares" and, together with the 4% Preferred Shares, the "Preferred Shares"), of which 350,000 of such Class A Preferred Shares are designated as "Class A Preferred Stock Series A." As of the close of business on May 15, 2007 (the "Capitalization Date"), (i) 54,349,438 Common Shares, 29,180 Class B Shares, and no Preferred Shares were issued and outstanding, (ii) 6,104,836 Common Shares, 158,514 Class B Shares and no Preferred Shares were held in the Company's treasury, (iii) 1,520,130 Common Shares, no Class B Shares, and no Preferred Shares were issuable under the Plans (excluding the Options), and (iv) there were outstanding Options to purchase an aggregate of 2,385,477 Common Shares, 3,194,911 Class B Shares, and no Preferred Shares. All of the outstanding Shares, including Restricted Shares, have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

        (b) Section 3.02(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date specified thereon, of each outstanding Option, Restricted Share, Restricted Stock Unit, and other equity-based award (including under any deferred compensation plan or arrangement) outstanding, the number of Shares issuable thereunder or to which such award pertains, the expiration date, and the exercise or conversion price, if applicable, related thereto and, if applicable, the Plan pursuant to which each such Option, Restricted Stock Unit, equity-based deferred compensation arrangement or other equity-based award was granted. Since the Capitalization Date, the Company has not issued any Shares or Preferred Shares other than the issuance of Shares upon the exercise of Options or other equity-based awards outstanding on such date in accordance with their terms and the issuance of Shares upon the conversion of Convertible Securities outstanding on such date in accordance with their terms, has not granted any other Company Securities or entered into any other agreements or commitments to issue any Company Securities, and has not split, combined or reclassified any shares of its capital stock.

        (c) Except for (i) the Options and Restricted Stock Units, in each case as set forth in Section 3.02(a) and Section 3.02(b), respectively, of the Company Disclosure Letter and (ii) the Convertible Securities, there are no outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests in the Company, (B) options, restricted stock warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) the Company, (C) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as "Company Securities"), or (D) obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of any Company Securities. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock or other voting securities of the Company.

        (d) The Company, alone or together with one or more of its Subsidiaries, is the record and beneficial owner of (x) all the equity interests of each Significant Subsidiary (as defined in Rule 1.02(w) of Regulation S-X under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the Company, (y) 60% of the equity interests of Beijing Bausch & Lomb Eyecare Company, Ltd., 70% of the equity interests of Shandong B&L Freda Pharmaceutical Co. Ltd., 70% of the equity interests of Shandong B&L Freda New Packaging Resource Co. Ltd and 80% of the equity interests of Bausch & Lomb Korea Co. Ltd. in each case free and clear of any Lien, including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests. With respect to each Significant Subsidiary only, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests in any Significant Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Significant Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any

Significant Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock or other equity interests of such Significant Subsidiaries, being referred to collectively as "Significant Subsidiary Securities"), or (iv) obligations of the Company or any of its Subsidiaries to make any payment directly or indirectly based (in whole or in part) on the price or value of any Significant Subsidiary Securities. There are no outstanding obligations of the Company or any of its Significant Subsidiaries to purchase, redeem or otherwise acquire any outstanding Significant Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock or other voting securities of any Significant Subsidiary of the Company.

        SECTION 3.03.    Authority for this Agreement; Board Action.    (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to which the Company is a party. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, acting upon the recommendation of the Special Committee, including the adoption by the Board of Directors, acting upon the recommendation of the Special Committee, of the plan of merger contained in this Agreement, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the adoption of the plan of merger contained in this Agreement by the Requisite Shareholder Approval prior to the consummation of the Merger and the filing with the Department of State for the State of New York of the Certificate of Merger as required by the NYBCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (b) The Company's Board of Directors (at a meeting or meetings duly called and held), acting upon the recommendation of the Special Committee, unanimously has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of, the Company and its shareholders (other than shareholders (if any) who invest in Parent or Merger Sub, as to whom the Special Committee has not made any such determination), (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the plan of merger contained in this Agreement and (iii) directed that this Agreement be submitted to the shareholders of the Company for their approval and (iv) subject to Section 5.02, resolved to recommend the adoption of the plan of merger contained in this Agreement by the shareholders of the Company (the "Company Board Recommendation").

        SECTION 3.04.    Consents and Approvals; No Violation.    (a) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any order, writ, injunction, decree, judgment, determination, requirement, award, stipulation, statute, rule or regulation of any Governmental Entity ("Law") applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, (iii) violate, conflict with or result in a breach of, or require any consent, waiver or approval under, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under, any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation ("Contract") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets are bound, or (iv) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except in case of clauses (ii), (iii) and (iv), as would not have, individually or in the aggregate, a Material Adverse Effect.

        (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a "Governmental Entity"), except (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), under Council Regulation (EC) No 139/2004 (the "EMCR") or under the applicable requirements of antitrust or other competition laws, or investment laws relating to foreign ownership, of jurisdictions other than the United States ("Foreign Antitrust Laws"), (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder or the rules and regulations of the New York Stock Exchange ("NYSE"), (iii) the filing of the Certificate of Merger with the Secretary of State required by the NYBCL, and (iv) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not have, individually or in the aggregate, a Material Adverse Effect.

        SECTION 3.05.    Reports; Financial Statements.    (a) The Company has timely filed or furnished (as applicable) (i) all quarterly reports on Form 10-Q and annual reports on Form 10-K required to be filed by it with or to the SEC since December 25, 2004 and before November 11, 2005 and (ii) all other forms, reports, statements and certifications (excluding reports on Form 10-Q or Form 10-K and any proxy statement with respect to an annual meeting that was not held) required to be filed or furnished by it with or to the SEC since December 25, 2004. The forms, reports, statements and certifications referred to in the previous sentence, collectively, together with all forms, reports, statements and certifications filed or furnished by the Company with or to the SEC on or after November 11, 2005, as amended (including the 2005 10-K and the 2006 10-K (each as defined below)) are referred to herein as the "Company SEC Reports." As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), the Company SEC Reports complied as to form in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and, in each case, the rules and regulations of the SEC promulgated thereunder. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or furnished (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. True, correct and complete copies of all Company SEC Reports filed or furnished prior to the date of this Agreement, whether or not required under applicable Law, have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

        (b) None of the Company's Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of the date of this Agreement, (i) the Common Shares are listed for trading on the New York Stock Exchange, and (ii) to the knowledge of the Company, there is no fact, event or circumstance which would reasonably be expected, individually or in the aggregate, to cause the Common Shares to be de-listed from trading on the New York Stock Exchange prior to the Effective Date.

        (c) All of the Company's Significant Subsidiaries (as defined below) are consolidated for accounting purposes. The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) (i) in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2005 (the "2005 10-K") and the Company's Annual Report on Form 10-K for its fiscal year ended December 30, 2006 (the "2006 10-K"), in each case, filed with the SEC prior to the date of this Agreement, as amended or supplemented by filings with the SEC made prior to the date of this Agreement, or (ii) in Company SEC Reports filed or furnished with or to the SEC after the date of this Agreement related to periods ending after December 30, 2006 (the "Balance Sheet Date"), have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, shareholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein; provided that unaudited interim financial statements may not contain footnotes required by GAAP and are subject to normal year-end adjustments.

        (d) Except as set forth in the 2005 10-K and the 2006 10-K, the Company and its Subsidiaries have implemented and maintain a system of internal accounting controls over financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that are sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) or 15d-15 under the Exchange Act) reasonably sufficient to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC's rules and forms, and (ii) has disclosed, based on its most recent regular quarterly evaluation prior to the date of this Agreement, to the Company's outside auditors and the audit committee of the Company's Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that would reasonably be expected to materially and adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

        (e) Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, known or unknown, whether due or to become due, required by generally accepted accounting principles to be reflected in a consolidated balance sheet or the notes thereto, other than such liabilities (i) as and to the extent reflected or reserved against on the consolidated balance sheet of the Company dated as of the Balance Sheet Date included in the 2006 10-K or the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date that would not have, individually or in the aggregate, a Material Adverse Effect, (iii) that have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business or (iv) that would not have, individually or in the aggregate, a Material Adverse Effect.

        SECTION 3.06.    Absence of Certain Changes.    (a) Since the Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice in all material respects.

        (b) Since the Balance Sheet Date, the Company has not suffered any Material Adverse Effect, and there has not been any change, condition, event or development that would have, individually or in the aggregate, a Material Adverse Effect.

        SECTION 3.07.    Proxy Statement; Other Filings.    The letter to shareholders, notice of meeting, final proxy statement and form of proxy that will be provided to shareholders of the Company in connection with the Merger (including any amendments or supplements) (collectively, the "Proxy Statement"), at the time the Proxy Statement is first mailed to shareholders and at the time of the Special Meeting, and any other report required to be filed by the Company or any of its Subsidiaries with the SEC in connection with the Merger (the "Other Filings"), at the time of its filing with the SEC, each will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied or to be supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub expressly for inclusion therein. At the time of its respective filing with the SEC and at the time any amendment or supplement thereto is filed with the SEC, the Proxy Statement and the Other Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

        SECTION 3.08.    Brokers; Certain Expenses.    No agent, broker, financial advisor or other Person is or will be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Morgan Stanley & Co. Incorporated ("Morgan Stanley"), whose fees and expenses shall be paid by the Company. A true and correct copy of the engagement letter with Morgan Stanley entered into in connection with the transactions contemplated hereby has been delivered to Parent prior to the date hereof, and such engagement letter has not been amended or modified in any respect.

        SECTION 3.09.    Employee Matters.    (a) Section 3.09(a) of the Company Disclosure Letter contains a true, correct and complete list of all material Plans in effect on the date hereof. Prior to the date of this Agreement, the Company has provided to Parent true, correct and complete copies as in effect on the date hereof in all material respects of each of the following, as applicable, with respect to each material Plan maintained in the United States: (i) the plan document or agreement or, with respect to any Plan that is not in writing, a description of the material terms thereof; (ii) any summary plan description required to be furnished to participants pursuant to ERISA; (iii) the most recent annual report, actuarial report and/or financial report, if any (other than for Plans maintained outside of the United States); (iv) all amendments or modifications to any such documents; (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a "qualified plan" under Section 401 of the Code; and (vi) the most recent required Internal Revenue Service Form 5500, including all schedules thereto. Notwithstanding the foregoing, Section 3.09(a) of the Company Disclosure Letter does not list Plans maintained outside of the United States, and the Company's obligations pursuant to this paragraph in respect of Plans maintained outside of the United States may be satisfied by the Company making reasonable efforts to provide Parent, no later than 20 business days following the date hereof, with: (i) a list of such Plans that are material, (ii) a copy or a summary of such material Plans; and (iii) a copy of actuarial reports or summary financial information of such material Plans to the extent applicable.

        (b) Except as would not have, individually or in the aggregate, a Material Adverse Effect, with respect to each Plan, (i) all expenses, contributions, premiums or payments required to be made to, under or with respect to such Plan have been timely made and all amounts properly accrued to date or as of the Effective Date as liabilities of the Company or any of its Subsidiaries which are not yet due have been properly recorded on the books of the Company and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of the Company, (ii) each such Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, and, to the knowledge of the Company, nothing has occurred since the date of such letter that has affected, or would adversely affect, such qualification, (iii) with respect to any Plan maintained outside the United States, all applicable foreign qualifications or registration requirements have been satisfied in all material respects, except where any failure to comply would not result in any material liability to the Company or its Subsidiaries, (iv) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened or anticipated with respect to such Plan, any fiduciaries of such Plan with respect to their duties to any Plan, or against the assets of such Plan or any trust maintained in connection with such Plan, (v) it has been operated and administered in compliance in all material respects with its terms and all applicable Laws and regulations, including ERISA and the Code, and (vi) there is not now, and to the knowledge of the Company there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates (as defined below) under ERISA or the Code, or similar Laws of foreign jurisdictions.

        (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries nor any trade or business, whether or not incorporated (an "ERISA Affiliate"), that, together with the Company or any of its Subsidiaries would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA, (i) maintains or contributes to (A) any "employee benefit plan" within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (B) a "multiemployer plan" within the meaning of Section 3(37) and 4001(a)(3) of ERISA or a "multiple employer plan" within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code, or (ii) has incurred or reasonably expects to incur any material liability pursuant to Title IV of ERISA (including any Controlled Group Liability), other than for premium payments to the Pension Benefit Guaranty Corporation. No Plan of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. With respect to each Plan that is a "multiemployer plan," no complete or partial withdrawal from such plan has been made by the Company or any of its Subsidiaries that would reasonably be expected to result in any liability to the Company or any of its Subsidiaries which would have, individually or in the aggregate, a Material Adverse Effect.

        (d) Except as would not have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, no Plan is under audit or is the subject of an investigation in each case by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or threatened.

        (e) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

        (f) To the knowledge of the Company, all options have been granted in compliance with the terms of the applicable Plans, with applicable Law, and with the applicable provisions of the Certificate of Incorporation and Bylaws as in effect at the applicable time, and all such Options are accurately disclosed as required under applicable Law in the Company SEC Reports, including the financial statements contained therein or attached thereto (if amended or superceded by a filing with the SEC made prior to the date of this Agreement, as so amended or superceded). To the knowledge of the Company, the Company has not issued any Options or any other similar equity awards pertaining to Shares under any Plan with an exercise price that is less than the "fair market value" of the underlying Shares on the date of grant, as determined for financial accounting purposes under GAAP.

        SECTION 3.10.    Employees.    (a) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or any labor union contract with respect to employees in the United States. At the date of this Agreement, there are no pending, or, to the knowledge of the Company, threatened, labor strikes, disputes, walkouts, work stoppages, slowdowns, or lockouts with respect to employees of the Company or any of its Subsidiaries, except for any such strikes, disputes, walkouts, work stoppages, slowdowns, or lockouts that would not have, individually or in the aggregate, a Material Adverse Effect. No labor grievance or arbitration demand or proceeding, or unfair labor practice charge or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or, to the knowledge of the Company, has been threatened against the Company or its Subsidiaries, except for any such demands, charges or proceedings that would not have, individually or in the aggregate, a Material Adverse Effect.

        (b)   Except as would not have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, the Company and each of its Subsidiaries are in compliance in all material respects with all applicable local, state, federal and foreign Laws relating to labor and employment, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, worker's compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations. Except as would not have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

        (c)   Within the last six months, neither the Company nor any of its Subsidiaries has incurred any liability or obligation which remains unsatisfied under the Worker Adjustment and Retraining Notification Act ("WARN") or any state or local Laws regarding the termination or layoff of employees.

        SECTION 3.11.    Litigation.    As the date hereof, there is no claim, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Entity (each, a "Proceeding") pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries or any properties or assets of the Company or any Subsidiaries of the Company, other than any such Proceeding that would not have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding order, writ, injunction or decree of any Governmental Entity having jurisdiction which would have, individually or in the aggregate, a Material Adverse Effect.

        SECTION 3.12.    Tax Matters.    (a) Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries has timely filed (taking into account extensions validly obtained) all returns and reports relating to Taxes required to be filed by applicable Law with respect to the Company and each of its Subsidiaries, (ii) all such returns are true, correct and complete, (iii) the Company and each of its Subsidiaries have timely paid all Taxes attributable to the Company or any of its Subsidiaries that were due and payable, except, in the case of clauses (ii) and (iii) hereof, with respect to Taxes that are being contested in good faith or have been adequately provided for in accordance with GAAP, (iv) the Company has made adequate provision, in accordance with GAAP, in the consolidated financial statements included in the Company SEC Reports for the payment of all Taxes for which the Company or any of its Subsidiaries may be liable for the periods covered thereby, (v) there is no audit, investigation, claim or assessment in respect of Taxes pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, (vi) there are no Contracts in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable, and there is no currently effective "closing agreement" pursuant to Section 7121 of the Code (or any similar provision of foreign, state or local Law), (vii) there is no obligation of the Company or any of its Subsidiaries to contribute to the payment of any Tax liability (or any amount calculated with reference thereto) of any Person (other than the Company or its Subsidiaries), including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by Contract or otherwise (other than pursuant to customary agreements to indemnify lenders or indemnity provisions in agreements relating to the acquisition or disposition of assets), (viii) no claim has been made within the last three years by any Governmental Entity in a jurisdiction where either the Company or any of its Subsidiaries has not filed income Tax returns that the Company or any Subsidiary is or may be subject to income taxation by that jurisdiction, (ix) neither the Company nor any of its Subsidiaries has engaged in a "listed transaction" (as defined in Treasury Regulation Section 1.6011-4), and (x) the Company and each of its Subsidiaries have withheld from payments to their employees, independent contractors, creditors, shareholders and any other applicable person (and timely paid to the appropriate Governmental Entity) proper and accurate amounts in compliance with all applicable Tax withholding provisions of any Governmental Entity for all periods through the date of this Agreement, except with respect to amounts that are being contested in good faith or have been adequately provided for in accordance with GAAP.

        (b)   For purposes of this Agreement, "Tax" shall mean all taxes, charges, levies, imposts, duties, and other like assessments, including any income, gross receipts, sales, use, transfer, intangibles, value-added, franchise, title, license, capital, withholding, employee withholding, payroll, worker's compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer, premium, recording, real property, personal property, commercial rent, environmental or other tax imposed by a Governmental Entity, together with any interest, penalties, fines or additions to tax.

        SECTION 3.13.    Compliance with Law; Permits.    (a) Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries is and has been in compliance with all Laws applicable to the conduct of the business of the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries are bound or affected, including all statutes, rules and regulations enforced by the United States Food and Drug Administration (the "FDA") or comparable Governmental Entities of any other jurisdiction in which the Company or any of its Subsidiaries conducts business (the "Food and Drug Laws").

        (b)   The Company and its Subsidiaries have all registrations, applications, licenses, requests for exemptions, clearances approvals, permits and other regulatory authorizations, in each instance, from Governmental Entities having jurisdiction ("Permits") required (i) to own and/or lease their current real properties (as the case may be), (ii) to conduct their businesses as now being conducted, or (iii) for each product of the Company or any of its Subsidiaries that is currently in commercial distribution, and each such Permit is in full force and effect and, to the knowledge of the Company and its Subsidiaries, no suspension, revocation, cancellation or withdrawal by a Governmental Entity of such Permit is pending or threatened, except for any such Permits the absence of which, or the failure of which to be in full force and effect, or the suspension, revocation, cancellation or withdrawal of which, would not have, individually or in the aggregate, a Material Adverse Effect. Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries is and has been in compliance with such Permits.

        (c)   Neither the Company nor any of its Subsidiaries is subject to any obligation arising under any consent decree, notice of violation letter, FDA Form 483, clinical hold, consent agreement, Official Action Indicated status, warning letter or other notice, response or commitment made to or with the FDA or any comparable Governmental Entity having jurisdiction, except for any such obligation that would not have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have made all notifications, submissions and reports required by any such obligation, except for any such notifications, submissions and reports the failure of which to be made would not have, individually or in the aggregate, a Material Adverse Effect.

        (d)   Except as would not have, individually or in the aggregate, a Material Adverse Effect, each product in current commercial distribution that is subject to any Food and Drug Law and has been developed, manufactured, tested, packaged, labeled, stored, distributed or marketed by or on behalf of the Company or any of its Subsidiaries (a "Medical Device"), has been and is currently being developed, manufactured, tested, packaged, labeled, promoted, advertised, stored, distributed and marketed in compliance with (i) all Permits from the FDA or any comparable Governmental Entity having jurisdiction and (ii) all applicable requirements under the Food and Drug Laws.

        (e)   Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company's and its Subsidiaries' facilities are registered with the FDA (if the business that is currently conducted within such facility requires such registration), and each product of the Company or any of its Subsidiaries approved for sale pursuant to any Food and Drug Law enforced by the FDA is listed with the FDA under the applicable FDA registration and listing regulations for Medical Devices.

        (f)    Neither the Company nor any of its Subsidiaries has received any written notice or communication from the FDA alleging noncompliance with any applicable Food and Drug Law, except for any such alleged noncompliance that would not have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any Proceeding relating to or arising under any Food and Drug Law, the Social Security Act of 1935 (the "Social Security Act") or the regulations of the Office of the Inspector General of the Department of Health and Human Services, and, to the knowledge of the Company, no such Proceedings are threatened, except for any such Proceedings that would not have, individually or in the aggregate, a Material Adverse Effect.

        SECTION 3.14.    Environmental Matters.    (a) Except as would not have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries (i) is and has been in compliance with applicable Environmental Laws and (ii) holds and is and has been in compliance with all Permits required under Environmental Laws for the conduct of its business and activities ("Environmental Permits"). Except as would not have, individually or in the aggregate, a Material Adverse Effect, such Environmental Permits were validly issued and are in full force and effect, and all applications, notices or other documents have been timely filed to effect timely renewal, issuance or reissuance of such Environmental Permits. To the knowledge of the Company, all material Environmental Permits are expected to be issued or reissued on a timely basis on such terms and conditions as are reasonably expected to enable the Company and its Subsidiaries to continue to conduct their operations in a manner substantially similar to the manner in which such operations are presently conducted, except for any such Environmental Permits the failure of which to be issued or reissued on a timely basis and on such terms and conditions as described would not have, individually or in the aggregate, a Material Adverse Effect.

        (b)   Neither the Company nor any of its Subsidiaries has been or is presently the subject of any Environmental Claim, and no Environmental Claim is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or against any Person whose liability for the Environmental Claim was or may have been retained or assumed by Contract or by operation of Law or pursuant to any Order by the Company or any of its Subsidiaries, except for any such Environmental Claims that would not have, individually or in the aggregate, a Material Adverse Effect.

        (c)   Except as would not have, individually or in the aggregate, a Material Adverse Effect, no Hazardous Materials are present at any properties currently leased, operated or used or previously owned, leased, operated or used, in circumstances that would reasonably be expected to form the basis for an Environmental Claim against the Company or any of its Subsidiaries.

        (d)   To the knowledge of the Company, no property presently owned, leased or operated by the Company or any of its Subsidiaries contains any landfills, surface impoundments, disposal areas, underground storage tanks, aboveground storage tanks, asbestos or asbestos-containing material, polychlorinated biphenyls, radioactive materials or other Hazardous Materials that would reasonably be expected, individually or in the aggregate, to give rise to remediation, removal or retirement costs which would result in a Material Adverse Effect.

        (e)   No Lien imposed by any Governmental Entity having jurisdiction pursuant to any Environmental Law is currently outstanding and no financial assurance obligation is in force as to any property owned, leased or operated by the Company or any of its Subsidiaries, except for any such Liens or obligations that would not have, individually or in the aggregate, a Material Adverse Effect.

        (f)    The Company and its Subsidiaries have no obligation or liability by Contract relating to or arising under Environmental Law, except for any such obligations or liabilities that would not have, individually or in the aggregate, a Material Adverse Effect.

        (g)   For purposes of the Agreement:

    (i)
    "Environment" means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.

    (ii)
    "Environmental Claim" means any claim, cause of action, investigation or notice by any Person, including any Governmental Entity having jurisdiction, alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third-party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (A) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (B) any violation of any Environmental Law.

    (iii)
    "Environmental Law" means any Law (including common law) or any binding Contract, memorandum of understanding or commitment letter issued or entered by or with any Governmental Entity or Person relating to: (A) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (B) exposure of employees or third parties to any Hazardous Materials, (C) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (D) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any

      Hazardous Materials, or (E) the presence of Hazardous Materials in any building, physical structure, product or fixture.

    (iv)
    "Hazardous Materials" means any pollutant, contaminant, constituent, chemical, raw material, product or by-product, mold, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, insecticide, fungicide, rodenticide, pesticide, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material, or agent, including all substances, materials or wastes which are identified by or subject to regulation or give rise to liability under any Environmental Law.

    (v)
    "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

        SECTION 3.15.    Intellectual Property.    (a) Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, inventions and discoveries (whether or not patentable or reduced to practice), trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, copyrights, trade secrets and all other confidential or proprietary information and know-how, whether or not reduced to writing or any other tangible form, and other proprietary intellectual property rights arising under the Laws of the United States (including any state or territory), any other country or group of countries or any political subdivision of any of the foregoing, whether registered or unregistered (collectively, "Intellectual Property Rights") used in or reasonably necessary for the conduct of the business of the Company or any of its Subsidiaries as of the date of this Agreement, including Intellectual Property Rights reasonably necessary for the development and commercialization of products currently marketed by the Company and its Subsidiaries (such subset of Intellectual Property Rights, the "Company Intellectual Property").

        (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) Company has received no third-party written claim of invalidity or conflicting ownership rights with respect to any Company Intellectual Property owned by the Company or by a Subsidiary of the Company ("Company Owned Intellectual Property") and no such Company Owned Intellectual Property is the subject of any pending or, to the Company's knowledge, threatened interference, opposition or other Proceeding, (ii) no Person has given written notice to the Company or any Subsidiary of the Company that the use of any Company Intellectual Property, including the manufacture, importation, sale or offer for sale of any product of the Company or any of its Subsidiaries currently in commercial distribution, by the Company, any Subsidiary of the Company or any licensee is infringing or has infringed any domestic or foreign registered patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any Subsidiary of the Company or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how, (iii) to the knowledge of the Company, the manufacture, importation, sale or offer for sale of any product of the Company or any of its Subsidiaries currently in commercial distribution, does not infringe any valid domestic or foreign registered patent, trademark, service mark, trade name, copyright or other Intellectual Property Right of any third party, and does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party of which the Company has knowledge, (iv) to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has performed prior acts or is engaged in current conduct or use (and to the knowledge of the Company, there exists no prior act or current use by any third party) that would void or invalidate any Company Owned Intellectual Property, and (v) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Company Intellectual Property, impair the right of the Company to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Company Owned Intellectual Property, or impair the right of Company or any of its Subsidiaries to the manufacture, importation, sale or offer for sale of any of their products currently in commercial distribution.

        (c)   Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.15 are the only representations and warranties in this Agreement with respect to Intellectual Property Rights.

        SECTION 3.16.    Real Property.    (a) Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material real property owned by the Company or any of its Subsidiaries (the "Owned Real Property"). With respect to each Owned Real Property, (i) either the Company or a Subsidiary of the Company has good and marketable title in fee simple to such Owned Real Property, free and clear of all Liens other than Permitted Liens, (ii) there are no outstanding purchase options, rights of first refusal or similar rights in favor of any other Person to purchase such Owned Real Property or any portion thereof or interest therein, and (iii) there are no leases, subleases, licenses, options, rights, concessions or other Contracts affecting the ownership, possession or use of any portion of such Owned Real Property, other than, in the case of clause (ii) or (iii) above, as would not have, individually or in the aggregate, a Material Adverse Effect. There are no physical conditions or defects at any of the Owned Real Properties that impair or would impair the continued use of such Owned Real Property in the ordinary course of business as presently conducted at each such Owned Real Property, except for any such conditions or defects that would not have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company, there is no threatened, condemnation with respect to any of the Owned Real Properties, except for any such condemnations that would not have, individually or in the aggregate, a Material Adverse Effect.

        (b)   Section 3.16(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other Contracts under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any material real property (the "Real Property Leases"). Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) to the knowledge of the Company, each Real Property Lease is valid, binding and in full force and effect, and (ii) no termination event or condition or uncured default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease. Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it, free and clear of all Liens except for Permitted Liens. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any real property leased pursuant to any of the Real Property Leases, except for any such condemnations that would not have, individually or in the aggregate, a Material Adverse Effect.

        SECTION 3.17.    Material Contracts.    (a) Section 3.17(a) of the Company Disclosure Letter lists, and the Company has made available to Parent prior to the date of this Agreement, true, correct and complete copies of, any of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets is bound, as of the date hereof:

    (i)
    that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

    (ii)
    that contains covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation or any of its Affiliates) to compete in any business or with any person or in any geographic area or distribution or sales channel, or to sell, supply or distribute any service or product, in each case, that could reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, except for any such Contract that may be canceled without any penalty or other liability to the Company or any of its Subsidiaries upon notice of 60 calendar days or less;

    (iii)
    that relates to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation or control of any partnership or joint venture or similar entity or arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole, or pursuant to which the Company or any of its Subsidiaries has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;

    (iv)
    that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates foreign currency and indices;

    (v)
    that relates to (A) indebtedness for borrowed money or the deferred purchase price of property and having an outstanding principal amount in excess of $50 million or (B) conditional or similar sale arrangements in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such Contract are greater than $50 million;

    (vi)
    entered into after December 31, 2005 or not yet consummated, and that involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of rights, assets or equity interests of another Person for aggregate consideration in excess of $100 million other than acquisitions or dispositions of inventory, raw materials and equipment in the ordinary course of business consistent with past practice;

    (vii)
    other than the Material Contracts described in Section 3.17(a)(iv), under which the aggregate amounts to be paid to or received by the Company and its Subsidiaries over the remaining term of such Contract would reasonably be expected to exceed $75 million in any twelve-month period or more than $100 million in the aggregate (other than purchase orders for the purchase of inventory in the ordinary course of business);

    (viii)
    that relates to a Related Party Transaction; or

    (ix)
    that would prevent or materially delay the Company's ability to consummate the Merger or the other transactions contemplated by this Agreement.

        Each Contract of the type described in clauses (i) through (xi) is referred to herein as a "Material Contract."

        (b)   Except as would not have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is valid and binding on the Company and any Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its

Subsidiaries, or to the knowledge of the Company, by any other party, in each case except as would not have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to any Contract that prohibits the Company from providing to Parent the information described in Section 5.02(d).

        SECTION 3.18.    Insurance.    Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary for companies of similar size in the industries and locales in which the Company and its Subsidiaries operate. Section 3.18 of the Company Disclosure Letter sets forth a true, correct and complete list of all material insurance policies issued since January 1, 2003 in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any material historic occurrence-based policies still in force. With respect to each such insurance policy, except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default in any material respect with respect to their respective obligations under such policies, or permit termination or modification of, any such policy, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

        SECTION 3.19.    Related Party Transactions.    Except for employment-related Contracts, forms of which are filed or incorporated by reference as an exhibit to a Company SEC Report filed prior to the date hereof or Plans and except as described in Items 11 and 15 (note 8—Related Party Transaction) of the 2006 10-K, Section 3.19 of the Company Disclosure Letter sets forth a correct and complete list in all material respects of the Contracts (that are in existence as of the date of this Agreement and under which the Company or any of its Subsidiaries has any existing or future material liabilities) between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (a) executive officer or director of the Company or any of such executive officer's or director's immediate family members, (b) owner of more than 5% of the Shares as of the date hereof, or (c) to the knowledge of the Company, any "related person" (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or any of its Subsidiaries) entered into within the last twelve months and, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (a "Related Party Transaction"). The Company has provided to Parent copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for each Related Party Transaction.

        SECTION 3.20.    Opinion.    Prior to the execution of this Agreement, Morgan Stanley has delivered to the Special Committee and the Board of Directors of the Company its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, to the effect that, as of such date and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Shares other than Merger Sub and its affiliates and the shareholders (if any) who invest in Parent or Merger Sub. The Company has obtained or will obtain prior to the filing of the Proxy Statement with the SEC, the authorization of the Company Financial Advisor to include a copy of its opinion in the Proxy Statement.

        SECTION 3.21.    Required Vote of Company Shareholders.    The only vote of the holders of securities of the Company required by the Certificate of Incorporation or bylaws, by Law or otherwise to complete the Merger is the adoption of the plan of merger contained in this Agreement by the affirmative vote of the holders of not less than 66-2/3% of the outstanding Shares, voting together as a single class. The adoption of the plan of merger contained in this Agreement by the vote required by the previous sentence is referred to as the "Requisite Shareholder Approval."

        SECTION 3.22.    Takeover Laws, etc.    The Board of Directors of the Company, acting upon the recommendation of the Special Committee, has taken all actions necessary so that the restrictions contained in Section 912 of the NYBCL and the restrictions contained in Sections 13 and 14 of the Certificate of Incorporation shall be inapplicable to Parent and Merger Sub and their Affiliates, the execution, delivery or performance of this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement, including the acquisition of the Company and the capital stock of the Company by Parent and its Affiliates, and (b) resolved to elect, to the extent permitted by Law, for the Company not to be subject to any "moratorium," "control share acquisition," "business combination," "fair price" or other form of anti-takeover Laws (collectively, "Takeover Laws") of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

        SECTION 3.23.    No Other Representations or Warranties.    Except for the representations and warranties of the Company contained in this Article III, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided by the Company. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the making available or failing to make available to Parent or Merger Sub, or Parent's or Merger Sub's use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement, except to the extent any such information is expressly included in a representation or warranty contained in this Article III or in the corresponding section of the Company Disclosure Letter.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as disclosed in the correspondingly numbered section of the disclosure letter dated the date of this Agreement and delivered by the Company to Parent with respect to this Agreement immediately prior to the execution of this Agreement (the "Parent Disclosure Letter") (provided, however, that a matter disclosed with respect to one representation or warranty shall also be deemed to disclosed with respect to each other representation or warranty to which the matter disclosed reasonably relates, to the extent such relationship is reasonably apparent on the face of the disclosure contained in the Parent Disclosure Letter with respect to such matter), Parent and Merger Sub represent and warrant to the Company as follows:

        SECTION 4.01.    Organization and Qualification.    Each of Parent and Merger Sub is a duly organized and validly existing entity in good standing under the Laws of the jurisdiction of its organization, with all entity power and authority to own its properties and conduct its business as currently conducted and is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is directly or indirectly owned, beneficially and of record, by Parent, free and clear of all Liens (other than any Liens created pursuant to the Financing).

        SECTION 4.02.    Certificate of Incorporation and By-laws.    Parent and Merger Sub have heretofore furnished or otherwise made available to the Company a complete and correct copy of the certificate of incorporation and by-laws or other organizational documents of each of Parent and Merger Sub, in each case as currently in effect. Each of Parent and Merger Sub is not in violation of any provisions of its certificate of incorporation or by-laws.

        SECTION 4.03.    Capitalization of Parent and Merger Sub.    The authorized capital stock of Merger Sub consists solely of 900 shares of common stock, par value $0.01, 100 shares of which are issued and outstanding, and 100 shares of preferred stock, par value $0.01 per share, none of which is issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is owned by Parent. As of the date hereof, all of the equity interests in Parent are, and on the Effective Date a majority of the voting equity interests in Parent will be, owned by Warburg Pincus Private Equity IX, L.P. and its affiliates.

        SECTION 4.04.    Authority for this Agreement.    Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary entity proceedings on the part of Parent and Merger Sub, and no other entity proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        SECTION 4.05.    Consents and Approvals; No Violation.    (a) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws or similar governing documents of Parent or Merger Sub, (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective assets are bound, or (iii) violate or conflict with, or result in a breach of, or require any consent, waiver or approval under or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets are bound, except in the case of clauses (ii) and (iii), as would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated hereby.

        (b)   The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the pre-merger notification requirements under the HSR Act, under the EMCR or under the applicable requirements of Foreign Antitrust Laws, (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and the rules and regulations of the NYSE, (iii) the filing of the Certificate of Merger with the Secretary of State required by the NYBCL, and (iv) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated hereby.

        SECTION 4.06.    Proxy Statement; Other Filings.    None of the information supplied or to be supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the Proxy Statement will, at the date of filing with the SEC, at the time the Proxy Statement is mailed and at the time of the Special Meeting, and none of the information supplied or to be supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in Other Filings, will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied or to be supplied by the Company or any Affiliate of the Company that is contained in any of the foregoing documents.

        SECTION 4.07.    Absence of Litigation.    As of the date hereof, there are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its Affiliates, other than any such suit, claim, action, proceeding or investigation that would or would not, reasonably be expected to, prevent or delay the consummation of, or otherwise adversely affect the ability of Parent or Merger Sub to consummate, the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, prevent or delay the consummation of, or otherwise adversely affect the ability of Parent or Merger Sub to consummate, the transactions contemplated hereby.

        SECTION 4.08.    Financing.    Parent has delivered to the Company true and complete copies of (i) executed commitment letter(s) (as the same may be amended pursuant to Section 5.11(a), the "Debt Financing Commitments"), pursuant to which the lenders party thereto have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided the financing described therein (the "Debt Financing"), and (ii) executed equity commitment letters (as the same may be amended in accordance with the terms thereof, the "Equity Financing Commitments," and together with the Debt Financing Commitments, the "Financing Commitments"), pursuant to which the Guarantor, J.P. Morgan Ventures Corporation, BAS Capital Funding Corporation, Citigroup Global Markets Inc. and Credit Suisse Management LLC have committed, subject to the terms and conditions set forth therein, to make the investments described therein (the "Equity Financing," and together with the Debt Financing, the "Financing"). As of the date of this Agreement, except as permitted by Section 5.11 or this Section 4.08, none of the Financing Commitments has been amended or modified, no such amendment or modification is contemplated (except as described in the Debt Financing Commitments, including to effect the appointments and allocations contemplated by the third paragraph of the Debt Financing Commitments), and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the execution hereof. The Financing Commitments are in full force and effect and are the legal, valid and binding obligations of Parent and, to the knowledge of Parent, of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as expressly set forth in the Financing Commitments. Subject to the terms and conditions of the Financing Commitments, and subject to the terms and conditions of this Agreement, including compliance by the Company in all material respects with its obligations under Section 5.11 and Section 5.18, the aggregate proceeds contemplated by the Financing Commitments, together with the available and unrestricted cash of the Company on the Closing Date, will be sufficient for Parent and Merger Sub (or, if applicable, the Surviving Corporation) to (i) consummate the Merger upon the terms contemplated by this Agreement (including the payment of the aggregate Merger Consideration), (ii) effect any other repayment or refinancing of debt contemplated herein in connection with the Merger or contemplated by the Financing Commitments, and (iii) pay all related fees and expenses. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the Closing Date.

        SECTION 4.09.    Brokers; Certain Expenses.    No agent, broker, financial advisor or other Person is or will be entitled, as a result of any action, agreement or commitment of Parent or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except J.P. Morgan Ventures Corporation, BAS Capital Funding Corporation, Citigroup Global Markets Inc. and Credit Suisse Management LLC, whose fees and expenses shall be paid by Parent (except as provided in Section 7.03(f)).

        SECTION 4.10.    Operations of Parent and Merger Sub.    Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and has, and prior to the Effective Date will have, engaged in no other business activities and incurred no liabilities or obligations other than as contemplated herein or in the Financing Commitments or incident to the transactions contemplated hereby and thereby.

        SECTION 4.11.    Solvency.    Assuming (i) that the Company is Solvent immediately prior to the Effective Date, (ii) satisfaction of the conditions to Parent's and Merger Sub's obligation to consummate the Merger, or waiver of such conditions, (iii) the accuracy of the representations and warranties of the Company set forth in Article III hereof, and (iv) that the estimates, projections or forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, and after giving effect to the transactions contemplated by this Agreement (including the Financing, the payment of the aggregate Merger Consideration, any other repayment or refinancing of existing indebtedness contemplated in this Agreement or the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses), each of Parent and the Surviving Corporation will be Solvent as of the Effective Date and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term "Solvent" when used with respect to Parent and the Surviving Corporation, means that, as of any date of determination, (A) the amount of the "fair saleable value" of the assets of Parent and the Surviving Corporation will, as of such date, exceed (1) the value of all "liabilities of Parent and the Surviving Corporation, including contingent and other liabilities," as of such date, as such quoted terms are generally determined in accordance with applicable U.S. federal Laws governing determinations of the insolvency of debtors, and (2) the amount that will be required to pay the probable liabilities of Parent and the Surviving Corporation on their existing debts (including contingent and other liabilities) as such debts become absolute and mature, (B) Parent and the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they intend to engage or propose to be engaged following the Closing Date, and (C) Parent and the Surviving Corporation will be able to pay their liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, including contingent and other liabilities, as they mature" means that Parent and the Surviving Corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

        SECTION 4.12.    Guarantee.    Concurrently with the execution of this Agreement, Parent has caused the Guarantor to deliver to the Company the duly executed Guarantee. The Guarantee is in full force and effect and is the valid, binding and enforceable obligation of the Guarantor, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

        SECTION 4.13.    Ownership of Shares.    None of Parent, Merger Sub or their respective controlled affiliates owns, directly or indirectly, beneficially or of record, any Shares and none of Parent, Merger

Sub or their respective controlled affiliates holds any rights to acquire any Shares except pursuant to this Agreement.

        SECTION 4.14.    No Other Representations or Warranties.    Except for the representations and warranties of Parent and Merger Sub contained in this Article IV, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their Affiliates or with respect to any other information provided by Parent or Merger Sub or any of their Affiliates.

ARTICLE V

COVENANTS

        SECTION 5.01.    Conduct of Business of the Company.    Except as expressly provided in this Agreement, as required by Law, or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Date the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice, and the Company will, and will cause each of its Subsidiaries to, use its reasonable best efforts to preserve intact its business organization, to keep available the services of its current officers and employees, to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company or any of its Subsidiaries and keep in force its insurance policies (or obtain replacement or revised policies). Without limiting the generality of the foregoing and except as otherwise expressly provided in or permitted by this Agreement, during the period from the date of this Agreement to the Effective Date, without the prior written consent of Parent, which consent not to be unreasonably withheld, conditioned or delayed, the Company will not and will not permit any of its Subsidiaries to:

        (a)   issue, sell, grant options or rights to acquire, pledge, or authorize or propose the issuance, sale, grant of options or rights to acquire or pledge of, any Company Securities or securities of any Subsidiary of the Company, other than the issuance of Common Shares pursuant to the exercise of Options that are outstanding as of the date of this Agreement and in accordance with the existing terms of such Options, the issuance of Shares upon conversion of Convertible Securities, the issuance of shares or other equity interests or rights by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary or the exchange of Class B Shares for Common Shares, or grant any awards or bonuses that may be settled in, or the value of which is linked directly or indirectly to the price or value of, any Company Securities or securities of any Subsidiary of the Company, except to the extent required under any Plan;

        (b)   except (i) as permitted pursuant to clause (e) of this Section 5.01 and (ii) any merger or business combination of any wholly owned Subsidiary of the Company into or with any other wholly owned Subsidiary of the Company, effect any merger or other business combination between the Company or any of its Subsidiaries and any other Person, or propose or adopt any amendments to its Certificate of Incorporation or Bylaws or its respective articles of incorporation, bylaws or other governing documents;

        (c)   split, combine or reclassify its capital stock or other equity interests or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) in respect of its capital stock or other equity interests (other than regular quarterly cash dividends in an amount per quarter not in excess of $0.13 per share, and other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company), or acquire or redeem, directly or indirectly, or amend the rights or terms of any Company Securities or Subsidiary Securities other than the acceptance of Convertible Securities surrendered by their holders for conversion and the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of

Options, or in order to pay Taxes in connection with the exercise of Options or the lapse of restrictions in respect of Restricted Stock, in each case, pursuant to the terms of a Company Plan;

        (d)   adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

        (e)   make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities, or any sale, lease, encumbrance or other disposition of any business, assets or securities, involving payments of consideration in excess of $20 million for all such acquisitions in the aggregate or receipt of consideration in excess of $20 million for all such sales, leases, encumbrances and other dispositions in the aggregate), except for purchases or sales or dispositions, respectively, of inventory and other assets in the ordinary course of business consistent with past practice or as required by existing Contracts;

        (f)    make any loans, advances or capital contributions to, or investments in, any other Person or Persons in excess of $20 million in the aggregate, in each case, other than (i) loans, advances, capital contributions or investments that are, in the aggregate, immaterial to the Company and its Subsidiaries, taken as a whole, and are made in the ordinary course of business consistent with past practice or (ii) any transaction solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

        (g)   enter into, amend (other than amendments made in the ordinary course of business consistent with past practice) in any material respect, renew, terminate, or grant any release or relinquishment of rights under any Material Contract (or Contract that would be a Material Contract if entered into prior to the date hereof), except, with respect to any collective bargaining or labor agreements, as required by Law;

        (h)   incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money (including the issuance of any debt security), or amend, modify or refinance any existing indebtedness for borrowed money, in each case except for (i) the incurrence of indebtedness for borrowed money that is (A) (x) incurred in the ordinary course of business under agreements or instruments listed in Section 5.01(h) of the Company Disclosure Letter, (y) repayable within 30 days without premium or penalty, and (z) in an aggregate amount at any time outstanding not to exceed $20 million, (B) in the form of a letter of credit entered into in the ordinary course of business consistent with past practice for an amount less than $50 million individually or in the aggregate or (C) solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company or (ii) obtaining any necessary waivers or consents relating to Delayed Filings to the extent obtainable by paying consent or waiver fees in amounts consistent with past practice;

        (i)    assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly owned Subsidiaries of the Company, in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) any transaction solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

        (j)    mortgage, pledge or otherwise encumber any of its material assets (tangible or intangible), or create, assume or suffer to exist any Liens thereupon other than Permitted Liens;

        (k)   materially change any of the financial accounting methods, principles or practices used by it, except as may be appropriate to conform to changes in statutory or regulatory accounting rules, GAAP or regulatory requirements with respect thereto;

        (l)    (i) except in the ordinary course consistent with past practice, make or change any material Tax election, or (ii) settle or compromise any material federal, state, local or foreign income Tax liability for an amount that materially exceeds the amount reserved therefor in the Company's financial statements included in the 2006 10-K;

        (m)  except as contemplated by this Agreement or to the extent required under any Plan, required by applicable Law or as deemed advisable to prevent an inclusion of income or imposition of penalties under Section 409A of the Code or as deemed advisable to amend Plans in order to facilitate compliance with such Section 409A, (i) enter into any new, or amend, terminate or renew any existing, employment, severance, change of control, indemnification, termination, severance, consulting or salary continuation agreements or arrangements with or for the benefit of any present or former executive officers, directors or employees, except in the ordinary course of business consistent with past practice; (ii) grant any increases in the compensation, perquisites or benefits to officers, directors, employees or consultants, except in the ordinary course of business consistent with past practice to individuals who are not directors or executive officers; (iii) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers or employees, or otherwise pay any amounts not due to any such individual under applicable Law or the terms of any Plan, including with respect to severance; (iv) fund or make any contribution to any Plan or trust not required to be funded or contributed to, except in the ordinary course of business consistent with past practice; (v) forgive any loans to employees, officers or directors or any of their respective Affiliates or Associates; (vi) establish, adopt, enter into, amend in any material respect to increase costs, or terminate any Plan (including any employment, severance, consulting or other individual agreement), or adopt or enter into any other employee benefit plan or arrangement that would be considered a Plan if it were in existence on the date of this Agreement, except in the ordinary course of business consistent with past practice;

        (n)   make or agree to make any capital expenditure or expenditures, or enter into any agreements or arrangements providing for capital expenditures, that are, in the aggregate, in excess of 110% of the capital expenditure budget set forth on Section 5.01(n) of the Company Disclosure Letter or (ii) enter into any new line of business outside of its existing business segments;

        (o)   compromise, settle or agree to settle any Proceeding (including any Proceeding relating to this Agreement or the transactions contemplated hereby but excluding any Proceeding relating to Taxes, which shall be covered by Section 5.01(l)) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $5 million individually or $50 million in the aggregate, in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries which would prohibit or materially restrict the Company and its Subsidiaries from operating their business as they have historically; provided that, notwithstanding Section 5.01(l) or the parenthetical in this sentence, with respect to any of the matters set forth in Section 5.01(o) of the Company Disclosure Letter, the Company shall consult with Parent concerning, and keep Parent reasonably apprised of the status of, and all other material matters relating to, such matters, and shall give written notice to Parent of any proposed final settlement or other final resolution of such matters at least five (5) Business Days prior to entering into any such settlement or resolution, which notice shall include a reasonably detailed description of all material terms and conditions of such settlement or resolution;

        (p)   except as required by applicable Law, court order, the rules of the NYSE or the Certificate of Incorporation or Bylaws, convene any regular or special meeting (or any adjournment thereof) of the shareholders of the Company other than the Special Meeting, or enter into any Contract or understanding or arrangement with respect to the voting or registration of Company Securities or Subsidiary Securities; or

        (q)   authorize, commit or agree to take any of the foregoing actions.

        SECTION 5.02.    Solicitation.    (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. New York City time on July 5, 2007 (the "Solicitation Period End-Time"), the Company and its Representatives shall have the right (acting under the direction of the Special Committee, if in existence, and otherwise under the direction of the Board of Directors of the Company) to directly or indirectly: (i) initiate, solicit and encourage Acquisition Proposals, including by way of providing access to non-public information (but only pursuant to one or more Acceptable Confidentiality Agreements); provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or Merger Sub; and (ii) enter into and maintain or continue discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations.

        (b)   Subject to Section 5.02(c) and Section 5.02(e):

              (i)  The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly, from the date hereof until the Effective Time, approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal, or effect a Change of Board Recommendation, or enter into any merger agreement, letter of intent, agreement in principle, purchase agreement, option agreement or other similar agreement relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or to breach its obligations hereunder or resolve, propose or agree to do any of the foregoing.

             (ii)  Except with respect to any written Acquisition Proposal received after the date hereof and prior to the Solicitation Period End-Time with respect to which the requirements of Sections 5.02(c)(i) and 5.02(c)(iii)have been satisfied as of the Solicitation Period End-Time and thereafter (as such Acquisition Proposal may be revised during the course of ongoing negotiations, in which event it may temporarily cease to be an Acquisition Proposal with respect to which the requirements of Sections 5.02(c)(i) and 5.02(c)(iii) have been satisfied, so long as such negotiations are active and ongoing and such Acquisition Proposal subsequently satisfies the requirements of Sections 5.02(c)(i) and 5.02(c)(iii)) (any Person so submitting such an Acquisition Proposal and any group that includes any such Person, so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the Solicitation Period End-Time constitute at least 50% of the equity financing of such group at all times following the Solicitation Period End-Time, an "Excluded Party"), the Company shall not and shall cause its Subsidiaries and Representatives not to, directly or indirectly, from the Solicitation Period End-Time until the Effective Date, initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal, or engage in any discussions or negotiations with respect thereto, or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations. Notwithstanding anything contained in this Section 5.02 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Acquisition Proposal (as such Acquisition Proposal may be revised during the course of ongoing negotiations, in which event it may temporarily cease to be an Acquisition Proposal with respect to which the requirements of Sections 5.02(c)(i) and 5.02(c)(iii) have been satisfied, so long as such negotiations are active and ongoing and such Acquisition Proposal subsequently satisfies the requirements of Sections 5.02(c)(i) and 5.02(c)(iii) ) made by such Person fails to satisfy the requirements of Sections 5.02(c)(i) or 5.02(c)(iii).

            (iii)  Except as permitted with respect to an Excluded Party pursuant to Section 5.02(a) or Section 5.02(b)(ii), upon the Solicitation Period End-Time, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any actual or potential Acquisition Proposal and cause to be returned or destroyed all confidential information provided by or on behalf of the Company or any of its Subsidiaries to such Person.

        (c)   Notwithstanding anything to the contrary contained in Section 5.02(b), but subject to Section 5.02(a) and the last sentence of this paragraph, if at any time following the date of this Agreement and prior to obtaining the Requisite Shareholder Approval, (i) the Company has received a written Acquisition Proposal from a third party that the Board of Directors of the Company (acting through the Special Committee, if in existence) determines in good faith to be bona fide, (ii) the Company has not breached this Section 5.02, (iii) the Board of Directors of the Company (acting through the Special Committee, if in existence) determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, and (iv) after consultation with its outside counsel, the Board of Directors of the Company (acting through the Special Committee, if in existence) determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) engage in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) will not, and will not allow its Subsidiaries or its or their Representatives to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement and (y) will promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. Notwithstanding anything to the contrary contained in Section 5.02(b) (other than the definition of "Excluded Party") or this Section 5.02(c) , prior to obtaining the Requisite Shareholder Approval, the Company shall be permitted to take the actions described in Section 5.02(a) and clauses (A) and (B) above with respect to any Excluded Party so long as it remains an Excluded Party, including with respect to any amended proposal submitted by such Excluded Party following the Solicitation Period End-Time, and the restrictions in this Section 5.02(c) shall not apply with respect thereto.

        (d)   Within 24 hours after the Solicitation Period End Time, the Company shall provide Parent a description of the material terms and conditions of each Acquisition Proposal received from an Excluded Party, and the Company shall keep Parent reasonably informed (orally and in writing) on a prompt basis of the status of any such Acquisition Proposal (including the material terms and conditions thereof and of any modification thereto); provided, however, that except as required pursuant to Section 5.02(e), the Company shall not be required to inform Parent of the identity of any Excluded Party. From and after the Solicitation Period End-Time, the Company shall promptly (and in any event within 48 hours) notify Parent in the event that the Company or any of its Subsidiaries or Representatives receives other than from any Excluded Party: (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal or proposals or offers with respect to an Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall promptly (and in any event within 48 hours) notify Parent of the identity of such Person and provide Parent with the material terms of such Acquisition Proposal, indication, inquiry or request. The Company shall keep Parent reasonably informed (orally and in writing) on a prompt basis of the status of any such Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto). Without limiting the foregoing, from and after the Solicitation Period End-Time, the Company shall promptly (and in any event within 48 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.02(c) (other than with an Excluded Party). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company's ability to provide information to Parent as described in Section 5.02(a) or this Section 5.02(d).

        (e)   Notwithstanding anything in Section 5.02(b)(i) to the contrary, if prior to the receipt of the Requisite Shareholder Approval, the Board of Directors of the Company (acting through the Special Committee, if in existence) concludes in good faith, after consultation with outside counsel and its financial advisors (and after complying with, and giving effect to all proposed adjustments to this Agreement offered by Parent pursuant to clause (B) below), that (i) (x) a bona fide written Acquisition Proposal received by the Company constitutes a Superior Proposal and (y) failing to take such action would be inconsistent with the fiduciary duties of the Board of Directors of the Company under the NYBCL, or (ii) in the absence of an Acquisition Proposal, failing to take such action would be inconsistent with the fiduciary duties of the Board of Directors of the Company under the NYBCL, the Board of Directors of the Company (acting through the Special Committee, if still in existence) may (I) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation (a "Change of Board Recommendation") and/or (II) in the case of clause (i) above, terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (II), and any purported termination pursuant to the foregoing clause (II) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company (1) pays the Termination Fee or the Excluded Party Termination Fee, as required by Section 7.03(c), (2) simultaneously with such termination enters into an acquisition agreement, merger agreement or similar definitive agreement (the "Alternative Acquisition Agreement") and terminates this Agreement in compliance with Section 7.01(h), and (3) otherwise complies with the provisions of Section 7.03; and provided, further, that the Company Board may not effect a Change of Board Recommendation pursuant to the foregoing clause (I) or terminate this Agreement pursuant to the foregoing clause (II) unless (A) the Company shall have provided prior written notice to Parent, at least five calendar days in advance (the "Notice Period"), of its intention to take such action with respect to such Superior Proposal or otherwise make a Change of Board Recommendation, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) or the reasons for such Change of Board Recommendation in the absence of a Superior Proposal, as the case may be, and (B) prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal or such Change of Board Recommendation is no longer required. In the event of any material revisions to the Superior Proposal or material changes to the facts and circumstances necessitating such Change of Board Recommendation after the start of the Notice Period, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.02(e) with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice.

        (f)    Nothing contained in this Section 5.02 shall prohibit the Board of Directors of the Company (acting through the Special Committee, if in existence) from (1) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) and

Rule 14d-9 promulgated under the Exchange Act (or any similar communication to shareholders); provided that any disclosure other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a Change in Board Recommendation unless accompanied or promptly followed by an express rejection of any applicable Acquisition Proposal or an express reaffirmation of the Board of Directors' recommendation to the Company's shareholders in favor of the Merger or (2) making any "stop, look and listen" communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

        (g)   The Company shall not take any action, except with respect to Parent, Merger Sub and their respective Affiliates, to (i) exempt any Person from or otherwise render inapplicable the restrictions on "business combinations" contained in Section 912 of the NYBCL or the provisions of any other Takeover Laws, or (ii) exempt any Person from or otherwise render inapplicable the restrictions contained in Sections 13 and 14 of the Certificate of Incorporation, in each case unless such actions are taken simultaneously with a termination of this Agreement pursuant to Section 7.01(h).

        (h)   For purposes of this Agreement:

            (i)    "Acquisition Proposal" means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 25% of the assets of, equity interest in, or businesses of, the Company and its Subsidiaries (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Merger.

            (ii)   "Superior Proposal" means any bona fide Acquisition Proposal (except the references therein to "25%" shall be replaced by "50%") made in writing that (x) is on terms that the Board of Directors of the Company (acting through the Special Committee, if in existence) has determined in its good faith judgment (after consultation with its financial advisor and outside counsel) is more favorable from a financial point of view to the holders of Shares than the Merger, taking into account all the terms and conditions of such Acquisition Proposal and this Agreement, and (y) which the Board of Directors of the Company (acting through the Special Committee, if in existence) has determined in good faith (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof) is reasonably capable of being consummated.

        SECTION 5.03.    Proxy Statement; Other Filings.    (a) The Company shall prepare and file with the SEC as promptly as practicable after the date of this Agreement (subject to the prior review and approval of Parent, which shall not be unreasonably withheld), the Proxy Statement in preliminary form. At the request or with the consent of Parent, the Company may file with the SEC the Proxy Statement in preliminary form prior to the time of filing of the First Quarter 2007 10-Q. Each of the Company and Parent shall obtain and furnish the information concerning itself and its Affiliates required to be included in the Proxy Statement. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC or its staff with respect to the Proxy Statement, and the Company shall cause the definitive Proxy Statement to be mailed to the Company's shareholders at the earliest reasonably practicable date; provided that the Company shall not be required to mail the Proxy Statement to shareholders prior to the Solicitation Period End-Time.

        (b)   Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide the other party with copies of all correspondence between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. If at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent an opportunity to review and comment on such document or response and shall consider reasonably in good faith including in such document or response comments reasonably proposed by Parent.

        (c)   The Company shall use reasonable efforts to file with the SEC its Quarterly Report on Form 10-Q for the quarter ended March 26, 2007 (the "2007 First Quarter 10-Q") no later than the fifth Business Day prior to the Special Meeting, and such 2007 First Quarter 10-Q, as so filed, shall comply as to form with the rules and regulations of the SEC applicable to quarterly reports on Form 10-Q (including with respect to the financial statements required to be filed therewith).

        SECTION 5.04.    Shareholder Approval.    The Company shall, in accordance with applicable Law and the Certificate of Incorporation and Bylaws, call a meeting of its shareholders (the "Special Meeting") to be held as soon as reasonably practicable after the mailing of the Proxy Statement to the Company's shareholders, for the purpose of obtaining the Requisite Shareholder Approval in connection with this Agreement and the Merger, and shall use its reasonable best efforts to cause such meeting to occur as promptly as reasonably practicable after the mailing of the Proxy Statement. Except in the event of a Change of Board Recommendation specifically permitted by Section 5.02(e) , (a) the Proxy Statement shall include the recommendation of the Board of Directors of the Company (acting through the Special Committee, if in existence) of this Agreement and the transactions contemplated hereby, including the Merger, and (b) subject to Section 5.02, the Company shall use its reasonable best efforts to obtain from its shareholders the adoption of the plan of merger contained in this Agreement as required to consummate the transactions contemplated by this Agreement. Unless this Agreement is validly terminated in accordance with its terms pursuant to Article VII prior to the date of the Special Meeting, the Company shall submit this Agreement to its shareholders at the Special Meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected a Change of Board Recommendation or proposed or announced any intention to do so.

        SECTION 5.05.    Access to Information.    (a) Subject to the restrictions imposed by the HSR Act and Foreign Antitrust Laws, from and after the date of this Agreement to the Effective Date or the earlier termination of this Agreement, the Company will (i) give Parent and Merger Sub and their respective Representatives involved in the Financing (and their counsel and advisors) reasonable access (during regular business hours upon reasonable notice), consistent with applicable Law, to all employees, plants, offices, warehouses and other facilities and to all books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries and cause the Company's and its Subsidiaries' respective Representatives to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request, (ii) permit Parent and Merger Sub to make such inspections as they may require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time request, and (iv) furnish promptly to Parent and Merger Sub a copy of each report, schedule and other document filed by the Company or any of its Subsidiaries during such period pursuant to the requirements of the federal or state securities Laws, to the extent not publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. Notwithstanding the foregoing, Parent, Merger Sub and their respective Representatives shall use all reasonable efforts to conduct any such investigation or consultation in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise interfere with the prompt and timely discharge by such employees of their normal duties.

        (b)   Information obtained by Parent or Merger Sub pursuant to Section 5.05(a) shall be subject to the provisions of the Confidentiality Agreement which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

        (c)   Nothing in this Section 5.05 shall require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (i) waive or jeopardize the attorney-client privilege of the Company or its Subsidiaries or violate any of their respective contractual obligations to any third party, provided that the Company shall use its commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure of any Material Contract, or (ii) result in a violation of applicable Law, including the HSR Act or Foreign Antitrust Laws. No investigation by or of any party or its Representatives shall affect the representations, warranties, covenants, agreements, rights or remedies of the parties set forth herein.

        (d)   The Company hereby consents to the disclosure of Evaluation Material (as defined in the Confidentiality Agreement) to any Person in connection with the syndication of all or a portion of the Equity Commitment Letters provided by proposed investors in Parent other than the Guarantor; provided that such Person agrees, for the benefit of the Company, to be bound by the confidentiality provisions of the Confidentiality Agreement.

        SECTION 5.06.    Reasonable Best Efforts; Consents and Governmental Approvals.    (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to (i) obtain all waivers, consents and approvals from works councils, if applicable, and other parties to Material Contracts to which the Company or any of its Subsidiaries is a party necessary for the consummation of the transactions contemplated hereby, (ii) obtain all consents, approvals, permits and authorizations that are required to be obtained under any Federal, state, local or foreign Law in connection with the transactions contemplated hereby, (iii) prevent the entry, enactment or promulgation of any threatened or pending injunction or order that could materially and adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, (iv) lift or rescind any injunction or order that could materially and adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, and (v) in the event that any Proceeding relating hereto or to the transactions contemplated hereby is commenced, whether before or after the date of this Agreement, cooperate to defend against it and respond thereto.

        (b)   Each of the Company, Parent and Merger Sub agrees (i) promptly after the date hereof to file any and all Notification and Report Forms required under the HSR Act with respect to the transactions contemplated hereby, (ii) to make as promptly as reasonably practicable any required submissions under the Foreign Antitrust Laws which the Company or Parent determines should be made with respect to the transactions contemplated hereby, (iii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or Foreign Antitrust Laws, and (iv) to use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable consistent with the other provisions of this Section 5.06 to cause the expiration or termination of the applicable waiting periods under the HSR Act or Foreign Antitrust Laws as soon as practicable, including by requesting early termination thereof. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 5.06(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use all reasonable best efforts to (1) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (2) keep the other party reasonably informed of any communication received by such party from, or given by such party to, any U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (3) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by such applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        (c)   In furtherance and not in limitation of the covenants of the parties contained in Sections 5.06(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use all reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby, including selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its Subsidiaries or the conducting of its business in a manner which would resolve such objections or suits. Without excluding other possibilities, the transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or would reasonably be expected to delay the consummation of the transactions contemplated hereby beyond the Outside Date.

        (d)   Subject to the obligations under Section 5.06(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

        (e)   Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.06 shall limit a party's right to terminate this Agreement pursuant to Section 7.01(b) so long as such party has up to then complied in all material respects with its obligations under this Section 5.06.

        SECTION 5.07.    Indemnification and Insurance.    (a) Parent and Merger Sub agree that all rights to indemnification existing in favor of the current or former directors, officers and employees of the Company or any of its Subsidiaries (the "Indemnified Persons") as provided in the Certificate of Incorporation or Bylaws, or the certificate of incorporation, bylaws or similar governing documents of any of the Company's Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring at or prior to the Effective Date shall survive the Merger and shall continue in full force and effect for a period of not less than six years after the Effective Date unless otherwise required by Law.

        (b)   From and after the Effective Date, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses to, each present and former director and officer of the Company and its Subsidiaries, to the fullest extent the Company would have been permitted under applicable Law to do so prior to the Effective Date, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or related to such Person's service as a director or officer of the Company or its Subsidiaries or services performed by such Persons at the request of the Company or its Subsidiaries, in each case at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date, including the transactions contemplated by this Agreement.

        (c)   The Company shall purchase by the Effective Date, and the Surviving Corporation shall maintain, tail policies to the current directors' and officers' liability insurance policies maintained on the date of this Agreement by the Company and its Subsidiaries, which tail policies (i) shall not have aggregate premiums in excess of 300% of the aggregate annual amounts currently paid by the Company to maintain the existing policies (which amount has been disclosed to Parent prior to the date of this Agreement), (ii) shall be effective for a period from the Effective Date through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or on the Effective Date, and (iii) shall contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies (complete and accurate copies of which has been made available to Parent prior to the date of this Agreement); provided, however, that, if equivalent coverage cannot be obtained or can be obtained only by paying aggregate premiums in excess of 300% of such amount, the Company shall only be required to obtain (and the Surviving Corporation shall only be required to maintain) as much coverage as can be obtained by paying aggregate premiums equal to 300% of such amount.

        (d)   This Section 5.07 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by each Indemnified Person (notwithstanding that such Persons are not parties to this Agreement) and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise. Notwithstanding anything herein to the contrary, if any Proceeding (whether arising before, at or after the Effective Date) is made against any Indemnified Person on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 5.07 shall continue in effect until the final disposition of such Proceeding. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.07.

        SECTION 5.08.    Employee Matters.    (a) From and after the Effective Date, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms, all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries and all other Plans, provided that, subject to the requirements of Sections 5.08(b), this sentence shall not be construed as a limitation on the right of Parent to amend or terminate any such Plans to the extent permitted by the terms of the Plan.

        (b)   Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing on the Effective Date and ending on the later of the first anniversary thereof and December 31, 2008, to maintain for each individual employed by the Company on the Effective Date other than individuals covered by a collective bargaining agreement (the "Current Employees") (other than Current Employees who have entered into or will enter into at or prior to the Effective Date an individual employment agreement with the Company or any of its Subsidiaries) base salary, incentive compensation (including target cash bonus opportunities, and long-term incentives and commissions, but excluding equity incentive compensation), and aggregate employee benefits that are no less favorable than the base salary, incentive compensation, and aggregate employee benefits, respectively, maintained for and provided to such Current Employee immediately prior to the Effective Date; provided, however, that nothing in this Section 5.08 shall interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to conform with applicable Law or prevent the amendment or termination of any Plan. Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing on the Effective Date and ending on the later of the first anniversary thereof and December 31, 2008, to maintain without amendment adverse to participants, and to honor, the Company's Severance Pay Plan (and Severance Policy 306). Nothing in this Section 5.08 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time.

        (c)   Parent will, and will cause the Surviving Corporation to, cause service rendered by Current Employees of the Company and its Subsidiaries prior to the Effective Date to be taken into account for all purposes (including, without limitation, eligibility, vesting, and benefit accrual) under employee benefit plans of Parent, the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Plans of the Company and its Subsidiaries for those purposes, provided that such service need not be taken into account for purposes of benefit accrual under final average pay defined benefit plans or as would result in a duplication of benefits. For the avoidance of doubt, nothing in this Section 5.08(c) shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate existing Plans or adopt new employee benefit plans. Each Current Employee will not be subject to any pre-existing condition limitation under any health plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which he or she would have been entitled to coverage under the corresponding Plan of the Company or its Subsidiaries in which he or she participated prior to the Effective Date. Parent will, and will cause the Surviving Corporation and its Subsidiaries, to give effect, for the fiscal year in which the Effective Date occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Current Employees prior to the Effective Date.

        (d)   In respect of the annual bonus payable to the Current Employees for service rendered in fiscal year 2007, Parent shall ensure that the bonus of (i) each such employee who remains employed through December 31, 2007 is no lower than 100% of such employee's target bonus and (ii) each such employee whose employment is terminated without Cause (as defined in the 2003 Plan) following the Closing Date but prior to December 31, 2007 receives a bonus no lower than that which would be determined under clause (i) of this sentence, prorated to reflect the partial year of service. The amount set forth in the previous sentence shall be offset, if applicable, by any amount required to be paid (and actually paid) pursuant to the terms of the Company's Annual Incentive Compensation Plan or the Management Incentive Compensation Plan, as applicable.

        (e)   This Section 5.08 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.08, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.08 or is intended to be an amendment to any Plan.

        SECTION 5.09.    Takeover Laws.    The Company shall, upon the request of Parent or Merger Sub, (a) take all necessary steps to exclude the Merger and any other transaction contemplated hereby from the applicability of any Takeover Laws, and (b) assist in any challenge by Parent or Merger Sub to the validity, or the applicability to the Merger or any other transaction contemplated by this Agreement, of any Takeover Laws.

        SECTION 5.10.    Notification of Certain Matters.    (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, upon obtaining knowledge of the occurrence or non-occurrence of any event, that, individually or in the aggregate, would make the timely satisfaction of any of the conditions set forth in Sections 6.01, 6.02 and 6.03 impossible or unlikely. The delivery of any notice pursuant to this Section 5.10 shall not cure any breach of any representation or warranty requiring disclosure of such matter or otherwise limit or otherwise affect the remedies available hereunder to any party receiving such notice. This Section 5.10 shall not constitute a covenant or agreement for purposes of Section 6.02(b), 6.03(b), 7.01(e) or 7.01(f).

        (b)   The Company shall use its reasonable best efforts to keep Parent informed, on a current basis, of any events, discussions, notices or changes with respect to any material Proceeding involving the Company or any of its Subsidiaries.

        SECTION 5.11.    Financing.    (a) Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in or comparable to the Debt Financing Commitments (provided that Parent and Merger Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date of this Agreement, or otherwise, so long as the terms are not materially less beneficial to the ability of Parent and Merger Sub to consummate the transactions contemplated hereby (including the Merger on the Effective Date), including with respect to conditionality, than those in the Debt Financing Commitments as in effect on the date of this Agreement) as promptly as practicable, on the terms and conditions described in the Debt Financing Letter, including using reasonable best efforts to (i) maintain in effect the Financing Commitments, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Financing set forth therein (including by consummating the Equity Financing pursuant to the terms of the Equity Financing Commitments), (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Financing Commitments (including the flex provisions) or on other terms not materially less beneficial to the ability of Parent and Merger Sub to consummate the transactions contemplated hereby (including the Merger on the Effective Date), including with respect to conditionality, and not in violation of this Section 5.11 and (iv) consummate the Financing at or prior to Closing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange as promptly as practicable following the occurrence of such event of unavailability to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms no less favorable to Parent and Merger Sub as promptly as practicable following the occurrence of such event. For the avoidance of doubt, in the event that (A) all or any portion of the Debt Financing structured as high yield financing has not been consummated, (B) all closing conditions contained in Article VI shall have been satisfied or waived (other than those contained in Sections 6.02(c) and 6.03(c)) and (C) the bridge facilities contemplated by the Debt Financing Commitments (or alternative bridge financing obtained in accordance with this Section 5.11(a)) are available on the terms and conditions described in the Debt Financing Commitments (or replacements thereof as contemplated by this Section 5.11(a)), then

Merger Sub shall use the proceeds of such bridge financing to replace such high yield financing no later than the last day of the Marketing Period. Parent shall give the Company prompt notice of any material breach by any party of the Debt Financing Commitments of which Parent or Merger Sub becomes aware or any termination of the Debt Financing Commitments. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company copies of all documents related to the Debt Financing.

        For purposes of this Agreement, "Marketing Period" shall mean the first period of 20 consecutive Business Days after the Initiation Date (A) throughout and at the end of which (1) Parent and its Financing sources shall have the Required Information and (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 6.02(a)and (b) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20-consecutive-Business-Day period, and (B) throughout and at the end of which the conditions set forth in Section 6.01 shall be satisfied; provided that (i) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated; (ii) the Marketing Period occurs either entirely before or entirely after each of the periods (x) from and including August 17, 2007 through and including September 3, 2007, (y) from and including November 21, 2007 through and including November 25, 2007, and (z) from and including December 14, 2007 through and including January 1, 2008; (iii) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, (A) the Company's independent registered accounting firm shall have withdrawn its audit opinion with respect to any financial statements contained in the Required Information, in which case the Marketing Period will not be deemed to commence at the earliest unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements for the applicable periods by the Company's independent registered accounting firm or another independent registered accounting firm reasonably acceptable to Parent, (B) the Company shall have publicly announced any intention to restate any of its financial information (other than as publicly announced prior to the date of this Agreement), in which case the Marketing Period will not be deemed to commence at the earliest unless and until such restatement has been completed and the Company SEC Reports have been amended to reflect such restatement or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP, or (C) the Company shall have failed to file any report (other than the Delayed Filings relating to periods ended prior to January 1, 2007) with the SEC by the date required under the Exchange Act, in which case the Marketing Period will not be deemed to commence at the earliest unless and until all such reports have been filed; (iv) if the Company has received any comments from the staff of the SEC on its public reports or filings under the Exchange Act, including without limitation, the 2005 10-K and the 2006 10-K, the Marketing Period will be deemed not to commence at the earliest unless and until all such comments that could reasonably be expected to affect the ability of the Company to have a registration statement declared effective by the SEC have been satisfactorily resolved with the SEC staff and any required amended reports and/or filings have been made with the SEC; and (v) if the financial statements included in the Required Information that is available to Parent on the first day of any such 20-consecutive-Business-Day period would not be sufficiently current on any day during such 20-consecutive-Business-Day period to permit (I) a registration statement using such financial statements to be declared effective by the SEC on the last day of the 20-consecutive-Business-Day period and (II) the Company's independent registered accounting firm to issue a customary comfort letter (including "negative assurance" comfort) to purchasers (in accordance with its normal practices and procedures) on the last day of the 20-consecutive-Business-Day period, then a new 20-consecutive-Business-Day period shall commence upon Parent's receiving updated Required Information that would be sufficiently current to permit the actions described in (I) and (II) on the last day of such 20-consecutive-Business-Day period.

        (b)   Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, provide to Parent and

Merger Sub all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Debt Financing and the transactions contemplated by this Agreement, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries or require the Company to agree to pay any fees, reimburse any expenses or give any indemnities prior to the Effective Date for which it is not reimbursed or indemnified under this Agreement, including (i) furnishing Parent and its Debt Financing sources with such financial and other information regarding it and its Subsidiaries as Parent shall reasonably request in order to consummate the Debt Financing, including all Company information, financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and the other accounting rules and regulations of the SEC, and of the type and in the form customarily included in similar private placements made in reliance on Rule 144A under the Securities Act (including, to the extent applicable to such financial statements, the reports of the Company's auditor's thereon, which reports shall be unqualified, and related management discussion and analysis of financial condition and results of operations) (such information in this clause (i), the "Required Information"), (ii) no later than the date of mailing of the Proxy Statement, satisfying the conditions set forth in paragraphs c, d and e of Exhibit E to the Debt Financing Commitments (to the extent the satisfaction of such conditions requires actions by or cooperation of the Company), (iii) upon reasonable advance notice by Parent, participating in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (iv) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and similar documents required in connection with the Debt Financing, including execution and delivery of customary representation letters in connection therewith, provided that any private placement memoranda or prospectuses in relation to high yield debt securities need not be issued by the Company, (v) issuing customary representation letters to auditors and using reasonable best efforts to obtain accountants' comfort letters and consents to the use of accountants' audit reports relating to the Company, legal opinions, appraisals, surveys, engineering reports, title insurance and other documentation and items relating to the Debt Financing as reasonably requested by Parent and, if requested by Parent or Merger Sub, to cooperate with and assist Parent or Merger Sub in obtaining such documentation and items, (vi) using its reasonable best efforts to provide monthly financial statements (excluding footnotes) in the form and within the time period following the end of a month in which the Company customarily prepares such financial statements, (vii) executing and delivering, as of the Effective Date, any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Company or one or more of its Subsidiaries with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing indebtedness and the release of related Liens), and (viii) taking all corporate actions necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with the cash of the Company and its Subsidiaries, to be made available to the Company on the Closing Date to consummate the Merger. The Company will periodically update any such Required Information to be included in an offering document to be used in connection with such Debt Financing in order to ensure that such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading. The Company hereby consents to the use of its and its Subsidiaries' logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Except for fees and liabilities subject to reimbursement or indemnification pursuant to the next sentence, no obligation of the Company or any of its Subsidiaries under any such certificate, document or instrument (other than the representation letters referred to above) shall be effective until the Effective Date and, except for fees and liabilities subject to reimbursement or indemnification pursuant to the next sentence, none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Date. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs, including reasonable attorneys' fees, incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.11(b) and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses, including reasonable attorney's fees incurred in connection therewith or in connection with enforcing the rights of the Company or its Subsidiaries hereunder, suffered or incurred by any of them prior to the Effective Date in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to losses, damages, claims, costs or expenses arising from any information provided or statements made by the Company or any of its Subsidiaries.

        (c)   For purposes of this Agreement, "Initiation Date" shall mean the latest to occur of (i) the date Parent and its Financing sources have received from the Company the Required Information and (ii) the later of (A) July 6, 2007 and (B) the Business Day after the date the Company files with the SEC the 2007 First Quarter 10-Q. Nothing contained in this Agreement shall prohibit Parent or Merger Sub from entering into agreements relating to the Financing or the operation of Parent, Merger Sub or the Surviving Corporation, including adding other equity providers or operating partners.

        SECTION 5.12.    Subsequent Filings.    Until the Effective Date, the Company will use reasonable best efforts to timely file or furnish with or to the SEC each form, report and other document required to be filed or furnished (as applicable) by the Company under the Exchange Act (other than the Delayed Filings, which the Company shall use reasonable best efforts to file with the SEC as promptly as practicable after the date hereof). As of their respective dates, no form, report or other document filed by the Company with the SEC after the date hereof pursuant to the requirements of the Exchange Act, including the Delayed Filings, shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such forms, reports and other documents, including the Delayed Filings, shall be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.

        SECTION 5.13.    Press Releases.    Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent, which consent shall not be unreasonably withheld or delayed, except as such release or announcement may be required by Law, including the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. Notwithstanding the foregoing, each of the Company, Parent and Merger Sub may make any disclosures which are consistent with prior public releases or announcements made in accordance with this Section 5.13.

        SECTION 5.14.    Stock Exchange Listing; De-Registration.    Except as set forth in Section 5.14 of the Company Disclosure Letter, prior to the Closing Date, the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws, including the rules and regulations of the NYSE and the other exchanges on which the Common Shares are listed, (a) to ensure that the Common Shares remain listed on the NYSE at all times prior to the Effective Date and that the Company remains in compliance in all material respects with the rules and regulations of the NYSE, and (b) to enable the delisting by the Surviving Corporation of the Common Shares from the NYSE and the other exchanges on which the Common Shares listed and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Date.

        SECTION 5.15.    Convertible Securities.    The Company shall take all necessary action pursuant to the terms of the Indenture, dated as of September 1, 1991 between Bausch & Lomb Incorporated and Citibank, N.A., as Trustee, as amended, to enter into, prior to the Effective Date, a supplemental indenture with Citibank, N.A., as Trustee under the Fifth Supplemental Indenture, dated as of August 4, 2003, under which the 2003 Convertible Securities were issued, in accordance with the terms of such Fifth Supplemental Indenture, and a supplemental indenture with Citibank, N.A., as Trustee under the Sixth Supplemental Indenture dated as of December 20, 2004, under which the 2004 Convertible Securities were issued, in accordance with the terms of such Sixth Supplemental Indenture, in each case to provide, among other things, that on and after the Effective Date the 2003 Convertible Securities and the 2004 Convertible Securities (as the case may be) will be convertible only into cash in an amount equal to the amount that the holders of the 2003 Convertible Securities or the 2004 Convertible Securities (as the case may be) would be entitled to receive in the Merger if they had validly converted their 2003 Convertible Securities or the 2004 Convertible Securities (as the case may be) into Common Shares immediately prior to the Effective Date.

        SECTION 5.16.    Treatment of Certain Notes.    (a) Provided that the provisions of Sections 5.16(e) and 5.16(f) are satisfied, the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to commence, as soon as reasonably practicable after the receipt of a written request from Parent to do so, one or more offers to purchase, and related consent solicitations with respect to, all of the outstanding aggregate principal amount of the notes identified on Section 5.16 of the Parent Disclosure Letter (collectively, the "Notes") on the terms and conditions specified by Parent (collectively, the "Debt Offers"), it being understood that Parent may elect to exclude one or more series of such Notes from the Debt Offers; provided that the Company shall not be required to commence any Debt Offers until (i) the Solicitation Period End-Time shall have occurred, and (ii) Parent shall have provided the Company with the necessary offer to purchase, related letter of transmittal, and other related documents (collectively, the "Offer Documents"). The terms and conditions specified by Parent for the Debt Offers shall be only such terms and such conditions as are customarily included in offers to purchase of debt securities similar to the Notes and otherwise in compliance with applicable Laws. The closing of the Debt Offers shall be expressly conditioned on the completion of the Merger and shall be conducted in compliance with applicable Laws, including SEC rules and regulations. None of the Notes shall be required to be purchased, whether or not such repurchase is at the option of the Company or at the request of Parent, prior to the Effective Date. The Company and Parent shall, and shall cause their respective Subsidiaries to, and shall use their reasonable best efforts to cause their respective Representatives to, provide cooperation and assistance reasonably requested by the other in connection with the Debt Offers.

        (b)   Subject to Sections 5.16(e) and 5.16(f), with respect to any series of Notes, if requested by Parent in writing, in lieu of commencing a Debt Offer for such series (or in addition thereto), the Company shall, to the extent permitted by the indenture and officers' certificates or supplemental indenture governing such series of Notes (i) issue a notice of optional redemption (the "Redemption Notice") for all of the outstanding principal amount of Notes of such series pursuant to the requisite provisions of the indenture and officer's certificate or supplemental indenture governing such series of Notes, or (ii) take actions reasonably requested by Parent that are reasonably necessary for the satisfaction, discharge or defeasance of such series pursuant to the applicable provisions of the indenture and officer's certificate or supplemental indenture governing such series of Notes, and shall redeem or satisfy, discharge or defease, as applicable, such series in accordance with the terms of the indenture and officer's certificate or supplemental indenture governing such series of Notes on the Effective Date (the "Debt Redemption"); provided that (A) to the extent that any action described in clause (i) or (ii) can be conditioned on the occurrence of the Effective Date, it will be so conditioned, and (B) prior to the Company being required to take any of the actions described in clause (i) or (ii) above that cannot be conditioned on the occurrence of the Effective Date, as of the Closing, Parent shall set aside, or shall cause to be set aside sufficient funds to deliver to the Company to effect such redemption or satisfaction or discharge. The Company and Parent shall, and shall cause their respective Subsidiaries to, and shall use their reasonable best efforts to cause their respective Representatives to, provide cooperation and assistance reasonably requested by the other in connection with the Debt Redemption.

        (c)   Subject to Section 5.16(a), the Company shall, and shall cause its Subsidiaries to, waive any of the conditions to the Debt Offers (other than that the Merger shall have been consummated and that there shall be no Law, injunction or other legal restraint prohibiting consummation of the Debt Offers) as may be reasonably requested by Parent and shall not, without the written consent of Parent, waive any condition to the Debt Offers or make any changes to the Debt Offers other than as agreed in writing between Parent and the Company. Notwithstanding the immediately preceding sentence, neither the Company nor any of its Subsidiaries shall be required to make any change to the terms and conditions of the Debt Offers requested by Parent that decreases the price per Note payable in the Debt Offers or related consent solicitation as set forth in Section 5.16(c) of the Parent Disclosure Letter or imposes conditions to the Debt Offers or related consent solicitation in addition to those set forth in Section 5.16(c) of the Parent Disclosure Letter that are adverse to the holders of the Notes, unless such change is previously approved by the Company in writing.

        (d)   The Company covenants and agrees that, promptly following the consent solicitation expiration date, assuming the requisite consents are received, each of the Company and its applicable Subsidiaries as is necessary shall (and shall use their commercially reasonable efforts to cause the applicable trustee to) execute supplemental indentures to the indentures governing each series of Notes for which the requisite consent has been received, which supplemental indentures shall implement the amendments described in the Offer Documents and shall become operative only concurrently with the Effective Date, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers). Concurrently with the Effective Date, Parent shall cause the Surviving Corporation to accept for payment and thereafter promptly pay for the Notes that have been properly tendered and not properly withdrawn pursuant to the Debt Offers and in accordance with the Debt Offers using funds provided by or at the direction of Parent.

        (e)   Parent shall prepare all necessary and appropriate documentation in connection with the Debt Offers and any Debt Redemptions, including the Offer Documents and the Redemption Notice, as applicable. Parent and the Company shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of the Offer Documents and Redemption Notice. The Offer Documents (including all amendments or supplements thereto) and all mailings to the holders of the Notes in connection with the Debt Offers and Redemption Notice shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of the Debt Offers, any information should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use commercially reasonable efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company to the holders of the applicable Notes (which supplement or amendment and dissemination may, at the reasonable direction of Parent, take the form of a filing of a Current Report on Form 8-K). Notwithstanding anything to the contrary in this Section 5.16(e), the Company shall and shall cause its Subsidiaries to comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable Law to the extent such laws are applicable in connection with the Debt Offers and such compliance will not be deemed a breach hereof.

        (f)    In connection with the Debt Offers and any Debt Redemption, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements (including indemnities) with such parties so selected. Parent shall pay the fees and out-of-pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offers and any Debt Redemption upon the incurrence of such fees and out-of-pocket expenses, and Parent further agrees to reimburse the Company and their Subsidiaries for all of their reasonable and documented out-of-pocket costs incurred in connection with the Debt Offers and the Debt Redemption promptly following the incurrence thereof. Parent shall indemnify and hold harmless the Company, its Subsidiaries and each of their respective officers, directors and each Person that controls the Company within the meaning of Section 20 of the Exchange Act (each a "Company Person") from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (excluding the out-of-pocket costs and expenses referred to in the immediately preceding sentence) suffered or incurred by any Company Person, or to which any Company Person may become subject, that arises out of, or in any way in connection with, the Debt Offers, Debt Redemption, or any actions taken, or not taken by Company, or at the direction of Company, pursuant to this Section 5.16 or at the request of Parent.

        SECTION 5.17.    Termination of Certain Other Indebtedness.    (a) The Company shall use commercially reasonable efforts to deliver to Parent at least two Business Days prior to the Closing Date payoff letters from third-party lenders and trustees, in form and substance reasonably satisfactory to Parent, with respect to the indebtedness of the Company and its Subsidiaries identified on Section 5.17(a) of the Parent Disclosure Letter and any other indebtedness specified by Parent to the Company no later than 10 days prior to the Closing or entered into after the date hereof.

        (b)   On the Closing Date, subject to Parent making available necessary funds to do so, the Company shall and shall cause its Subsidiaries to permanently (i) terminate the credit facilities requested by Parent to be so terminated, if and to the extent such facilities are either identified on Section 5.17(b) of the Parent Disclosure Letter or specified by Parent to the Company no later than five days prior to Closing, and all related Contracts to which the Company and its Subsidiaries is a party, and (ii) to the extent the related facility is terminated pursuant to this Section 5.17, release any Liens on its assets relating to those facilities.

        SECTION 5.18.    Restructuring.    The Company shall, and shall cause its Subsidiaries to, (a) use commercially reasonable efforts to effect transfers of cash or cash equivalents of the Company and its Subsidiaries to a United States bank account of the Company, in a tax- and cost-efficient manner, in amounts specified and as directed by Parent in writing, such that the specified amounts of cash or cash equivalents are available not less than two Business Days prior to the Closing to fund the Merger Consideration in part; provided that such transfers of cash or cash equivalents shall not unreasonably interfere with the ability of the Company or its Subsidiaries to operate their respective businesses, and (b) keep Parent reasonably informed on a current basis as to the status of the proposed legal entity restructuring of its European operations. For the avoidance of doubt, it is understood that the failure of the Company or its Subsidiaries to make any such transfer of cash or cash equivalents shall not consitute a breach of clause (a) of this Section 5.18 if the Company uses, and causes its Subsidiaries to use, commercially reasonable efforts to effect such transfer.

        SECTION 5.19.    Shareholder Litigation.    The Company shall give Parent the opportunity to participate in, subject to a customary joint defense agreement, but not control, the defense or settlement of any shareholder litigation against the Company or its directors or officers relating to the Merger or any other transactions contemplated hereby, provided, however, that any such settlement shall not be agreed to without Parent's consent, which consent shall not be unreasonably withheld or delayed.

        SECTION 5.20.    No Control of Other Party's Business.    Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Date, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's or its Subsidiaries' operations prior to the Effective Date. Prior to the Effective Date, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

        SECTION 6.01.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Date of the following conditions:

        (a)    Shareholder Approval.    The Requisite Shareholder Approval shall have been obtained.

        (b)    No Injunctions or Restraints; Illegality.    No order, injunction, decree or other legal restraint issued by any Governmental Entity of competent jurisdiction or other Law, rule or legal restraint shall be in effect preventing, restraining or rendering illegal the consummation of any of the transactions contemplated by this Agreement. No Governmental Entity shall have commenced and not withdrawn any Proceeding seeking to enjoin, restrain or otherwise prohibit any of the transactions contemplated by this Agreement.

        (c)    Regulatory Consents.    (i) Any waiting period under the HSR Act applicable to any of the transactions contemplated by this Agreement shall have expired or early termination thereof shall have been granted; and (ii) the European Commission shall have adopted a decision pursuant to the ECMR declaring the Merger compatible with the common market and, in the event that any aspect of any of the transactions contemplated by this Agreement is referred to the competent authorities of any European Union member state pursuant to Article 9 of the ECMR (or is deemed to be so referred pursuant to Article 9 of the ECMR) and effecting such transactions prior to the granting of approval by the relevant authorities of such European Union member state would constitute a violation of the merger control laws applicable in that state, approval of the aspect of the transaction contemplated by this Agreement that was so referred (or deemed to be so referred) shall have been granted pursuant to the merger control laws applicable in the relevant European Union member state.

        SECTION 6.02.    Conditions to Obligations of Parent and Merger Sub.    The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Date, of the following conditions:

        (a)    Representations and Warranties.    (i) The representations and warranties set forth in Sections 3.02(a), 3.02(b), 3.02(c) and 3.03 shall be true and correct in all respects (except in the case of Section 3.02 for de minimis inaccuracies), in each case, both as of the date of this Agreement and as of the Closing Date as though made on and as of such date, (ii) the representations and warranties set forth in Sections 3.06(b)(Absence of Certain Changes) and 3.22 (Required Vote of Company Shareholders) shall be true and correct in all respects, in each case both as of the date of this Agreement and as of the Closing Date as though made on and as of such date, and (iii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words "Material Adverse Effect," "in all material respects", "material" or similar terms) as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except to the extent any such representation or warranty is expressly made as of an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date); provided that any such representation or warranty shall be deemed to be untrue or incorrect only if the event, change, effect, development, condition or occurrence that resulted in such untruth or incorrectness, individually or when taken together with all other events, changes, effects, developments, conditions and occurrences that result in any and all other untruth or incorrectness in the representations and warranties of the Company set forth in this Agreement has had or would have a Material Adverse Effect (disregarding for this purpose any reference to materiality or Material Adverse Effect contained in any such representation or warranty).

        (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date.

        (c)    Officers Certificate.    Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer certifying as to the matters set forth in Sections 6.02(a) and 6.02(b).

        SECTION 6.03.    Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Date of the following conditions:

        (a)    Representations and Warranties.    Each representation or warranty of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except to the extent any such representation or warranty is expressly made as of an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date); provided that any such representation or warranty shall be deemed to be untrue or incorrect only if the event, change, effect, development, condition or occurrence that resulted in such untruth or incorrectness, individually or when taken together with all other events, changes, effects, developments, conditions or occurrences that result in any and all other untruth or incorrectness in the representations and warranties of Parent and Merger Sub set forth in this Agreement would reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

        (b)    Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Date.

        (c)    Officers Certificate.    The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of Parent certifying as to the matters set forth in Sections 6.03(a) and 6.03(b).

        SECTION 6.04.    Frustration of Closing Conditions.    Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's breach in any material respect of any provision of this Agreement or failure to use all reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.06.

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

        Section 7.01.    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding that the Requisite Shareholder Approval may have been obtained) prior to the Effective Date (with any termination by Parent also being an effective termination by Merger Sub):

        (a)   by mutual written consent of the Company and Parent;

        (b)   by either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b) shall have complied with its obligations under Section 5.06;

        (c)   by either the Company or Parent, if the Merger shall not have been consummated on or before the Outside Date; provided, that the right to terminate pursuant to this Section 7.01(c) shall not be available to any party whose failure (or, in the case of Parent, Merger Sub's failure) to perform or comply in all material respects with the covenants and agreements of such Person set forth in this Agreement shall have resulted in the failure of the Closing to occur by such date;

        (d)   by either the Company or Parent, if the Special Meeting shall have been convened and a vote with respect to the adoption of the plan of merger contained in this Agreement shall have been taken thereat (or at any adjournment or postponement thereof) and the Requisite Shareholder Approval shall not have been obtained;

        (e)   by the Company, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub which breach, either individually or in the aggregate, would result, if occurring or continuing on the Effective Date, in the failure of the conditions set forth in Section 6.03(a) or 6.03(b), as the case may be, and which is not cured on or before the earlier of the Outside Date and the 30th day following written notice to Parent, or which by its nature cannot be cured within such time period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

        (f)    by Parent, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company (except the covenants and agreements in Sections 5.02 and 5.04), which breach, either individually or in the aggregate, would result, if occurring or continuing on the Effective Date, in the failure of the conditions set forth in Section 6.02(a) or 6.02(b) , as the case may be, and which is not cured on or before the earlier of the Outside Date and the 30th day following written notice to the Company, or which by its nature cannot be cured within such time period; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(f) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;

        (g)   by Parent (i) if (A) a Change of Board Recommendation shall have occurred, (B) the Company or its Board of Directors (or any committee thereof) shall (1) approve, adopt or recommend any Acquisition Proposal or (2) approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement), (C) within five Business Days after the date any Acquisition Proposal or any material modification thereto is first published or sent or given to the shareholders of the Company, the Company fails to issue a press release that reaffirms the Company Board Recommendation, (D) the Company shall have failed to include in the Proxy Statement distributed to shareholders its recommendation that shareholders adopt the plan of merger contained in this Agreement, or (E) the Company or its Board of Directors (or any committee thereof) shall authorize or publicly propose any of the foregoing; or (ii) if the Company shall have breached any of its obligations under Section 5.02 or 5.04;

        (h)   by the Company at any time prior to receipt of the Requisite Shareholder Approval in accordance with, and subject to the terms and conditions of, Section 5.02(e)(II); provided that the Company shall simultaneously with such termination enter into the Alternative Acquisition Agreement; or

        (i)    by the Company if Parent has failed to consummate the Merger by 5:00 p.m. on the third Business Day after the final day of the Marketing Period and all of the conditions set forth in Sections 6.01 and 6.02 (other than the delivery of the certificate described in Section 6.02(c) ) would have been satisfied if the Closing were to have occurred on such date.

        The party desiring to terminate this Agreement pursuant to any of clauses (b) through (i) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.05, specifying the provision or provisions hereof pursuant to which such termination is effected.

        SECTION 7.02.    Effect of Termination.    If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.01, this Agreement, except for the provisions of Sections 5.05(b), the reimbursement and indemnity obligations in Section 5.11, the reimbursement and indemnity obligations in Section 5.16, 7.02, 7.03, 7.04, 7.05, 7.06 and Article VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Notwithstanding the foregoing, except as set forth in Section 7.04 and Section 8.04, no Party shall be relieved or released from any liabilities or damages for any willful and material breach hereof.

        SECTION 7.03.    Fees and Expenses.    (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

        (b)   If (i) at any time after the date of this Agreement an Acquisition Proposal shall have been made directly to the shareholders of the Company or otherwise become publicly known or any Person shall have publicly announced or made known an intention (whether or not conditional) to make an Acquisition Proposal, and (ii) following the occurrence of an event described in the preceding clause (i), this Agreement is terminated by Parent or the Company pursuant to Section 7.01(c) or 7.01(d) or by Parent pursuant to Section 7.01(f), and (iii) on or before the date that is 12 months after the date of such termination, the Company enters into a definitive agreement in respect of any Acquisition Proposal or consummates any Acquisition Proposal (which, for the avoidance of doubt, need not be the same Acquisition Proposal described in clause (i)) then, the Company shall pay to Parent the Termination Fee (minus any amount of Expenses previously paid in accordance with Section 7.03(f)), on the date of entry into the agreement in respect of the Acquisition Proposal, or, if earlier, consummation of the transaction in respect of the Acquisition Proposal, as applicable; provided that for purposes of this Section 7.03(b), (x) the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 5.02(i), except that the references therein to "25%" shall be deemed to be references to "50%".

        (c)   If (i) Parent terminates this Agreement pursuant to Section 7.01(g) or (ii) the Company terminates this Agreement pursuant to Section 7.01(h), then the Company shall pay to Parent either simultaneously with (in the case of termination by the Company pursuant to subclause (ii) of this section) or as promptly as reasonably practicable (and in any event within five Business Days) after (in the case of termination by Parent pursuant to subclause (i) of this section) such termination, the Termination Fee, provided that if such termination is either (A) by Parent pursuant to Section 7.01(g)(i) and the event or circumstance giving rise to the right of termination is based on an Acquisition Proposal by an Excluded Party that remained an Excluded Party at the time of such event or circumstance or (B) by the Company pursuant to Section 7.01(h) in order to enter into a definitive agreement with respect to an Acquisition Proposal with an Excluded Party that remained an Excluded Party at the time of such termination, then, in each case, such payment shall instead be for the Excluded Party Termination Fee.

        (d)   If the Company terminates this Agreement pursuant to Section 7.01(i), then Merger Sub shall pay the Reverse Breakup Fee to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within five Business Days following such termination).

        (e)   If (i) either Parent or the Company terminates this Agreement pursuant to Section 7.01(c), (ii) the final day of the Marketing Period occurred on or prior to the Outside Date or the Agreement is otherwise terminable by the Company pursuant to Section 7.01(e), and (iii) on the Outside Date all of the conditions set forth in Sections 6.01 and 6.02 (other than the delivery of the certificate described in Section 6.02(c)) would have been satisfied if the Closing were to have occurred on such date, then Merger Sub shall pay the Reverse Breakup Fee to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within five Business Days following such termination).

        (f)    If this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(d) (or by either Parent or the Company pursuant to Section 7.01(b) or 7.01(c) at any time when this Agreement is terminable pursuant to Section 7.01(d)), then the Company shall pay to Parent an amount equal to the sum of Parent's and Merger Sub's reasonably documented Expenses (not to exceed $35 million) by wire transfer of immediately available funds to the account designated by Parent, within two Business Days after the date of such termination; provided that the payment by the Company of such Expenses pursuant to this Section 7.03(e) shall not relieve the Company of any obligation to pay the Termination Fee or the Excluded Party Termination Fee pursuant to any other provision of this Section 7.03.

        (g)   For purposes of this Agreement:

            (i)  "Expenses" means all reasonable out-of-pocket costs and expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement.

           (ii)  "Excluded Party Termination Fee" means an amount in cash equal to $40 million, which Excluded Party Termination Fee shall be paid (when due and owing) by the Company to Parent by wire transfer of immediately available funds to the account designated by Parent.

          (iii)  "Termination Fee" means an amount in cash equal to $120 million, which Termination Fee shall be paid (when due and owing) by the Company to Parent by wire transfer of immediately available funds to the account designated by Parent.

          (iv)  "Reverse Breakup Fee" means an amount in cash equal to $120 million, which Reverse Breakup Fee shall be paid (when due and owing) by Merger Sub to the Company by wire transfer of immediately available funds to the account designated by the Company.

        (h)   Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Termination Fee or Excluded Party Termination Fee or Expenses

when due, or Parent or Merger Sub shall fail to pay the Reverse Breakup Fee when due, the Company or Merger Sub and Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable Expenses of counsel) in connection with the collection under and enforcement of this Section 7.03, together with interest on the amount of such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

        SECTION 7.04.    Maximum Recovery.    (a) Notwithstanding anything to the contrary in this Agreement, (i) the right to terminate this Agreement and (to the extent provided by Section 7.03) receive payment of the Reverse Breakup Fee shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub or the Guarantor for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by Parent or Merger Sub and the failure of the Merger to be consummated, and upon payment of the Reverse Breakup Fee in accordance with Section 7.03, none of Parent, Merger Sub or the Guarantor shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, and (ii) in no event, whether or not this Agreement shall have been terminated, shall the Company be entitled to monetary damages in excess of $120 million in the aggregate, inclusive of the Reverse Breakup Fee, if applicable, for all losses and damages arising from or in connection with breaches of this Agreement by Parent or Merger Sub or otherwise relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

        (b)   The Company agrees that, notwithstanding anything herein to the contrary, (i) to the extent it has incurred losses or damages in connection with this Agreement, (A) the maximum aggregate liability of Parent and Merger Sub for such losses or damages shall be limited to $120 million, (B) in no event shall the Company seek to recover any money damages in excess of such amount from Parent, Merger Sub or the Guarantor, and (C) the maximum liability of the Guarantor, directly or indirectly, shall be limited to the express obligations of the Guarantor under the Guarantee; and (ii) in no event shall any "Non-Recourse Party" (as defined in the Guarantee) have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

        SECTION 7.05.    Amendment.    To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after the Requisite Shareholder Approval but, after such adoption by the Requisite Shareholder Approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's shareholders hereunder without the approval of the shareholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

        SECTION 7.06.    Extension; Waiver; Remedies.    (a) At any time prior to the Effective Date, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party, or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which such waiver or extension is to be enforced.

        (b)   The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance. For purposes of this Section 7.06, Parent and Merger Sub shall be deemed to constitute a single party.

ARTICLE VIII

MISCELLANEOUS

        SECTION 8.01.    Representations and Warranties.    The representations and warranties made in Articles III and IV or any instrument delivered pursuant to this Agreement shall not survive beyond the Effective Date. Each covenant or agreement of the parties in this Agreement shall not survive beyond the Effective Date, other than any covenant or agreement that by its terms contemplates performance after the Effective Date, including Sections 5.07 and 5.08, which shall survive until fully performed.

        SECTION 8.02.    Entire Agreement Assignment.    This Agreement, together with the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to subject matter hereof. The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, provided that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

        SECTION 8.03.    Jurisdiction; Venue.    Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any United States District Court for the Southern District of New York or any New York State court, in each case located in the Borough of Manhattan, in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court, and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in United States District Court for the Southern District of New York or any New York State court, in each case located in the Borough of Manhattan, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.

        SECTION 8.04.    Validity; Specific Performance.    (a) If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy in any jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall not be affected thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, this Agreement will be reformed, construed and enforced in such jurisdiction so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

        (b)   The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Article VII, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. The parties acknowledge (except with respect to Section 5.05(b)) that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or any remedy to enforce specifically the terms and provisions of this Agreement and that the Company's sole and exclusive remedy with respect to such breach shall be the remedies set out in Section 7.04.

        SECTION 8.05.    Notices.    All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt or by recognized overnight courier service, as follows:

if to Parent or Merger Sub:
WP Prism LLC c/o Warburg Pincus LLC 466 Lexington Avenue New York, New York 10017
Attention:	Sean D. Carney
Facsimile:	212-716-5040
with a copy to:
Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006
Attention:	Robert P. Davis, Esq. David Leinwand, Esq.
Facsimile:	212-225-3999
if to the Company:
Bausch & Lomb Incorporated One Bausch & Lomb Place Rochester, New York 14604
Attention:	Robert B. Stiles
Facsimile:	585-338-0418
with a copy to:
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Patricia A. Vlahakis, Esq. Joshua R. Cammaker, Esq.
Facsimile:	212-403-2000

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

        SECTION 8.06.    Governing Law.    This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and to be performed entirely within that State.

        SECTION 8.07.    Descriptive Headings.    The descriptive headings herein (including the Table of Contents) are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        SECTION 8.08.    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, including Section 5.08, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 5.07 and Section 7.04 (each of which provisions is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).

        SECTION 8.09.    Rules of Construction.    The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document. As used in this Agreement, the words "hereby," "herein," "hereinafter" and similar terms shall be deemed to refer to this Agreement in its entirety, rather than to any Article, Section, or other portion of this Agreement, and the word "including" shall be deemed to be followed by the phrase "without limitation." Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.

        SECTION 8.10.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

        SECTION 8.11.    Certain Definitions.    For purposes of this Agreement, the following terms shall have the following meanings:

        "Acceptable Confidentiality Agreement" means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

        "Affiliate" and "Associate" have the meanings given to such terms in Rule 12b-2 under the Exchange Act.

        "beneficial ownership" has the meaning given to such term in Rule 13d-3 under the Exchange Act. Phrases such as "beneficially own" or "own beneficially" have correlative meanings.

        "Business Day" has the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

        "Confidentiality Agreement" means the confidentiality agreement, dated as of August 25, 2006 (as amended through the date of this Agreement), by and between the Company and Warburg Pincus LLC.

        "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA, and (v) under corresponding or similar provisions of foreign Laws.

        "Delayed Filings" means the Company's Quarterly Report on Form 10-Q for the quarter ended on September 24, 2005, the Company's Quarterly Reports on Form 10Q for the quarters ended on April 1, July 1, and September 30, 2006, and the First Quarter 2007 10-Q.

        "Dissenting Share" means each Class B Share that is issued and outstanding immediately prior to the Effective Date as to which the holder thereof has properly exercised appraisal rights, if any, available under Section 910 of the NYBCL.

        "knowledge" of the Company means the actual knowledge of any of the persons set forth in Section 8.11 of the Company Disclosure Letter and "knowledge" of Parent means the actual knowledge of any of the officers of Parent.

        "Lien" means any mortgage, deed of trust, lien (statutory or other), pledge, security interest, claim, covenant, condition, restriction, option, right of first offer or refusal, charge, easement, right-of-way, encroachment, third party right or other encumbrance or title defect of any kind or nature.

        "Material Adverse Effect" means any event, change, effect, development, condition or occurrence that has, or would or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company timely to perform its obligations under and consummate the transactions contemplated by this Agreement; provided, that in the case of clause (a) only, Material Adverse Effect shall not be deemed to include any event, change, effect, development, condition or occurrence to the extent resulting from (a) changes in general economic conditions, changes affecting the securities or financial markets in general, or changes or developments in the industries in which the Company and its Subsidiaries operate unless such changes or developments have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which the Company or its Subsidiaries operate, or (b) public disclosure of the transactions contemplated hereby, (c) other than as a result of breach by the Company of the representations and warranties in Section 3.05, the Company's restatement of its historical consolidated financial statements for the fiscal years ended December 31, 2001, 2002, 2003, 2004 and 2005, and the matters referred to in the Company's reports on Form 12b-25 filed with the SEC on, respectively, November 3, 2005, March 17, May 11, August 8 and November 9, 2006, and March 1, 2007, and May 10, 2007, (d) the Company's failure to file in a timely manner its Annual Reports on Form 10-K for the fiscal years ended December 31, 2005, and December 30, 2006, or, except to the extent required pursuant to Section 5.03(c) hereof, the Delayed Filings, (e) the matters contained in the Company's 2006 10-K under Item 3. "Legal Proceedings" and in Note 19. "Other Matters" in the financial statements contained in the 2006 10-K (in each case, other than the first paragraph and the "General Litigation Statement" thereof, but including the description of the recent audit committee investigation of the Company's Spanish subsidiary) and similar disclosures contained in Note 17. "Commitments and Contingencies" to such financial statements and in Item 7, Recent Developments, Legal Matters, (f) the recall of the Company's MoistureLoc product, (g) an act of terrorism within or affecting the United States or any jurisdiction where a material amount of the Company's and its Subsidiaries' business or assets are located or any outbreak or material worsening of any war (whether declared or not declared) or similar hostilities involving the United States or such jurisdiction, in each case, occurring after the date of this Agreement or any natural disaster or similar calamity affecting the United States or such jurisdiction, except to the extent any of the foregoing causes any damage or destruction to or renders unusable any facility or property of the Company or any of its Subsidiaries, (h) any action of the Company or any of its Subsidiaries expressly required hereby or taken at the express request or with the express consent of Parent or Merger Sub, (i) any change in the market price or trading volume of securities of the Company in and of itself, provided that an event, change, effect, development, condition or occurrence causing or contributing to such change may be a Material Adverse Effect, subject to clauses (a) through (h), (j) and (k) of this paragraph (j) any failure by the Company to meet any internal projections or forecasts, provided that an event, change, effect, development, condition or occurrence causing or contributing to such failure may be a Material Adverse Effect, subject to clauses (a) through (i) and (k) of this paragraph, and (k) changes in any generally accepted accounting principles, tax laws or regulations or applicable accounting regulations or principles.

        "Outside Date" means December 31, 2007, provided, that if the Marketing Period has not ended on or prior to December 31, 2007, then the Outside Date shall be deemed to be February 8, 2008.

        "Permitted Liens" means (i) statutory liens securing payments not yet due, (ii) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iii) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company set forth in

Section 8.11 of the Company Disclosure Letter, (iv) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings, (v) mechanics', materialmen's or other Liens or security interests arising by operation of law that secure a liquidated amount that are being contested in good faith and by appropriate proceedings, (vi) any other Liens that would not have, individually or in the aggregate, a Material Adverse Effect, (vii) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations, and (viii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business.

        "Person" means any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization, including any Governmental Entity.

        "Plan" means each "employee benefit plan" as defined in Section 3(3) of ERISA, whether or not subject to ERISA, including each bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based or other employee benefit plan, program, policy, practice, arrangement, agreement, fund or commitment, and each employment, retention, consulting, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has any obligation to contribute, or with respect to which the Company or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of the Company or any of its Subsidiaries or to any beneficiary or dependent thereof; provided that "multiemployer plans" (within the meaning of Section 4001(a)(3) of ERISA), standard-form employment agreements outside the United States with notice periods of 180 days or less, and plans, programs, policies, or agreements required to be maintained by applicable Law shall not be considered Plans.

        "plan of merger" means a plan of merger within the meaning of Section 902 of the NYBCL.

        "Representatives" means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and its Subsidiaries.

        "Restricted Stock Units" means all units under the Company's Long-Term Equity Equivalent Accumulation Plan and all stock units or restricted stock units under the following plans: the 1990 Plan, the 2001 Plan, the 2003 Plan, the Company's Director Stock Unit Plan, and the Annual Retainer Stock Plan for Non-Employee Directors.

        "Subsidiary" means, when used with reference to a Person, any other Person (other than natural persons) of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such first Person.

        "Treasury Regulations" means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

WP PRISM LLC
By:	/s/ SEAN D. CARNEY Name: Sean D. Carney Title: Partner
WP PRISM MERGER SUB INC.
By:	/s/ SEAN D. CARNEY Name: Sean D. Carney Title: Partner
BAUSCH & LOMB INCORPORATED
By:	/s/ RONALD L. ZARRELLA Name: Ronald L. Zarrella Title: Chairman, Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX B

[Letterhead of Morgan Stanley & Co. Incorporated]

May 15, 2007

Board of Directors
Bausch & Lomb Incorporated
One Bausch & Lomb Place
Rochester, NY 14604-2701

Ladies and Gentlemen:

        We understand that Bausch & Lomb Incorporated (the "Company"), WP Prism LLC ("Prism") and WP Prism Merger Sub Inc., a wholly owned subsidiary of Prism ("Merger Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated May 15, 2007 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Prism and each outstanding share of (i) common stock, par value $0.40 per share, of the Company and (ii) Class B stock, par value $0.08 per share, of the Company (collectively, the "Company Common Stock"), other than shares held in treasury or held by Prism, Merger Sub or any subsidiary of Prism or the Company or as to which dissenting rights have been perfected, will be converted into the right to receive $65.00 in cash per share (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

        For purposes of the opinion set forth herein, we have:

  i)
  reviewed certain publicly available financial statements and other business and financial information of the Company;

  ii)
  reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

  iii)
  reviewed certain financial projections prepared by the management of the Company;

  iv)
  discussed the past and current operations and financial condition and the prospects of the Company, with senior executives of the Company;

  v)
  reviewed pending litigation and certain contingent liabilities of the Company with our counsel;

  vi)
  reviewed the reported prices and trading activity for the Company Common Stock;

  vii)
  compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and its securities;

  viii)
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  ix)
  participated in discussions and negotiations among representatives of the Company, Prism and their financial and legal advisors;

  x)
  reviewed draft commitment letters, to be dated May 16, 2007, to be received by Warburg Pincus LLC from Credit Suisse Securities (USA) LLC, JP Morgan Securities Inc., Banc of

    America LLC and Citigroup Global Markets Inc. (collectively, the "Debt Financing Commitment Letters");

  xi)
  reviewed draft commitment letters, to be dated May 16, 2007, to be received by Prism from Warburg Pincus Private Equity IX, L.P., Credit Suisse Management LLC, JP Morgan Ventures Corporation, BAS Capital Funding Corporation and Citigroup Global Markets Inc. (collectively, the "Equity Commitment Letters");

  xii)
  reviewed drafts of the Merger Agreement and certain related documents; and

  xiii)
  considered such other factors and performed such other analyses as we have deemed appropriate.

        We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company for the purposes of this opinion. With respect to the financial projections supplied to us or discussed with us, we have assumed they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement with no waiver, delay or amendment of any terms or conditions and that the financing of the Merger will be consummated in all material respects with the terms set forth in the Debt Financing Commitment Letters and the Equity Commitment Letters. We have assumed that in connection with the receipt of all the necessary governmental, regulatory and other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the Merger. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and veracity of assessments by such advisors to the Company with respect to such issues. We have also relied upon, without independent verification, the assessment by the management of the Company of (i) the timing and risks associated with the Merger and (ii) the validity of, and risks associated with, the Company's existing and future technologies, intellectual property, products, services and business models. We express no opinion as to the relative fairness of the Merger Consideration to holders of the different classes of the Company Common Stock. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving the Company or any of its assets, nor did we negotiate with any parties, other than Prism, with respect to the possible acquisition of the Company or certain of its constituent businesses.

        We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. In the past, Morgan Stanley & Co. Incorporated ("Morgan Stanley") and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by Warburg Pincus LLC. In addition, Morgan Stanley is a full service securities firm engaged in securities, commodities and currency trading, investment management and brokerage services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company or any other company or any currency or commodity that may be involved in this transaction.

        It is understood that this letter is for the information of the Special Committee of the Board of Directors and the Board of Directors of the Company and may not be disclosed or referred to publicly or used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety, if required by applicable law, in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting held in connection with the Merger.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By:	/s/ PETER N. CRNKOVICH Peter N. Crnkovich Managing Director

ANNEX C

SECTION 623 AND SECTION 910 OF THE NEW YORK BUSINESS CORPORATION LAW

Section 623—Procedure to enforce shareholder's right to receive payment for shares.

        (a)   A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

        (b)   Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

        (c)   Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

        (d)   A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

        (e)   Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

        (f)    At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

        (g)   Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

        (h)   The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

          (1)   The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

          (2)   If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

          (3)   All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

          (4)   The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

          (5)   The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

          (6)   The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

          (7)   Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following:

            (A)  that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay;

            (B)  that no offer or required advance payment was made by the corporation;

            (C)  that the corporation failed to institute the special proceeding within the period specified therefor; or

            (D)  that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

          (8)   Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

        (i)    Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

        (j)    No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

          (1)   Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

          (2)   Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

          (3)   The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

        (k)   The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

        (l)    Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

        (m)  This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

Section 910—Right of shareholder to receive payment for shares upon merger or consolidation, or sale, lease, exchange or other disposition of assets, or share exchange.

        (a)   A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

          (1)   Any shareholder entitled to vote who does not assent to the taking of an action specified in clauses (A), (B) and (C).

            (A)  Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available: (i) To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); or (ii) To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subclause (i), unless such merger effects one or more of the changes specified in subparagraph (b)(6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder; or (iii) Notwithstanding subclause (ii) of this clause, to a shareholder for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of merger or consolidation, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

            (B)  Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

            (C)  Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange or to a shareholder for the shares of any class or series of stock, which shares or depository receipt in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of exchange, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

          (2)   Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

          (3)   Any shareholder, not entitled to vote with respect to a plan of merger or consolidation to which the corporation is a party, whose shares will be cancelled or exchanged in the merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation.

The Board of Directors recommends a vote "FOR" Proposal 1.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Proposal to approve the Agreement and Plan of Merger, dated as of May 16, 2007, by and among Bausch & Lomb Incorporated, WP Prism LLC and WP Prism Merger Sub Inc., a wholly owned subsidiary of WP Prism LLC, as it may be amended from time to time (the "Agreement and Plan of Merger").	FOR ☐	AGAINST ☐	ABSTAIN ☐

WILL ATTEND
		If you plan to attend the Special Meeting, please mark the WILL ATTEND box.			☐

Signature	Signature	Dated	, 2007

Note: Please date and sign this proxy exactly as your name appears hereon. In the case of joint owners, each joint owner should sign. When signing in a fiduciary or representative capacity, please give your full title. If this proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.

^FOLD AND DETACH HERE^

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 p.m. New York City time the day prior to the special meeting day.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/bol Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

BAUSCH & LOMB INCORPORATED

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS [                        ], 2007

        The undersigned hereby appoints [                        ], and each of them with full power of substitution, for and in the name of the undersigned to vote all shares of Common Stock, par value $0.40 per share or Class B stock, par value $0.08 per share, of Bausch & Lomb Incorporated, a New York corporation, that the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders, to be held at [                        ], on [                        ], [                        ] at [            ], local time, and at any adjournment thereof, upon the matters described in the Notice of Special Meeting and Proxy Statement dated [            ], receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

This proxy is being solicited by the Board of Directors of Bausch & Lomb Incorporated. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

CONTINUED AND TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE

Address Change/Comments (mark the corresponding box on the reverse side)

^FOLD AND DETACH HERE^

You can now access your Bausch & Lomb account online.

Access your Bausch & Lomb Incorporated shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Bausch & Lomb Incorporated, now makes it easy and convenient to get current information on your shareholder account.

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QuickLinks

Merger Proposal – Your Vote Is Very Important
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD [ ], [ ], 2007
TABLE OF CONTENTS
SUMMARY
Summary Term Sheet
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
THE PARTIES TO THE MERGER AGREEMENT
THE SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT
MARKET PRICES OF THE COMPANY COMMON STOCK
RIGHTS OF DISSENTING SHAREHOLDERS
BENEFICIAL OWNERSHIP OF COMPANY SHARES
SHAREHOLDER PROPOSALS
OTHER MATTERS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
TABLE OF CONTENTS
Glossary of Defined Terms
AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE I THE MERGER
ARTICLE II PAYMENT FOR SHARES; EQUITY AWARDS
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE V COVENANTS
ARTICLE VI CONDITIONS TO CONSUMMATION OF THE MERGER
ARTICLE VII TERMINATION; AMENDMENT; WAIVER
ARTICLE VIII MISCELLANEOUS